As filed with the Securities and Exchange Commission on December 15, 2000
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-4

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

NEXTEL INTERNATIONAL, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or other jurisdiction of incorporation or organization)	4812 (Primary Standard Industrial Classification Code Number)	91-1671412 (I.R.S. Employer Identification Number)

10700 Parkridge Boulevard, Suite 600, Reston, Virginia 20191

(703) 433-4000
(Address, including zip code, and telephone number, including area code, of Registrants’ principal executive offices)

Robert J. Gilker, Esq.

Vice President and General Counsel
Nextel International, Inc.
10700 Parkridge Boulevard
Suite 600
Reston, Virginia 20191
(703) 433-4000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Lisa A. Stater, Esq.
Jones, Day, Reavis & Pogue
3500 SunTrust Plaza
303 Peachtree Street
Atlanta, Georgia 30308
(404) 521-3939

Approximate date of commencement of proposed sale to the public:

As soon as practicable following the effective date of this Registration Statement.

     If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per unit	Proposed maximum aggregate offering price	Amount of registration fee

12 3/4% Senior Serial Notes Due 2010	$650,000,000(1)	$333.33(2)	$216,666,667(2)	$57,200(3)

(1)	Represents the maximum principal amount at maturity of 12 3/4% Senior Serial Notes Due 2010 that may be issued pursuant to the exchange offer described in this registration statement.
(2)	Represents one-third of the $1,000 principal amount at maturity per unit of the outstanding 12 3/4% Senior Serial Notes due 2010 to be tendered to the registrant, which has an accumulated deficit, in exchange for the notes registered under this registration statement.
(3)	Pursuant to Rule 457(f)(2) under the Securities Act of 1933, the registration fee is calculated as follows: the product of 0.000264 and $216,666,667, one third of the principal amount at maturity of the outstanding notes that may be tendered to the registrant, which had an accumulated deficit, in exchange for the notes registered under this registration statement.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT WILL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

The information in this prospectus is not complete and may be changed. We may not sell or offer these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

      Subject to Completion, Dated December 15, 2000

Prospectus

$650,000,000

Offer to Exchange

All Outstanding 12 3/4% Senior Serial Notes Due 2010
for 12 3/4% Senior Serial Notes Due 2010
of
Nextel International, Inc.

This Exchange Offer Will Expire at 5:00 p.m.,

Eastern Time, on               , 2001.

The Registered Notes

•	The terms of the notes to be issued are substantially identical to the outstanding notes that we issued on August 1, 2000, except for transfer restrictions, registration rights and liquidated damages provisions relating to the outstanding notes that will not apply to the offered notes.

•	Interest on the exchange notes accrues at the rate of 12.75% per year, payable in cash every six months on February 1 and August 1, with the first payment on February 1, 2001.

•	The notes are senior, unsecured obligations and will rank equally with all of our other unsecured and unsubordinated obligations.

The Exchange Offer

•	The exchange offer expires at 5:00 p.m., Eastern time, on , 2001, unless extended.

•	The exchange offer is subject to conditions, which we may waive.

•	You may withdraw your tender of outstanding notes at any time before the expiration of the exchange offer.

•	All outstanding notes that are validly tendered and not validly withdrawn will be exchanged for an equal principal amount of notes that are registered under the Securities Act of 1933.

•	We will not receive any cash proceeds from the exchange offer.

      Please consider carefully the “Risk Factors” beginning on page 10 of this prospectus.

      Neither the Securities and Exchange Commission nor any state securities commission has approved the notes to be distributed in the exchange offer, nor have any of these organizations determined that this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is           , 2000.

I. Summary
A. Nextel International
B. Use of Proceeds
C. The Exchange Offer
D. The Exchange Notes
E. Risk Factors
F. Summary Consolidated Financial Information
II. Risk Factors
A. Risk Factors Relating to Nextel International
B. Risk Factors Relating to the Notes
III. Forward-Looking Statements
IV. Use Of Proceeds
V. Selected Consolidated Historical Financial Information
VI. Management’s Discussion and Analysis of Financial Condition and Results of Operations
A. Results of Operations
B. Liquidity and Capital Resources
C. Future Capital Needs and Resources
D. Effect of New Accounting Standards
E. Quantitative and Qualitative Disclosures About Market Risk
VII. Business
A. Overview
B. Business Strategy
C. Recent Developments
D. Wireless Technology
E. Spectrum Position
F. Network Implementation, Design and Construction
G. International Roaming Services
H. Markets
I. Marketing
J. Competition
K. Regulation
L. Foreign Currency Controls and Dividends
M. Operating Company Ownership
N. Operating Companies
O. Employees
P. Properties
Q. Legal Proceedings
VIII. Management
A. Executive Officers and Directors
B. Other Key Senior Management
C. Committees of the Board of Directors
D. Compensation of Executive Officers
E. Option Grants in Fiscal Year 1999
F. Option Exercises in Fiscal Year 1999 and Year-End Option Values
G. Employment Agreements
H. Compensation Committee Interlocks and Insider Participation
I. Compensation of Directors
J. Equity Incentive Plans
IX. Principal Stockholders
X. Certain Relationships and Related Transactions
A. Tax Sharing Agreement with Nextel Communications
B. Overhead Services Agreement with Nextel Communications
C. Right of First Opportunity Agreement with Nextel Communications
D. Transactions with Nextel Communications
E. Motorola Relationships
XI. The Exchange Offer
A. Purpose and Effect of the Exchange Offer
B. Resale of the Exchange Notes
C. Terms of the Exchange Offer
D. Expiration Date; Extensions; Amendments
E. Conditions
F. Procedures for Tendering
G. Book-Entry Transfer
H. Guaranteed Delivery Procedures
I. Withdrawal of Tenders
J. Termination of Registration Rights
K. Exchange Agent
L. Fees and Expenses
M. Consequences of Failure to Exchange
N. Accounting Treatment
XII. Description Of The Notes
A. Glossary
B. General
C. Optional Redemption
D. Ranking
E. Covenants
F. Events of Default
G. Consolidation, Merger and Sale of Assets
H. Defeasance
I. Modification and Waiver
J. No Personal Liability of Incorporators, Stockholders, Officers, Directors, or Employees
K. Concerning the Trustee
L. Book-Entry; Delivery and Form
XIII. Description of Other Indebtedness
A. 12.125% Senior Discount Notes
B. 13.0% Senior Discount Notes
C. International Motorola Equipment Financing Facility
D. Incremental Term Loans for Nextel International
E. Brazil Motorola Equipment Financing
F. Argentina Credit Facility
XIV. United States Federal Tax Considerations
A. Exchange Offer
B. Ownership and Disposition of Notes by Non-U.S. Holders
C. Backup Withholding and Information Reporting
XV. Plan Of Distribution
XVI. Legal Matters
XVII. Experts
XVIII. Where You Can Find More Information
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS AND FINANCIAL STATEMENT SCHEDULES
First Supplemental Indenture 13% Note due 2007
First Supplemental Indenture 12.125% Notes 2008
First Supplemental Indenture 12.75% Notes due 2010
Form of Opinion Regarding Validity
Form of Opinion Regarding Certain Tax Matters
Statement Regarding Computation of Earnings
EX-23.2 CONSENT OF DELOITTE & TOUCHE LLP
Power of Attorney
Statement of Eligibility
Letter of Transmittal
Notice of Guaranteed Delivery

i

ii

		PAGE

XVI.	Legal Matters	154

XVII.	Experts	154

XVIII.	Where You Can Find More Information	154

Index to Consolidated Financial Statements and Financial Statement Schedules		F-1

iii

I.  Summary

      The following summary highlights basic information about us and the exchange offer, but does not contain all information important to you. You should read the more detailed information and consolidated financial statements and the related notes appearing elsewhere in this prospectus and rely only on the information included in this prospectus.

  A.  Nextel International

      We provide wireless communications services targeted at meeting the needs of business customers in selected international markets. We are designing our digital mobile networks to support multiple wireless services, including:

•	digital mobile telephone service;

•	Nextel Direct Connect® service, which allows users to contact co-workers instantly, on a private one-to-one call or on a one-to-many group call, without interconnecting to the public switched telephone network;

•	advanced calling features, such as three-way calling, voicemail and call forwarding;

•	international roaming capabilities; and

•	paging and short-text messaging.

In addition, we plan to offer users access to digital two-way mobile data and Internet connectivity services in the future.

      Our principal operations are in major business centers and related transportation corridors of Brazil, Mexico, Argentina and Peru. We have recently expanded our wireless coverage in Latin America by purchasing companies with analog specialized mobile radio licenses in Chile. In addition to our wholly owned Latin American operations, we own a 51.1% interest in a digital mobile services provider in the Philippines and minority interests in digital mobile services providers in Japan (32.1%) and Canada (4.8%). We refer to all of these companies as our operating companies.

      Our operating companies have licenses in markets that cover about 390 million people, of which about 157 million are in Latin America. Through our operating companies, we currently provide integrated digital mobile services in the five largest cities in Latin America and two of the ten largest cities in Asia. As of September 30, 2000, our operating companies had a total of about 1,418,900 digital handsets in service. Our proportionate share, based on our percentage equity ownership interest of these operating companies at that date, was about 740,400 digital handsets in service. We believe, based on the magnitude of our license holdings and our subscriber base, that we currently are the largest digital enhanced specialized mobile radio provider in Latin America.

      We have been operating for a relatively short time and are still in the process of building, enhancing and expanding our networks. To fund these activities, we have incurred substantial indebtedness. At September 30, 2000, we had about $2,447.6 million of outstanding long-term debt. Further, we anticipate that we will need substantial additional financing in the future. We have incurred losses since inception and expect losses to continue as we further expand and enhance our digital mobile networks and add subscribers.

      We use a single transmission technology to provide our digital mobile services called integrated digital enhanced network, or iDEN®, developed by Motorola, Inc. This technology allows us to use our spectrum more efficiently and offer multiple wireless services integrated on one digital handset.

      Our customers may roam throughout the markets we currently serve except Japan, and may roam throughout the markets of our parent, Nextel Communications, Inc., and its affiliates that also use compatible iDEN technology in the United States. To further enhance our roaming services, during the second quarter of 2000, we launched Nextel WorldwideSM with the introduction of the i2000™ digital handset. The i2000, manufactured by Motorola, operates on both compatible iDEN networks as well as networks using specified Global System for Mobile Communications, or GSM, technologies. This service allows our customers to roam internationally when traveling between our markets and other cities or countries in which compatible iDEN or GSM networks are operating and which are covered by our roaming arrangements. We currently have about 85 roaming agreements with operators of compatible networks in about 50 countries and territories.

Business Strategy

      Our principal objective is to become the leading provider of integrated digital mobile services to business customers in selected international markets. We believe we will distinguish ourselves from our competitors and compete successfully by:

•	Focusing on major business centers in emerging markets;

•	Providing a differentiated package of wireless services;

•	Targeting business customers;

•	Expanding and strengthening our geographic service areas;

•	Offering international roaming; and

•	Leveraging our relationship with Nextel Communications.

      Our principal executive office is located at 10700 Parkridge Boulevard, Suite 600, Reston, Virginia 20191. Our telephone number is (703) 433-4000.

  B.  Use of Proceeds

      We will not receive any cash proceeds from the exchange offer.

  C.  The Exchange Offer

The Exchange Offer	We are offering to exchange $650,000,000 in principal amount of our 12 3/4% senior serial notes due 2010, which have been registered under the federal securities laws, for $650,000,000 principal amount of our outstanding unregistered 12 3/4% senior serial notes due 2010 that we issued on August 1, 2000 in a private placement. You have the right to exchange your outstanding notes for an equal principal amount of exchange notes with substantially identical terms.

In order for your outstanding notes to be exchanged, you must properly tender them before the expiration of the exchange offer. All outstanding notes that are validly tendered and not validly withdrawn before the expiration of the exchange offer will be exchanged.

We will issue the exchange notes on or promptly after the expiration of the exchange offer.

Registration Rights Agreement	At the time we initially sold the outstanding notes, we signed a registration rights agreement with the placement agents that requires us to conduct this exchange offer. This exchange offer is intended to satisfy those rights set forth in the registration rights agreement. After the exchange offer is complete, you will no longer be entitled to registration rights with respect to outstanding notes that you do not exchange.

If You Do Not Exchange Your Outstanding Notes	If you do not exchange your outstanding notes for exchange notes in the exchange offer, you will continue to be subject to the restrictions on transfer provided in the outstanding notes and the indenture governing the notes. In general, you may not offer or sell your outstanding notes unless the offer or sale is registered under the federal securities laws or unless those notes are sold in a transaction exempt from or not subject to the registration requirements of federal securities laws and applicable state securities laws.

Expiration Date	The exchange offer will expire at 5:00 p.m., Eastern time, on , 2001 unless we decide to extend the expiration date.

Conditions to the Exchange Offer	The exchange offer is subject to conditions, which we may waive. The exchange offer is not conditioned upon any minimum amount of outstanding notes being tendered for exchange.

We reserve the right, subject to applicable law, at any time and from time to time:

• to delay the acceptance of the outstanding notes;

• to terminate the exchange offer if specified conditions have not been satisfied;

• to extend the expiration date of the exchange offer and retain all tendered outstanding notes, subject to the right of tendering holders to withdraw their tender of outstanding notes; and

• to waive any condition or otherwise amend the terms of the exchange offer in any respect.

Procedures for Tendering Outstanding Notes	If you wish to tender your outstanding notes for exchange, you must:

• complete and sign the enclosed letter of transmittal by following the related instructions; and

• send the letter of transmittal and any other required documents, as directed in the instructions, to the exchange agent, either (1) with the outstanding notes to be tendered or (2) in compliance with the specified procedures for guaranteed delivery of the outstanding notes.

Brokers, dealers, commercial banks, trust companies and other nominees may also effect tenders by book-entry transfer.

Please do not send your letter of transmittal or certificates representing your outstanding notes to us. Those documents should only be sent to the exchange agent. Questions regarding how to tender and requests for information should be directed to the exchange agent.

Special Procedures for Beneficial Owners	If your outstanding notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, we urge you to contact that person promptly if you wish to tender your outstanding notes in the exchange offer.

Withdrawal Rights	You may withdraw your tender of outstanding notes at any time before the expiration date of the exchange offer by delivering a written notice of your withdrawal to the exchange agent. You must also follow the withdrawal procedures that are described under “XI. The Exchange Offer — I. Withdrawal of Tenders.”

Resales of Exchange Notes	We believe that you will be able to offer for resale, resell or otherwise transfer exchange notes issued in the exchange offer without compliance with the registration and prospectus delivery provisions of the federal securities laws, provided that:

• you are acquiring the exchange notes in the ordinary course of business;

• you are not participating, and have no arrangement or understanding with any person to participate, in the distribution of the exchange notes; and

• you are not our affiliate. An affiliate of Nextel International is a person that “controls or is controlled by or is under common control with” us.

Our belief is based on interpretations by the Staff of the Securities and Exchange Commission, as set forth in no-action letters issued to third parties unrelated to us. The Staff has not considered this exchange offer in the context of a no-action letter, and we cannot assure you that the Staff would make a similar determination with respect to this exchange offer.

If our belief is not accurate and you transfer an exchange note without delivering a prospectus meeting the requirements of the federal securities laws or without an exemption from these laws, you may incur liability under the federal securities laws. We do not and will not assume, or indemnify you against, this liability.

Each broker-dealer that receives exchange notes for its own account in exchange for outstanding notes that were acquired by that broker-dealer as a result of market-making or other trading activities must agree to deliver a prospectus meeting the requirements of the federal securities laws in connection with any resale of the exchange notes by that broker-dealer.

Exchange Agent	The exchange agent for this exchange offer is The Bank of New York. The address, telephone number and facsimile number of the exchange agent are listed in “XI. The Exchange Offer — K. Exchange Agent” and in the letter of transmittal.

      See “XI. The Exchange Offer” for more detailed information about the exchange offer.

  D.  The Exchange Notes

Exchange Notes	$650,000,000 aggregate principal amount of Nextel International’s 12 3/4% senior serial notes due 2010.

Maturity	August 1, 2010.

Interest	Interest will be payable in cash on February 1 and August 1 of every year, beginning on February 1, 2001.

Optional Redemption	We may redeem any of the notes beginning on August 1, 2005. The initial redemption price is 106.375% of their principal amount, plus accrued interest. The redemption price will decline each year after 2005 and will be 100% of their principal amount, plus accrued interest, beginning on August 1, 2008.

In addition, before August 1, 2003, we may redeem up to 35% of the aggregate principal amount of outstanding notes with the proceeds of sales of specified kinds of our capital stock at 112.750% of their principal amount, plus accrued interest on the redemption date. We may make this redemption only if, after the redemption, at least $422.5 million aggregate principal amount of notes remains outstanding.

Change of Control	Upon a change of control, as defined later in this prospectus, we will be required to make an offer to repurchase the notes at a price equal to 101% of the principal amount of the notes, plus accrued interest.

Ranking	The notes will rank equally with our other unsubordinated unsecured indebtedness. The notes will be junior to all of our secured indebtedness and all existing and future liabilities, including trade payables, of our subsidiaries and affiliates. At September 30, 2000, we had $2,447.6 million of long-term indebtedness, of which $495.0 million was secured indebtedness, including $240.9 million of secured indebtedness of our consolidated subsidiaries. Our consolidated subsidiaries had other liabilities of $290.2 million at that date, excluding deferred taxes.

Covenants	The terms of the notes limit our ability and the ability of our specified subsidiaries and affiliates to:

•	incur additional indebtedness;

•	create liens;

•	engage in sale-leaseback transactions;

•	pay dividends or make distributions in respect of capital stock;

•	redeem capital stock;

•	issue guarantees of indebtedness;

•	make investments or other specified restricted payments;

•	sell assets;

•	issue or sell stock;

•	enter into transactions with stockholders or affiliates; or

•	effect a consolidation or merger.

Requisite Consent of Holders for Modifications and Amendments to the Indenture	Except for some amendments to the indenture which expressly require the consent of each holder of the notes affected by the amendment or the consent of holders representing a majority of the aggregate principal amount of notes, the indenture provides that all other amendments to the indenture, including amendments to the restrictive covenants, requiring the consent of holders of the notes may be made with the consent of holders representing either:

•	a majority of the aggregate principal amount of notes; or

•	a majority of the aggregate principal amount of notes, our senior discount notes due 2007 and our senior discount notes due 2008, referred to collectively as the prior notes, and any other issue of unsubordinated, unsecured notes issued by us in the future, if those other notes require the consent of the holders of the prior notes and provide that the holders of those other notes will vote with the holders of the prior notes with respect to the proposed action.

      See “XII. Description of the Notes” for more detailed information concerning the notes.

  E.  Risk Factors

      See “II. Risk Factors” immediately following this summary for a discussion of risks relating to us, our business and an investment in the notes.

  F.  Summary Consolidated Financial Information

      The financial information presented below for the years ended December 31, 1997, 1998 and 1999 has been derived from our audited consolidated financial statements. The financial information as of September 30, 2000 and for the nine months ended September 30, 1999 and 2000 has been derived from our unaudited condensed consolidated financial statements. This information reflects all adjustments necessary for the fair presentation of this information. All adjustments made were normal recurring accruals. You should not expect the results of operations of interim periods to be an indication of results for a full year. This information is only a summary and should be read together with our consolidated historical financial statements appearing elsewhere in this prospectus.

      Acquisitions. Our results were affected by business combinations, acquisitions and investments. Additional information regarding acquisition and investment activity during 1997, 1998 and 1999 can be found in notes 2, 3 and 15 to the audited consolidated financial statements appearing elsewhere in this prospectus. Additional information regarding acquisition and investment activity for the nine months ended September 30, 2000 can be found in note 2 to the unaudited condensed consolidated financial statements appearing elsewhere in this prospectus.

      Other Income (Expense), Net. Other income (expense), net consists primarily of foreign currency transaction losses, of which $57.1 million in the nine months ended September 30, 1999 and $57.0 million in the year ended December 31, 1999 relate to losses associated with the devaluation of the Brazilian real.

      Stock Splits. The weighted average number of common shares outstanding reflects a 100,000-for-1 common stock split effective March 6, 1997, a 3.65-for-1 common stock split effective August 25, 1997, a 4-for-1 common stock split effective June 20, 2000 and a 3-for-2 common stock split effective October 23, 2000. Information presented throughout this prospectus has been adjusted to reflect these stock splits.

      Income Tax Benefit (Provision). We recognized an income tax benefit during 1998 of $22.4 million related to net operating losses of our subsidiaries in Brazil, Mexico and Argentina. Changes in tax legislation in Argentina and Mexico, and depletion of temporary differences in Brazil, have contributed to the decrease in the income tax benefit for 1999 for those operating companies. Additionally, we are precluded from recognizing any income tax benefits associated with U.S. net operating losses until it is more likely than not that we will generate taxable income during periods before the expiration of our accumulated net operating losses.

      EBITDA As Adjusted. EBITDA as adjusted consists of loss before income tax benefit (provision), interest expense, interest income, depreciation and amortization, equity in losses of unconsolidated affiliates, other income (expense), net and minority interest in losses of subsidiaries. EBITDA is not a measurement under accounting principles generally accepted in the United States and may not be similar to EBITDA measures of other companies. This information is provided because it is commonly used in the telecommunications industry as a measure of a company’s historical ability to service its debt and to fund capital expenditures. However, EBITDA should not be viewed as an alternative to other measurements as determined under generally accepted accounting principles, including but not limited to:

•	operating loss, as an indicator of our operating performance; and

•	cash flows from operating, investing and financing activities, as a measure of our liquidity or our ability to meet our cash needs.

      Ratio of Earnings to Fixed Charges. For the purpose of computing the ratio of earnings to fixed charges, earnings consist of loss before income tax (provision) benefit plus fixed charges less capitalized interest, equity in losses of unconsolidated affiliates and minority interest in losses of subsidiaries. Fixed charges consist of:

•	interest on all indebtedness, amortization of deferred financing costs and amortization of original issue discount; and

•	the portion of rental expense that we believe is representative of interest.

      The deficiency of earnings to cover fixed charges for the year ended December 31, 1997 was $73.4 million; for the year ended December 31, 1998 was $288.2 million; for the year ended

December 31, 1999 was $518.4 million; for the nine months ended September 30, 1999 was $399.3 million; and for the nine months ended September 30, 2000 was $367.0 million.

				Nine months ended
	Year ended December 31,			September 30,

	1997	1998	1999	1999	2000

	(in thousands, except per share data)

Consolidated Statement of Operations Data:

Operating revenues	$13,015	$42,488	$104,528	$69,105	$197,158

Cost of revenues	7,424	20,085	40,999	29,503	52,069

Selling, general and administrative	26,768	143,098	226,379	167,803	245,415

Depreciation and amortization	18,381	56,039	108,091	80,695	102,420

Operating loss	(39,558)	(176,734)	(270,941)	(208,896)	(202,746)

Interest expense	(56,583)	(106,824)	(179,604)	(127,676)	(176,677)

Interest income	19,666	16,655	8,442	5,283	14,760

Equity in losses of unconsolidated affiliates	(11,401)	(12,193)	(31,469)	(20,819)	(30,573)

Other income (expense), net	5,561	2,472	(65,905)	(61,956)	8,962

Minority interest in losses of subsidiaries	2,085	17,131	19,314	16,561	6,504

Loss before income tax benefit (provision)	(80,230)	(259,493)	(520,163)	(397,503)	(379,770)

Income tax benefit (provision)	6,282	22,358	17	(224)	1,002

Net loss	(73,948)	(237,135)	(520,146)	(397,727)	(378,768)

Accretion of series A redeemable preferred stock to value of liquidation preference	—	—	—	—	(61,334)

Loss attributable to common stockholders	$(73,948)	$(237,135)	$(520,146)	$(397,727)	$(440,102)

Loss per share attributable to common stockholders, basic and diluted	$(0.34)	$(1.08)	$(2.37)	$(1.81)	$(1.83)

Weighted average number of common shares outstanding	219,000	219,021	219,359	219,219	240,868

Selected Financial Data:

Cash flows used in operating activities	$(16,464)	$(176,961)	$(163,831)	$(138,314)	$(92,120)

Cash flows used in investing activities	(389,153)	(402,902)	(185,315)	(142,907)	(668,749)

Cash flows provided by financing activities	512,378	542,225	344,605	255,279	1,139,883

EBITDA as adjusted	(21,177)	(120,695)	(162,850)	(128,201)	(100,326)

Ratio of earnings to fixed charges	—	—	—	—	—

Selected Operating Data:

Total digital handsets in service, at end of period	—	619	1,245	1,011	1,419

Proportionate digital handsets in service, at end of period	—	167	404	319	740

September 30, 2000

(in thousands)

Consolidated Balance Sheet Data:

Cash, cash equivalents and short-term investments, including restricted portion of $16,723	$601,990

Property, plant and equipment, net	928,213

Intangible assets, net	769,077

Total assets	2,974,574

Long-term debt, including current portion of $78,663	2,447,578

Stockholders’ (deficit) equity	(31,917)

II.  Risk Factors

      You should carefully consider the risks described below, as well as all the other information in this prospectus—including our consolidated financial statements and related notes— before making an investment decision.

A.	Risk Factors Relating to Nextel International

1.	We have a history of net losses, and we expect losses to continue for several years.

      We have never been profitable, and we have had negative EBITDA since we began operations. If we cannot achieve profitability or positive cash flow, we may not be able to meet our debt service, working capital or other cash needs, including payments of principal and interest on the notes. We expect that losses will continue for the next several years as we build, expand and enhance our digital mobile networks. We do not know when, if ever, our cash flows from operations will support our growth and continued operations. Our accumulated deficit was about $860.0 million at December 31, 1999, and about $1,238.7 million at September 30, 2000. For the nine months ended September 30, 2000, we had negative EBITDA of $100.3 million and our earnings were insufficient to cover our fixed charges by $367.0 million.

     2.  We have a short operating history, which makes it difficult for you to evaluate our business and the risks of investing in our common stock.

      Because limited historical information is available on our operations, it will be difficult for you to evaluate our business. Additionally, if we acquire or start operations in new markets, any of these new operations may have little or no operating history. Our prospects, therefore, must be considered in light of the risks, expenses, uncertainties and obstacles of establishing a new business in a rapidly changing industry such as wireless telecommunications, especially in our international markets.

3.	If we cannot obtain additional funds when needed, we will not be able to implement our business plan.

      Based on our assessment of the business activity and related cash needs of our operating companies, with our available cash on hand and assuming the continued availability of borrowings under our existing financing agreements, we believe that we will have adequate funding to continue our operations only through the first quarter of 2001. We may not be able to raise additional financing when needed, on acceptable terms or at all. We will be required to curtail our operations and our expansion plans unless we can obtain substantial amounts of financing over the next several years. Curtailing our operations could affect our ability to service and to repay our debt, including the notes.

      Our ability to access additional funds may be limited by:

•	the terms of our existing financing agreements, including restrictive covenants;

•	general market conditions in the U.S. and in our international markets that may adversely affect the availability or cost of capital;

•	volatility in the economies of Latin America and Asia, or in the local markets in which we operate, which may make lenders less likely to extend credit to our operating companies;

•	our high level of indebtedness, which may affect our attractiveness as a potential borrower; and

•	the market’s perception of our performance in each of our markets.

      Other than our existing debt financing arrangements, we have no legally binding commitments or agreements with any third parties to obtain additional debt or equity financing. In the past, we have relied upon capital contributions from our parent, Nextel Communications, but it is not obligated to provide any additional funds to us.

4.	Our high level of indebtedness may limit our financial flexibility and our ability to react to changing market conditions.

      Our high level of indebtedness could limit our ability to:

•	obtain additional financing;

•	use operating cash flow in other areas of our business, because we must dedicate a substantial portion of these funds to make cash interest payments and fund required principal payments on our debt; and

•	compete with others in our industry who are not as highly leveraged.

      At September 30, 2000, we had about $2,447.6 million of outstanding long-term debt. Furthermore, subject to restrictions contained in the agreements governing our outstanding debt, we anticipate that we and our consolidated operating companies will incur substantial additional indebtedness in the future in connection with the future build-out, expansion and enhancement of our digital mobile networks and funding cash flow deficits. As we incur additional debt, our leverage and debt service obligations will increase, and our financial and operating flexibility may be further limited.

5.	Our existing financing agreements contain covenants that limit how we conduct our business, which may affect our ability to grow as planned.

      As a result of restrictions contained in our financing agreements, we may be unable to raise additional financing, compete effectively or take advantage of new business opportunities. This may affect our ability to generate revenues and profits. The indentures governing our outstanding senior notes contain covenants that limit how we conduct business by restricting our ability to:

•	incur or guarantee additional indebtedness;

•	pay dividends and make other distributions;

•	prepay subordinated indebtedness;

•	make investments and other restricted payments;

•	enter into sale and leaseback transactions;

•	create liens;

•	sell assets; and

•	engage in transactions with affiliates.

      Our other financing agreements contain, and any future financing agreements are expected to contain, similar or more restrictive covenants, as well as other covenants that will require us to maintain specified financial ratios and satisfy financial tests.

6.	Our failure to comply with covenants and restrictions in our financing agreements could lead to a default under our financing agreements, which could cause that and other debt to become immediately payable.

      Our failure to comply with the covenants and restrictions contained in our indentures and other financing agreements could lead to a default under the terms of these agreements. If a default occurs, the other parties to these agreements could declare all amounts borrowed to become due and payable. This, in turn, could cause amounts borrowed under other instruments to become due and payable. In addition, lenders under any future financing agreements could terminate their commitments to lend to us. If that occurs, we may not be able to make payments on our indebtedness, meet our working capital and capital expenditure requirements or find additional alternative financing. Even if we could obtain additional alternative financing, it may not be on terms acceptable to us. In anticipation of our non-compliance with financial covenants under some of our financing agreements, we have in the past notified the lenders and obtained waivers and amended covenants. We may not be able to remain in compliance with the covenants in our financing agreements in the future and, if we fail to do so, we may not be able to obtain waivers from the lenders or amend the covenants as we have in the past.

7.	Government regulations determine how we operate in various countries, which could limit our growth and strategy plans.

      In each market in which we operate, one or more regulatory entities regulate the licensing, construction, acquisition, ownership and operation of our wireless communications systems. Adoption of new regulations, changes in the current telecommunications laws or regulations or changes in the manner in which they are interpreted or applied could adversely affect our operations. Because of the uncertainty as to the interpretation of regulations in some countries in which we operate, we may not always be able to provide the services we have planned in each market. In some markets, we are unable, or have limitations on our ability, to offer some services, such as interconnection to other telecommunications networks and participation in calling party pays programs. Further, the regulatory schemes in the countries in which we operate allow third parties, including our competitors, to challenge our actions. It is possible that, in the future, we may face additional regulatory prohibitions or limitations on our services. Inability to provide planned services could make it more difficult for us to compete in the affected markets. Further, some countries in which we conduct business impose foreign ownership limitations upon telecommunications companies. These issues affect our ability to operate in each of our markets, and therefore impact our growth and strategy plans. We have provided a detailed description of the regulatory environment in each of the countries, except Canada, in which our operating companies conduct business under the “Regulatory and Legal Overview” discussion for each operating company under “VII. Business — N. Operating Companies.”

8.	If our licenses to provide mobile services are not renewed, or are modified or revoked, our business and ability to grow may be restricted.

      Wireless communications licenses and spectrum allocations are subject to ongoing review and, in some cases, to modification or early termination for failure to comply with applicable regulations. If our operating companies fail to comply with the terms of their licenses and other regulatory requirements, including installation deadlines and minimum loading or service availability requirements, their licenses could be revoked. Further, compliance with these requirements is a condition for eligibility for license renewal. Most of our wireless communications licenses have fixed terms and are not renewed automatically. Because governmental authorities have discretion as to the grant or renewal of licenses, our licenses may not be renewed or, if renewed, renewal may not be on acceptable economic terms. For example, under existing regulations, our licenses in Brazil and Peru are renewable once, but no regulations presently exist regarding how or whether additional renewals will be granted.

9.	If we are not able to compete effectively in the highly competitive wireless communications industry, our future growth and operating results will suffer.

      Our success will depend on the ability of our operating companies to compete effectively with other communications services providers, including wireline companies and other wireless communications companies, in the markets in which they operate.

a.	Some of our competitors are financially stronger than we are, which may limit our ability to compete based on price.

      Because of their resources, some of our competitors may be able to offer services to customers at prices that are below the prices that our operating companies can offer for comparable services. As a result, if we cannot compete effectively based on the price of our service offerings, our revenues may be adversely affected. For example, many of our competitors are well-established companies that have:

•	substantially greater financial and marketing resources;

•	larger customer bases;

•	better name recognition;

•	bundled service offerings;

•	larger spectrum positions; and

•	larger coverage areas than those of our operating companies.

Further, significant price competition could negatively impact our operating results and our ability to attract and retain customers. In addition, we anticipate that our operating companies will face future market pressure to reduce the prices charged for their products and services over the next few years because of increased competition in our markets.

b.	Our operating companies may face disadvantages when competing against government-owned or affiliated telecommunications companies and wireline monopoly operators.

      In some markets, our operating companies may not be able to compete effectively against an incumbent government-owned telecommunications company, or a formerly government-owned company in which the government may or may not retain a significant interest. Our operating companies may be at a competitive disadvantage in these markets because government-owned or affiliated competitors may have:

•	close ties with national regulatory authorities;

•	control over connections to local telephone lines; or

•	the ability to subsidize competitive services with revenues generated from services they provide on a monopoly basis.

      To the extent government-owned wireline companies are privatized or join with an established foreign telecommunications partner, competition from these companies may increase due to infusions of capital and managerial and technical talent. These companies may also continue to enjoy the legacy of their pre-privatization privileges. Our operating companies may encounter obstacles and setbacks if local governments adopt policies favoring these competitors or otherwise afford them preferential treatment.

      In some markets, our operating companies compete against an incumbent monopoly wireline company in the provision of some services. In most of these markets, the monopoly wireline provider is also a wireless operator competing directly with the wireless operations of our operating companies. Often, the monopoly provider enjoys competitive advantages similar to the advantages described above that government-owned and affiliated providers may enjoy. As a result, our operating companies may be at a competitive disadvantage to monopoly providers, particularly as our operating companies seek to offer new telecommunications services.

c.	Our coverage is not as extensive as those of other wireless service providers in our markets, which may limit our ability to attract and retain customers.

      Since our digital mobile networks do not offer nationwide coverage in the countries in which we operate and our technology limits our potential roaming partners, we may not be able to compete effectively with cellular and personal communications services providers in our markets. Many of the cellular and personal communications services providers in our markets have entered into roaming agreements with each other, which permit these providers to offer coverage to their subscribers in each other’s markets. The iDEN technology that we deploy is not compatible with other wireless technologies such as digital cellular or personal communications services technologies or with other iDEN networks not operating in the 800 MHz spectrum. As a result, with the exception of GSM 900 MHz systems, we cannot enter into roaming agreements with the operators of these other networks. Although the i2000 digital handset is compatible with both iDEN 800 MHz and GSM 900 MHz systems, our customers will not be able to roam on other iDEN 800 MHz or GSM 900 MHz systems where we do not have a roaming agreement. As a result, we will not be able to provide coverage to our subscribers outside of our currently operating digital mobile markets until:

•	we build out additional digital mobile networks in areas outside our existing markets;

•	other operators deploy iDEN 800 MHz or GSM 900 MHz technology in markets outside of our coverage areas and we enter into roaming agreements with those operators; or

•	handsets that can be used on both iDEN 800 MHz and non-GSM 900 MHz wireless communications networks become available and we enter into roaming agreements with the operators of those networks.

d.	If we do not keep pace with rapid technological changes, we may not be able to attract and retain customers.

      Our digital mobile technology could become obsolete. We rely on digital technology that is not compatible with, and competes with, other forms of digital and non-digital voice communication technology. Competition among these differing technologies can:

•	segment the user markets, thereby reducing demand for specific technologies, including the iDEN digital technology that we use;

•	reduce the resources devoted by third-party suppliers, including Motorola, which supplies all of our current digital mobile technology, to developing or improving the technology for our networks; and

•	adversely affect market acceptance of our service offerings.

      The iDEN digital technology we use to operate our digital mobile networks may not successfully compete with other forms of voice communication systems. Further, new digital or non-digital voice communication transmission technology may be developed that could cause our existing digital mobile networks to become obsolete or otherwise impair market acceptance of our service offerings.

      Furthermore, in the future, we plan to offer our subscribers access to digital two-way mobile data and Internet connectivity. Wireless data and Internet connectivity is a new service in the wireless communications industry. Because we operate on specialized mobile radio frequencies, we also have less spectrum than some of our competitors. As a result, any digital two-way mobile data and Internet connectivity services that we may offer could be significantly limited compared to those services offered by other wireless communications providers with larger spectrum positions. We may not be able to provide any future digital two-way mobile data and Internet connectivity services or, if we do, we may encounter difficulties in launching these services. Also, if launched, these services may not perform satisfactorily or achieve sufficient levels of customer satisfaction.

       e.  If our wireless communications technology does not perform in a manner that meets customer expectations, we will be unable to attract and retain customers.

      Customer acceptance of the services we offer is and will continue to be affected by technology-based differences and by the operational performance and reliability of system transmissions on our digital mobile networks.

      We may have difficulty attracting and retaining customers if:

•	we are unable to address and resolve satisfactorily performance or other transmission quality issues as they arise;

•	these issues limit our ability to expand our network coverage or capacity as currently planned; or

•	these issues were to place us at a competitive disadvantage to other wireless service providers in our markets.

f.	Our equipment is more expensive than that of some competitors, which may affect our ability to establish and maintain a significant subscriber base.

      We currently market multi-function digital handsets. The higher cost of our equipment, as compared to analog handsets and some digital handsets that do not incorporate a comparable multi-function capability, may make it more difficult or less profitable for us to attract customers. This may reduce our growth opportunities or profitability.

10.	We operate exclusively in foreign markets, and our assets, customers and cash flows are concentrated in Latin America, which presents risks to our operating and financing plans.

a.	We face political risks in our markets, which may limit our ability to implement our strategy and our financial flexibility and may disrupt our operations.

      Most of our markets are considered to be emerging markets. Although political, economic and social conditions differ in each country in which we currently operate, political and economic developments in one country may affect our business as a whole, including our access to international capital markets. In Peru, for example, there was significant terrorist activity in the 1980s and the early 1990s. During that time anti-government groups escalated violence against the government, the private sector and Peruvian residents. Incidents of terrorist activity continue to occur, including the hostage incident at the residence of the Japanese Ambassador to Peru in 1997. Similar outbreaks of terrorism or political violence have occurred in the Philippines, Mexico and other countries in which we operate. In addition, we are unable to predict the impact that presidential or other contested local or national elections and the associated transfer of power from incumbent officials or political parties to elected victors, may have on the local economy or the growth and development of the local telecommunications industry. For example, Mexico has recently completed a presidential election, the impact of which is unknown. Further, Peru’s recently re-elected president was dismissed, and the president of the Philippines is being impeached. Changes in the leadership or in the ruling party in these countries may affect the economic programs developed under the prior administration, which in turn may adversely affect our business, operations and prospects in these countries.

b.	Because wireless telecommunications services companies have a limited history in our markets, acceptance of our services is uncertain, and we may not be able to successfully implement our business plan.

      Due, in part, to the limited history of wireless communications services in our existing and targeted markets, we face many uncertainties in our markets that may affect our ability to grow or implement our business plan. These uncertainties include:

•	the size of the markets for wireless communications services;

•	the penetration rates of these markets;

•	the ability of potential subscribers to pay subscription and other fees;

•	the extent and nature of the competitive environment in these markets; and

•	the immediate and long-term commercial viability of wireless communications services in these markets.

As a result of these uncertainties, we may make significant investments in developing a network and promoting our digital mobile services in markets where we may not achieve significant market acceptance for our services. If this occurs we may be unable to recover our investment in these markets, which could harm our financial condition and results of operations.

c.	Our investments in joint ventures may affect our growth and operating results because we are not in sole control of the enterprise.

      We have entered into joint venture arrangements with third parties in some of our operating companies and may enter into other joint venture arrangements in the future. Participating in these arrangements may affect our growth and operations because the enterprise is subject to influence by other parties, and we may not control the enterprise even where we own a majority of the equity interests. These arrangements are subject to uncertainties, including risks that:

•	the other participants may at any time have economic, business or legal interests or goals that are inconsistent with our goals or those of the joint enterprise;

•	a participant may be unable to meet its economic or other obligations to the joint enterprise, and we may be required to fulfill some or all of those obligations or restrict the business of the affected enterprise; and

•	we also may be or become obligated to acquire all or a portion of the ownership interest of some or all of the other participants in these joint enterprises.

d.	We are subject to fluctuations in currency exchange rates and limitations on the expatriation or conversion of currencies, which may result in significant financial charges, increased costs of operations or decreased demand for our products and services.

      Substantially all of our revenues are denominated in non-U.S. currencies, although a significant portion of our capital and operating expenditures, including imported network equipment and handsets, and substantially all of our outstanding debt, are denominated in U.S. dollars. Accordingly, fluctuations in exchange rates relative to the U.S. dollar could have a material adverse effect on our earnings or assets. For example, the economic turmoil in Asia in the late 1990s resulted in a significant devaluation of the currencies in several countries in Asia and caused fluctuations in the currencies of other emerging countries, particularly in Latin America. Further, the recent currency devaluation in Brazil resulted in a significant charge against our earnings in 1999 and a negative adjustment to the carrying value of our assets in Brazil.

      Any devaluation of local currencies in the countries in which our operating companies conduct business may result in increased costs for imported goods and services and may, as a result, decrease demand for our products and services in the affected markets. If our operating companies distribute dividends in local currencies in the future, the amount of cash we receive will also be affected by fluctuations in exchange rates and currency devaluations. In addition, some of the countries in which we have operations do or may restrict the expatriation or conversion of currency. We have not entered into any hedging transactions to limit our foreign currency exposure.

e.	Our operating companies are subject to fluctuating economic conditions in the local markets in which they operate, which could hurt their performance.

      Our operations depend on the economies of the markets in which our operating companies conduct business. These markets are in countries with economies in various stages of development or structural reform, some of which are subject to rapid fluctuations in terms of consumer prices, employment levels, gross domestic product, interest rates and inflation rates.

      If these fluctuations have an effect on the ability of customers to pay for our products and services, our business may be adversely affected. For example, several countries in Asia, including the Philippines, have experienced significant economic turmoil, including bank failures, in the last several years. The economic conditions in Asia have also affected other emerging markets, particularly those in Latin America. As a result, our operating companies may experience lower demand for their products and services and a decline in the growth of their customer base and in revenues.

      In addition, the other stockholders in our operating companies may, as a result of these fluctuating economic conditions or for other reasons, be unable or unwilling to fund their capital contribution requirements. We then may be required to restrict the business of the affected operating company or to assume and satisfy the funding obligations of other stockholders, as we recently did in Japan and the Philippines.

      Some of our operating companies conduct business in countries where the rate of inflation is significantly higher than in the United States. Any significant increase in the rate of inflation in any of these countries may not be completely or partially offset by corresponding price increases implemented by our operating companies, even over the long term.

f.	We pay significant import duties on our network equipment and handsets, and any increases could impact our financial results.

      Our operations are highly dependent upon the successful and cost-efficient importation of network equipment and handsets from North America and, to a lesser extent, from Europe and Japan. Any significant increase in import duties in the future could significantly increase our costs. To the extent we cannot pass these costs on to our customers, our financial results will be negatively impacted. In the countries in which our operating companies conduct business, network equipment and handsets are subject to significant import duties and other taxes that can be as high as 50% of the purchase price.

g.	We are subject to foreign taxes in the countries in which we operate, which may reduce amounts we receive from our operating companies or may increase our tax costs.

      Distributions of earnings and other payments, including interest, received from our operating companies may be subject to withholding taxes imposed by some countries in which these entities operate. Any of these taxes will reduce the amount of after-tax cash we can receive from those operating companies.

      In general, a U.S. corporation may claim a foreign tax credit against its federal income tax expense for foreign withholding taxes and for foreign income taxes paid directly by foreign corporate entities in which the company owns 10% or more of the voting stock. Our ability to claim foreign tax credits and to utilize net foreign losses is, however, subject to numerous limitations, and we may incur incremental tax costs as a result of these limitations or because we do not have U.S. federal taxable income.

      We may also be required to include in our income for U.S. federal income tax purposes our proportionate share of specified earnings of our foreign corporate subsidiaries that are classified as controlled foreign corporations, without regard to whether distributions have been actually received from these subsidiaries.

h.	We have entered into a number of agreements that are subject to enforcement in foreign countries, which may limit efficient dispute resolution.

      A number of the agreements that we enter into with our operating companies are governed by the laws of, and are subject to dispute resolution in the courts of or through arbitration proceedings in, the countries or regions in which the operations are located. We cannot accurately predict whether these forums will provide effective and efficient means of resolving disputes that may arise. Even if we are able to obtain a satisfactory decision through arbitration or a court proceeding, we could have difficulty enforcing any award or judgment on a timely basis. Our ability to obtain or enforce relief in the United States is also uncertain.

11.	We are controlled by Nextel Communications, which is influenced by its significant stockholders, and their interests may differ from yours.

      Nextel Communications controls us and beneficially owns about 99% of our common stock. As a result of this ownership, Nextel Communications will be able to exercise a controlling influence over our business and affairs and will be able to unilaterally determine the outcome of any matter submitted to a vote of our stockholders. Further, Nextel Communications has the power to elect all of the members of our board of directors. This concentration of ownership by Nextel Communications may have the effect of delaying or preventing an attempt to acquire us, even if that would be in your best interests.

      Additionally, based on the ownership information relating to Nextel Communications as of September 30, 2000, entities controlled by Craig O. McCaw beneficially owned about 13% of the outstanding Nextel Communications stock. Digital Radio L.L.C., which is controlled by Mr. McCaw, may designate at least one fourth of the board of directors of Nextel Communications. In addition, Digital Radio may select, from its representatives on the board of directors, a majority of the operations committee of Nextel Communications’ board of directors, which has significant authority relating to Nextel Communications’ business strategy, budgets and financing arrangements and in the nomination and oversight of specified executive officers. As a result, Digital Radio may exert significant influence over our affairs as well. In addition, as of September 30, 2000, Motorola beneficially owned about 14% of the outstanding Nextel Communications stock. Motorola is entitled to nominate two directors to the board of directors of Nextel Communications.

12.	Nextel Communications’ significant stockholders may or do compete with us.

      Digital Radio, Mr. McCaw and their affiliates have and, subject to the terms of agreements between Digital Radio and Nextel Communications, may have other investments or interests in entities that provide wireless telecommunications services that could potentially compete with Nextel Communications and with us. Under the agreements, Mr. McCaw, Digital Radio and their controlled affiliates may not, for one year after termination of the operations committee of the board of directors of Nextel Communications, participate in other two-way terrestrial-based mobile wireless communications systems in the region that includes any part of North America or South America unless these opportunities have first been presented to and waived or rejected by Nextel Communications. We do not have similar arrangements with these entities, and Nextel Communications may not be willing or able to address these opportunities, even if they are in our best interests.

      Motorola and its affiliates engage in wireless communications businesses, and may in the future engage in additional businesses, that do or may compete with some or all of the services that we offer. The potential conflict of interest may adversely affect us in the future. In addition, Motorola is a significant stockholder of Nextel Communications, and indirectly of us, and a significant stockholder in our operating company in Japan, which creates potential conflicts of interest, particularly with regard to significant transactions.

13.	Some members of our management also serve Nextel Communications and may have incentives or interests different from yours.

      Directors and officers who serve both us and our parent may have conflicts of interest in transactions in which both we and Nextel Communications are involved. Historically, some of our officers have also served as officers of Nextel Communications. Our officers continue to participate in Nextel Communications’ incentive equity plan. In addition, five of our seven directors are also directors or officers of Nextel Communications.

14.	Our right of first opportunity agreement with Nextel Communications may limit future growth.

      We have entered into an agreement with Nextel Communications that provides us with a right of first opportunity to pursue business opportunities outside the United States before Nextel Communications may pursue them. If we do not pursue a given opportunity, Nextel Communications may make other investments that could compete with us. Additionally, we have agreed that neither we nor any of our controlled affiliates will participate in the ownership or management of any wireless communications service business in the United States without the consent of Nextel Communications, which may limit our future growth. This agreement terminates upon specified change of control events.

     15.  Any modification or termination of our license or roaming agreements with Nextel

Communications could increase our costs.

      Although Nextel Communications has licensed us the right to use the “Nextel” tradename on a royalty-free basis, this license may be terminated by either party upon 180 days notice. Nextel Communications could determine to terminate the license for any reason. For example, they may terminate our right to use the tradename unless we agree to pay royalties. As a result, our right to use the “Nextel” tradename may not continue or may require the payment of royalties or other amounts to Nextel Communications. In addition, we depend upon our roaming agreements with Nextel Communications for access to its iDEN network in the United States.

16.	Increased overhead costs to Nextel Communications or increased allocations to us of those costs could negatively impact our financial results.

      Pursuant to an overhead services agreement, Nextel Communications provides us many services typically performed by in-house personnel, including various financial, human resources, audit, legal, engineering and marketing functions. We are charged for these services based on the actual costs incurred by Nextel Communications, and increases in these charges could negatively impact our financial results. These overhead costs are apportioned by Nextel Communications to us and its other subsidiaries in good faith. While we have the right to review and discuss adjustments to the determinations made by Nextel Communications, Nextel

Communications’ determination is final and binding. We must continue to obtain these services from Nextel Communications until 2007, unless Nextel Communications consents to the discontinuance of a particular service. Our allocations under this agreement may increase as we grow or as a result of changes in the remaining business of Nextel Communications. For example, if we grow significantly faster than Nextel Communications’ remaining business, our allocation would be increased to reflect our growth. Further, if the costs to Nextel Communications increases, our allocated costs could also increase. In addition, if Nextel Communications’ equity interest in us decreases in the future, we would likely have more limited access, if any, to its employees, services and expertise.

17.	We are a party to a tax sharing agreement with Nextel Communications, which may not always be favorable to us.

      We file consolidated tax returns with Nextel Communications and have entered into a tax sharing agreement with Nextel Communications. Under this agreement, we must pay Nextel Communications an amount equal to our tax liability as if we filed separate tax returns, which may result in higher payments than if we made separate tax filings. In addition, Nextel Communications is entitled to utilize our unused tax attributes, including other items of income, gain, loss, deduction, expense, credit and similar treatments, on behalf of other members of the consolidated Nextel Communications group, and we are not entitled to any compensation for this utilization.

18.	We have experienced and expect to continue to experience rapid growth. Any failure to manage our growth effectively could delay our expansion plans, impair our ability to maintain or grow our subscriber base or result in increased costs.

      Our future success and our ability to meet our debt service obligations depend on the expansion of our operations and the development of a large subscriber base on a timely basis. Since our inception, we have experienced rapid growth. We intend to continue to grow through further expansion and enhancement of our existing operations and may grow through acquisitions and joint ventures and through the establishment of new operations.

a.	Challenges associated with our digital mobile network construction and expansion projects could adversely affect our growth plans.

      We may not be able to complete our currently planned digital mobile network construction and expansion activities successfully or in a timely manner. If we do not, our ability to increase our subscriber base, improve the transmission quality of our digital mobile services and expand our service area could be impaired. Our digital mobile network construction and expansion projects will be subject to numerous factors, any of which could require substantial changes to proposed plans or otherwise alter our currently anticipated time frames or budgets. These factors include:

•	securing the necessary radio spectrum licenses and adhering to regulatory requirements relating to the licenses;

•	locating suitable sites for communications sites or towers, obtaining any required zoning variances or other governmental or local regulatory approvals, and negotiating acceptable purchase, lease, joint venture or other agreements;

•	negotiating favorable interconnection agreements with local phone companies;

•	delays that may be caused by frequency cross-interference with other radio spectrum users, such as television stations; and

•	risks typically associated with any construction project, including possible shortages of equipment or skilled labor, engineering or environmental problems, work stoppages, weather interference and unanticipated cost increases.

b.	Challenges associated with selling and marketing our digital mobile services could affect our ability to establish or maintain a significant subscriber base.

      Once our digital mobile network operations are in place in a particular market, the development of a significant subscriber base depends on the success of our sales and marketing efforts and the receptiveness of the marketplace to our services. If the sales and marketing teams of our operating companies are not able to establish a large subscriber base in our markets, our revenues will not grow as planned. In most of our markets, our operating companies have limited experience in marketing their wireless communications services and in tailoring their sales and marketing efforts to local conditions. Additionally, in some markets, there are restrictions on the type of customers to whom our operating companies may offer their services.

      Furthermore, in addition to increasing the size of our customer base, our sales and marketing efforts must focus on the quality of our customer base. In some cases, this burden is heavier than that faced by United States companies due to the lack of business infrastructure in emerging markets. For example, the lack of established credit bureaus in many of the countries in which our operating companies conduct business makes it more difficult to ascertain the creditworthiness of potential customers. As a result, we, like other service providers in these markets, have experienced and may continue to experience higher bad debt expense as a percentage of revenues than U.S. companies.

      In most of our markets, our operating companies rely in part on the efforts of independent dealers and distributors to market our services. We may not be able to establish and maintain satisfactory relationships with enough independent dealers or distributors or this may not be a cost-effective way of acquiring subscribers.

c.	Challenges associated with managing our growth could affect our ability to manage our expanded operations in our markets.

      We may not be able to manage the growth of our expanded operations effectively. Any failure to do so could result in increased costs, delays in our expansion plans, customer dissatisfaction or lower revenues than expected. As a result of our aggressive construction and expansion plans, we face significant challenges in managing our expanded operations. Our construction and expansion plans will place substantial burdens on our current management resources, information systems and financial controls. To successfully manage rapid growth, we must:

•	anticipate projected growth;

•	rapidly improve, upgrade and expand our business infrastructure;

•	deliver products and services on a timely basis;

•	maintain levels of service that meet customer expectations;

•	recruit, hire and train additional qualified employees; and

•	maintain cost controls.

      In addition, we expect significant challenges in integrating any newly acquired businesses with our existing operations.

d.	If we fail to add sufficient capacity to our networks, we will not be able to support customer growth.

      Our business plan depends on assuring that our digital mobile networks have adequate capacity to accommodate anticipated new customers and related increases in usage of our networks. If we are unable to obtain spectrum, equipment or handsets when and as required, we may not be able to adequately service new or existing customers, which could hurt our reputation or ability to continue to grow.

19.	Since we rely principally on one supplier to implement our digital mobile networks, any failure of that supplier to perform could hurt our operations.

      Motorola is currently our sole source for the iDEN digital network equipment and handsets used throughout our markets. If Motorola fails to deliver necessary technology improvements and enhancements and system infrastructure equipment and handsets on a timely, cost-effective basis, we may not be able to service our existing subscribers or add new subscribers. We expect to rely principally on Motorola for the manufacture of a substantial portion of the equipment necessary to construct, enhance and maintain our digital mobile networks and for the manufacture of handsets for the next several years.

     20.  Agreements with Motorola reduce our operational flexibility and may adversely affect our growth or operating results.

      We have entered into agreements with Motorola that impose limitations and conditions on our ability to use other technologies. These agreements may operate to delay or prevent us from employing new or different technologies that perform better or are available at a lower cost because of the additional economic costs and other impediments to change arising under the Motorola agreements. For example, our equipment purchase agreements with Motorola provide that we must provide Motorola with notice of our determination that Motorola’s technology is no longer suited to our needs at least six months before publicly announcing or entering into a contract to purchase an alternate technology.

      In addition, if Motorola manufactures, or elects to manufacture, the alternate technology that we elect to deploy, we must give Motorola the opportunity to supply 50% of our infrastructure requirements for the alternate technology for three years. This may limit our ability to negotiate with an alternate equipment supplier. Finally, if we do switch to an alternate technology and we do not maintain Motorola infrastructure equipment at the majority of our transmitter and receiver sites that are deployed at the time the switch is first publicly announced, Motorola may require that all financing provided by Motorola to us be repaid. If these amounts became payable, we would be required to seek alternative financing which might not be available, or be required to curtail our operations.

21.	We have significant intangible assets, which may not be adequate to satisfy our debt obligations in the event of a liquidation.

      If we default on debt or if we were liquidated, the value of our assets may not be sufficient to satisfy our obligations, including those related to the notes. If they are not sufficient, holders of our notes may not receive anything in a liquidation or reorganization of our company. We have a significant amount of intangible assets, such as licenses. The value of these licenses will depend significantly upon the success of our digital mobile network business and the growth of the specialized mobile radio and wireless communications industries in general. We had a net tangible book value deficit of about $842.1 million as of September 30, 2000.

22.	Concerns about health risks associated with wireless equipment may reduce the demand for our services.

      Portable communications devices have been alleged to pose health risks, including cancer, due to radio frequency emissions from these devices. The actual or perceived risk of mobile communications devices could adversely affect us through a reduction in subscribers, reduced network usage per subscriber or through reduced financing available to the mobile communications industry. Studies performed by wireless telephone equipment manufacturers have investigated these allegations and additional studies are ongoing.

  B.  Risk Factors Relating to the Notes

     1.  We may be unable to pay interest on or repay the notes.

a.	We are a holding company and our operating companies have no obligations to the holders of the notes.

      We conduct substantially all of our business through our operating companies. Our cash flow and, consequently, our ability to pay interest in cash and to service our debt, including the notes, are dependent upon the cash flow of our operating companies and the payment of funds by the operating companies to us. Our operating companies are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due on the notes or to make cash available for that purpose.

b.	Our operating companies are restricted in making distributions and other payments to us.

      The ability of our operating companies to make distributions to us is subject to, among other things, the availability of funds, contractual restrictions and applicable local laws. We and our operating companies have entered into financing agreements that impose significant limits on, and are expected to continue to significantly limit, the amount of cash available to pay dividends or make loans and cash distributions to us. As long as these limitations are in place, money generated by these companies may not be available to us for the payment of interest on the notes or to repay the notes. Some of our existing financing arrangements contain restrictive covenants applicable to us and some of our subsidiaries, including a limitation on the amount of debt that we may incur, which may limit our ability to borrow funds to pay any amounts due under the notes. If our financing arrangements limit our ability to pay interest on the notes when required, we will need to refinance amounts outstanding under those arrangements to make interest payments. We cannot be sure that we will be able to refinance this debt. Our failure to pay interest on the notes when required could result in defaults under some of our debt agreements. In addition, we may enter into financing arrangements in the future that could impose additional restrictions on dividends, loans, advances and other payments by our subsidiaries.

2.	Our secured debt and the liabilities of our operating companies are effectively senior to the notes.

      Our secured debt and all of the debt of our operating companies is effectively senior to the notes. Our operating companies have no obligation to pay amounts due on the notes. At September 30, 2000, we had about $2,447.6 million of long-term indebtedness, of which $495.0 million was secured indebtedness, including $240.9 million of secured indebtedness of our consolidated subsidiaries. Our consolidated subsidiaries had other liabilities of $290.2 million at that date, excluding deferred taxes. We and our operating companies may incur additional debt, subject to limitations, and that additional debt may be secured. These operating companies may use the earnings they generate, as well as their existing assets, to fulfill their own direct debt service requirements, particularly because the agreements relating to their debt may restrict their ability to pay dividends or to make loans, advances or other distributions to us or because the debt of these companies may be secured by their assets.

     3.  Our high level of indebtedness could adversely affect our ability to repay the notes.

      Our high level of indebtedness could have important consequences to holders of the notes, including, but not limited to, the following:

•	limiting our ability to obtain additional financing for acquisitions, working capital, capital expenditures or other purposes;

•	limiting our ability to use operating cash flow in other areas of our business because we must dedicate a substantial portion of these funds to make cash interest payments and fund required principal payments on our debt;

•	limiting our ability to borrow additional funds or to dispose of assets;

•	limiting our ability to compete with others in our industry who are not as highly leveraged; and

•	limiting our ability to react to changing market conditions, changes in our industry and economic downturns.

      At September 30, 2000, we had about $2,447.6 million of long-term debt. Furthermore, subject to restrictions in the indenture for the notes and in our other financing agreements, we, along with our operating companies, may incur additional indebtedness from time to time to finance the further deployment of our digital mobile networks, provide for working capital or capital expenditures or for other purposes. We anticipate that we and our operating companies will incur substantial additional indebtedness in the future in connection with the further build-out, expansion and enhancement of our digital mobile networks and funding cash flow deficits.

4.	If we are unable to refinance our existing indebtedness, we may not be able to pay interest and to make principal repayments on the notes.

      We currently have substantial debt obligations that will mature before the maturity of the notes, which may affect our ability to make required payments on the notes. We must begin to pay cash interest on these notes in 2001 and on our other two issues of outstanding public notes beginning in 2002 and 2003. We may not be able to generate sufficient funds from operations to meet our debt service requirements or to repay all of those obligations as they are currently scheduled to become due. Accordingly, it may be necessary to refinance some of those obligations at or before their respective maturities. Our ability to refinance these obligations will depend on, among other factors, our financial condition at the time of the refinancing, the restrictions contained in our remaining financing agreements and market conditions. We may not be able to refinance those obligations. If we are unable to refinance those obligations, or unable to obtain satisfactory terms, there could be an adverse effect on us, including on our ability to pay cash interest, and to make scheduled principal repayments on our indebtedness, including the notes. This risk compounds the risks associated with our need for additional financing in order to maintain our growth.

5.	Limitations imposed by restrictive covenants could limit how we conduct business, which may affect our ability to make payments on the notes.

      As described above, the indentures governing the notes and our other outstanding public notes contain covenants that limit how we conduct business. As a result of these restrictions, we are limited in how we conduct business, and we may be unable to raise additional debt or equity financing, to compete effectively or to take advantage of new business opportunities. This may affect our ability to generate revenues and make profits. Without sufficient revenues and cash, we may not be able to pay interest and principal on our indebtedness.

     6.  We may be unable to repurchase your notes upon a change of control.

      If we experience a change of control, as defined in the indenture, a holder of the notes may require us to repurchase the notes at 101% of their face amount, plus any accrued and unpaid interest. We may not be able to pay you the required price for the notes you present to us at the time of a change of control because we may not have enough funds at that time or the terms of our other financing agreements may prevent us from making those payments. The term change of control is limited to specified transactions and may not include events that might adversely affect our financial condition, nor would the requirement that we offer to repurchase the notes upon the occurrence of a change of control necessarily afford holders of the notes protection if we undertake a reorganization, merger or similar transaction in which we incur substantial additional debt. Similar events, some of which do not represent a change of control for purposes of the notes, may also trigger similar repurchase obligations under some of our other financing agreements.

     7.  There is no public market for the notes.

      There is no existing trading market for the outstanding notes. We cannot be sure that any trading market for the exchange notes will develop. If such a market were to develop, the notes could trade at a discount from their initial offering price, depending on prevailing interest rates, the market for similar securities and other factors, including general economic conditions and our financial condition, performance and prospects.

8.	If you do not exchange your outstanding notes, you may have difficulty in transferring them at a later time.

      We will issue exchange notes in exchange for the outstanding notes after the exchange agent receives your outstanding notes, the letter of transmittal and all related documents before the expiration of the exchange offer. You should allow adequate time for delivery if you choose to tender your outstanding notes for exchange. Outstanding notes that are not exchanged will remain subject to restrictions on transfer and will not have any rights to registration.

      If you do participate in the exchange offer for the purpose of participating in the distribution of the exchange notes, you must comply with the registration and prospectus delivery requirements of the Securities Act of 1933 for any resale transaction. Each broker-dealer who holds outstanding notes for its own account due to market-making or other trading activities and who receives exchange notes for its own account must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. If any outstanding notes are not tendered in the exchange or are tendered but not accepted, the trading market for the outstanding notes could be negatively affected due to the limited number of outstanding notes expected to remain outstanding following the completion of the exchange offer.

III.  Forward-Looking Statements

      A number of the statements made in this prospectus are not historical or current facts, but deal with potential future circumstances and developments. They can be identified by the use of forward-looking words such as “believes,” “expects,” “plans,” “may,” “will,” “would,” “could,” “should” or “anticipates” or other comparable words, or by discussions of strategy that involve risks and uncertainties. We caution you that these forward-looking statements are only predictions, which are subject to risks and uncertainties, including financial variations, changes in the regulatory environment, industry growth and trend predictions. We have attempted to identify, in context, some of the factors that we currently believe may cause actual future experience and results to differ from our current expectations regarding the relevant matter or subject area. The operation and results of our wireless communications business also may be subject to the effect of other risks and uncertainties in addition to the other qualifying factors identified in “II.  Risk Factors” above and elsewhere in this prospectus, including, but not limited to:

•	general economic conditions in Latin America and Asia and in the market segments that we are targeting for our digital mobile services;

•	the availability of adequate quantities of system network and subscriber equipment and components to meet our service deployment and marketing plans and customer demand;

•	potential currency devaluations in countries in which our operating companies conduct business;

•	the accuracy of our estimates of the impact of foreign exchange volatility in our markets as compared to the U.S. dollar;

•	substantive terms of any international financial aid package that may be made available to any country in which our operating companies conduct business;

•	future legislation or regulatory actions relating to our specialized mobile radio services, other wireless communication services or telecommunications generally;

•	the impact that economic conditions in Latin America and Asia, as well as other market conditions, may have on the volatility and availability of equity and debt financing in domestic and international capital markets;

•	the political and social conditions in the countries in which we operate, including political instability, which may affect the economies of our markets and the regulatory schemes in these countries;

•	the success of efforts to improve and satisfactorily address any issues relating to our digital mobile network performance;

•	market acceptance of our new service offerings, including Nextel Worldwide and any future digital two-way mobile data or Internet connectivity services;

•	the continued successful performance of the technology being deployed in our service areas and the success of technology to be deployed in connection with any future introduction of digital two-way mobile data or Internet connectivity services;

•	the ability to achieve and maintain market penetration and average subscriber revenue levels sufficient to provide financial viability to our digital mobile network business;

•	our ability to manage rapid growth, including our ability to timely and successfully accomplish required enhancement and expansion of our networks and scale-up of our billing, collection, customer care and similar back-room operations to keep pace with anticipated customer growth, increased system usage rates and growth in levels of accounts receivables being generated by the digital mobile network customer base;

•	access to sufficient debt or equity capital to meet our operating and financial needs; and

•	the quality and price of similar or comparable wireless communications services offered or to be offered by our competitors, including providers of cellular services and personal communications services.

IV.  Use Of Proceeds

      We will not receive any cash proceeds from the issuance of the exchange notes. Because we are exchanging the exchange notes for the outstanding notes, which have substantially identical terms, the issuance of the exchange notes will not result in any increase in our indebtedness.

V.  Selected Consolidated Historical Financial Information

      The financial information presented below for the years ended December 31, 1995, 1996, 1997, 1998 and 1999 has been derived from our audited consolidated financial statements. Our consolidated financial statements as of and for the years ended December 31, 1995, 1996, 1997, 1998 and 1999 have been audited by Deloitte & Touche LLP, our independent auditors. Our audited financial statements as of December 31, 1998 and 1999 and for the years ended December 31, 1997, 1998 and 1999 are included at the end of this prospectus. The financial information as of September 30, 2000 and for the nine months ended September 30, 1999 and 2000 has been derived from our unaudited condensed consolidated financial statements, included at the end of this prospectus. This information reflects all adjustments necessary for the fair presentation of this information. All adjustments made were normal recurring accruals. You should not expect the results of operations of interim periods to be an indication of results for a full year.

      Acquisitions. Our results were affected by business combinations, acquisitions and investments. Additional information regarding acquisition and investment activity during 1997, 1998 and 1999 can be found in notes 2, 3 and 15 to the audited consolidated financial statements appearing elsewhere in this prospectus. Additional information regarding acquisition and investment activity for the nine months ended September 30, 2000 can be found in note 2 to the unaudited condensed consolidated financial statements appearing elsewhere in this prospectus.

      Other (Expense) Income, Net. Other (expense) income, net consists primarily of foreign currency transaction losses, of which $57.1 million in the nine months ended September 30, 1999 and $57.0 million in the year ended December 31, 1999 relate to losses associated with the devaluation of the Brazilian real. In 1995, other (expense) income, net includes a $15.0 million charge representing an other than temporary decline in the fair value of our investment in our Mexican operating company as a result of a decline in the Mexican peso.

      Stock Splits. The weighted average number of common shares outstanding reflects a 100,000-for-1 common stock split effective March 6, 1997, a 3.65-for-1 common stock split effective August 25, 1997, a 4-for-1 common stock split effective June 20, 2000 and a 3-for-2 common stock split effective October 23, 2000. Information presented throughout this prospectus has been adjusted to reflect these stock splits.

      Income Tax (Provision) Benefit. We recognized an income tax benefit during 1998 of $22.4 million related to net operating losses of our subsidiaries in Brazil, Mexico and Argentina. Changes in tax legislation in Argentina and Mexico, and depletion of temporary differences in Brazil, have contributed to the decrease in the income tax benefit for 1999 for those operating companies. Additionally, we are precluded from recognizing any income tax benefits associated with U.S. net operating losses until it is more likely than not that we will generate taxable income during periods before the expiration of our accumulated net operating losses.

      EBITDA As Adjusted. EBITDA as adjusted consists of loss before income tax (provision) benefit, interest expense, interest income, depreciation and amortization, equity in losses of unconsolidated affiliates, other (expense) income, net and minority interest in losses of subsidiaries. EBITDA is not a measurement under accounting principles generally accepted in the United States and may not be similar to EBITDA measures of other companies. This information is provided because it is commonly used in the telecommunications industry as a measure of a company’s historical ability to service its debt and to fund capital expenditures. However, EBITDA should not be viewed as an alternative to other measurements as determined under generally accepted accounting principles, including but not limited to:

•	operating loss, as an indicator of our operating performance; and

•	cash flows from operating, investing and financing activities, as a measure of our liquidity or our ability to meet our cash needs.

      Ratio of Earnings to Fixed Charges. For the purpose of computing the ratio of earnings to fixed charges, earnings consist of loss before income tax (provision) benefit plus fixed charges less capitalized interest, equity in losses of unconsolidated affiliates and minority interest in losses of subsidiaries. Fixed charges consist of:

•	interest on all indebtedness, amortization of deferred financing costs and amortization of original issue discount; and

•	the portion of rental expense that we believe is representative of interest.

      The deficiency of earnings to cover fixed charges for the year ended December 31, 1995 was $9.1 million; for the year ended December 31, 1996 was $5.1 million; for the year ended December 31, 1997 was $73.4 million; for the year ended December 31, 1998 was $288.2 million; for the year ended December 31, 1999 was $518.4 million; for the nine months ended September 30, 1999 was $399.3 million; and for the nine months ended September 30, 2000 was $367.0 million.

						Nine months ended
	Year ended December 31,					September 30,

	1995	1996	1997	1998	1999	1999	2000

	(in thousands, except per share data)

Consolidated Statement of Operations Data:

Operating revenues	$—	$—	$13,015	$42,488	$104,528	$69,105	$197,158

Cost of revenues	—	—	7,424	20,085	40,999	29,503	52,069

Selling, general and administrative	277	9,318	26,768	143,098	226,379	167,803	245,415

Depreciation and amortization	19	168	18,381	56,039	108,091	80,695	102,420

Operating loss	(296)	(9,486)	(39,558)	(176,734)	(270,941)	(208,896)	(202,746)

Interest expense	—	(323)	(56,583)	(106,824)	(179,604)	(127,676)	(176,677)

Interest income	6,233	4,300	19,666	16,655	8,442	5,283	14,760

Equity in losses of unconsolidated affiliates	(6,853)	(5,991)	(11,401)	(12,193)	(31,469)	(20,819)	(30,573)

Other (expense) income, net	(15,002)	379	5,561	2,472	(65,905)	(61,956)	8,962

Minority interest in losses of subsidiaries	—	—	2,085	17,131	19,314	16,561	6,504

Loss before income tax (provision) benefit	(15,918)	(11,121)	(80,230)	(259,493)	(520,163)	(397,503)	(379,770)

Income tax (provision) benefit	(2,119)	(1,355)	6,282	22,358	17	(224)	1,002

Net loss	(18,037)	(12,476)	(73,948)	(237,135)	(520,146)	(397,727)	(378,768)

Accretion of series A redeemable preferred stock to value of liquidation preference	—	—	—	—	—	—	(61,334)

Loss attributable to common stockholders	$(18,037)	$(12,476)	$(73,948)	$(237,135)	$(520,146)	$(397,727)	$(440,102)

Loss per share attributable to common stockholders, basic and diluted	$(0.08)	$(0.06)	$(0.34)	$(1.08)	$(2.37)	$(1.81)	$(1.83)

Weighted average number of common shares outstanding	219,000	219,000	219,000	219,021	219,359	219,219	240,868

Selected Financial Data:

Cash flows provided by (used in) operating activities	$6,063	$(2,983)	$(16,464)	$(176,961)	$(163,831)	$(138,314)	$(92,120)

Cash flows used in investing activities	(47,895)	(72,286)	(389,153)	(402,902)	(185,315)	(142,907)	(668,749)

Cash flows provided by financing activities	1,592	42,996	512,378	542,225	344,605	255,279	1,139,883

EBITDA as adjusted	(277)	(9,318)	(21,177)	(120,695)	(162,850)	(128,201)	(100,326)

Ratio of earnings to fixed charges	—	—	—	—	—	—	—

	December 31,
						September 30,
	1995	1996	1997	1998	1999	2000

	(in thousands)

Consolidated Balance Sheet Data:

Cash, cash equivalents and short-term investments, including restricted portion	$85,302	$53,029	$288,350	$121,116	$100,028	$601,990

Property, plant and equipment, net	36	8,703	136,210	530,571	539,455	928,213

Intangible assets, net	10,135	10,878	526,000	552,419	454,657	769,077

Total assets	169,675	199,367	1,123,038	1,601,136	1,681,792	2,974,574

Long-term debt, including current portion	—	—	600,020	1,256,943	1,548,496	2,447,578

Stockholders’ equity (deficit)	11,939	39,203	296,029	95,898	(179,590)	(31,917)

VI.  Management’s Discussion and Analysis of Financial Condition and Results of Operations

  A.  Results of Operations

      The following is a discussion and analysis of our consolidated financial condition and results of operations for the three years ended December 31, 1999 and for the nine and three month periods ended September 30, 1999 and 2000. This discussion also addresses significant factors that could affect our prospective financial condition and results of operations. Historical results may not indicate future performance. See “III. Forward-Looking Statements.”

      Our consolidated financial statements include the accounts of our wholly owned and majority owned operating companies. We use the equity method to account for unconsolidated investments in companies in which we exercise significant influence over operating and financial policies but do not have control.

      We own 100% of our operating companies in Brazil, Mexico, Argentina, Peru and Chile. As a result of our recent additional investment in our Philippine operating company, we began consolidating the results of this company in the third quarter of 2000. Because we have significant influence, but not control, over the business and financial affairs of our Japanese operating company, we account for its operations under the equity method. Due to a lower equity ownership interest in our Canadian operating company, we do not exercise significant influence over this company’s operations and business strategy. Accordingly, we account for this investment as a marketable security.

      The accounts of our consolidated non-U.S. subsidiaries and our Japanese affiliate accounted for under the equity method are presented utilizing accounts as of a date one month earlier than the accounts of our U.S. subsidiaries to ensure timely reporting of consolidated results.

      We deliver our wireless services through handset devices, which we also refer to as digital subscriber units. Our operating revenues and the variable component of our selling expenses are primarily driven by the number of digital subscriber units in service and not necessarily by the number of customers, as one customer may purchase one or many digital subscriber units.

      Operating revenues primarily include monthly access charges for digital interconnect services and digital two-way radio service, charges for airtime and digital two-way radio usage in excess of plan minutes and long distance charges derived from calls placed by our customers.

      Cost of revenues consists primarily of costs of interconnection with local exchange carrier facilities and direct switch and transmitter and receiver site costs, such as property taxes, insurance costs, rent for the network switches and sites and utility costs, including electricity, used to operate our digital mobile networks. Interconnection costs have fixed and variable components. The fixed component of interconnection costs consists of monthly flat-rate fees for facilities leased from local exchange carriers. The variable component of interconnection costs, which fluctuates in relation to the level of wireless calls, generally consists of per-minute use fees charged by wireline and wireless providers for wireless calls terminating on their networks.

1.	Nine and Three Months Ended September 30, 1999 vs. Nine and Three Months Ended September 30, 2000

       a.  Operating Revenues

		% of		% of	Increase from
		Consolidated		Consolidated	Previous Year
	September 30,	Operating	September 30,	Operating
	1999	Revenues	2000	Revenues	Dollars	Percent

	(dollars in thousands)
Nine Months Ended

Operating revenues	$69,105	100%	$197,158	100%	$128,053	185%

Brazil	24,067	35%	60,650	31%	36,583	152%

Mexico	15,342	22%	66,045	34%	50,703	330%

Argentina	27,669	40%	52,001	26%	24,332	88%

Peru	2,027	3%	16,510	8%	14,483	715%

Corporate & Other	—	—	1,952	1%	1,952	NM
Three Months Ended

Operating revenues	$27,345	100%	$86,358	100%	$59,013	216%

Brazil	8,024	29%	25,535	29%	17,511	218%

Mexico	6,480	24%	30,105	35%	23,625	365%

Argentina	11,795	43%	20,654	24%	8,859	75%

Peru	1,046	4%	8,267	10%	7,221	690%

Corporate & Other	—	—	1,797	2%	1,797	NM

NM —	Not Meaningful

     Operating revenues increased primarily as a result of an 182% growth in the number of our digital subscriber units in service from September 30, 1999 to September 30, 2000. The number of digital subscriber units in service of our consolidated subsidiaries in Latin America increased from about 212,400 at September 30, 1999 to about 600,000 at September 30, 2000. This increase is primarily attributable to our Brazilian and Mexican operating companies. Digital subscriber unit growth across our Latin American markets is the result of a number of factors, principally:

•	the expansion of coverage in those markets;

•	a continued emphasis on increasing brand awareness, primarily through increased advertising;

•	an increased number of indirect distributors;

•	the introduction of new products and services, such as international roaming services; and

•	the launch of digital interconnect service in Peru during June 1999. Before June 1999, only digital two-way radio service was available from our Peruvian operating company. We believe the potential customer base expanded significantly with the addition of interconnect service.

      The following factors also contributed to the growth in operating revenues and have generated higher average monthly revenues per digital subscriber unit:

•	the establishment of the calling party pays program in Argentina in May 1999, resulting in additional revenue from fees paid by non-subscribers placing calls to our subscribers in Argentina;

•	the introduction of digital interconnect service in Peru during June 1999, which has generated higher service revenues per digital subscriber unit than the digital two-way radio service previously available;

•	a shift in our customer use patterns away from use of digital two-way radio only to full use of our integrated services, across all our Latin American markets with a corresponding increase in total minutes of use of our digital interconnect services; and

•	the introduction of new monthly service plans, primarily in Mexico.

       b.  Cost of Revenues

		% of		% of	Increase from
		Consolidated		Consolidated	Previous Year
	September 30,	Operating	September 30,	Operating
	1999	Revenues	2000	Revenues	Dollars	Percent

	(dollars in thousands)
Nine Months Ended

Cost of revenues	$29,503	43%	$52,069	26%	$22,566	76%

Brazil	11,682	17%	18,473	9%	6,791	58%

Mexico	6,468	9%	15,450	8%	8,982	139%

Argentina	10,308	15%	13,541	7%	3,233	31%

Peru	1,045	2%	4,094	2%	3,049	292%

Corporate & Other	—	—	511	—	511	NM
Three Months Ended

Cost of revenues	$11,431	42%	$22,417	26%	$10,986	96%

Brazil	4,809	17%	8,195	9%	3,386	70%

Mexico	1,882	7%	6,968	8%	5,086	270%

Argentina	4,248	16%	5,093	6%	845	20%

Peru	492	2%	1,676	2%	1,184	241%

Corporate & Other	—	—	485	1%	485	NM

NM — Not Meaningful

     The increase in cost of revenues for the nine and three months ended September 30, 2000 over the same periods in 1999 is primarily attributable to the following factors:

•	increased variable costs related to interconnect costs on higher minutes of use; and

•	increased site ground lease costs and utilities that we incurred due to an increase of about 86% in the number of our transmitter and receiver sites placed in service from September 30, 1999 to September 30, 2000.

      Cost of revenues as a percentage of revenues decreased primarily as a result of economies of scale achieved as a result of increases in system usage and digital subscriber units placed in service during 2000.

       c.  Selling, General and Administrative Expenses

		% of		% of	Increase from
		Consolidated		Consolidated	Previous Year
	September 30,	Operating	September 30,	Operating
	1999	Revenues	2000	Revenues	Dollars	Percent

	(dollars in thousands)
Nine Months Ended

Selling, general and administrative	$167,803	243%	$245,415	124%	$77,612	46%

Selling and marketing	77,192	112%	153,878	78%	76,686	99%

General and administrative	90,611	131%	91,537	46%	926	1%
Three Months Ended

Selling, general and administrative	$51,581	189%	$96,765	112%	$45,184	88%

Selling and marketing	27,434	100%	62,017	72%	34,583	126%

General and administrative	24,147	89%	34,748	40%	10,601	44%

      The increase in selling and marketing expenses during the nine and three months ended September 30, 2000 from comparable 1999 periods consisted primarily of increased costs incurred in connection with higher consolidated sales of digital subscriber units across all of our reportable segments during the nine and three months ended September 30, 2000, including:

•	$34.0 million and $13.2 million of additional advertising costs;

•	$28.8 million and $13.6 million of increased losses due to subsidies generated from increased sales of digital subscriber units and related accessories; and

•	$13.9 million and $7.8 million of increased commissions earned by employees, indirect dealers and distributors as a result of increased digital subscriber unit sales.

      The increase in general and administrative expenses during the nine and three months ended September 30, 2000 from comparable 1999 periods is primarily attributable to the following:

•	$10.4 million and $5.5 million of increased payroll and related expenses primarily attributable to our billing, collection and customer care activities to support a larger customer base; and

•	$9.1 million and $10.0 million of increased general corporate expenses, including facilities and information technology related costs to support the growth of our operations;

offset by $18.6 million and $4.9 million reduction of bad debt expense due to our increased focus on credit and collection activities.

      The aggregate amount of selling, general and administrative expenses are expected to increase as a result of a number of factors, including but not limited to:

•	continuing aggressive advertising and marketing campaigns;

•	increasing sales and marketing, customer care and back-office support staffing; and

•	increasing aggregate amounts of digital subscriber unit subsidies as we sell additional digital subscriber units and related accessories.

       d.  Depreciation and Amortization

		% of		% of	Increase from
		Consolidated		Consolidated	Previous Year
	September 30,	Operating	September 30,	Operating
	1999	Revenues	2000	Revenues	Dollars	Percent

	(dollars in thousands)
Nine Months Ended

Depreciation and amortization	$80,695	117%	$102,420	52%	$21,725	27%

Depreciation	60,700	88%	80,790	41%	20,090	33%

Amortization	19,995	29%	21,630	11%	1,635	8%
Three Months Ended

Depreciation and amortization	$28,813	105%	$37,237	43%	$8,424	29%

Depreciation	22,176	81%	28,732	33%	6,556	30%

Amortization	6,637	24%	8,505	10%	1,868	28%

      Depreciation and amortization increased primarily due to increased depreciation as a result of placing additional transmitter and receiver sites into service in existing markets to improve and enhance coverage of our digital mobile networks. System assets relating to the development and expansion of our digital mobile networks represent the largest portion of our capital expenditures during each period. Depreciation begins when system assets are placed into service in the relevant markets. Depreciation is expected to increase as we place additional transmitter and receiver sites and switches into service.

       e.  Segment Losses, Interest Expense, Interest Income and Other

					Increase
		% of		% of	(Decrease) from
		Consolidated		Consolidated	Previous Year
	September 30,	Operating	September 30,	Operating
	1999	Revenues	2000	Revenues	Dollars	Percent

	(dollars in thousands)
Nine Months Ended

Segment losses	$128,201	186%	$100,326	51%	$(27,875)	(22)%

Brazil	54,879	79%	31,484	16%	(23,395)	(43)%

Mexico	21,831	32%	25,831	13%	4,000	18%

Argentina	30,484	44%	12,010	6%	(18,474)	(61)%

Peru	9,359	14%	9,877	5%	518	6%

Corporate and other	11,648	17%	21,124	11%	9,476	81%

Interest expense	127,676	185%	176,677	90%	49,001	38%

Interest income	5,283	8%	14,760	7%	9,477	179%

Equity in losses of unconsolidated affiliates	20,819	30%	30,573	16%	9,754	47%

Foreign currency transaction (losses) gains, net	(60,545)	(88)%	8,598	4%	69,143	114%

Minority interest in losses of subsidiaries	16,561	24%	6,504	3%	(10,057)	(61)%

					Increase
		% of		% of	(Decrease) from
		Consolidated		Consolidated	Previous Year
	September 30,	Operating	September 30,	Operating
	1999	Revenues	2000	Revenues	Dollars	Percent

	(dollars in thousands)
Three Months Ended

Segment losses	$35,667	130%	$32,824	38%	$(2,843)	(8)%

Brazil	15,440	56%	10,397	12%	(5,043)	(33)%

Mexico	6,794	25%	8,898	10%	2,104	31%

Argentina	6,692	25%	4,402	5%	(2,290)	(34)%

Peru	2,858	10%	2,142	3%	(716)	(25)%

Corporate and other	3,883	14%	6,985	8%	3,102	80%

Interest expense	45,456	166%	70,017	81%	24,561	54%

Interest income	2,456	9%	9,213	11%	6,757	275%

Equity in losses of unconsolidated affiliates	9,299	34%	13,289	15%	3,990	43%

Foreign currency transaction (losses) gains, net	(14,681)	(54)%	2,676	3%	17,357	118%

Minority interest in losses of subsidiaries	3,262	12%	—	—	(3,262)	(100)%

      We define segment losses as losses before interest, taxes, depreciation and amortization and other nonoperating charges. We incurred segment losses across all of our consolidated subsidiaries during the nine- and three-month periods ended September 30, 1999 and 2000. Segment losses in Brazil and Argentina have decreased for the nine and three months ended September 30, 2000 from the comparable 1999 periods as a result of increases in operating revenues due to an increase in digital subscriber units in service and reductions in bad debt expense in both markets. Segment losses in Mexico increased for the nine and three months ended September 30, 2000 from the comparable 1999 periods primarily as a result of increased advertising costs and losses due to subsidies generated from increased sales of digital subscriber units, which were partially offset by higher operating revenues. Segment losses in Peru remained relatively flat for the nine and three months ended September 30, 2000 from the comparable 1999 periods, primarily because higher service revenues were offset by losses due to subsidies generated from increased sales of digital subscriber units. The segment losses for corporate and other increased for the nine and three months ended September 30, 2000 from the comparable 1999 periods due to increased personnel, facilities and general corporate expenses primarily reflecting increased staffing for support activities required to serve a larger customer base. We expect these segment losses to continue for the next several years while we expand our digital mobile networks and business activities, grow our subscriber base and strengthen the support systems necessary to service our growing number of subscribers.

      The increase in interest expense for the nine and three months ended September 30, 2000 from the comparable periods in 1999 resulted from the issuance of our 12.75% senior serial notes on August 1, 2000, as well as higher levels of outstanding debt under our bank and credit facilities. We used this debt primarily to finance our expansion and enhancement of digital mobile network coverage in our Latin American markets.

      The increase in interest income for the nine and three months ended September 30, 2000 from the comparable periods in 1999 is primarily due to higher average outstanding cash balances as a result of $442.7 million in proceeds received from the issuance of our series A exchangeable redeemable preferred stock during the second quarter of 2000 and $623.8 million in net proceeds received from the issuance of our 12.75% senior serial notes in August 2000.

      The increase in equity in losses of unconsolidated affiliates for the nine and three months ended September 30, 2000 from the comparable periods in 1999 is attributable to increased operating losses incurred by our Philippine operating company, prior to consolidation, and by our Japanese operating company.

      The foreign currency transaction gain for the nine and three months ended September 30, 2000 is due primarily to the strengthening of the Brazilian real relative to the U.S. dollar during 2000. The foreign currency transaction loss for the nine and three months ended September 30, 1999 is primarily due to the weakening of the Brazilian real relative to the U.S. dollar during the early part of 1999.

      The decrease in minority interest in losses of subsidiaries for the nine and three months ended September 30, 2000 from the comparable periods in 1999 is attributable to the purchase of minority stockholders’ interests in our Brazilian and Peruvian operating companies.

     2.  Year Ended December 31, 1998 vs. Year Ended December 31, 1999

       a.  Operating Revenues

		% of		% of	Increase from
		Consolidated		Consolidated	Previous Year
	December 31,	Operating	December 31,	Operating
	1998	Revenues	1999	Revenues	Dollars	Percent

	(dollars in thousands)

Operating revenues	$42,488	100%	$104,528	100%	$62,040	146%

Brazil	17,480	41%	34,917	33%	17,437	100%

Argentina	10,662	25%	40,767	39%	30,105	282%

Mexico	12,412	29%	24,937	24%	12,525	101%

Peru	1,934	5%	3,907	4%	1,973	102%

      Operating revenues increased for the year ended December 31, 1999 due primarily to an increased number of digital subscriber units in service and higher average monthly revenue per digital subscriber unit.

      The increased number of digital subscriber units in service is the primary reason for the increase in consolidated operating revenues in 1999. The growth in the number of digital subscriber units in service is the result of a number of factors, principally:

•	the expansion of coverage in existing markets;

•	higher average digital subscriber units in service during 1999 as a result of the inclusion of a full year of attracting new subscribers to our digital mobile services in markets where we launched service during 1998, including Sao Paulo and Rio de Janeiro, Brazil; Buenos Aires and Rosario, Argentina; and Mexico City, Mexico, compared to 1998, which included new subscriber loading activities for only that portion of the year following the initial launches of our digital mobile services in these markets;

•	a continued emphasis on increasing brand awareness, primarily through increased advertising; and

•	the launch of digital interconnect service in Peru during June 1999. Before June 1999, only digital two-way radio service was available from our Peruvian operating company. We believe the potential customer base expanded significantly with the addition of interconnect service.

      The higher average monthly revenue per digital subscriber unit also contributed to the increase in operating revenues in 1999. The higher average monthly revenue is the result of a number of factors, principally:

•	the establishment of the calling-party-pays program in Argentina, resulting in additional revenue from fees paid by non-subscribers placing calls to subscribers of our Argentine operating company;

•	the introduction of digital interconnect service in Peru during June 1999, which generates significantly higher revenues per subscriber than the digital two-way radio service previously available; and

•	a shift in our customer mix away from use of digital two-way radio only to full use of our integrated services with a corresponding increase in minutes of use of our digital mobile services.

       b.  Cost of Revenues

		% of		% of	Increase from
		Consolidated		Consolidated	Previous Year
	December 31,	Operating	December 31,	Operating
	1998	Revenues	1999	Revenues	Dollars	Percent

	(dollars in thousands)

Cost of revenues	$20,085	47%	$40,999	39%	$20,914	104%

Brazil	8,916	21%	16,064	15%	7,148	80%

Argentina	5,324	13%	14,092	13%	8,768	165%

Mexico	5,332	13%	9,175	9%	3,843	72%

Peru	513	—	1,668	2%	1,155	225%

      Cost of revenues increased during 1999 in comparison to 1998 primarily due to interconnect costs on higher minutes of use and increased site ground lease costs, technical expenses and utilities that we incurred due to an increase in the number of switches and transmitter and receiver sites on air during 1999.

       c.  Selling, General and Administrative Expenses

		% of		% of	Increase from
		Consolidated		Consolidated	Previous Year
	December 31,	Operating	December 31,	Operating
	1998	Revenues	1999	Revenues	Dollars	Percent

	(dollars in thousands)

Selling, general and administrative	$143,098	337%	$226,379	217%	$83,281	58%

Selling and marketing	65,154	153%	112,116	107%	46,962	72%

General and administrative	77,944	184%	114,263	110%	36,319	47%

      Selling and marketing expenses increased across all of our reportable segments during 1999, due to the following:

•	$24.6 million of increased losses due to subsidies generated from increased sales of digital subscriber units and related accessories;

•	$11.2 million of increased commissions earned by employees, indirect dealers and distributors as a result of increased digital subscriber unit sales;

•	$8.4 million of increased costs related to additional employees necessary to support marketing and fulfillment functions for the expanded subscriber base; and

•	$2.8 million of additional advertising costs.

      The increase in general and administrative expenses during 1999 is due to the following:

•	$26.1 million of increased bad debt expense, which is discussed below;

•	$7.8 million of increased expenses related to billing and customer care as a result of a larger customer base; and

•	$2.4 million increase in personnel, facilities and general corporate expenses primarily reflecting increased staffing for support of company wide initiatives, including negotiating contracts with key vendors to take advantage of volume discounts, as well as coordinating the technology needs for future programs such as international roaming and prepaid calling cards.

      Bad debt expense increased $26.1 million from $7.1 million during 1998 to $33.2 million during 1999. This increase is a result of a focused program to aggressively take action on delinquent paying customers and to strengthen credit and collection procedures in Brazil and Argentina. As part of this program, we suspended or deactivated nonpaying customers and implemented procedures to minimize credit risk, such as requiring deposits, requesting bank statements or requesting current credit references from prospective customers. Following the institution of this program, bad debt expense decreased from $22.4 million during the first six months of 1999 to $10.8 million during the last six months of 1999.

       d.  Depreciation and Amortization

		% of		% of	Increase from
		Consolidated		Consolidated	Previous Year
	December 31,	Operating	December 31,	Operating
	1998	Revenues	1999	Revenues	Dollars	Percent

	(dollars in thousands)

Depreciation and amortization	$56,039	132%	$108,091	103%	$52,052	93%

      Depreciation and amortization increased for 1999 as compared to 1998 primarily due to:

•	increased depreciation as a result of placing additional transmitter and receiver sites into service in existing markets to improve and expand coverage during 1999; and

•	the recording of a full year of depreciation during 1999 on transmitter and receiver sites and switches placed into service at various dates during 1998.

      System assets relating to the development and expansion of our digital mobile networks represent the largest portion of capital expenditures during 1999. We begin depreciating an asset when it is placed into service.

       e.  Segment Losses, Interest Expense, Interest Income, and Other

					Increase(Decrease)
		% of		% of	from
		Consolidated		Consolidated	Previous Year
	December 31,	Operating	December 31,	Operating
	1998	Revenues	1999	Revenues	Dollars	Percent

	(dollars in thousands)

Segment losses	$120,695	284%	$162,850	156%	$42,155	35%

Brazil	60,945	143%	68,554	66%	7,609	12%

Argentina	35,353	83%	36,979	35%	1,626	5%

Mexico	10,253	24%	28,813	28%	18,560	181%

Peru	3,007	7%	12,579	12%	9,572	318%

Corporate and other	11,137	26%	15,925	15%	4,788	43%

Interest expense	106,824	251%	179,604	172%	72,780	68%

					Increase(Decrease)
		% of		% of	from
		Consolidated		Consolidated	Previous Year
	December 31,	Operating	December 31,	Operating
	1998	Revenues	1999	Revenues	Dollars	Percent

	(dollars in thousands)

Interest income	16,655	39%	8,442	8%	(8,213)	(49)%

Equity in losses of unconsolidated affiliates	12,193	29%	31,469	30%	19,276	158%

Foreign currency transaction gains (losses) and other, net	2,472	6%	(65,905)	(63)%	(68,377)	NM

Minority interest in losses of subsidiaries	17,131	40%	19,314	18%	2,183	13%

NM — Not Meaningful

      We incurred segment losses across all of our consolidated subsidiaries for 1999. Segment losses in each of our operating segments increased during 1999 in comparison to 1998 primarily due to higher variable selling costs including subsidies and commissions attributable to increased sales of digital subscriber units. These segment losses were partially offset by higher operating revenues. Segment losses for corporate and other increased due to increased personnel, facilities and general corporate expenses primarily reflecting increased staffing for support activities required to serve a larger customer base. We expect these segment losses to continue while we are expanding our digital mobile networks and business activities, expanding our subscriber base and expanding the support systems necessary to service our growing number of subscribers.

      The increase in interest expense during 1999 in comparison to 1998 is due to higher levels of outstanding debt throughout the year. Draws were made on our $225.0 million equipment financing facility with Motorola Credit Corporation and our Argentine operating company’s $100.0 million secured term loan facility, to fund network expansion during 1999. In addition, capitalized interest decreased during 1999 as average construction in progress balances decreased from 1998, when the balances consisted primarily of costs associated with the subsequent launches of markets in Brazil, Argentina and Mexico, to 1999, when the balances consisted primarily of costs associated with expanding and enhancing coverage in existing markets.

      We attribute the decrease in interest income to the lower average cash balances on hand during 1999 in comparison to 1998. During 1999, our primary funding sources consisted of borrowings under long-term debt facilities and capital contributions from a wholly owned subsidiary of Nextel Communications. Both of these borrowings occurred immediately before, or simultaneously with, our anticipated uses of the funds. During 1998, however, our primary funding source was the net proceeds from the issuance of our 12.125% senior discount notes, which generated interest income before they were used in our business.

      Our equity in losses of unconsolidated affiliates increased primarily due to a $16.4 million increase in the loss from our investment in our Philippine operating company. The loss from this investment was caused both by an increase in our ownership during 1998 and an increase in the net losses of our Philippine operating company. Digital mobile service was launched in Manila during the third quarter of 1998. The increase in the net losses of our Philippine operating company was due primarily to higher interest expense and depreciation and amortization related to the build-out of its network and higher selling and marketing costs associated with equipment subsidies and advertising during 1999. Increased losses in our Japanese operating company caused the remaining increase in equity in losses of unconsolidated affiliates during 1999.

      Our foreign currency transaction gains (losses) and other, net of $(65.9) million was related primarily to the devaluation during 1999 of the Brazilian real relative to the U.S. dollar.

      The increase in our minority interest in losses of subsidiaries was directly related to increased losses attributable to minority stockholders of our primary Brazilian operating company and our Peruvian operating company.

      We recognized an income tax benefit during 1998 of $22.4 million related to net operating losses of our subsidiaries in Brazil, Mexico and Argentina. Changes in tax legislation in Argentina and Mexico, and depletion of temporary differences in Brazil, have contributed to the decrease in the income tax benefit for 1999 for those segments. Additionally, we are precluded from recognizing any income tax benefits associated with U.S. net operating losses until it is more likely than not that we will generate taxable income during periods before the expiration of our accumulated net operating losses.

     3.  Year Ended December 31, 1997 vs. Year Ended December 31, 1998

      Our 1997 consolidated financial statements include the accounts and balances of our operating companies in Brazil, Mexico and Argentina. The accounts and balances of our Brazilian operations were included from January 30, 1997 through the end of 1997. The accounts and balances of our Mexican operations were included from September 1, 1997 through the end of 1997. The accounts and balances of our Argentine operations were included from January 1, 1997 through May 5, 1997. From May 6, 1997 through January 30, 1998, our interest in our Argentine operations was accounted for under the equity method. Our 1998 consolidated financial statements include the accounts and balances of our Brazilian and Mexican operations for the entire year, and of our Argentine and Peruvian operations for the eleven months ended December 31, 1998.

					Increase(Decrease)
		% of		% of	from
		Consolidated		Consolidated	Previous Year
	December 31,	Operating	December 31,	Operating
	1997	Revenues	1998	Revenues	Dollars	Percent

	(dollars in thousands)

Operating revenues	$13,015	100%	$42,488	100%	$29,473	226%

Cost of revenues	7,424	57%	20,085	47%	12,661	171%

Selling, general and administrative	26,768	206%	143,098	337%	116,330	435%

Depreciation and amortization	18,381	141%	56,039	132%	37,658	205%

Interest expense	56,583	435%	106,824	251%	50,241	89%

Interest income	19,666	151%	16,655	39%	(3,011)	(15)%

Equity in losses of unconsolidated affiliates	11,401	88%	12,193	29%	792	7%

Foreign currency transaction gains and other, net	5,561	43%	2,472	6%	(3,089)	(56)%

Minority interest in losses of subsidiaries	2,085	16%	17,131	40%	15,046	722%

Income tax benefit	6,282	48%	22,358	53%	16,076	256%

       a.  Operating Revenues

      In 1998, operating revenues increased by $29.5 million as compared to 1997. This increase is primarily attributable to fees generated from digital mobile service and analog service provided in Brazil in 1998 and from analog services provided in Mexico in 1998. A portion of the increase is also attributable to the greater number of months that our Mexican operations were consolidated during 1998, and to the purchase of the majority interest in our Argentine and Peruvian operating companies in January 1998. During 1997, revenues were primarily attributable to analog service provided in Mexico and Brazil. As we launched digital mobile service in Brazil, Argentina and Mexico during 1998, fees were generated predominantly by digital mobile service.

       b.  Cost of Revenues

      In 1998, cost of revenues increased $12.7 million as compared to 1997. This increase relates primarily to increases in site and switch operating costs. These costs include site rents, utilities and maintenance, increases in interconnect costs related to our digital mobile networks and increases in the cost of equipment sales and maintenance. The increase in cost of revenues is also attributable to a full year of consolidation of our Mexican operations during 1998 compared to only four months in 1997 and the addition of our Argentine and Peruvian operating companies as consolidated subsidiaries during 1998.

       c.  Selling, General and Administrative Expenses

      The $116.3 million increase in selling, general and administrative expense in 1998 as compared to 1997 is attributable to market growth, the launch of the digital mobile networks, an increase in staffing and other costs required to support the digital mobile service, increased subsidies on sales of subscriber units and advertising and marketing costs incurred to create brand awareness in each of the markets that launched digital mobile service during 1998.

       d.  Depreciation and Amortization

      The $37.6 million increase in depreciation and amortization expense to $56.0 million in 1998 from $18.4 million in 1997 is primarily attributable to amortization of licenses in our Argentine, Brazilian and Mexican operating companies, an increase in depreciation expense related to the launch of our digital mobile networks during 1998 and depreciation and amortization expense related to the consolidation of the operating results of our Argentine operating company for the full year in 1998 and our Peruvian operating company commencing in February 1998.

       e.  Interest Income, Interest Expense and Other

      Interest expense increased $50.2 million to $106.8 million in 1998 from $56.6 million in 1997. This increase is attributable to accretion of interest and related amortization of debt issue costs on the 12.125% senior discount notes, a full year of interest accretion and amortization of debt issue costs on the 13.0% senior discount notes, and increased interest expense due to the greater amount of outstanding borrowings under the equipment financing facility for McCaw International (Brazil) Ltd., the company through which we hold our Brazilian operations, and our Argentine operating company’s secured term loan facility during 1998. These increased costs were partially offset by an increase in the amount of interest capitalized in connection with the construction and development of our digital mobile networks during 1998.

      Interest income decreased $3.0 million to $16.7 million during 1998 from $19.7 million during 1997. The decrease is primarily attributable to a reduction of income recognized on the investment of the net proceeds from the 12.125% senior discount notes, compared to the income recognized on the investment of the net proceeds from the issuance of the 13.0% senior discount notes, before they were used in our business.

      Equity in losses of unconsolidated affiliates increased $0.8 million to $12.2 million in 1998 from $11.4 million in 1997. The loss in 1998 was primarily attributable to about $5.8 million in losses associated with our 38% interest, or 30% through August 1998, in our Philippine operating company and $5.5 million in losses associated with our 21% interest in our Japanese operating company. During 1997, the equity in losses of unconsolidated affiliates also includes $4.5 million of losses associated with our 50% interest in our Argentine operating company which was accounted for using the equity method for the majority of 1997.

      Foreign currency transaction gains and other, net decreased $3.1 million during 1998 as compared to 1997 primarily due to an increase in foreign currency gains recognized on the remeasurement of our Mexican operating company’s net monetary liabilities and our Japanese operating company’s yen-denominated debt.

      Minority interest in the net losses of our Brazilian operations and our Mexican operations totaled $17.1 million in 1998, an increase of $15.0 million over 1997. This increase is primarily attributable to the minority stockholders’ about 23% interest in the net loss of our Brazilian operations.

      We recognized an income tax benefit of $22.4 million in 1998 compared to an income tax benefit of $6.3 million in 1997. The increased income tax benefit recognized in 1998 was primarily attributable to operating losses related to our Brazilian and Mexican operations.

  B.  Liquidity and Capital Resources

      Working capital increased by $309.9 million to $291.6 million at September 30, 2000 compared to a working capital deficit of $18.3 million at December 31, 1999. This change is primarily attributable to the increase in cash and cash equivalents resulting from our receipt of about $623.8 million of net proceeds generated by the issuance of our 12.75% senior serial notes, as well as our receipt of $442.7 million in net proceeds generated by the issuance of our series A exchangeable redeemable preferred stock in the second quarter of 2000 to a wholly owned subsidiary of Nextel Communications. This working capital increase was partially offset by the utilization of a portion of the proceeds to fund capital expenditures and additional investments in consolidated subsidiaries.

      We incurred losses attributable to common stockholders of $237.1 million in 1998, $520.1 million in 1999 and $440.1 million during the nine months ended September 30, 2000. The operating expenses and capital expenditures associated with developing, enhancing and operating our digital mobile networks have more than offset our operating revenues. Our operating expenses, debt service obligations and anticipated capital expenditures are expected to continue to more than offset operating revenues for the next several years. We have consistently used external sources of funds, primarily from debt incurrences and from the issuance of our series A exchangeable redeemable preferred stock to a wholly owned subsidiary of Nextel Communications, to fund operations, capital expenditures, acquisitions and other nonoperating needs.

     Cash Flows

      Net cash used in operating activities for 1999 improved by $13.1 million compared to 1998 primarily due to improvements in working capital management, including improved cash collections and increased inventory turnover. Net cash used in operating activities for the nine months ended September 30, 2000 decreased by $46.2 million as compared to net cash used in operating activities for the nine months ended September 30, 1999. The decrease is due primarily to arrangements entered into with Motorola in the third quarter of 1999 providing extended payment terms for purchases of digital subscriber units.

      Capital expenditures to fund the continued expansion and enhancement of our digital mobile networks continue to represent the largest use of our funds for investing activities. Cash payments for capital expenditures increased $167.0 million to $277.3 million for the nine months ended September 30, 2000. The increase in capital expenditures is part of our strategy to focus on aggressive expansion and enhancement of digital mobile network coverage in our Latin American markets, primarily in Brazil, Mexico and Argentina. During the first nine months of 2000, we used $252.5 million of cash to increase our ownership interests in our Brazilian and Peruvian operating companies and to acquire companies with specialized mobile radio licenses in Peru and Chile. During the nine months ended September 30, 2000, we used net cash of $122.1 million to purchase short-term investments. During 1998, significant capital expenditures were made in advance of the commercial launch of digital interconnect service in São Paulo, Buenos Aires, Rio de Janeiro, Mexico City and Rosario, all of which occurred during the middle to latter part of 1998. Capital expenditures during 1999 were $226.2 million lower than during 1998. The lower amount of capital expenditures in 1999 is related to a commensurately reduced network construction program. In contrast to the five markets launched during 1998 in major metropolitan areas of Latin America, in 1999, we launched only one new market in Lima, Peru. In addition, the principal focus of our capital expenditures and our digital mobile network construction program in 1999 was to improve the quality of service in our existing coverage areas rather than to expand our wireless service areas. Investments in unconsolidated affiliates decreased from $97.6 million in 1998 to $38.4 million in 1999. The lower investment amount in 1999 resulted from reduced investment activity in Japan and a temporary reduction in investment activity in the Philippines.

      Net cash provided by financing activities for the nine months ended September 30, 2000 consisted primarily of $641.0 million from the issuance of debt securities, as well as $442.7 million from issuances of shares of our series A exchangeable redeemable preferred stock to a wholly owned subsidiary of Nextel Communications, and $75.2 million from borrowings under vendor credit facilities, offset by repayment of $13.4 million of long-term debt and payment of $16.8 million in deferred financing costs.

      Net cash provided by financing activities for the year ended December 31, 1999 consisted primarily of the following:

•	$200.0 million in aggregate net proceeds from issuances of shares of our series A exchangeable redeemable preferred stock to a wholly owned subsidiary of Nextel Communications;

•	$132.9 million from additional borrowings under our long-term debt facilities;

•	$17.0 million of contributions from minority stockholders of our majority owned consolidated subsidiaries;

•	$8.8 million of net borrowings from Nextel Communications for costs incurred on our behalf; and

•	$2.0 million in proceeds from the exercise of stock options;

offset by $16.2 million of repayment of principal amounts outstanding under our long-term debt facilities.

      During 1998, cash provided by financing activities consisted primarily of proceeds from the issuance of the 13.0% senior discount notes, borrowings under our Argentine operating company’s secured term loan facility and McCaw International (Brazil)’s equipment financing facility. For more information, see “XIII. Description of Other Indebtedness.”

  C.  Future Capital Needs and Resources

      Our strategy is focused on aggressive expansion and improvement of digital mobile coverage in our Latin American markets, expansion into new markets and continued support of our other operations. Our business plan, which has been developed based on this strategy, is designed to improve digital subscriber unit growth, revenues and other key financial performance measurements. We have already begun to take the actions necessary to achieve our business plan. These actions include:

•	improving digital mobile network coverage within our existing markets in Latin America;

•	expanding our digital mobile network service to reach new areas in Latin America;

•	improving brand awareness;

•	introducing innovative pricing plans;

•	working closely with industry associations and local government offices to eliminate anti-competitive and anti-consumer regulations;

•	developing new and strengthening existing distribution channels; and

•	introducing new products and services.

      Our business plan has been developed in anticipation of the continuing acceleration of the growth, and continuing improvements in the financial and operating performance, of our digital mobile networks. Accordingly, we expect that anticipated cash expenditures during the remainder of 2000 and 2001 will be focused on the following items:

•	capital expenditures to continue to expand and improve digital mobile network coverage in existing or targeted future markets, primarily in Latin America;

•	acquisition of additional spectrum to support entry into new digital mobile network markets and to support increased network capacity and reduce future network construction expenditures in some of our existing digital mobile markets;

•	debt service requirements; and

•	working capital requirements.

      Based on our assessment of the business activity and related cash needs of our operating companies, we believe that our available cash on hand and borrowings expected to be available under our existing financing agreements will be sufficient to continue our operations through the first quarter of 2001. This conclusion is based on:

•	our $602.0 million of available cash, cash equivalents and short-term investments, and continued availability of about $50.7 million of borrowing capacity under our existing financing facilities at September 30, 2000;

•	our receipt of $250.0 million from the issuance of our series A exchangeable preferred stock to a subsidiary of Nextel Communications in December 2000;

•	the remaining $25.7 million of equity contributions due in the remainder of the fourth quarter of 2000 to our Argentine operating company; and

•	the anticipated continuation of arrangements providing extended payment terms for purchases of digital subscriber units under agreements with Motorola.

Beginning in 2001, we expect that we will need to obtain additional funding to meet the anticipated cash needs associated with implementing our business plan. In making this assessment we have also considered the increase in our cash needs attributable to potential acquisitions that are already subject to binding agreements or those which we are currently negotiating, including:

•	the remaining payment of up to $40.5 million to purchase all of Cordillera Communications Corporation’s equity interests in several analog companies in Chile and Peru;

•	the payment of up to $7.8 million in cash to purchase additional licenses in Chile from Gallyas S.A. and its affiliates; and

•	the payment of about $24.5 million in connection with our purchases of additional spectrum in Mexico.

      The availability of borrowings under our financing agreements is subject to conditions and limitations, and we cannot provide assurance that those conditions will be met at the times that we need to access borrowings under the relevant facilities. The terms of our financing agreements also require us to comply with various operating and financial covenants or ratios, which may become more stringent over time. Any failure to meet these covenants or ratios could have adverse effects on us and our ability to implement our current business plan, such as making future borrowings under those agreements unavailable or requiring repayment of amounts previously borrowed under those agreements in advance of their currently scheduled maturities. In addition, our capital needs and our ability to adequately address those needs through existing or any future potential debt or equity funding sources are subject to a variety of factors that cannot presently be predicted with certainty. These factors include, among others, the commercial success of our digital mobile networks, the amount and timing of our capital expenditures and operating losses and the volatility and demand of the debt and equity markets.

      We have had and may in the future have discussions with third parties regarding potential acquisitions of, or equity investments in, those third parties or wireless communications businesses or assets owned by them. Consideration of these potential acquisitions and investments is part of our proactive approach to expanding coverage in our principal target markets in Latin America and also could represent financially attractive or strategically desirable investment opportunities elsewhere. At this time, other than the existing arrangements that have been consummated or are disclosed in this prospectus, we have no material binding commitments or understandings with any third parties that would require us to purchase an interest in or otherwise make any investment in or financial commitment to any new ventures. Our current expectation of cash needs and anticipated availability of related required funding during the remainder of 2000 and 2001 do not reflect the impact of any potential acquisitions or investments that may occur other than those described above. Any potential acquisitions or investments could involve significant additional funding needs in excess of those sources that we currently anticipate to be available. These activities could require us to raise additional equity or debt funding to successfully pursue, consummate and realize the potential benefits of those potential acquisitions or investments.

      Our anticipated cash needs as well as our conclusions as to the adequacy of our available sources could change significantly if:

•	our business plans change;

•	economic conditions in any of our markets or competitive practices in the mobile wireless communications industry, especially in Latin America, change materially from those currently prevailing or anticipated; or

•	other presently unexpected circumstances are encountered that have a material effect on the cash flow and profitability of our mobile wireless business.

We have been and will continue to be sensitive to abrupt changes in the financial markets and the business environments in those countries where we have operations, and will attempt to adjust our operating and financing plans accordingly.

      On August 17, 2000, we announced that we had filed a registration statement with the Securities and Exchange Commission for proposed initial public offering of our class A common stock. However, we cannot be sure that the initial public offering will occur or when it will occur or that it will provide sufficient funds to support our business plan. If the initial public offering of our class A common stock is not completed or is not completed in a timely manner or if it does not provide us with sufficient net proceeds to fund our cash needs, we would expect to explore private sales of equity or debt securities to third parties or additional issuances of capital stock to Nextel Communications.

      We have called upon Nextel Communications to provide us with significant financial support in the past, particularly during 2000. In the future, if we are unable to obtain necessary funding from other sources, we may seek additional financing from Nextel Communications. However, Nextel Communications has no legal obligation to make any additional equity investments or to otherwise advance any other funds to us. In addition to the absence of any legal obligation of Nextel Communications to provide funding to us, some of the agreements to which Nextel Communications currently is a party restrict the amount available to Nextel Communications and its relevant subsidiaries for specified purposes, including investments in and advances to us. If we are unable to obtain the capital we require to implement our business plan, or to obtain it on acceptable terms and in a timely manner, we would attempt to take appropriate responsive actions to tailor our activities to our available financing, including making revisions to our business plan to accommodate the reduced funding. See “III. Forward-Looking Statements.”

  D.  Effect of New Accounting Standards

     1.  Statement of Financial Accounting Standards No. 133

      In June 1998, the Financial Accounting Standards Board, or FASB, issued Statement of Financial Accounting Standards No. 133, “Accounting for Derivative Instruments and Hedging Activities,” which, as amended by FASB Statement No. 138, establishes accounting and reporting standards for derivative instruments, including some derivative instruments embedded in other contracts, and for hedging activities. FASB Statement No. 133 requires that all derivatives be recognized on our balance sheet as either assets or liabilities and measured at fair value. Additionally, it requires that changes in the derivative instrument’s fair value be recognized in our statement of operations unless specific hedge accounting criteria are met. Effective January 1, 2001, we will apply FASB Statement No. 133 to derivative instruments embedded in other contracts to all contracts issued, acquired or substantively modified after December 31, 1998.

      We are in the process of quantifying the effects of adopting FASB Statement No. 133 on our financial position and results of operations. Based on our analysis to date, we do not believe we have any significant instruments or contracts that qualify as a derivative under FASB Statement No. 133. As we currently do not engage in hedging activities, we do not believe that the adoption of FASB Statement No. 133 will have a material impact on our financial position or results of operations.

     2.  Staff Accounting Bulletin No. 101

      In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin, or SAB, No. 101, “Revenue Recognition in Financial Statements,” which provides guidance on the recognition, presentation and disclosure of revenue in financial statements. The guidelines in SAB No. 101 must be adopted by the fourth quarter of 2000. Based on our current assessment and guidance provided to date by the Securities and Exchange Commission, we do not believe that SAB No. 101 will have a material impact on our financial position or results of operations. However, some items addressed in SAB No. 101, such as multiple-element revenue arrangements, are currently under discussion, and consensus on the accounting treatment or the effective date has not been reached. Accordingly, we will continue to follow the discussions and evaluate the potential impact of the accounting guidance on our financial position and results of operations.

3.	FASB Interpretation No. 44

      In March 2000, the Financial Accounting Standards Board issued Interpretation No. 44, “Accounting for Certain Transactions involving Stock Compensation, an Interpretation of APB Opinion No. 25,” which clarifies the application of the Accounting Principles Board Opinion No. 25 for some issues, including:

•	the definition of an employee for purposes of applying APB Opinion No. 25;

•	the criteria for determining whether a plan qualifies as a noncompensatory plan;

•	the accounting consequences of various modifications to the terms of a previously fixed stock option or award; and

•	the accounting for an exchange of stock compensation awards in a business combination.

Interpretation No. 44 became effective July 1, 2000, but some of the conclusions cover specific events that occurred before its effectiveness. The adoption of this guidance on July 1, 2000 did not have a material impact on our financial position or results of operations.

     4.  Emerging Issues Task Force Issue No. 00-14

      In May 2000, the Emerging Issues Task Force reached a consensus on Issue No. 00-14, “Accounting for Certain Sales Incentives,” which addresses the recognition, measurement and statement of operations classification for sales incentives offered voluntarily by vendors, without cost to consumers, as a result of a single exchange transaction. We are required to and will adopt EITF Issue No. 00-14 in the second quarter of 2001. Based on our analysis to date, we do not believe that implementation of this consensus will have a material impact on our financial position or results of operations.

5.	Emerging Task Force Issue No. 99-19

      In July 2000, the Emerging Issues Task Force reached a consensus on Issue No. 99-19, “Reporting Revenue Gross as a Principal versus Net as an Agent,” which addresses whether a company should recognize revenue based on the gross amount billed to the customer because it has earned revenue from the sale of the goods or services or whether the company should recognize revenue based on the net amount retained because, in substance, it has earned a commission. We are required to and will adopt EITF Issue No. 99-19 in the fourth quarter of 2000. Based on our analysis to date, we do not believe that implementation of this consensus will have a material impact on our financial position or results of operations.

6.	Emerging Task Force Issue No. 00-10

      In September 2000, the Emerging Issues Task Force reached a consensus on Issue No. 00-10, “Accounting for Shipping and Handling Fees and Costs,” which addresses the statement of operations classification of shipping and handling fees billed to customers and shipping and handling costs incurred by companies that sell goods. We are required to and will adopt EITF Issue No. 00-10 in the fourth quarter of 2000. Based on our analysis to date, we do not believe that implementation of this consensus will have a material impact on our financial position or results of operations.

E.	Quantitative and Qualitative Disclosures About Market Risk

      We finance a portion of our operations through senior notes and bank and vendor credit facilities. These financial instruments expose us to market risks, including interest rate risk and foreign currency exchange risk. Our U.S. dollar denominated borrowings and vendor equipment financing account for about 90% of our cross currency exposure. The tenor of available hedging products is generally short-term and does not match our long-term capital flows. We are also exposed to interest rate risk due to fluctuations in the U.S. prime rate, LIBOR, the Eurodollar rate and the Average Base Rate, or ABR. These rates are used to determine the variable rates of interest that are applicable to borrowings under our bank and vendor credit facilities.

      Our debt is denominated in U.S. dollars, while our operating revenues are denominated in foreign currencies. Fluctuations in exchange rates relative to the U.S. dollar, primarily those related to the Brazilian real and the Mexican peso, expose us to significant foreign exchange risk. We attempt to protect our revenues and earnings from foreign currency exchange risks by periodically adjusting prices in local currencies.

      As of September 30, 2000, we held about $123.4 million of debt securities in the form of commercial paper as short-term investments. As the weighted average maturity from the date of purchase was less than four months, these short-term investments do not expose us to a significant amount of interest rate risk.

      We held an investment in the common stock of Clearnet, a publicly traded Canadian company, which had a fair value of $371.0 million at September 30, 2000. We reported our investment in Clearnet at its fair market value in our financial statements. Negative fluctuations in the stock price of Clearnet exposed us to equity price risks. A 10% decline in the stock price would have resulted in a $37.1 million decrease in the fair value of our investment in Clearnet. In October 2000, BCT.TELUS Communications, Inc. acquired Clearnet, and we received shares of BCT.TELUS, a publicly traded Canadian company, in exchange for all of our Clearnet stock, which will continue to expose us to equity price risk.

      The table below presents principal cash flows by year of maturity for our fixed and variable rate debt obligations at September 30, 2000. Fair values are determined based on quoted market prices for our senior notes and carrying value for our bank and vendor credit facilities at September 30, 2000.

      Descriptions of our senior notes and bank and vendor credit facilities are contained in note 7 to the audited consolidated financial statements and in note 3 to the unaudited condensed consolidated financial statements included at the end of this prospectus and should be read in conjunction with the table below. The change in the total and fair values of our long-term debt as compared to December 31, 1999 reflects the issuance of our 12.75% senior serial notes in August 2000, additional borrowings under the existing bank and vendor credit facilities and the changes in the applicable market conditions.

	Year of Maturity

							Total Due
							at
	2000	2001	2002	2003	2004	Thereafter	Maturity	Fair Value

	(U.S. dollars in thousands)

Long-Term Debt:

Fixed Rate	$186	$816	$481	$—	$—	$2,331,463	$2,332,946	$1,839,745

Average Interest Rate	14.5%	14.5%	14.5%	—	—	12.7%	12.7%

Variable Rate	$25,115	$159,228	$115,078	$115,078	$78,970	—	$493,469	$493,469

Average Interest Rate	11.7%	11.9%	11.4%	11.4%	11.9%	—	11.8%

VII.  Business

  A.  Overview

      We provide digital mobile services targeted at meeting the needs of business customers in selected international markets. Our principal operations are in major business centers and related transportation corridors of Brazil, Mexico, Argentina and Peru. As part of our growth strategy, we have recently expanded our wireless coverage in Latin America by purchasing companies with analog specialized mobile radio licenses in Chile. In addition to our wholly owned Latin American operations, we own, directly and through other entities, a majority interest in a digital mobile services provider in the Philippines and minority interests in digital mobile services providers in Japan and Canada.

      We were organized in 1995 as a holding company for Nextel Communications’ operations in selected international markets. Nextel Communications contributed its analog operations in Mexico, Brazil and Peru in 1995 and its interest in Clearnet in 1998. Our operating companies launched analog and digital mobile services in our markets as follows:

Country	Analog	Digital

Mexico	1993	1998

Brazil	1994	1998

Canada	1994	1996

Peru	1995	1999

Argentina	1997	1998

Japan	1997	1998

Chile	1998	—

Philippines	—	1998

      We use iDEN technology to provide our digital mobile services on 800 MHz spectrum holdings in Latin America, the Philippines and Canada and on 1.5 GHz spectrum holdings in Japan. This technology allows us to use our spectrum more efficiently and offer multiple digital wireless services integrated on one digital handset device, which we also refer to as a digital subscriber unit. We are designing our digital mobile networks to support multiple digital wireless services, including:

•	digital mobile telephone service;

•	Nextel Direct Connect service, which allows users to contact co-workers instantly, on a private one-to-one call or on a one-to-many group call, without interconnecting to the public switched telephone network;

•	advanced calling features, such as three-way calling, voicemail and call forwarding;

•	international roaming capabilities; and

      •  paging and short-text messaging.

In addition, we plan to offer users access to digital two-way mobile data and Internet connectivity services in the future.

      Our customers may roam throughout the iDEN 800 MHz markets we currently serve, as well as those of our parent and its affiliates that also use iDEN 800 MHz technology. To further enhance our roaming services, during the second quarter of 2000, we launched Nextel Worldwide with the introduction of the i2000 digital subscriber unit. This digital dual-mode subscriber unit operates on networks using either iDEN 800 MHz or GSM 900 MHz technologies. This service allows our customers to roam internationally when traveling between our markets and other cities or countries in which either iDEN 800 MHz or GSM 900 MHz networks are operating and which are covered by our roaming arrangements. We currently have about 85 roaming agreements with operators of iDEN 800 MHz and GSM 900 MHz networks in about 50 countries and territories.

      Our operating companies have specialized mobile radio licenses in markets that cover about 390 million people, of which about 157 million are in Latin America. As of September 30, 2000, our operating companies had a total of about 1,418,900 digital handsets in service. Our proportionate share, based on our percentage equity ownership interest of these operating companies at that date, was about 740,400 digital handsets in service. Since the launch of our commercial digital mobile operations in 1998, we have experienced significant and rapid growth in digital subscriber units in service. From September 30, 1999 to September 30, 2000, our operating companies in Latin America increased the total number of digital subscriber units in service by 183%.

      The table below provides an overview of the mobile wireless voice communications systems operated by our operating companies in the countries indicated, giving effect to recent acquisitions. For purposes of the table, total digital handsets in service represents all digital handsets in use on the digital mobile networks of each of the operating companies. Proportionate digital handsets in service represents our proportionate share of that total, based on our percentage equity ownership interest of the operating company in the relevant country. System type indicates whether the local wireless communications system is based on an analog specialized mobile radio system, a digital enhanced specialized mobile radio system or a personal communications services, or PCS, system.

					Proportionate
	Our Current		Total	Total Digital	Digital
	Interest in		Population	Handsets in	Handsets in
	Our Operating		Covered by	Service at	Service at
Country	Companies	System Type	Licenses	September 30, 2000	September 30, 2000

			(in millions)	(in thousands)

Brazil	100.0%	analog/digital	62	262	262

Mexico	100.0%	analog/digital	50	172	172

Argentina	100.0%	analog/digital	23	111	111

Peru	100.0%	analog/digital	7	55	55

Chile	100.0%	analog	15	—	—

Total Latin America			157	600	600

Philippines	51.1%	digital	75	39	20

Japan	32.1%	analog/digital	127	49	16

Canada	14.4%	analog/digital/PCS	31	731	104

Total			390	1,419	740

[Additional columns below]

[Continued from above table, first column(s) repeated]

Start Date of Initial
Commercial Digital
Country	Mobile Services

Brazil	May 1998

Mexico	September 1998

Argentina	June 1998

Peru	June 1999

Chile	—

Total Latin America

Philippines	July 1998

Japan	July 1998

Canada	October 1996

Total

After giving effect to the change of our ownership interest in our Canadian operating company in October 2000 as described below under “— C. Recent Developments,” at September 30, 2000 our Canadian operating company would have had about 2,012,400 total digital handsets in service, of which our proportionate share would have been about 96,000 digital handsets in service. We have agreed to acquire additional analog specialized mobile radio channels in Chile for cash and stock of a new Chilean operating company that will hold our Chilean operations. Upon completion of the acquisition, we estimate that we will own about 87% of this new company.

      “Nextel,” “Nextel Direct Connect” and “Nextel Worldwide” are trademarks or service marks of Nextel Communications, Inc. “Motorola,” “iDEN” and “i2000” are trademarks or service marks of Motorola, Inc.

B.	Business Strategy

      Our principal objective is to become the leading provider of integrated digital wireless communications services to business customers in selected international markets. We believe we will distinguish ourselves from our competitors and compete successfully by:

•	Focusing on major business centers in emerging markets. We operate primarily in Latin America in markets that we believe offer favorable long-term growth prospects for wireless communications services. We believe that there are significant opportunities for growth in these markets due to relatively low wireless and wireline penetration rates and increasing income levels. In a given market, we initially focus on highly concentrated business centers such as Mexico City, São Paulo, Rio de Janeiro, Buenos Aires and Lima. These areas have high population densities and, we believe, a concentration of the country’s business users and economic activity. We intend to continue to enhance and expand our networks, to leverage our existing customer base and to continue developing innovative products and services. We believe this will allow us to capture the benefits of the projected growth in the demand for wireless services in our current markets and to increase our market share.

•	Providing a differentiated package of wireless services. We offer a package of services and features that combines multiple communications services in one digital subscriber unit. This package includes Nextel Direct Connect, which allows users to contact co-workers instantly, on a private one-to-one call or on a one-to-many group call. In addition, we offer billing based upon actual seconds of airtime after the first minute and rate plans that do not distinguish between peak and off-peak minutes. We also offer international roaming in selected iDEN 800 MHz and GSM 900 MHz markets. We believe that none of our competitors currently offers a similar package of services. We intend to continue to emphasize the differentiated features of iDEN technology and our networks. We also intend to continue to enhance our service offerings, such as the anticipated future availability of regional Nextel Direct Connect and wireless data services in selected markets.

•	Targeting business customers. We believe that our focus on business customers will result in higher monthly average revenue per digital subscriber unit and lower digital subscriber unit cancellations. Based on the experience of Nextel Communications in the United States, we believe business customers are more likely to recognize the advantages and value of our integrated service offerings. Further, we believe that we are the only major wireless service provider in our markets directing fully-integrated digital offerings principally to the business segment. To increase our subscriber base, our operating companies are continuing to implement marketing programs and promotions that have been proven successful in Nextel Communications’ markets in the United States.

•	Expanding and strengthening our geographic service areas. We intend to selectively expand our coverage in those markets in which we currently operate. In addition, we may pursue new investments in high growth international markets that complement our existing operations and offer the opportunity to further our business strategy. We believe our established presence in Latin America and Asia, our strategic affiliations with Nextel Communications and Motorola and our acquisition experience will enable us to capitalize on opportunities in our existing markets, as well as selected new markets. In addition, as opportunities arise, we may also increase our ownership of those operating companies that we do not wholly own.

•	Offering international roaming. We are deploying international digital mobile networks that will provide roaming capabilities to our customers on a single digital subscriber unit. Our customers will be able to roam as they travel in iDEN 800 MHz or GSM 900 MHz markets where we operate or have roaming agreements. We believe that offering international roaming capabilities with one phone, one number and one bill distinguishes our service offerings from those of other wireless operators in our markets.

•	Leveraging our relationship with Nextel Communications. Our relationship with Nextel Communications is important as we continue to upgrade and deploy our digital mobile networks and provide new products and services to expand our subscriber base. Access to the technology, supplier relationships, network development and marketing expertise of Nextel Communications has afforded us significant competitive advantages. We intend to continue to leverage Nextel Communications’ expertise in the future as we enhance and expand our networks and launch new products and services. In addition, we currently utilize the “Nextel” brand name in Latin America and the Philippines. We also benefit from Nextel Communications’ relationship with Motorola, which supplies us with network equipment, digital subscriber units and related services, generally at the same basic prices extended to Nextel Communications.

  C.  Recent Developments

      Reincorporation. On November 28, 2000, we reincorporated from the state of Washington to the state of Delaware.

      Stock Splits and Reclassification. On June 12, 2000, we increased the number of authorized shares of our no par value common stock from 73,000,000 to 200,000,000, enabling us to complete a 4-for-1 common stock split.

      On October 23, 2000, we amended our articles of incorporation to authorize 2,160,037,500 shares of capital stock, reclassified our common stock into class A and class B common stock and converted our outstanding common stock to class B common stock, enabling us to complete a 3-for-2 common stock split. Our authorized capital stock now consists of:

•	1,500,000,000 shares of class A common stock;

•	650,000,000 shares of class B common stock;

•	12,500 shares of series A exchangeable redeemable preferred stock;

•	25,000 shares of series B redeemable preferred stock; and

•	10,000,000 shares of undesignated preferred stock.

Information presented throughout this prospectus has been adjusted to reflect both the 4-for-1 common stock split and the 3-for-2 common stock split.

      Initial Public Offering. On August 17, 2000, we announced that we had filed a registration statement with the Securities and Exchange Commission for a proposed initial public offering of our class A common stock.

     Acquisitions.

      •  Japan. In March 2000, Nichimen Corporation declined to make a required capital contribution and, as a result, transferred some of its shares of NEXNET Co. Ltd., our Japanese affiliate, to the contributing stockholders, including us. Additionally, on March 30, 2000, we purchased from another stockholder additional shares for about $0.4 million in cash. We were also granted an option, exercisable at any time before March 31, 2001, to purchase any or all of the remaining shares of NEXNET stock owned by the same stockholder. As a result of these share acquisitions, our equity ownership interest in NEXNET has increased from about 21% to about 32%. If we exercise the option, our equity ownership interest would increase to about 44%.

      •  Peru, Brazil and Chile. As a result of the acquisitions described below, we own 100% of these operating companies in Latin America.

      In May 2000, we purchased another stockholder’s interest in our Peruvian operating company for about $2.8 million in cash and increased our ownership from about 63% to about 69%.

      In May 2000, we purchased all of the equity interests of Motorola International Development Corporation in our Peruvian operating company. This purchase increased our ownership interest from about 69% to 100%. At the same time, we purchased all of Motorola International’s equity interests in McCaw International (Brazil), Ltd., the parent company of our primary Brazilian operating company. This purchase increased our ownership of our Brazilian operations from about 88% to about 92%. In May 2000, we also purchased three Chilean specialized mobile radio companies from Motorola International. We paid Motorola International an aggregate purchase price of about $77.7 million in cash for the acquisitions in Peru, Brazil and Chile.

      In July 2000, we entered into a purchase, release and settlement agreement with the minority stockholders in McCaw International (Brazil). Under that agreement, on August 4, 2000, we made a cash payment to the minority stockholders totaling $146.0 million, received all of the equity interests held by the minority stockholders in McCaw International (Brazil) and exchanged mutual releases with the minority stockholders. In addition, all pending court disputes between us and one of the minority stockholders were permanently dismissed. For a description of these disputes, see “— Q. Legal Proceedings — 3. Telcom Ventures.” As a result, we increased our ownership interest in both our primary Brazilian operating company and its parent to 100%. Additionally, all rights of the minority stockholders in McCaw International (Brazil), including their rights to put their equity interests to us beginning in October 2001, were terminated.

      In August 2000, we purchased from Cordillera Communications Corporation all of its equity ownership in several specialized mobile radio companies in Chile and Peru. At closing, we paid $26.0 million of the total purchase price of about $66.5 million. The remaining $40.5 million will be paid within the next two years, subject to reduction by up to $14.0 million if we are unable to obtain, on or before August 2002, the regulatory relief necessary to provide integrated digital mobile services in Chile.

      In August 2000, we also entered into an agreement with Gallyas S.A. and its affiliates to acquire specialized mobile radio channels in Chile. The purchase price for the acquisition is payable partially in cash of up to $8.1 million, of which $0.3 million has been paid, and partially in shares of a new Chilean company which will hold our Chilean operations. Upon completion of the acquisition, we will own 87% of this new company. Completion of the acquisition is subject to, among other things, receipt of the regulatory relief necessary for us to provide integrated digital mobile services in Chile and regulatory approval of the transfer of the channels to us.

      •  Philippines. On July 28, 2000, we increased our direct and indirect ownership interests in our Philippine operating company from about 38% to about 51% by purchasing some of the minority owners’ equity interests for about $9.8 million.

      •  Mexico. In September 2000, our Mexican operating company acquired additional licenses from another entity for about $8.1 million. Our Mexican operating company has entered into agreements with various other entities in Mexico to consolidate and significantly expand our spectrum position in Mexico in cities in which we currently operate, as well as in new service areas. The aggregate amounts to be paid in these transactions are expected to be about $24.5 million. The closings of these acquisitions are subject to conditions, including regulatory approvals, that may delay or prevent these acquisitions from taking place. In November 2000, our Mexican operating company purchased licenses and telecommunications assets from Infra Mobile, S.A. de C.V. for a purchase price of $110.5 million.

      In addition to the acquisitions described above, we have also entered into term sheets or are negotiating agreements regarding additional potential investments to increase our spectrum position or make strategic acquisitions. However, definitive agreements may not be reached regarding any of these potential investments.

      Acquisition of Clearnet Communications, Inc. by BCT.TELUS Communications, Inc. In October 2000, BCT.TELUS acquired Clearnet, a publicly traded Canadian company in which we owned about a 14% equity interest, for cash and stock. BCT.TELUS is a telecommunications company that, before its acquisition of Clearnet, provided wireline, wireless data and internet communications services primarily in Western Canada. Under agreements among us, BCT.TELUS and Clearnet, we exchanged all of our Clearnet stock for non-voting shares of BCT.TELUS. We have entered into a lock-up agreement with BCT.TELUS under which we have agreed not to dispose of any of our BCT.TELUS shares until October 2001, subject to specified exceptions. In exchange for our 8.4 million shares of Clearnet, we received 13.7 million shares of BCT.TELUS, representing about 4.8% of the ownership interest in BCT.TELUS. In accordance with EITF Issue No. 91-5, “Nonmonetary Exchange of Cost Method Investments,” we will record a pre-tax gain of about $239.5 million in the fourth quarter of 2000 related to this transaction. In accordance with FASB Statement No. 115, the shares of BCT.TELUS will be recorded at their then current market value in our financial statements. In addition, as a result of this transaction and the terms of a tax sharing agreement that we entered into in 1997 with Nextel Communications, we have a liability to Nextel Communications of about $85.3 million. This liability was repaid through the issuance of about 853 additional shares of our series A exchangeable redeemable preferred stock to Nextel Communications in December 2000.

      Shanghai, People’s Republic of China Negotiations. As a result of recent changes to the regulatory environment in China, a joint venture in which we owned a 30% interest terminated an agreement with China United Telecommunications Corporation. The joint venture is Shanghai CCT-McCaw Telecommunications Systems Co., Ltd. Under this agreement, we had the right to share in the profits of a cellular network in Shanghai. In consideration for entering into this termination agreement, Shanghai CCT-McCaw received about $61.3 million in cash, and we and the other joint venture participants received warrants to purchase shares of China United Telecommunications stock. We also received a reimbursement of $7.5 million for advances we previously made to Shanghai CCT-McCaw. On September 29, 2000, the joint venture was formally dissolved, and we received about $9.6 million in cash, representing our pro rata equity percentage interest in the joint venture. As a result of this transaction, we recorded a gain of about $5.9 million in the third quarter of 2000.

      Additional Capital. On April 4, 2000, we received an advance of $77.7 million from a wholly owned subsidiary of Nextel Communications. These advances were received in connection with our anticipated purchase of Motorola International’s equity interests in our Peruvian and primary Brazilian operating companies and the Chilean specialized mobile radio companies, as discussed above. On June 2, 2000, we issued 777 shares of our series A exchangeable redeemable preferred stock to a wholly owned subsidiary of Nextel Communications as repayment of this intercompany advance. Additionally, on April 7, 2000, we issued 1,500 shares of our series A exchangeable redeemable preferred stock to a wholly owned subsidiary of Nextel Communications in exchange for cash proceeds of $150.0 million. Under a stock exchange agreement between us and the preferred stockholder, on June 12, 2000, all of the 5,266 shares of series A exchangeable redeemable preferred stock outstanding at that time were exchanged for 49,682,088 shares of our common stock based on the accreted value of the series A preferred stock at that date of $587.9 million. Before June 12, 2000, the series A preferred stock was not exchangeable for common stock. On June 29, 2000, we issued an additional 2,150 shares of our series A exchangeable redeemable preferred stock to a wholly owned subsidiary of Nextel Communications in exchange for cash proceeds of $215.0 million. In December 2000, we issued 2,500 additional shares of our series A exchangeable redeemable preferred stock to the same subsidiary of Nextel Communications in exchange for cash proceeds of $250.0 million.

      Motorola Equipment Purchase Agreements. On August 14, 2000, we and some of our operating companies entered into agreements with Motorola under which Motorola will provide us with infrastructure equipment and services, including installation, implementation and training. We and Motorola have also agreed to warranty and maintenance programs and specified indemnity arrangements. In addition, under some circumstances, we have agreed to purchase at least 50% of our infrastructure equipment from Motorola. These agreements also contain other minimum purchase commitments that, if not met, subject us to penalties based on a percentage of the commitment shortfall. We have met our commitment for 2000. The minimum commitments for the remaining three years of the term of the agreement, which expires December 31, 2003, are $230.0 million per year.

  D.  Wireless Technology

      Currently, most mobile wireless communications services in our markets are either specialized mobile radio, cellular or personal communications services, or PCS, systems. Our operating companies offer analog or digital specialized mobile radio services, or a combination of both.

      Our digital mobile networks combine the advanced iDEN technology developed and designed by Motorola with a low-power, multi-site transmitter and receiver configuration that permits frequency reuse. The iDEN technology shares many common components with Global System for Mobile Communications, or GSM, technology, which has been established as the current digital wireless communications standard in Europe and elsewhere. The iDEN technology is a variant of the GSM technology that is being deployed by some personal communication services operators in the United States. The design of our existing and proposed digital mobile networks currently is premised on dividing a service area into multiple sites. These sites have a typical coverage area ranging from less than one mile to thirty miles in radius, depending on the terrain and the power setting. Each site contains a low-power transmitter, receiver and control equipment referred to as the base station. The base station in each site is connected by microwave, fiber optic or telephone line to a computer controlled switching center. The switching center controls the automatic transfer of wireless calls from site to site as a subscriber travels, coordinates calls to and from a digital subscriber unit and connects wireless calls to the public switched telephone network. In the case of two-way radio, a piece of equipment called a dispatch application processor provides a call setup, identifies the target radio and connects the subscriber initiating the call to the other subscribers. These two-way radio calls can be connected to one or several other subscribers and can be made without interconnecting to the public switched telephone network.

      Northern Telecom, Inc. has supplied the mobile telephone switches for our digital networks. At September 30, 2000, our consolidated subsidiaries had 5 operational switches and about 1,150 transmitter and receiver sites constructed and in operation in our digital mobile networks.

      Currently, there are three principal digital technology formats used by providers of cellular telephone service or personal communications services: time division multiple access, or TDMA, digital transmission technology; code division multiple access, or CDMA, digital transmission technology; and GSM-PCS, a variation of the TDMA-based GSM digital technology format.

      Although TDMA, CDMA and GSM-PCS are digital transmission technologies that share basic characteristics and areas of contrast to analog transmission technology, they are not compatible or interchangeable with each other. Although Motorola’s proprietary iDEN technology is based on the TDMA technology format, it differs in a number of significant respects from the versions of this technology used by cellular and personal communications services providers.

      The implementation of a digital mobile network using iDEN technology significantly increases the capacity of our existing channels and permits us to utilize our current holdings of specialized mobile radio spectrum more efficiently. This increase in capacity is accomplished in two ways.

•	First, each channel on our digital mobile networks is capable of carrying up to six voice and/or control paths, by employing six-time slot TDMA digital technology. Alternatively, each channel is capable of carrying up to three voice and/or control paths, by employing three-time slot TDMA digital technology. Each voice transmission is converted into a stream of data bits that are compressed before being transmitted. This compression allows each of these voice or control paths to be transmitted on the same channel without causing interference. Upon receipt of the coded voice data bits, the digital subscriber unit decodes the voice signal. Using iDEN technology, we achieve about six times improvement over analog specialized mobile radio in channel utilization capacity for channels used for two-way dispatch service. We also achieve about three times improvement over analog specialized mobile radio in channel utilization capacity for channels used for mobile telephone service.

•	Second, our digital mobile networks reuse each channel many times throughout the market area in a manner similar to that used in the cellular industry, further improving channel utilization capacity.

      Unlike other digital transmission technologies, iDEN can be deployed on non-contiguous frequency holdings. This benefits us because our 800 MHz channel holdings are, in large part, composed of non-contiguous channels. Further, iDEN technology allows us to offer our multi-functional package of digital mobile services. While iDEN offers a number of advantages in relation to other technology platforms, unlike other wireless technologies, it is a proprietary technology that relies solely on the efforts of Motorola and any future licensees of this technology for further research, development, product development and innovation. Motorola is also the sole source supplier of iDEN infrastructure and digital subscriber units. Our agreements with Motorola impose limitations and conditions on our ability to use other technologies. These agreements may delay or prevent us from employing new or different technologies that perform better or are available at a lower cost. Furthermore, iDEN technology is at a comparatively early stage of development in relation to other wireless technologies and currently has fewer subscribers on a worldwide basis.

  E.  Spectrum Position

      Through our operating companies, we employ iDEN technology on 800 MHz spectrum holdings in major business centers and related transportation corridors in Brazil, Mexico, Argentina, Peru, the Philippines and Canada and on 1.5 GHz spectrum holdings in Japan.

      To construct a viable digital mobile network utilizing iDEN technology, we believe that at least 100 channels are necessary in any given market. We own or have options to acquire at least 100 channels in most of the markets in which we have constructed or currently intend to construct digital mobile networks. By deploying digital technology, we expect to significantly increase subscriber capacity. Our large specialized mobile radio channel position reduces capital expenditures required to implement digital networks.

      Our current spectrum strategy focuses on strengthening our channel position in our existing markets. We also may seek to acquire specialized mobile radio channels or other mobile wireless communications service providers in selected urban centers that have attractive economic characteristics. As part of our strategy for expansion of our networks, we may continue to purchase analog channels, which we would then convert to use in digital mobile networks, as we have done in the past.

  F.  Network Implementation, Design and Construction

      Our networks are in various stages of development and deployment. Our critical design criteria for expanding and enhancing our digital mobile networks include the following:

•	contiguous wide area coverage of major business centers and related transportation corridors in our licensed areas;

•	signal quality comparable to that currently provided by existing cellular and personal communications services carriers in our service area;

•	call hand-off for mobile telephone service throughout our digital mobile networks;

•	minimization of blocked and dropped calls, consistent with recognized industry performance targets;

•	regulatory authorizations necessary to offer enhanced services such as mobile telephone service, data transmission and short-text messaging services; and

•	cost-efficient routing of calls to minimize local interconnection costs and toll charges and to provide maximum utilization of our digital mobile network facilities.

      Careful frequency planning and system design are necessary before beginning digital mobile network construction to ensure satisfactory coverage over the entire network. Frequency planning involves the selection of specific areas in our markets for the placement of transmitter and receiver sites and the identification of specific frequencies that will be employed at each site in the initial configuration.

      In addition to frequency planning and system design, the implementation of our digital mobile networks, and the conversion of our existing analog networks to digital mobile networks, requires:

•	site acquisition;

•	equipment procurement;

•	construction;

•	equipment installation;

•	testing; and

•	optimization.

A site is selected on the basis of its proximity to targeted customers, the ability to acquire and build the site and frequency propagation characteristics. Site procurement efforts include obtaining leases and permits and, in many cases, zoning approvals. Once the requisite governmental approvals are obtained, the preparation of each site, including grounding, ventilation, air conditioning and construction, typically takes three months. Equipment installation, testing and optimization generally takes at least an additional four weeks. After system operations begin in a selected market, we expect to add new sites to our digital mobile networks continually to improve coverage, quality and capacity.

      Any scheduled build-out or expansion may be delayed due to the need to obtain additional financing as well as typical construction and other delays.

  G.  International Roaming Services

      Our customers may roam throughout the iDEN 800 MHz markets we currently serve, as well as those of our parent and its affiliates that also use iDEN 800 MHz technology. To further enhance our roaming services, during the second quarter of 2000, we launched Nextel Worldwide with the introduction of the i2000. This digital dual-mode handset operates on both iDEN 800 MHz and GSM 900 MHz technology. This service allows our customers to roam internationally when traveling between our markets and other cities or countries in which either iDEN 800 MHz or GSM 900 MHz networks are operated and covered by our roaming agreements. We currently have about 85 roaming agreements with operators of iDEN 800 MHz and GSM 900 MHz networks in about 50 countries and territories. After we enter into roaming agreements, we and our roaming partners must undertake testing and implementation procedures before roaming can begin. In addition, each operator with whom we enter into a roaming agreement in any given country may have varying service coverage areas; some may operate in metropolitan areas while others may have nationwide service.

  H.  Markets

      We primarily target emerging markets characterized by strong long-term economic growth prospects, highly concentrated business centers and favorable competitive environments.

      Strong Economic Growth Prospects. We operate primarily in Latin America and, to a lesser extent, in other international markets that we believe offer favorable long-term economic growth prospects.

      Highly Concentrated Business Centers. We operate primarily in major business centers and related transportation corridors in selected markets of Latin America, including São Paulo, Rio de Janeiro, Buenos Aires, Mexico City and Lima. These areas are generally characterized by high population densities and, we believe, a concentration of the country’s business users and economic activity. In addition, vehicle traffic congestion, low landline penetration and unreliability of the land-based telecommunications infrastructure encourage the use of mobile wireless communications services in these areas.

      Favorable Competitive Environments. Compared to the United States, there historically were relatively few licensed wireless communications service providers operating in most of the emerging markets in which we operate. With the advent of privatization programs and the deregulation of telecommunications markets, competition has begun to increase.

      Where we believe attractive opportunities exist, we also make strategic investments in entities that operate digital mobile systems in developed markets such as Japan.

  I.  Marketing

      Most of our operating companies market their wireless communications services primarily to business customers and mobile work forces, such as service companies, security firms, contractors and delivery services. We believe that companies with mobile work forces represent growing sectors of the economies in our markets. These types of businesses often need to provide their personnel with the ability to communicate directly with one another, either on a private one-to-one call or a one-to-many group call. By expanding and enhancing our digital mobile network, we plan to increase significantly the quality and capacity of our wireless communications networks utilizing specialized mobile radio frequencies and be in a position to offer a broader array of digital wireless services to a larger customer base. For a more detailed description of the marketing focus of each operating company, see the “Marketing” discussion for each operating company under “— N. Operating Companies.”

  J.  Competition

      In each of the markets where our operating companies operate or will operate, we compete or will compete with other communications services providers. These competitors include landline telephone companies and other wireless communications companies. Many of our competitors are well-established companies with substantially greater financial and marketing resources, larger customer bases, better name recognition, bundled service offerings, larger spectrum positions and larger coverage areas than we have. In addition, many existing telecommunications enterprises in the markets in which our operating companies conduct business have successfully attracted significant investments from multinational communications companies. Because of their financial resources, these competitors may be able to reduce prices to gain market share. We expect that the prices we charge for our products and services will decline over the next few years as competition intensifies in our markets. The iDEN technology we deploy is not compatible with other wireless technologies such as digital cellular or personal communications services or with other iDEN networks not operating in the 800 MHz spectrum. Therefore our customers will not be able to roam on non-GSM 900 MHz or non-iDEN 800 MHz cellular or personal communications services systems or any system for which we do not have a roaming agreement.

Further, they will not be able to roam on GSM 900 MHz systems unless they elect to purchase dual-band handsets that are compatible both with iDEN 800 MHz and GSM 900 MHz. At present, the i2000 digital subscriber unit developed by Motorola, which enables our customers to roam on other providers’ GSM 900 MHz cellular systems, is the only dual-band handset that we expect will be available to our customers in the foreseeable future. Accordingly, those customers will not have coverage outside of our coverage area until:

•	we build out additional digital mobile networks in areas outside our existing markets;

•	other operators deploy iDEN 800 MHz or GSM 900 MHz technology in markets outside of our service area and we enter into roaming agreements with those operators; or

•	digital subscriber units that can be used on both iDEN 800 MHz and non-GSM 900 MHz wireless communications networks become available and we enter into roaming agreements with the operators of those networks.

      For a more detailed description of the competitive factors affecting each operating company, see the “Competition” discussion for each operating company under “— N. Operating Companies.”

  K.  Regulation

      The licensing, construction, ownership and operation of wireless communications systems, are regulated by governmental entities in the markets in which our operating companies conduct business. The grant, maintenance, and renewal of applicable licenses and radio frequency allocations are also subject to regulation. In addition, these matters and other aspects of wireless communications system operations, including rates charged to customers and the resale of wireless communications services, may be subject to public utility regulation in the jurisdiction in which service is provided. Further, statutes and regulations in some of the markets in which our operating companies conduct business impose limitations on the ownership of telecommunications companies by foreign entities. Changes in the current regulatory environments, the interpretation or application of current regulations or future judicial intervention in those countries could impact our business. These changes may affect interconnection arrangements, requirements for increased capital investments, prices our operating companies are able to charge for their services or foreign ownership limitations, among other things.

      We use specialized mobile radio technology, which subjects us to uncertainty in some jurisdictions where our operating companies may not be considered operators of public communications networks. Differences in the regulatory framework applicable to companies who are and are not deemed to be operators of public communications networks may place us at a competitive disadvantage with respect to our ability to:

•	interconnect with public switched telephone networks in those jurisdictions, in terms of the frequency, at competitive rates and with availability of the necessary numbers to undertake this interconnection;

•	provide services to all segments of the population, such as the restrictions applicable to our Brazilian and Japanese operations, which require that they offer their services only to businesses or individuals characterized by a common economic interest; and

•	provide services under particular programs, such as calling party pays programs.

      These differences also may impact our flexibility in terms of permitted foreign investment and acquisitions of additional spectrum. In addition, as a result of the different regulatory regimes, we may be subject to more onerous requirements under our licenses regarding build-out, installation and loading, among others, than our competitors who are licensed to use spectrum other than specialized mobile radio.

      For a more detailed description of the regulatory environment in each of the countries in which the operating companies conduct business, see the “Regulatory and Legal Overview” discussion for each operating company under “— N. Operating Companies.”

  L.  Foreign Currency Controls and Dividends

      In some of the countries in which we operate, the purchase and sale of foreign currency is subject to governmental control. Additionally, local law in some of these countries may limit the ability of our operating companies to declare and pay dividends. Local law may also impose a withholding tax in connection with the payment of dividends. For a more detailed description of the foreign currency controls and dividend limitations and taxes in each of the countries in which our operating companies conduct business, see the “Foreign Currency Controls and Dividends” discussion for each operating company under “— N. Operating Companies.”

  M.  Operating Company Ownership

      We currently own 100% of our operating companies in Brazil, Mexico, Argentina, Peru and Chile. Where we own less than 100%, we generally enter into arrangements to provide us with some level of influence over key business and strategic decisions involving our operating companies, whether through a stockholders’ agreement, board representation or other corporate governance protections. Our recent additional investment in our Philippine operating company has not only increased our economic interest but also our ability to participate in the business and strategic development of this company. Our board representation and other corporate governance rights allow us to influence the business and direction of our Japanese operating company. We also have a 4.8% investment in our Canadian operating company.

      For a description of other stockholders of our operating companies that are not wholly owned, see the discussion of the stockholders for each of these operating companies under “— N.  Operating Companies.”

  N.  Operating Companies

     1.  Brazil

      Operating Company Overview. We refer to our wholly owned Brazilian operating company, Nextel Telecomunicações Ltda., as Nextel Brazil. Nextel Brazil provides analog and digital mobile services under the tradename “Nextel” in the following major business centers with populations in excess of 1 million and along related transportation corridors, as well as in a number of smaller markets:

Digital	Analog

Rio de Janeiro	Belo Horizonte	Porto Alegre
São Paulo	Brasília	Recife
	Curitiba Fortaleza	Salvador

      We are currently constructing digital networks in Belo Horizonte, Brasília, Curitiba and Porto Alegre.

      Nextel Brazil has licenses in markets covering about 62 million people. As of September 30, 2000, Nextel Brazil provided service to about 261,500 digital subscriber units.

      Nextel Brazil’s operations are headquartered in São Paulo, with branch offices in 14 other cities. As of September 30, 2000, Nextel Brazil had about 1,100 employees.

      Marketing. Nextel Brazil offers both a broad range of service options and pricing plans designed to meet the specific needs of its targeted business customers. It currently offers digital two-way radio only plans and integrated service plans, including two-way radio and interconnect, in its digital markets. Nextel Brazil also offers analog two-way radio in its analog markets. Nextel Brazil’s target customers are businesses with mobile work forces, as well as utilities and government agencies. Nextel Brazil uses a direct sales force, as well as dealers and independent agents.

      Competition. Nextel Brazil competes with other analog specialized mobile radio and cellular service providers in Brazil. Other specialized mobile radio service providers include MComCast S.A., Splice Com S.A., Teleglobal S.A. and Unical S.A.

      Until 1998, all local, long distance and cellular telecommunications services in Brazil were provided though operating subsidiaries of Telecomunicações Brasileiras S.A., a government-owned holding company known as Telebras. In July 1998, the government of Brazil privatized Telebras by dividing Telebras into twelve separate telecommunications companies and selling a controlling interest in each newly created company by auction. Since the privatization of Telebras, each cellular market that was served by Telebras is now served by one of eight cellular companies created by the privatization, including Telesp Celular S.A., which is controlled by Portugal Telecom, in São Paulo; Tele Sudeste Celular S.A., which is controlled by a consortium led by Telefónica de España S.A., in Rio de Janeiro and Espirito Santo; and Tele Centro Oeste Celular S.A., which is controlled by Splice Com S.A., in Brasilia and other central cities. Additionally, the government of Brazil has divided the Brazilian market into ten cellular regions, and, during 1997 and 1998, awarded band B cellular licenses covering all ten regions in Brazil. Accordingly, in several markets in Brazil, including the city of São Paulo, there are two cellular service providers. In May 1998, BCP Telecomunicações S.A., an affiliate of BellSouth Corp., began offering digital cellular service in São Paulo. In addition, as a result of the new regulations described below, Nextel Brazil will compete with additional providers in each of its markets.

      On September 22, 2000, Brazil’s telecommunications regulatory agency published Guidelines for the Implementation of the Personal Mobile Service, which are personal communications services operations in Brazil.

      The guidelines establish rules regarding the selection of up to three additional mobile telephony providers per region, corresponding to bands or sub-ranges C, D and E. Under the guidelines, Brazil will be divided into three regions for personal communications services operation within the 1.8 GHz broadband frequency, as opposed to ten regions for the current cellular service providers. Each of the three regions will have three new competitors in addition to the existing two competitors, which have bands A and B. The current A and B band cellular providers will have the right to switch to personal communications services. If they elect to do so, they will have the right to acquire two 5 MHz sub-ranges in the 1.9 GHz range to enable them to offer the same services as the personal communications services providers.

      The bidding for these new licenses will be conducted by auction, on a sequential basis for each of the three bands. There are no restrictions on the participation of companies organized and based in Brazil, even if they are foreign-owned. Interested companies may compete in each of the three regions. There are, however, other conditions to participation that apply to entities and their controlling, controlled or affiliate companies:

•	the same provider may not provide cellular or personal communications services, or both, through more than one authorization or concession in the same service area; and

•	a company that is a concessionaire of switched fixed telephony services, such as the incumbent provider, cannot bid in the auction for C band personal communications services licenses.

      Each successful bidder for the C, D and E bands will be granted three licenses. The first license will authorize personal communications services operations; the second will permit national long distance service as of January 1, 2002; and the third will permit international long distance service as of January 1, 2002. For this purpose, the new personal communications services providers will have their own access codes to forward long distance calls.

      These guidelines introduce new concepts in Brazilian mobile communications. First, the service enables the communication between mobile stations, as well as from mobile stations to non-mobile stations within the same personal communications services registration area. Also, calls originated within a registration area and having a destination point outside that registration area will be treated as switched fixed telephone service for national and international long distance.

      Regulatory and Legal Overview. Brazil’s telecommunications regulatory agency is Agência Nacional de Telecomunicaçoes, known as Anatel. On April 27, 2000, Anatel approved new regulations relating to specialized mobile radio services in Brazil. As a result, Brazil has begun to open its markets to wider competition in the mobile wireless communications segment where we operate. The former regulations imposed various restrictions that significantly limited the ability of Nextel Brazil to provide digital mobile services to all potential customer groups. The former regulations also limited its ability to be fully responsive to customers’ demands and needs for mobile wireless communications services. The new regulations are expected to have a significant positive impact for our Brazilian operations, principally by:

•	allowing service to be provided not only to formal legal entities but also to groups of individuals characterized by a common activity, such as doctors or lawyers; however, our service still may not be provided to stand-alone individuals;

•	lifting restrictions on the volume of interconnect traffic, which previously required that the volume of traffic interconnected with the public switched telecommunications network could not exceed one third of the sum of intra-network traffic volume and outgoing calls interconnected to the public switched telecommunications network;

•	allowing specialized mobile radio companies to provide their users with other services that are not characterized as another type of telecommunications service, such as short messaging and packet data and Internet data services; and

•	confirming that specialized mobile radio networks in different service areas can interconnect among themselves for two-way radio services, which allows for long distance two-way radio.

      The new regulations also allow for implementation of a calling party pays program. We have also received from Anatel a private order authorizing our implementation of calling party pays in our markets in Brazil; we currently expect to have this service available to customers beginning in 2001. However, we cannot be sure as to the timing or completion of the implementation of calling party pays, or, if implemented, as to the terms and conditions that may apply.

      The new regulations now permit affiliated companies to hold more than one license in the same service area. However, holders of specialized mobile radio licenses and their affiliates, like us, are still prohibited from holding more than 10 MHz of spectrum in the same service area.

      Although we believe that the new regulations give us significantly greater flexibility to provide digital mobile services, we are still required to provide two-way radio as a basic service before we can provide any other service. For example, we cannot offer interconnect without two-way radio as well. In addition, we are required to provide similarly situated customers with services on a similar basis.

      No material changes were introduced under the new regulations in regard to the grant of new licenses. Any company interested in obtaining new specialized mobile radio licenses from Anatel is required to apply and to present documentation showing the technical, legal and financial qualifications required by the legislation. Anatel may unilaterally communicate its intention to grant new licenses, as well as the terms and conditions applicable to the licenses such as the relevant price. If it intends to grant a license, Anatel is required to publish an announcement in the official gazette. Any company willing to respond to the unilateral invitation from Anatel, or willing to render the applicable service in a given area claimed by another interested party, may have the opportunity to obtain a license. Whenever the number of claimants is larger than the available spectrum, Anatel is required to conduct competitive bidding to determine which interested party will be granted the available licenses.

      A license for the right to provide specialized mobile radio services is granted for an undetermined period of time. While the associated radio frequencies are licensed for a period of 15 years, they are renewable only once for an additional 15-year period. Renewal of the license is subject to rules established by Anatel. Renewal is required at least three years before the expiration of the original term and must be decided upon by Anatel within 12 months. Anatel may deny a request for renewal of the license for the right to use associated radio frequencies, but only if the applicant is not making rational and adequate use of the frequency, the applicant has committed repeated breaches in the performance of its activities or there is a need to modify the radio frequency allocation.

      We believe that the new framework will be more flexible in regard to operational requirements. However, we will still be required to make available to Anatel, at any time, all information regarding our client-base. In addition, the new rules also require that the service be available and in regular operation within the relevant service area, in accordance with the terms and minimum coverage and signal requirements provided for under the regulations. Failure to meet Anatel’s requirements may entail repossession of the channel by Anatel and forfeiture of the license. We believe that Nextel Brazil is currently in compliance with all of the operational requirements of its licenses.

      Foreign Currency Controls and Dividends. The purchase and sale of foreign currency in Brazil is subject to governmental control. There are two foreign exchange markets in Brazil that are subject to Central Bank of Brazil regulations. The first is the commercial/financial floating exchange rate market. This market is reserved generally for trade-related transactions such as import and export transactions, registered foreign currency investments in Brazil and specified other transactions involving remittances abroad. The second foreign exchange market is the tourism floating exchange rate market. The commercial/financial exchange rate market is restricted to transactions that require prior approval of the Brazilian monetary authorities. Both markets operate at floating rates freely negotiated between the parties. The purchase of currency for repatriation of capital invested in the country and for payment of dividends to foreign stockholders of Brazilian companies is made in the commercial/financial floating exchange rate market. Purchases for these purposes may only be made if the original investment of foreign capital and capital increases were registered with the Central Bank of Brazil. There are no significant restrictions on the repatriation of registered share capital and remittance of dividends.

      Nextel S.A., the Brazilian subsidiary through which any dividend is expected to flow, has applied to the Central Bank of Brazil for registration of our investments in foreign currency. A substantial portion of those applications are still pending but are expected to be granted in due course. Nextel S.A. intends to structure future capital contributions to Brazilian subsidiaries to maximize the amount of share capital and dividends that can be repatriated through the commercial/financial exchange rate market. However, Nextel S.A. may not be able to repatriate through the commercial/financial exchange rate market share capital and dividends on foreign investments that have not been registered.

      Brazilian law provides that the Brazilian government may, for a limited period of time, impose restrictions on the remittance by Brazilian companies to foreign investors of the proceeds of investments in Brazil. These restrictions may be imposed whenever there is a material imbalance or a serious risk of a material imbalance in Brazil’s balance of payments. The Brazilian government may also impose restrictions on the conversion of Brazilian currency into foreign currency. These restrictions may hinder or prevent us from purchasing equipment required to be paid for in any currency other than Brazilian reais. Under current Brazilian law, a company may pay dividends from current or accumulated earnings and dividend payments are not subject to withholding tax. Interest payments on foreign loans are generally subject to a 15% withholding tax.

     2.  Mexico

      Operating Company Overview. We refer to our wholly owned Mexican operating company, Comunicaciones Nextel de Mexico S.A. de C.V., as Nextel Mexico. Nextel Mexico provides analog and digital mobile services under the tradename “Nextel” in the following major business centers with populations in excess of 1 million and along related transportation corridors, as well as in a number of smaller markets:

Digital

Analog

Mexico City Puebla Toluca	Guadalajara Leon Mexico City Monterrey Tijuana

We are currently constructing digital networks in Monterrey and Guadalajara. Nextel Mexico offered services in its analog and digital mobile networks simultaneously for several months, while it migrated its analog customers to the digital mobile network in Mexico City, Toluca, Queretaro and Puebla. Nextel Mexico ceased offering analog service to new customers in Mexico City, Toluca, Queretaro and Puebla in the second half of 1999.

      Nextel Mexico has licenses in markets covering about 50 million people. As of September 30, 2000, Nextel Mexico provided service to about 172,100 digital subscriber units.

      Nextel Mexico is headquartered in Mexico City and has regional offices in Guadalajara, Monterrey, Tijuana, Toluca, Puebla and Queretaro. As of September 30, 2000, Nextel Mexico had about 900 employees.

      In November 2000, Nextel Mexico purchased licenses and telecommunications assets from Infra Mobil, S.A. de C.V. for a purchase price of $110.5 million. In September 2000, Nextel Mexico acquired additional licenses from another entity for about $8.1 million. Nextel Mexico has entered into agreements with various other entities in Mexico to consolidate and significantly expand our spectrum position in Mexico in cities in which we currently operate, as well as in new service areas. The aggregate amounts to be paid in these transactions are expected to be about $24.5 million. The closings of these acquisitions are subject to conditions, including regulatory approvals, that may delay or prevent these acquisitions from taking place.

      Marketing. Nextel Mexico offers its digital and analog services primarily to business customers, offering a broad range of services and pricing plans designed to meet their specific needs.

      Nextel Mexico offers integrated services, including interconnect services, digital two-way radio and paging in its digital markets and analog two-way radio in its analog markets.

      Nextel Mexico markets its services through a distribution network that includes a variety of direct sales representatives and independent dealers. The development of alternate distribution channels has been a key factor in its commercial performance. Additionally, Nextel Mexico has used an advertising campaign supported by press, radio, magazines, television and direct marketing to develop brand awareness.

      Competition. Nextel Mexico’s analog operations compete with those of Delta Comunicaciones Digitales, S.A. de C.V., one of the largest analog operators in Mexico, and with other analog system operators in its markets. Nextel Mexico’s digital mobile networks compete with analog system providers and also with cellular and personal communications services system operators in its market areas.

      The Mexican cellular market is divided into nine regions. The Secretary of Communications and Transportation of Mexico has divided the cellular telephone system in each region into the Cellular A-Band and the Cellular B-Band. In each region, Radiomóvil Dipsa, S.A. de C.V., known as Telcel, and a subsidiary of Teléfonos de México, S.A. de C.V., known as Telmex, holds the Cellular B-Band concession. Its cellular competitor in each region holds the Cellular A-Band concession. Iusacell, S.A. de C.V., a joint venture controlled by Verizon Communications, holds the right to provide cellular service in the greater Mexico City area, as well as in the regions covering most of the central and southern areas of Mexico. In the northern region of Mexico, cellular service is provided by Movitel del Norroeste, S.A. de C.V., Celular de Telefonía, S.A. de C.V., Telefonía Celular del Norte, S.A. de C.V. and Baja Celular Mexicana, S.A. de C.V., currently owned by Motorola. Cellular service in the southeast region of Mexico is provided by Portatel del Sureste, S.A. de C.V.

      Pegaso Telecomunicaciones, S.A. de C.V., a joint venture among Grupo Pegaso, Leap Wireless International Inc. and Sprint Corporation, provides personal communications services and wireless local loop commercial services in Tijuana, Monterrey, Guadalajara and Mexico City. In October 1999, Sistemas Profesionales de Comunicaciones, S.A. de C.V., referred to as Unefon, obtained a nationwide concession in the 1.9 GHz band. This concession allows Unefon to provide personal communications services and wireless local loop commercial services. Currently Unefon is providing services in Acapulco, Toluca, León and Mexico City.

      Regulatory and Legal Overview. The Secretary of Communications and Transportation of Mexico, known as the SCT, regulates the telecommunications industry in Mexico. The Comision Federal de Telecomunicaciones, known as COFETEL, oversees specific aspects of the telecommunications industry on behalf of the Secretary.

      Since early 1994, the Mexican government has been deregulating the telecommunications industry to improve the quality and expand the coverage of telecommunications services. The Mexican government has stated its intention to increase competition within the telecommunications industry. It has also stated its desire to attract foreign investment to improve Mexico’s telecommunications infrastructure. Mexico’s Federal Telecommunications Law, which became effective in June 1995, outlines the broad rules for opening the local and long distance service markets to competition.

      The Mexican Federal Telecommunications Law requires that all telecommunications licenses, which are referred to as concessions in Mexico, must be owned by Mexican individuals or entities that do not have more than 49% of their voting equity interest owned by non-Mexican entities. Although the foreign ownership limitation existed before the enactment of the Mexican Federal Telecommunications Law for specified types of telecommunications licenses, the Mexican Foreign Investment Law effective as of December 28, 1993 deleted the reference to this rule. It also allowed up to a 100% foreign ownership participation in entities involved in specialized mobile radio services. Due to this change, the foreign participation in Nextel Mexico and its subsidiaries was increased to become a majority foreign-owned corporation. However, the Mexican Federal Telecommunications Law enacted on June 8, 1995 reinstituted the former 49% foreign ownership limitation. This did not affect Nextel Mexico and its subsidiaries since they became majority foreign owned companies during the time that this level of ownership was legally permitted. For this reason, in May 1996 Nextel Mexico and its subsidiaries applied for and obtained a modification of all of their 800 MHz licenses. These modifications deleted, among other things, all conditions that related to the 49% foreign ownership limitation. As a result, all of the 800 MHz licenses in which Nextel Mexico had an interest, except for one license covering 10 channels along a major highway from Mexico City to Guadalajara, are not subject to the foreign ownership limitation. To comply with the 49% foreign ownership limitation, all of the licenses recently acquired by Nextel Mexico are held through a neutral stock corporation, Inversiones

Nextel de Mexico, S.A. de C.V., in which Nextel Mexico has 99% of the economic interest but only 49% of the voting interest. All of the interests in Inversiones Nextel de Mexico, however, are subject to a voting trust agreement between Nextel Mexico and the other shareholders, as well as a shareholders’ agreement under which Nextel Mexico has limited corporate governance rights. The terms of these agreements are described below under “— Corporate Governance.”
Although licenses to provide cellular services are also subject to the 49% foreign ownership limitation, the Mexican Federal Telecommunications Law explicitly provides a waiver for cellular providers. This waiver is granted upon receipt of a favorable opinion from the Mexican National Foreign Investments Commission.

      The Mexican Federal Telecommunications Law provides all wireless communications services providers with the right to interconnect to the public switched telephone network operated by Telmex. Some of these telecommunications companies have had difficulty obtaining interconnect services from Telmex, despite having interconnection agreements with Telmex. Because Nextel Mexico operates under specialized mobile radio licenses, it is not deemed to be a provider of telecommunications services in Mexico. As a result, it is unclear whether Nextel Mexico is entitled to interconnection. For assurance, Nextel Mexico has entered into a commercial agreement with Telmex providing for interconnection between its networks and the public switched telephone network, effective through August 4, 2001. Nextel Mexico may not be able to renew this agreement or otherwise obtain interconnect services.

      To become a concessionaire, a provider must apply to and receive the approval of the Secretary and COFETEL. To acquire spectrum, a provider must participate in an auction process. Awarded concessions contain requirements regarding build-out and loading that, if not complied with, can lead to sanctions, including revocation of the concession.

      Foreign Currency Controls and Dividends. Mexican companies may distribute dividends and profits outside of Mexico if the Mexican company meets specified distribution and legal reserve requirements. A Mexican company must distribute 10% of its pretax profits to employees and allocate 5% of net profits to the legal reserve until 20% of the stated capital is set aside. Under Mexican corporate law, approval of a majority of stockholders of a corporation is required to pay dividends. Dividends paid by Nextel Mexico to any U.S. stockholder are subject to a 5% withholding tax. Interest payments to U.S. residents are subject to a 15% withholding tax; interest payments to a U.S. financial institution registered with the Mexican tax authorities are subject to a 5% withholding tax; and interest payments to a U.S. fixed asset or machinery supplier registered with the Mexican tax authorities are subject to a 10% withholding tax.

      Corporate Governance. To comply with the restrictions on foreign ownership interests under Mexican law, Inversiones de Mexico holds the licenses and telecommunications assets acquired in September and November 2000. Inversiones Nextel de Mexico is authorized to issue two classes of stock: (i) common voting stock, no more than 49% of which can be held directly or indirectly by foreign investors, and (ii) “neutral” or preferred stock, which has only limited voting rights, but with respect to which foreign ownership is not limited. Nextel Mexico owns 49% of the common stock and all of the neutral stock of Inversiones de Mexico, giving Nextel Mexico more than 99% of the economic interest but only 49% of the voting interest in Inversiones Nextel de Mexico. The remaining 51% of the voting interest and 1% of the economic interest are owned by three Mexican nationals.

      As a holder of common stock, Nextel Mexico is entitled to vote on all matters submitted to a vote of the shareholders of Inversiones Nextel de Mexico. Further, Nextel Mexico and the three other shareholders have entered into a voting trust agreement and a shareholders agreement. The shareholders’ agreement gives Nextel Mexico substantial rights concerning the corporate governance of Inversiones Nextel de Mexico, including:

•	veto rights with respect to managerial and operational decisions; and

•	a right of first refusal and call option, under which we have the right, in our sole discretion, to acquire all or part of the common stock of Inversiones Nextel de Mexico if the 49% foreign ownership limitation is ever abrogated.

     3.  Argentina

      Operating Company Overview. We refer to our wholly owned Argentine operating company, Nextel Argentina S.R.L., as Nextel Argentina. Nextel Argentina provides analog and digital mobile services under the tradename “Nextel” in the following major business centers with populations in excess of 1 million and along related transportation corridors, as well as in a number of smaller markets:

Digital	Analog

Buenos Aires	Cordoba
Rosario

We are currently constructing a digital network in Mendoza, where we currently offer only analog service. Nextel Argentina converted from analog to digital mobile service in Buenos Aires in the first half of 1998, in Rosario in the second half of 1998 and in Cordoba in the second half of 2000.

      Nextel Argentina has licenses in markets covering about 23 million people. As of September 30, 2000, Nextel Argentina provided service to about 111,400 digital subscriber units.

      Nextel Argentina is headquartered in Buenos Aires and has regional offices in Mar del Plata, Rosario, Mendoza and Cordoba, and seven branches in Buenos Aires. As of September 30, 2000, Nextel Argentina had about 600 employees.

      Marketing. Nextel Argentina’s digital mobile service offerings include telephone interconnect, digital two-way radio and paging. Nextel Argentina currently offers analog two-way radio in its analog markets.

      Nextel Argentina markets its services through a direct sales force and employs independent dealers. Nextel Argentina provides extensive training to each of its distribution channels to ensure a high level of customer satisfaction.

      Competition. Nextel Argentina’s major competitors among the other specialized mobile radio providers, as measured by the number of subscribers, are Movilink, which is owned by CRM S.A., a joint venture that includes BellSouth Corporation and Motorola, and Unifon Team, which is owned by Telefonica de Argentina S.A. Movicom/ Movilink holds channels in Buenos Aires and in each of Argentina’s three other major cities. In addition to operating various analog networks, Movilink also operates an iDEN based digital mobile system in Buenos Aires, Cordoba and Rosario. Unifon Team operates analog networks in Buenos Aires and other major cities.

      There are four cellular service providers in Argentina with which Nextel Argentina also competes: Movicom, Unifon Team, Compañia de Teléfonos del Interior S.A., which is owned by a joint venture that includes GTE and Lucent Technologies, Inc., and Telecom Personal S.A. which is owned by Telecom Argentina STET-France Telecom S.A. Each of these companies or their subsidiaries also hold personal communication services licenses that were auctioned in 1999. The cellular and personal communication services licenses each cover only a specific geographic area, but together the licenses provide each company with national coverage. In addition, these competitors operate in our primary markets in Argentina. The grant of personal communication services licenses did not result in the entry of new competitors to the market because the licenses were awarded only to the existing providers of cellular telephone services. The licenses and associated frequencies provide existing cellular companies with increased spectrum capabilities and the ability to launch a new range of wireless products. The four holders of cellular and personal communication services licenses also hold wireline local and long distance telephone licenses.

      New regulations, which are expected to substantially open the Argentine market to wider competition, went into effect in November 2000. As a result, a number of new companies have applied for licenses to offer a variety of services, some of which have already started operations pending approval of their license.

      Regulatory and Legal Overview. The Comision Nacional de Comunicaciones, referred to as the Argentina CNC, and the Secretary of Communications of Argentina are the Argentine telecommunications authorities responsible for administration and regulation of the specialized mobile radio industry.

      Specialized mobile radio licenses have an indefinite term but are subject to revocation for violation of applicable regulatory rules. Depending on the type of network configuration, analog and digital mobile service must begin within six months to one year after receipt of channel assignment. Failure to meet service or loading requirements can result in revocation of the channel authorizations. The Argentina CNC will revoke the licensee’s specialized mobile radio license upon the finding of a third breach by the licensee of service requirements. Specialized mobile radio licenses and channel authorizations also may be revoked for violation of other regulatory authority rules and regulations. All analog and digital channel holders that received their channel authorizations in the November 1995 auction, including Nextel Argentina, were granted an extension to meet initial loading requirements. This extension provided for one additional year, to December 1997, to meet the requirements. Nextel Argentina has met its loading requirements in all of its markets except Mendoza. When this market is interconnected with its other Argentine markets, Nextel Argentina believes it will have satisfied all of its loading requirements and will retain its rights to substantially all of its specialized mobile radio licenses in these markets. Argentina does not impose any limitation on foreign ownership of specialized mobile radio licenses.

      Specialized mobile radio providers are assured interconnection with the public switched telephone network according to the terms of the rules under which the channels were awarded, as well as under other applicable laws. Furthermore, interconnection with the public switched telephone network must be on a nondiscriminatory basis. Nextel Argentina provides interconnect services to its subscribers under interconnection agreements with Telefónica de Argentina S.A. and Telecom Argentina STET-France Telecom S.A. In May 1999, the Argentina CNC authorized Nextel Argentina to implement a calling party pays program with the fixed line carriers with whom it interconnects, which it has since implemented.

      In September 2000, Argentina’s president signed a decree that put into effect new telecommunications regulations. The purpose of the new regulations is to guarantee the complete deregulation and free competition of telecommunications services in Argentina. The rules cover the following:

•	Licenses of telecommunications services. The new regulations establish a single license system that allows the license holder to offer any and all telecommunications services. The licensee is free to choose the geographic area, technology, infrastructure and architecture through which its services will be provided. However, each specific service to be offered must be separately registered with the Secretary. Holders of existing telecommunications licenses, including holders of cellular, personal communications service and specialized mobile radio licenses, are automatically deemed to have a universal license under the new regulatory scheme, and all services currently offered which had been previously approved by the regulatory authorities are treated as having been registered. However, to the extent an existing license holder wishes to offer a new service, the new service must be registered. In addition, existing license holders who acquired spectrum under a public bid or auction must continue to abide by the original terms and conditions under which the spectrum was granted.

The new regulations do not impose any minimum investment, loading or other requirements on holders, except with respect to those holders registering local fixed telephony services before June 30, 2001. However, some requirements do apply to the launch of a new service, such as a requirement to launch the service within 18 months from the date of its registration. The grant of a license is independent of the resources required to provide a service, and specifically does not include the right to use of spectrum.

•	Network interconnection. The general principles of the new interconnection regulations are:

•	freedom of negotiation and agreement between the parties with respect to prices charged for interconnection, although the regulations include guidelines which are generally followed in practice and which can be imposed by the Secretary in the event of a dispute between parties;

•	mandatory provision of interconnection with other carriers so long as interconnection is technically feasible;

•	non-discrimination;

•	reciprocal compensation; and

•	maintenance of an open architecture, to avoid conditions which would restrict the efficiency of interconnected operators.

All interconnection agreements entered into must be registered with the Secretary. Additional requirements are imposed on dominant carriers to ensure opening up of the Argentine telecommunications market to competition. The referential prices included in the new regulations for various interconnection services, such as local termination and transit fees, represent a reduction of more than 50% from current prices.

•	Universal service. The regulations establish a tax equal to 1% of service revenue minus applicable taxes and specified related costs, applicable as of January 1, 2001. The license holder can choose either to pay the resulting amount into a fund for universal service development or participate directly in offering services to specific geographical areas under an annual plan designed by the federal government, which is known as a pay or play system.

•	Administration of spectrum. The new regulations contain only general principles and guidelines with respect to the authorization of new spectrum and frequencies. Generally, the regulations provide for a public auction process, although they contain no specific guidance on how the auctions are to be conducted or who may participate. To ensure the efficient and effective use of spectrum, the Secretary is empowered to partially or totally revoke awarded spectrum if it is not used, or if it is not used in accordance with the terms and conditions under which it was granted. Authorizations for spectrum may not be transferred, rented or assigned, in whole or in part, without prior regulatory approval.

In addition, the government may impose obligations on a spectrum holder in order to provide a service for which other spectrum holders were required to pay a price or had other obligations to provide the service.

      Foreign Currency Controls and Dividends. Under current law, Argentine currency is convertible into U.S. dollars without restrictions. Argentina has a free exchange market for all foreign currency transactions.

      Under applicable Argentine corporate law, a company may pay dividends only from liquid and realized profits as shown on the company’s financial statements prepared in accordance with Argentine generally accepted accounting principles. Of those profits, 5% must be set aside until a reserve of 20% of the company’s capital stock has been established. Subject to these requirements, the balance of profits may be declared as dividends and paid in cash upon a majority vote of the stockholders. Under current law, dividend payments are not subject to withholding tax, except when the dividend payments are the result of profits paid out in excess of the profits computed for income tax purposes. If paid in this manner, a 35% withholding tax applies on the amount of the surplus. Interest payments are subject to withholding taxes ranging from 15% to 35%.

     4.  Peru

      Operating Company Overview. We refer to our wholly owned Peruvian operating company, Nextel del Peru, S.A., as Nextel Peru. Nextel Peru provides digital mobile services under the tradename “Nextel” in the following major business center with a population in excess of 1 million and along related transportation corridors:

Digital

City of Lima

Nextel Peru operated parallel analog and digital mobile networks while migrating its analog customers to the digital mobile network. Nextel Peru launched digital mobile service in the greater Lima area in June 1999. Nextel Peru ceased offering analog services by the end of the second quarter of 1999.

      Nextel Peru has licenses in markets covering about 7 million people. As of September 30, 2000, Nextel Peru provided service to about 55,000 digital subscriber units.

      Nextel Peru is headquartered in Lima. As of September 30, 2000, Nextel Peru had about 300 employees.

      Marketing. Nextel Peru’s digital mobile service offerings include interconnect services, two-way radio and short messaging services on its digital mobile network. To establish brand identity for its digital mobile services, Nextel Peru has undertaken a promotional advertising campaign that targets the business segment of the market. In addition to advertising, Nextel Peru relies heavily on its direct sales force to educate potential customers on the benefits of using its digital mobile services and continues to build an indirect sales channel to increase presence and sales.

      Competition. Nextel Peru competes with all other providers of cellular and mobile services in Peru. Its largest specialized mobile radio competitor is Radio Trunking del Peru S.A. BellSouth Peru S.A., formerly Tele2000, a BellSouth subsidiary, and Telefónica Servicios Móviles S.A.C., a subsidiary of Telefónica del Peru S.A.A., are Peru’s two cellular operators. Telefónica Servicios Móviles provides nationwide coverage and operates under the brand name “Moviline.” BellSouth Peru offers cellular service in the greater Lima area and 11 other cities and has nationwide roaming agreements with Telefónica del Peru.

      Regulatory and Legal Overview. The Organismo Supervisor de Inversión Privada en Telecomunicaciones of Peru, known as OSIPTEL, and the Ministry of Transportation, Communications, Housing and Construction of Peru, referred to as the Peruvian Ministry of Communications, regulate the telecommunications industry in Peru. OSIPTEL oversees private investments and competition in the telecommunications industry. The Peruvian Ministry of Communications grants telecommunications licenses and issues regulations governing the telecommunications industry. In 1991, the Peruvian government began to deregulate the telecommunications industry to promote free and open competition. The Telecommunications Law of Peru, the general regulations under that law and the specific regulations governing trunking services govern the operation of specialized mobile radio services in Peru.

      In Peru, specialized mobile radio and paging service providers are granted 20-year licenses, which may be extended for an additional 20-year term, subject to compliance with the terms of the license. Licenses may be revoked before their expiration for violations of applicable regulatory rules. Licensees must also comply with a five-year minimum expansion plan that establishes the minimum loading requirements for the licensees. Nextel Peru has met its loading requirements.

      Under the general regulations of Peru’s telecommunications law, all wireless telecommunications licensees have the right to interconnect to the public switched telephone network. Furthermore, interconnection with the public switched telephone network must be on an equal and nondiscriminatory basis. The terms and conditions of interconnection agreements must be negotiated in good faith between the parties in accordance with the interconnect regulations and procedures issued by OSIPTEL. In February 1999, Nextel Peru executed an interconnection agreement with Telefónica del Peru S.A., which was approved by OSIPTEL and became effective in June 1999. In August 1999 Nextel Peru executed a similar interconnection agreement with BellSouth Peru, which was approved by OSIPTEL and became effective in September 1999. Beginning in April 2000, the interconnection agreement between Telefónica del Perú and Nextel Peru was amended to offer a calling party pays program to fixed line users of Telefónica del Perú. Peru imposes no limitation on foreign ownership of specialized mobile radio or paging licenses or licensees.

      Foreign Currency Controls and Dividends. Under current law, Peruvian currency is convertible into U.S. dollars without restrictions. Peru has a free exchange market for all foreign currency transactions. On October 1, 1998, Nextel Peru executed a legal stability agreement with the Peruvian government, which, among other things, guarantees free conversion of foreign currency for Nextel Peru and its stockholders for a term of 10 years.

      The payment and amount of dividends on Nextel Peru’s common stock is subject to the approval of a majority of the stockholders at a mandatory meeting of its stockholders. According to Peruvian corporate law, the stockholders may decide on the distribution of interim dividends or, alternatively, delegate the decision to the board of directors. Dividends are also subject to the availability of earnings, determined in accordance with Peruvian generally accepted accounting principles. Earnings are available for distribution only after 10% of pre-tax profits have been allocated for mandatory employee profit sharing and 10% of the net profits have been allocated to a legal reserve. This reserve is not available for use except to cover losses in the profit and loss statement. This reserve obligation remains until the legal reserve constitutes 20% of the capital stock. After the legal reserve has been allocated, the stockholders may act at a meeting to allocate any portion of the net profits to any special reserve. The remaining amount of the net profits is available for distribution.

      Dividends paid by Nextel Peru to its U.S. stockholders are not subject to withholding tax. Interest paid by Nextel Peru to U.S. residents is subject to a 30% withholding tax, unless they qualify for a reduced rate.

     5.  Chile

      Operating Companies Overview. We recently acquired 100% of the equity interests in three analog companies in Chile from Motorola International. These operating companies provide analog services in the following major business centers with populations in excess of 1 million and along related transportation corridors:

Analog

Santiago

Valparaiso

We are currently constructing a digital network in Santiago. Our Chilean companies have licenses in markets covering about 15 million people. As of September 30, 2000, these companies in Chile provided analog services to about 6,700 subscriber units.

      These companies are headquartered in Santiago de Chile and have regional offices in Valparaiso and Concepción. As of September 30, 2000, the three companies we had acquired at that date had about 70 employees.

      In August 2000, we purchased from Cordillera Communications Corporation all of its equity ownership in several analog companies in Chile and Peru. At closing, we paid $26.0 million of the total purchase price of about $66.5 million. The remaining $40.5 million will be paid over the next two years, subject to reduction by $14.0 million if we are unable to obtain, on or before August 2002, the regulatory relief necessary to provide integrated digital mobile services in Chile.

      In August 2000, we entered into an agreement with Gallyas S.A. and its affiliates to acquire specialized mobile radio channels in Chile. These channels cover the cities of Santiago, Viña del Mar, Valparaiso and Concepción. The purchase price for this acquisition is payable partially in cash of up to $8.1 million. Additionally, we will transfer to Gallyas about 7.7 million of the 60 million shares of a new Chilean company which will hold our Chilean operations. Upon completion of the acquisition, we will own about 87% of this new company. Shares of the new Chilean operating company held by Gallyas will be subject to restrictions on transfer and to a right of first refusal in our favor. Additionally, Gallyas will have a put option and we will have a call option with respect to these shares, each of which may be exercised for 5 years after the closing of the acquisition. Completion of the acquisition is subject to, among other things, receipt of the regulatory relief necessary for us to provide integrated digital mobile services in Chile and regulatory approval of the transfer of the channels to us.

      Marketing. Our Chilean companies currently offer exclusively analog two-way radio services, focusing on small and medium size companies. We intend to deploy a digital mobile network if we obtain the necessary regulatory approvals.

      Competition. Presently, there are no providers of digital specialized mobile radio services in Chile. Competitors in the analog specialized mobile radio business in Chile are Gallyas S.A., with whom we have the acquisition agreement described above, CTC Comunicaciones Móviles S.A. and Sharfstein, S.A.

      There are also five mobile telephone service providers authorized to operate throughout Chile, three of which are in the personal communications services 1,900 MHz band and two of which are in the cellular 800 MHz band. These mobile telephone service providers are Entel PCS Telecomunicaciones S.A., a personal communications services concessionaire controlled by Entel Chile, a Chilean corporation controlled in turn by Chilean nationals and Stet-Telecom Italia, and Motorola; Entel Telefonia Móvil S.A., a personal communications services concessionaire also controlled by Entel Chile and Motorola, Inc.; Smartcom PCS, a personal communications services concessionaire controlled by Endesa España; CTC Comunicaciones Moviles S.A., which, in addition to its specialized mobile radio concessions, is the holder of a cellular concession; and BellSouth Comunicaciones S.A., a cellular concessionaire controlled by BellSouth Corporation.

      Regulatory and Legal Overview. The main regulatory agencies of the Chilean telecommunication sector are the Ministry of Transportation and Telecommunications and the Undersecretary of Telecommunications. The application, control and interpretation of the provisions of the General Telecommunications Law and other applicable regulations is the responsibility of the Ministry which, for these purposes, acts through the Undersecretary.

      Telecommunications concessions, including specialized mobile radio concessions, may be granted only to legal entities duly incorporated and domiciled in Chile. However, there is no restriction or limitation for the participation or ownership of foreign investors in Chilean telecommunications concessionaires.

      As a general rule, telecommunications concessions are granted in Chile without any initial payment of fees. However, telecommunication concessionaires that use the radioelectric spectrum for the operation of their respective concessions, such as specialized mobile radio concessionaires, are subject to an annual fee. The amount of the fee is based on the size of the applicable system, the portion of the spectrum utilized and the service area that has been authorized.

      Telecommunications concessions are not limited as to their number, type of service or geographical area. Therefore, it is possible to grant two or more concessions for the provision of the same service on the same location, except where technical limitations exist, as in the case of specialized mobile radio and public telephone service concessions. Concessions for the provision of public telecommunication services are generally granted for a 30-year period. These concessions may be renewed for additional 30-year periods if requested by the concessionaire. There are a number of regulatory issues, some of which have recently been addressed by the Chilean regulatory authorities, including issues relating to interconnection, number and routing plans and access charges.

      In Chile, concessionaires of public telecommunications services and concessionaires of intermediate services of telecommunications that render long distance telephonic services are required to establish and accept interconnections with each other. These interconnections permit subscribers and users of public telecommunications services of the same type to be interconnected with each other inside or outside Chile. Telecommunications services of the same type are those which are technically compatible with each other. The Undersecretary determines which telecommunications services are technically compatible. These interconnections must be performed according to the technical rules, procedures and terms established by the Undersecretary. The Undersecretary has recently issued regulations relating to the interconnection of public telephone networks with other public telecommunications services of the same type, which may include specialized mobile radio services such as ours. However, under these regulations, even if their services are determined to be of the same type, providers of public telecommunications services may not interconnect with the public telephone networks unless the concessions held by these other providers expressly authorize this interconnection, which in many cases, including ours, will require an amendment to the concession. If we are not able to amend our concessions to obtain these interconnection authorizations, we will not be able to enjoy the interconnection benefits of these new regulations. Currently, there are no specialized mobile radio concessionaires in Chile effectively interconnected to the public switched telephone network or to other public telecommunications services established in Chile.

      Additionally, under new regulations, providers of public telecommunications services of the same type that are authorized to be interconnected with public telephone networks will also be able to request specific numbering blocks for their subscribers. New rules governing routing procedures were also adopted. As with interconnection, a provider of public telecommunications services of the same type must have its concession expressly authorize interconnection before it is able to enjoy the benefits of these new numbering and routing regulations.

      Specialized mobile radio concessionaires may freely determine the fees charged to their subscribers. However, the fees and tariffs charged by a telecommunications concessionaire to another telecommunications concessionaire for the services rendered through interconnection, specifically the access charges, must be fixed by the authorities. The authorities fix the charges in accordance with a tariff setting procedure based upon, among other things, the cost structure of the respective concessionaire, as set forth in the General Telecommunications Law. This procedure is necessary for the mandatory application of the calling party pays system among the telecommunications concessionaires. To date, this procedure has never been applied to any specialized mobile radio concessionaire.

      Finally, in order to provide digital mobile services in Chile and incorporate digital technology to the networks of our Chilean operating companies, their specialized mobile radio concessions must be amended according to the procedures established in the General Telecommunications Law. These procedures grant to third parties the right to file oppositions against the corresponding concession’s amendment applications. These oppositions may delay the necessary amendments to these specialized mobile radio concessions.

      Foreign Currency Controls and Dividends. The purchase and sale of foreign currency in Chile is subject to governmental control. There are two foreign exchange markets in Chile that are subject to regulations of the Chilean Central Bank. The first is the formal exchange market, which consists of banks and other entities authorized to participate in the market by the Central Bank. This market is generally used for trade-related transactions, such as import and export transactions, registered foreign currency investments and other transactions, such as remittances abroad. Other purchases and sales of foreign exchange may be effected in the informal exchange market by entities not expressly authorized to operate in the formal exchange market, such as foreign exchange houses and travel agencies. Both markets operate at floating rates freely negotiated between the participants. There are no limits imposed on the extent to which the informal exchange rate can fluctuate above or below the formal exchange rate or the observed exchange rate. The observed exchange rate is the official exchange rate determined each day based on the average exchange rates observed in the formal exchange market.

      Foreign investments in Chile are subject to exchange controls. Appropriate registration of a foreign investment in Chile, among other things, grants investors access to the formal exchange market. Registration also provides specified guaranties with respect to the ability to repatriate funds and the stability of the applicable tax regime. Foreign investments can be registered with the Chilean Foreign Investment Committee under Decree Law No. 600 of 1974 or with the Central Bank of Chile under the Compendium of Foreign Exchange Regulations issued by the Central Bank of Chile under the Central Bank Act.

      The foreign investment regulations permit the foreign investor to access the formal exchange market to repatriate their investments and profits. They do not, however, necessarily guarantee that foreign currency will be available in the market.

      The distribution of profits by limited liability companies, such as our Chilean companies, is not legally regulated in Chile. Therefore, these distributions must be made according to the regulations stated in the bylaws of the limited liability company. If the bylaws do not specify, the partners may agree as to the distribution. Under Chilean corporate law, corporations may distribute dividends among their stockholders only from the net profits of that fiscal year or from retained profits recognized by balance sheets approved by the stockholders meeting. However, if the company has accumulated losses, profits of that corporation must first be allocated to cover the losses. Losses in a specific fiscal year must be offset with retained profits, if any.

      Unless otherwise agreed at a stockholders meeting by the unanimous vote of all issued shares, open stock corporations must annually distribute at least 30% of the net profits of each fiscal year. This distribution must be in the form of a cash dividend to their stockholders in proportion to their ownership or as otherwise stated in the bylaws. Closed stock corporations must follow the provisions of their bylaws; if the bylaws do not contain these provisions, the rules described above for the distribution of profits by open stock corporations apply.

      In any event, the board of directors may distribute dividends if the corporation has no accumulated losses, subject to the personal responsibility of the directors approving the distributions.

     6.  Philippines

      Operating Company Overview. We refer to our Philippine operating company, Nextel Communications Philippines, Inc., as Nextel Philippines. Our current aggregate equity interest in Nextel Philippines, which includes our direct and indirect holdings, is about 51%. We directly hold, through two wholly owned subsidiaries, an aggregate of about 40% and indirectly hold about 11% of the outstanding shares of capital stock of Nextel Philippines. The stockholders that hold our indirect interest in Nextel Philippines are:

•	Gamboa Holdings, which holds about 20% of the outstanding shares of Nextel Philippines and which is 60% owned by ACCRA Investments Corporation, a Philippine holding company with investments in a number of Philippine companies and which is 40% owned by one of our indirect subsidiaries; and

•	Emerald Investments, which holds about 8% of the outstanding shares of Nextel Philippines and is 60% owned by ACCRAIN Holdings Corporation, an affiliate of ACCRA Investments, and 40% owned by one of our indirect wholly owned subsidiaries.

The remaining 32% interest in Nextel Philippines is held by an unrelated Philippine corporation.

      Nextel Philippines provides digital mobile and paging services under the tradename “Nextel” in the following major business centers with populations in excess of 1 million and along related transportation corridors, as well as in a number of smaller markets:

Digital

Manila

Cavite
Batangas

Nextel Philippines recently entered into an agreement to sell its paging business, subject to regulatory approval and other customary conditions.

      Nextel Philippines’ licenses cover about 75 million people. As of September 30, 2000, Nextel Philippines provided service to about 39,200 digital subscriber units.

      Nextel Philippines is headquartered in the Ortigas business district of metropolitan Manila. As of September 30, 2000, Nextel Philippines had about 700 employees, of which about 400 were operators serving its paging customers.

      Marketing. Nextel Philippines markets its analog, digital and paging services primarily to business customers. Nextel Philippines sells its digital subscriber units in 15 business centers and sales outlets that exclusively carry Nextel Philippines’ products. To target business customers, Nextel Philippines employs a direct sales force, as well as independent dealers and agents.

      Competition. We are one of two specialized mobile radio license holders in the Philippines. The other license holder has not yet begun operations. There are also currently five cellular telephone providers with nationwide licenses in the Philippines. SMART Communications, Inc. is the largest cellular telephone provider. Other competitors include Globe Telecom, Inc.; Filipino Telecom Corporation; Isla Communications Co., Inc.; and Express Telecommunications Philippines, Inc.

      Regulatory and Legal Overview. The Philippines telecommunications industry is principally governed by Republic Act No. 7925, enacted on March 1, 1995. Under the Philippines telecommunications law, the National Telecommunications Commission, an agency under the Department of Transportation and Communications, regulates the telecommunications industry.

      Engaging in telecommunications operations requires a Congressional franchise. After securing a Congressional franchise, a franchise holder must apply to the Philippines telecommunications commission for an operating license called a Certificate of Public Convenience and Necessity, following public notice and a hearing. After receipt of an application for a Certificate for a particular telecommunications service, and after the applicant presents its evidence of legal, technical and financial capability to operate the services at a public hearing, the Philippine telecommunications commission initially issues a provisional authority. The provisional authority serves as a temporary operating permit and allows the applicant to begin construction and commercial operations. Nextel Philippines’ provisional authority is subject to revocation for failure to:

•	operate continuously for two years; or

•	begin operations within two years of the issuance or the expiration date of any extensions to the provisional authority.

Nextel Philippines’ provisional authority is scheduled to expire on January 21, 2001. Nextel Philippines has met the conditions required to avoid revocation of its provisional authority and has applied for a Certificate of Public Convenience and Necessity.

      The Philippines telecommunications law provides that a telecommunications entity with regulated types of services must make a public offering of at least 30% of its aggregate common stock. This offering must occur within a period of five years from the later of the effective date of the law or the entity’s commencement of commercial operations. Since Nextel Philippines began commercial operations in February 1995 and the Philippines telecommunications law became effective on March 22, 1995, the relevant five-year period within which Nextel Philippines must undertake a public offering expired on March 22, 2000. As a result, on March 20, 2000, Nextel Philippines submitted to the Philippines Securities and Exchange Commission its application for registration of its public offering. We have been advised by Philippines counsel that the registration process typically exceeds one year.

      On advice of legal counsel in reliance on relevant provisions of the Philippines telecommunications law mandating the equality of treatment among all telecommunications companies, Nextel Philippines believes that it is entitled by operation of law to an extension of the public offering deadline until February 2005. A number of telecommunications companies in the Philippines have been granted a period of ten years from the start of commercial operations within which to undertake an initial public offering. On April 3, 2000, the Office of the President issued an opinion stating that we should be subject to the ten-year period by virtue of the fact that other franchises have been allowed ten years from the start of commercial operations.

      Under Philippine law, direct ownership of a telecommunications company by a foreign entity is limited to 40% of the company’s capital stock. Philippine law also limits the participation of foreign investors in the governing body of any telecommunications enterprise to their proportionate share in its capital. Therefore, a foreign investor’s participation in the management of a telecommunications company is limited solely to membership on its board of directors and committees of the board of directors, including the executive committee. Further, all the executive and managing officers, including the president, chief executive officer and treasurer, are required to be citizens of the Philippines.

      Presidential Executive Order No. 59 (1993) prescribes, as a matter of national policy, the compulsory and nondiscriminatory interconnection of authorized public telecommunications carriers. Interconnection allows the subscribers of one telecommunications company to place and receive calls from the subscribers of another telecommunications company. Interconnection is negotiated and effected through bilateral agreements between the parties involved, subject to specified technical, operational and traffic settlement rules of the Philippine Telecommunications Commission. Nextel Philippines has entered into an interconnection agreement with Philippines Long Distance Telephone Company. It is interconnected through that agreement with most of the public telecommunications carriers in the Philippines, except SMART Communications and Express Telecommunications. In May 1999 Nextel Philippines began proceedings at the Philippine telecommunications commission to compel SMART Communications to directly interconnect with Nextel Philippines. In January 2000, the Philippine telecommunications commission issued an order requiring the interconnection. SMART Communications filed a motion for reconsideration of the order, but Nextel Philippines, based on advice of Philippines legal counsel, believes that the motion will be denied. Nextel Philippines is, however, still barred from interconnection with SMART Communications’ network, although Nextel Philippines permits calls from the SMART Communications’ network to its network.

      As part of its effort to improve teledensity, the Philippine government requires cellular telephone providers to meet specified landline buildout requirements, including installation of 400,000 telephone lines by each cellular telephone operator. The installation represents a significant investment for each of these providers. The Philippine Telecommunications Commission has determined that this requirement is not applicable to trunked radio networks like that of Nextel Philippines.

      Foreign Currency Control and Dividends. Under current regulations of the Central Bank of the Philippines, foreign exchange may be freely sold and purchased outside the Philippine banking system. Restrictions exist on the sale and purchase of foreign exchange in the banking system. The Central Bank, with the approval of the President of the Philippines, has the statutory authority, during a foreign exchange crisis or in times of national emergency, to temporarily suspend or restrict sales of foreign exchange, require licensing of foreign exchange transactions or require delivery of foreign exchange to the Central Bank or its designee.

      Foreign investments do not need to be registered with the Central Bank. The registration of a foreign investment with the Central Bank is only required if the foreign exchange needed to service the repatriation and the remittance of capital and dividends are to be sourced from the Philippine banking system. Foreign exchange needed for capital repatriation and remittance of dividends of unregistered investments can be sourced lawfully outside of the Philippine banking system. Under current law, there is a 15% withholding tax on dividends and a 20% withholding tax on interest payments.

      Corporate Governance. We have the right to designate four of the 11 members of the board of directors of Nextel Philippines and two of the five members of the executive committee of that board. In addition, the presence of one member nominated by us is required to satisfy the quorum requirement for meetings of the executive committee. Further, each stockholder that owns in excess of one-third of Nextel Philippines, including us, has veto rights on decisions involving the following significant corporate actions:

•	the acquisition of any entity;

•	the merger, consolidation or sale of Nextel Philippines or any subsidiary or any disposition of a material amount of assets;

•	the amendment of the articles of incorporation or by-laws;

•	any amendment affecting the preemptive rights of stockholders;

•	appointment and removal of the president and secretary;

•	approval of or amendment to the annual business plan;

•	entering other lines of business;

•	issuances of stock;

•	the approval of annual operating and capital budgets;

•	any borrowings in excess of $200,000;

•	any transactions with affiliates in excess of $200,000;

•	any expenditure of more than $2,000,000 that is not part of the business plan;

•	any dispositions of assets, making loans or canceling any debt or claim other than in the ordinary course of business;

•	appointment and removal of the chief executive officer, chief financial officer, president, treasurer and corporate secretary of Nextel Philippines;

•	appointment or change of the chief technology officer;

•	appointment or change of the auditor;

•	election of members of the executive committee;

•	filling of vacancies of the board of directors for causes other than removal or expiration of term; and

•	any activity outside the ordinary course of business.

As a result of our increased investment in July 2000, we not only increased our economic interest but also our ability to participate in the business and strategic development of this company. We also proposed amendments to the bylaws of Nextel Philippines that would limit the veto rights described above to one of the wholly owned subsidiaries through which we hold our direct interest in Nextel Philippines. Our ability to limit these veto rights to our subsidiary is being contested by other stockholders of Nextel Philippines. See “— Q. Legal Proceedings — 1. Nextel Philippines SEC Proceedings.”

     7.  Japan

      Operating Company Overview. We own about a 32% equity interest in our Japanese operating company, NEXNET Co., Ltd. The other stockholders in NEXNET are DJSMR Business Partnership, a Japanese partnership in which Motorola Japan is the executive partner, which holds about a 51% equity interest; Nichimen Corporation, which holds about a 12% equity interest; and ORIX Corporation, which holds about a 5% equity interest.

      In March 2000, Nichimen Corporation declined to make a required capital contribution and, as a result, transferred some of its shares of NEXNET stock to the contributing stockholders, including us. Additionally, on March 30, 2000, we executed a stock purchase and option agreement with Nichimen. Under this agreement, we purchased additional shares of stock in NEXNET for a purchase price of about $0.4 million. We were also granted an option, exercisable at any time before March 31, 2001, to purchase any or all of the remaining NEXNET shares of stock owned by Nichimen. The exercise price of this option will be determined based on the per share paid-in capital valuation at the time of the purchase. As a result of the additional shares we acquired, our equity ownership interest in NEXNET has increased from about 21% to about 32%. If we exercise the option to purchase all of Nichimen’s remaining shares, our equity ownership interest would increase to about 44%.

      NEXNET launched commercial digital mobile service in the Kanto region of Japan, which includes Tokyo, in the third quarter of 1998 under the tradename “NEXNET.” NEXNET is authorized to provide nationwide digital mobile services to its subscribers under a sub-entrustment agreement with Motorola Japan Ltd., a subsidiary of Motorola referred to as Motorola Japan. NEXNET’s digital mobile network operates on the 1.5 GHz frequency rather than the 800 MHz frequency used by our other operating companies.

      Japan’s population is about 127 million people. As of September 30, 2000, NEXNET provided service to about 49,200 digital subscriber units.

      NEXNET is headquartered in Tokyo. As of September 30, 2000, NEXNET had about 120 employees.

      Marketing. NEXNET’s current sales and marketing efforts focus primarily on providing cost-effective, local digital mobile services to its target customers, which are primarily businesses in various industries, particularly transportation. NEXNET believes that businesses with mobile workforces are the most likely users of its integrated digital mobile service offerings. In addition to advertising, NEXNET relies on its network of independent dealers, many of which are affiliated with Motorola, to sell NEXNET’s services to potential subscribers.

      Competition. The Japan Ministry of Posts and Telecommunications has promulgated regulations that provide that specialized mobile radio licenses may only be granted to nonprofit organizations. Under the Japan Radio Wave Law, the Japanese telecommunications ministry has granted licenses to two nonprofit specialized mobile radio providers: National Mobile Radio Centers Council and Japan Mobile Telecommunication — Systems Association. National Mobile Radio Centers Council, which was formed in 1985, is an association of eight nonprofit corporations that are regionally organized and supported financially by the Japanese government and several other companies. Mobile Radio Center, which was the first of these nonprofit corporations to offer commercial analog service, began offering analog service in Tokyo in 1982. Japan Mobile Telecommunication — Systems Association was founded in 1993 and began offering commercial analog service the same year. These two non-profit providers are licensed to offer both analog and digital services. These non-profit organizations may, however, entrust the operation of the network under a license to a commercial entity or entities. Under an entrustment agreement, Motorola Japan is authorized to operate the analog and digital businesses of Japan

Mobile Telecommunication — Systems Association. The entrustment agreement has a term of one year. It is automatically renewed at the end of each term for an additional one-year period, unless either party to the agreement sends a notice of non-renewal at least three months before the then scheduled expiration. Motorola Japan has subentrusted the operation of Japan Mobile Telecommunication — Systems Association’s digital business on the 1.5 GHz frequency to NEXNET under a sub-entrustment agreement. The sub-entrustment agreement has the same term as the entrustment agreement. It may be terminated earlier if NEXNET fails to perform its obligations under the agreement, including performance of a buildout plan prescribed by the agreement. Motorola Japan continues to operate Japan Mobile Telecommunication — Systems Association’s analog business, which mainly uses the 800 MHz frequency.

      Japan is divided into ten cellular licensing regions including Kanto shin-etsu, which includes the Tokyo metropolitan area, Tokai, Kansai, Hokuriku, Chugoku, Shikoku, Kyushu, Hokkaido, Tohoku and Okinawa. For the most populous and economically active regions, Kanto, Tokai and Kansai, the Japanese telecommunications ministry licensed four operators in each region. With the exception of Okinawa, three service providers have been licensed to operate in each of the remaining six regions. The first commercial personal communications services network was launched in Japan in July 1995. The Japanese telecommunications ministry divided the country into ten personal handheld service licensing regions, allowing up to three operators in each region.

      The largest cellular operator is Nippon Telegraph and Telephone DoCoMo, followed by KDDI, which was formerly DDI and was consolidated with Kokusai Denshin Denwa and IDO, and Nippon Telecom Group. DDI Pocket Telephone is the largest personal handheld service operator, followed by Nippon Telegraph and Telephone Personal and Astel.

      Regulatory and Legal Overview. The Japanese telecommunications ministry regulates the telecommunications industry in Japan. The Japan Radio Wave Law governs all users of radio spectrum. Additionally, the Japan Telecommunications Business Law governs the operations of telecommunications providers that operate in the telecommunications business for profit. The Japanese telecommunications ministry classifies telecommunications service providers as either Type One or Type Two. Type One operators own and operate the telecommunications infrastructure. All other operators are Type Two operators. Both Type One and Type Two operators are governed by the Japan Radio Wave Law and the Japan Telecommunications Business Law. However, Japan Mobile Telecommunication — Systems Association’s analog and digital businesses are self-operated radio systems and therefore are governed only by the Japan Radio Wave Law. Japan Mobile Telecommunication — Systems Association’s digital business is subentrusted to NEXNET. In order for NEXNET to operate the subentrusted business, no license is required under the Japan Radio Wave Law. However, NEXNET, unlike Type One and Type Two operators, is required to provide its services only to businesses and is restricted from offering its services to individuals.

      The Japanese telecommunications ministry regulates the radio frequencies assigned for specialized mobile radio services by granting licenses for radio equipment to be installed on the network. Each license is granted on a nationwide basis for a term of up to five years, renewable for additional five-year terms. There are standard loading requirements with respect to these licenses.

      Wireless telecommunications services operators, whether they are Type One or Type Two, have the right to interconnect to the public switched telephone network. This interconnection is subject to approval by the Japanese telecommunications ministry of the interconnection agreement between the wireless telecommunications services operator and the public switched telephone network. Although NEXNET is neither a Type One nor a Type Two operator, in December 1997, Japan Mobile Telecommunication — Systems Association received oral approval from the Japanese telecommunications ministry of NEXNET’s interconnection arrangements with Nippon Telegraph and Telephone Corporation.

      There are no foreign ownership restrictions for Japanese telecommunications companies, other than for ownership of Nippon Telegraph and Telephone.

      Foreign Currency Controls and Dividends. Under current law, the Japanese yen is convertible into U.S. dollars without restrictions. Japan has a free exchange market for all foreign currency transactions. Dividends and interest paid by NEXNET to its U.S. stockholders are subject to a 10% withholding tax under the tax treaty between the U.S. and Japan.

      Corporate Governance. Under a stockholders’ agreement with the other NEXNET stockholders, seven of the eight members of NEXNET’s board of directors are designated by stockholders based on the ownership interests of each stockholder. The eighth director is elected by a majority vote of all stockholders. Based on our current 32% ownership interest, we have the right to designate two of the seven designated directors.

      For decisions as to NEXNET’s overall business policy, capital calls, the declaration and payment of dividends or other distributions to stockholders and other decisions not in the ordinary course of business, the vote of at least six of the seven designated directors is required. As a result of our respective ownership interests, both we and DJSMR Business Partnership effectively have a veto right for these types of decisions.

      The stockholders’ agreement also gives each stockholder a right of first refusal with respect to any proposed transfer of NEXNET shares, other than to an affiliate of the transferor. In addition, all transfers of NEXNET shares require board approval. As a result, we would have the opportunity to buy additional NEXNET shares if any other stockholder proposed a sale of its shares to an unrelated third party. Similarly, if we were to propose a sale of all or a portion of our interest in NEXNET, the other stockholders would have a right of first refusal, which may cause potential purchasers to bid less than they otherwise would have for the shares we were proposing to transfer.

      Rather than exercising their right of first refusal, another stockholder could instead choose to participate with us in a proposed sale. This means that we may not be able to sell all of the shares that we would like to if the potential purchaser does not agree to buy the additional shares. Further, if DJSMR Business Partnership decides to sell its shares to an unaffiliated third party in connection with an offer to purchase all outstanding shares of NEXNET, we would be required to also sell our shares unless we and the other stockholders elected to purchase all of the shares of DJSMR Business Partnership on the same terms and conditions as the third party offer. As a result, we may be forced to sell our shares at a time or at a price we do not find attractive. Finally, the stockholders’ agreement grants the other NEXNET stockholders the right to purchase all of our shares if we experience a change of control at a price determined by an independent appraiser.

     8.  Canada

      We own about 4.8% of the equity interests in BCT.TELUS Communications, Inc., a publicly traded company whose shares are listed on the Toronto Stock Exchange and on the New York Stock Exchange. Following BCT.TELUS’s October 2000 acquisition of Clearnet Communications, Inc., a publicly traded Canadian company in which we owned a 14% equity interest, BCT.TELUS represents the largest Canadian wireless company, as measured by revenues, customer growth and wireless spectrum position. Clearnet reported that as of September 30, 2000, Clearnet and BCT.TELUS combined provided services to about 2,012,400 subscriber units. It also reported that its digital service covered a population of about 20.8 million. BCT.TELUS now holds one of the two national 30 MHz licenses to provide personal communications services in Canada.

     9.  Shanghai, People’s Republic of China

      The cellular network for the Global System for Mobile Communications, or GSM, developed in Shanghai was a cooperative project established by China United Telecommunications

Corporation and Shanghai Science Technology Investment Corp. Ltd. The Shanghai GSM system began commercial operations in July 1995.

      In August 1995, we formed a joint venture with Shanghai Science Technology under which we provided financial support for construction of the initial phases of the Shanghai GSM system in exchange for a contractual right to share profits from the system with Shanghai Science Technology. We also provided advice and direction in the key areas of engineering, customer care, billing practices, quality assurance and system performance.

      In December 1997, CCT Technology Services Limited acquired a 51% ownership interest in the joint venture with Shanghai Science Technology in exchange for about $46.0 million. These investments were made in equity, stockholder loans, stockholder guarantees and fees. Upon receipt of government approvals for CCT Technology’s investment, the joint venture changed its name to Shanghai CCT-McCaw Telecommunications System Co., Ltd. As of December 31, 1999, our ownership interest in Shanghai CCT-McCaw was 30%. Based on that ownership interest, we had a contractual right to receive 12% of the profits of the Shanghai GSM system.

      In September 1999, China United Telecommunications advised Shanghai CCT-McCaw and all similarly situated investors in China United Telecommunications of a new policy of the Chinese government. Under the policy, all existing arrangements between China United Telecommunications and joint ventures in which foreign companies had invested needed to be terminated.

      Following several months of discussions with China United Telecommunications, and based on advice of legal and financial advisers, Shanghai CCT-McCaw signed an agreement on March 17, 2000 with China United Telecommunications terminating our cooperation agreement. On April 1, 2000, in connection with the termination, Shanghai CCT-McCaw received about $61.3 million, based on the exchange rate in effect on April 1, 2000. We also received warrants to purchase shares of China United Telecommunications common stock. The warrants are exercisable for about 8.2 million shares during the period beginning in December 2000 and ending in June 2001 at the initial public offering price of HK$15.58 or US$2.00 per share. On May 24, 2000, we received a reimbursement of $7.5 million for advances made to Shanghai CCT-McCaw. On September 29, 2000, the joint venture was formally dissolved, and Shanghai CCT-McCaw distributed our pro rata equity percentage interest in the joint venture of about $9.6 million in cash. As a result of this transaction, we recorded a gain of about $5.9 million in the third quarter of 2000.

  O.  Employees

      As of September 30, 2000, we had about 90 employees at the corporate level, and our consolidated subsidiaries had about 3,670 employees. Neither we nor any operating company that we control is a party to any collective bargaining agreement. We believe the relationship between us and our employees, and between each of the operating companies that we control and its employees, is good.

  P.  Properties

      Our principal executive and administrative offices are located in Reston, Virginia, where we lease about 16,900 square feet of office space under a lease expiring in December 2011. Beginning January 2001, we will lease about 27,000 additional square feet at the same location under a lease expiring in December 2009. In addition, our operating companies lease office space and transmitter and receiver sites in each of the countries where they conduct business.

      Each operating company leases transmitter and receiver sites for the transmission of radio service under various individual site leases. Most of these leases are for terms of five years or less, with options to renew. As of September 30, 2000, our consolidated subsidiaries had constructed sites at leased locations for their digital mobile business, as shown below:

Operating
Company	Number

Nextel Brazil	500

Nextel Mexico	270

Nextel Argentina	230

Nextel Peru	75

Nextel Philippines	75

Total	1,150

  Q.  Legal Proceedings

     1.  Nextel Philippines SEC Proceedings

      Immediately before the Nextel Philippines annual stockholders meeting on July 13, 1998, the Philippines Securities and Exchange Commission issued a temporary restraining order in favor of several Nextel Philippines stockholders. These stockholders requested nullification of previously adopted amendments of the bylaws of Nextel Philippines contemplated by the corporate governance provisions of agreements entered into with local stockholders of Nextel Philippines, referred to as the Philippines Partner Agreements. The temporary restraining order enjoined Nextel Philippines from implementing those bylaw amendments for a 72-hour period. The stockholders further requested that a preliminary injunction be issued with the same effect pending a trial on the merits on the validity of the bylaw amendments. On July 15, 1998, as contemplated by an agreement of Nextel Philippines and the stockholders that was confirmed by the Philippines Securities and Exchange Commission, the temporary restraining order was permitted to expire. Also, pending a trial on the merits as to the validity of the bylaw amendments, the petitioners agreed to withdraw their petition for a preliminary injunction, and Nextel Philippines agreed that the provisions of the bylaw amendments limiting veto rights in corporate governance matters only to one of our wholly owned subsidiaries would not be implemented. Although we cannot predict the outcome of this proceeding, we believe that the stockholders’ claims are without merit, and Nextel Philippines intends to vigorously defend against those claims.

     2.  Nextel Philippines Arbitration

      On October 30, 1998, under the dispute resolution provisions of the Philippines Partner Agreements, we began arbitration proceedings in Hong Kong against two of the local stockholders of Nextel Philippines. In these proceedings, we asserted that the two stockholders had failed to perform their respective contribution obligations under the Philippines Partner Agreements. We seek equitable and legal relief, including, but not limited to, compensatory damages and injunctive relief. We have since entered into a release agreement with one of the local stockholders after acquiring its interest in our Philippine operating company.

     3.  Telcom Ventures, LLC

      In January 1997, we purchased 81% of the capital stock of McCaw International (Brazil) Ltd., which entitled us to 90% of the voting rights. A group represented by Telcom Ventures owned 19% of the capital stock at that time, which entitled it to 10% of the voting rights. Pursuant to a stockholders agreement, that group had the right so long as it maintained at least a 10% ownership interest in McCaw International (Brazil) to designate candidates representing at least 10% of the directors of McCaw International (Brazil). The group also was entitled to veto rights with respect to specified significant corporate actions such as mergers or sales of substantially all of the assets.

      Under the stockholders agreement, the group had the right to defer making its pro rata share of any capital calls that may have arisen until April 29, 1999 without suffering any dilution of its right to receive dividends and other cash or noncash distributions. The group ultimately did not make these capital contributions by April 29, 1999 in accordance with the relevant terms of the stockholders agreement, which resulted in the proportionate dilution of its equity interest in McCaw International (Brazil). Since their share of McCaw International (Brazil)’s capital stock dropped below 10%, the group was no longer entitled to designate a member of the McCaw International (Brazil) board of directors. We called upon the group’s designated director to resign, but he refused.

      On August 16, 1999, we and McCaw International (Brazil) filed a motion for judgment against Telcom Ventures in the Circuit Court for the City of Alexandria, Virginia, seeking declarations relating to the effect of these actions under the stockholders agreement. Telcom Ventures filed its answer denying the material allegations made in the motion for judgment, and asserted counterclaims alleging breaches of fiduciary duty and contract, constructive fraud and actual fraud. According to their pleadings, Telcom Ventures intended to seek compensatory damages of $100 million plus punitive damages. We and McCaw International (Brazil) timely filed a denial of the material allegations in the counterclaim.

      On April 26, 2000, Telcom Ventures filed a second complaint in Chancery in the Circuit Court of the City of Alexandria, Virginia, against McCaw International (Brazil) and Nextel International, seeking, among other things, dissolution of McCaw International (Brazil), rescission of the issuance to us of shares of McCaw International (Brazil)’s stock and other declaratory and injunctive relief. We and McCaw International (Brazil) timely filed a denial of the material allegations in that complaint.

      On July 7, 2000, the court denied McCaw International (Brazil)’s and Nextel International’s motion for partial summary judgment on the August 16, 1999 complaint. On July 10, 2000, Telcom Ventures filed a motion for partial summary judgment on its claims of breach of fiduciary duty and constructive fraud, and for summary judgment on McCaw International (Brazil)’s and Nextel International’s August 16, 1999 motion for judgment.

      On July 21, 2000, we entered into a purchase, release and settlement agreement with the group. Under that agreement, on August 4, 2000, we made a cash payment to members of the group totaling $146.0 million, received all of the equity interests held by the group in McCaw International (Brazil) and exchanged mutual releases with all of the group’s members. In addition, all pending court disputes between us and Telcom Ventures, a member of the group, were permanently dismissed. As a result, we now own 100% of McCaw International (Brazil), and all the rights of the group as minority stockholders in McCaw International (Brazil), including their rights to put their equity interests to us, beginning in October 2001, were terminated.

VIII.  Management

  A.  Executive Officers and Directors

      We have set forth below information on our executive officers and directors as of November 30, 2000:

Name	Age	Positions

Timothy M. Donahue	51	Chairman of the board of directors

Keith D. Grinstein	40	Vice chairman of the board of directors

Steven M. Shindler	37	Chief executive officer and director

Lo van Gemert	46	President and chief operating officer

Byron R. Siliezar	45	Vice president and chief financial officer

Jose Felipe	50	Vice president

Robert J. Gilker	50	Vice president and general counsel

Daniel F. Akerson	52	Director

Steven P. Dussek	44	Director

C. James Judson	56	Director

Dennis M. Weibling	49	Director

      Timothy M. Donahue has been chairman of our board since July 1999 and a director since August 1997. Mr. Donahue has served as president and chief executive officer of Nextel Communications since July 1999 and as a director of Nextel Communications since June 1996. From February 1996 until July 1999, Mr. Donahue was president and chief operating officer of Nextel Communications. From 1986 to January 1996, Mr. Donahue held various senior management positions with AT&T Wireless Services, formerly McCaw Cellular Communications, including, most recently, regional president for the Northeast. Mr. Donahue is a director of Nextel Partners, Inc. and SpectraSite Holdings, Inc.

      Keith D. Grinstein has been vice chairman of our board since August 1999 and a director since January 1996. Mr. Grinstein was our president from January 1996 until March 1999 and our chief executive officer from January 1996 until August 1999. From January 1991 to December 1995, Mr. Grinstein was president and chief executive officer of the aviation communications division of AT&T Wireless Services. Mr. Grinstein also held a number of positions at McCaw Cellular Communications and its subsidiaries, including vice president and assistant general counsel of McCaw Cellular Communications and vice president, general counsel and secretary of LIN Broadcasting Company. Mr. Grinstein currently is a director of The Ackerley Group Inc., F5 Networks Inc. and Nextera Enterprises Inc. and a partner of Second Avenue Partners.

      Steven M. Shindler has been a director on our board since May 1997 and has been our chief executive officer since March 24, 2000. Mr. Shindler also served as executive vice president and chief financial officer of Nextel Communications from May 1996 until November 2000. From 1987 to May 1996, Mr. Shindler was an officer with Toronto Dominion Bank, where, most recently, he was a managing director in its communications finance group. Mr. Shindler also serves as a director of SpectraSite Holdings.

      Lo van Gemert has been our president and chief operating officer since September 1999. Mr. van Gemert served as senior vice president of Nextel Communications from July 1999 until August 2000 and as Nextel Communications’ president of the north region from October 1996 until August 1999. Before joining Nextel Communications in 1996, Mr. van Gemert served as executive vice president at Rogers Cantel in Canada, where he was responsible for personal communications services, paging, data and air-to-ground services. From 1980 to 1994, Mr. van Gemert held various senior management positions, domestically and abroad, at Sony Corporation and BellSouth Corporation.

      Byron R. Siliezar has been our vice president and chief financial officer since January 1999. From July 1998 to January 1999, Mr. Siliezar was our vice president and controller. Mr. Siliezar served as vice president of finance at Neodata Corporation, a subsidiary of EDS Corporation, from 1997 until joining us; as international controller of Pagenet, Inc. from 1996 until 1997; and in various executive and management positions at GTE Corporation from 1982 to 1996.

      Jose Felipe has served as our vice president since January 1999. He is also the president of our Argentine operating company. From July 1998 to January 1999, Mr. Felipe was our vice president — Latin America. From 1991 to 1998, Mr. Felipe held various senior management positions with AT&T Corp., most recently president and chief executive officer of the Puerto Rico and Virgin Islands region and vice president of emerging markets of the Latin American region.

      Robert J. Gilker has been our vice president and general counsel since September 2000. From August 1998 to August 2000, he served as vice president, law and administration and secretary of MPW Industrial Services Group, Inc., a publicly held provider of industrial cleaning and facilities support services. From 1987 until he joined MPW, Mr. Gilker was a partner with the law firm of Jones, Day, Reavis & Pogue.

      Daniel F. Akerson has been a director on our board since March 1996. Mr. Akerson served as chairman of our board from March 1996 until July 1999. Mr. Akerson is also currently chairman of the board of directors of Nextel Communications, a position he has held since

March 1996 and serves as a member of the operations committee of that board of directors. From March 1996 until July 1999, Mr. Akerson was chief executive officer of Nextel Communications. Since September 1999, Mr. Akerson has served as chairman and chief executive officer of NEXTLINK Communications, Inc., a publicly held competitive local exchange carrier controlled by Craig O. McCaw. From June 1993 to March 1996, Mr. Akerson served as a general partner of Forstmann Little & Co., a private investment firm, and also held the positions of chairman of the board and chief executive officer of General Instrument Corporation, a technology company acquired by Forstmann Little. From 1983 to 1993, Mr. Akerson held various senior management positions with MCI Communications Corporation, including president and chief operating officer. Mr. Akerson serves as a director of American Express Company and America Online, Inc.

      Steven P. Dussek has served as a director on our board since March 1999. From September 1999 until March 2000, Mr. Dussek was our chief executive officer. Mr. Dussek was our president and chief operating officer from March 1999 until September 1999. Since May 1996, Mr. Dussek has served in various senior management positions with Nextel Communications, most recently as executive vice president and chief operating officer. From May 1995 to May 1996, Mr. Dussek served as vice president and general manager of the Northeast region for the PCS division of AT&T Wireless Services. From 1993 to March 1995, Mr. Dussek served as senior vice president and chief operating officer of Paging Networks, Inc. Mr. Dussek is currently a director of Clearnet.

      C.  James Judson has been a director on our board since February 1995. Mr. Judson is also vice president, secretary and general counsel of Eagle River, Inc., a company formed to make strategic investments in telecommunications ventures. He has held those positions since January 1995. From 1969 to January 1995, Mr. Judson was a partner in the Davis Wright Tremaine law firm.

      Dennis M. Weibling has been a director on our board since February 1995. From October 1995 to March 1996, Mr. Weibling served as Nextel Communications’ acting chief executive officer. Mr. Weibling is currently president of Eagle River, a position he has held since 1993. Mr. Weibling is a director of Nextel Communications and is a member of the operations committee, audit committee and compensation committee of the Nextel Communications board of directors. He is also a director of NEXTLINK Communications and Nextel Partners.

  B.  Other Key Senior Management

      Peter A. Foyo has served as president of our Mexican operating company since August 1998. From 1988 to 1998, Mr. Foyo held various senior management positions with AT&T Corp., most recently as corporate strategy director of Alestra S.A. de C.V., a joint venture between AT&T and a local Mexican partner. In that position, Mr. Foyo was responsible for developing a pan regional network plan for Latin America including fixed, wireless and network services on Alestra’s behalf.

      Alexis Mozarovski has served as president of our Brazilian operating company since June 1999. From 1980 to 1999, Mr. Mozarovski held various positions with Aydin Corp., most recently as vice president for Latin American operations and president of Aydin S.A. where he was responsible for implementing communication systems for government agencies and cellular companies throughout Latin America.

      Miguel A. Rivera has served as president of our Peruvian operating company since January 2000. Previously, Mr. Rivera was the general manager of the Lima Stock Exchange from 1999 to 2000. From 1986 to 1998, Mr. Rivera held various executive positions with IBM in Latin America, most recently as general manager — manufacturing industry, Latin America, where he was responsible for implementing the IBM manufacturing industry strategy throughout the region.

      Antonio M. Urera has served as president and chief operating officer of our Philippine operating company since June 1998. From March 1997 to May 1998, Mr. Urera held various senior management positions at Bayentel Telecommunications, Inc., most recently as executive vice president — network group from September 1997 to May 1998. From 1989 to 1997, Mr. Urera held a number of positions at Eastern Telecommunications Philippines, Inc., including senior vice president for operations, with responsibility for sales, marketing and technical operations as well as general manager and chief operating officer.

  C.  Committees of the Board of Directors

      We have established three committees: an audit committee, a plan administration committee and an executive committee.

      Audit Committee. We established an audit committee in November 1997. Messrs. Weibling (Chairman) and Shindler serve as members of the audit committee. The audit committee reviews with our management, the internal auditors and the independent auditors, our policies and procedures with respect to internal control; reviews significant accounting matters; approves the audited financial statements before public distribution; approves any significant changes in our accounting principles or financial reporting practices; reviews independent auditor services; and recommends to our board of directors the firm of independent auditors to audit our consolidated financial statements.

      Plan Administration Committee. We established a plan administration committee in June 1998. Messrs. Weibling (Chairman) and Judson serve as members of the plan administration committee. The plan administration committee administers and makes all ongoing determinations concerning matters relevant to our incentive equity plans.

      Executive Committee. We established an executive committee in March 1999. Messrs. Donahue (Chairman), Shindler and Weibling serve as members of the executive committee. The executive committee exercises the authority of our board of directors with respect to the management of our company, subject to limitations imposed by applicable law and our board of directors.

  D.  Compensation of Executive Officers

      In the table and discussion below, we summarize the compensation earned during the last three fiscal years by: (1) each individual who served as our chief executive officer during 1999; (2) each of our three other most highly compensated executive officers who earned more than $100,000 in salary and bonuses for services rendered in all capacities during 1999; and (3) one other individual who would have been among the individuals in clause (2) above but for the fact that he was not serving as an executive officer at December 31, 1999.

      The options reflected on the table below include options granted under the Nextel International 1997 stock option plan and equity awards under Nextel Communications’ incentive equity plan. These options generally vest over a four-year period and become exercisable, subject to the provisions of each plan, for shares of our common stock and Nextel Communications’ class A common stock, respectively. Additionally, stock appreciation rights were granted under our stock appreciation rights plan. As of December 31, 1999, all stock appreciation rights had been exchanged for options granted under the Nextel International 1997 stock option plan.

      The amounts on the table below reflecting all other compensation are comprised of our contributions to Nextel Communications’ section 401(k) plan and the value received from purchases under Nextel Communications’ stock purchase plan, which reflects the difference between the purchase price, which is the lower of 85% of market value at the beginning or the end of each quarter, and the market value. Information throughout this prospectus related to the

Nextel Communications’ incentive equity plan reflects its 2-for-1 common stock split effective in June 2000.

		Annual
		Compensation					Long-Term Compensation
							Awards
					Other
					Annual				Securities
					Compen-		Restricted		Underlying
Name and Principal Position	Year	Salary($)		Bonus($)	sation($)		Stock Awards($)		Options(#)

Steven P. Dussek(1)	1999	233,530		197,438	—		458,400	(2)	2,020,000
Former chief executive	1998	—		—	—		—		—
officer	1997	—		—	—		—		—

Keith D. Grinstein(4)	1999	207,518		113,400	—		—		100,000
Vice chairman and former	1998	195,054		73,426	—		—		120,000
president and chief	1997	180,000		79,200	—		—		3,080,000
executive officer

Lo van Gemert(5)	1999	98,928		79,270	—		1,438,200	(6)	250,000
President and chief	1998	—		—	—		—		—
operating officer	1997	—		—	—		—		—

Byron R. Siliezar(7)	1999	197,708		100,620	—		—		360,000
Vice president and chief	1998	56,250	(8)	23,494	—		—		126,000
financial officer	1997	—		—	—		—		—

Jose Felipe(10)	1999	236,688		149,900	188,454	(11)	—		530,000
Vice president	1998	116,795		75,000	—		—		510,000
	1997	—		—	—		—		—

Heng-Pin Kiang(12)	1999	128,323		—	—		—		30,000
Former senior vice	1998	165,769		50,000	—		—		28,000
president, general counsel and secretary	1997	160,940		60,000	—		—		1,680,000

[Additional columns below]

[Continued from above table, first column(s) repeated]

	All Other
Name and Principal Position	Compensation($)

Steven P. Dussek(1)	199,841	(3)
Former chief executive	—
officer	—

Keith D. Grinstein(4)	3,800
Vice chairman and former	3,900
president and chief	3,200
executive officer

Lo van Gemert(5)	2,672
President and chief	—
operating officer	—

Byron R. Siliezar(7)	34,544	(9)
Vice president and chief	76,854	(9)
financial officer	—

Jose Felipe(10)	36,805	(11)
Vice president	37,000	(11)
	—

Heng-Pin Kiang(12)	62,614	(12)
Former senior vice	7,600
president, general counsel and secretary	5,572

(1)	Mr. Dussek is currently a director and from September 1999 until March 2000 was our chief executive officer. He was our president and chief operating officer from March 1999 until September 1999. As Mr. Dussek is also the executive vice president and chief operating officer of Nextel Communications, Nextel Communications has paid Mr. Dussek’s entire salary and bonus since September 1999. The 1999 salary and bonus shown represents $150,618 of salary paid by us and $280,350 of salary and bonus paid by Nextel Communications. In addition, in February 2000 Mr. Dussek was granted options to purchase 600,000 shares of our common stock at an exercise price of $4.005 for services rendered during 1999.

(2)	Mr. Dussek’s deferred stock award granted in 1999 is based on 30,000 shares times $15.280 per share, which was the closing price of Nextel Communications’ class A common stock on February 18, 1999, the date of award. Mr. Dussek’s deferred stock award vests ratably on each of the first three anniversary dates of the grant date. The value of the shares covered by Mr. Dussek’s deferred stock award as of December 31, 1999 was $1,546,875 (30,000 shares times $51.5625, the closing price of Nextel Communications’ class A common stock on that date).

(3)	The $199,841 represents Mr. Dussek’s allowance for relocation expenses, of which $72,511 was paid by us and $127,330 was paid by Nextel Communications.

(4)	Mr. Grinstein is currently vice chairman of our board of directors. He was our president until March 1999 and our chief executive officer until August 1999.

(5)	Mr. van Gemert became our president and chief operating officer in September 1999. In addition, in May 2000 Mr. van Gemert was granted options to purchase 1,500,000 shares of our common stock at an exercise price of $11.833.

(6)	Mr. van Gemert was granted two deferred stock awards during 1999. On February 18, 1999, Mr. van Gemert received 20,000 shares which vest ratably on each of the first three anniversary dates of the grant date. On September 1, 1999, Mr. van Gemert received 40,000 shares which vest on the fourth anniversary of the grant date. The closing price of a share of Nextel Communications’ class A common stock on the award dates was $15.280 on February 18, 1999 and $28.315 on September 1, 1999. The value of the shares covered by Mr. van Gemert’s deferred stock award as of December 31, 1999 was $3,093,750 (60,000 shares times $51.5625, the closing price of Nextel Communications’ class A common stock on that date).

(7)	In addition, in May 2000 Mr. Siliezar was granted options to purchase 600,000 shares of our common stock at an exercise price of $11.833.

(8)	The $56,250 reflects Mr. Siliezar’s salary paid from July 20, 1998 to December 31, 1998.

(9)	The $76,854 represents Mr. Siliezar’s signing bonus of $30,000 and allowance for relocation expenses of $46,854 in 1998. The $34,544 represents Mr. Siliezar’s allowance for relocation expenses in 1999.

(10)	In addition, in May 2000 Mr. Felipe was granted options to purchase 56,250 shares of our common stock at an exercise price of $11.833.

(11)	“Other Annual Compensation” for Mr. Felipe includes a $90,000 foreign services differential, an $86,874 housing allowance and $11,580 representing the aggregate personal travel costs of Mr. Felipe, for the period from April 1, 1999, the effective date of our letter agreement with Mr. Felipe, to December 31, 1999. “All Other Compensation” for Mr. Felipe includes a $35,436 allowance for relocation expenses in 1999 and a $35,000 signing bonus in 1998.

(12)	Mr. Kiang resigned as senior vice president and general counsel effective September 1999 and resigned as secretary of our board effective November 1999 and resumed his employment on April 1, 2000. His termination agreement provided for a cash payment of $60,000, which is included in “All Other Compensation,” and a consulting relationship for the period September 15, 1999 to March 31, 2000 at a rate of $14,506 per month.

  E.  Option Grants in Fiscal Year 1999

      In the table below, we list selected information on options exercisable for shares of our common stock, referred to as NII options, and Nextel Communications’ class A common stock, referred to as NCI options, that were granted to each of the named executive officers during 1999. For the NII options, we calculated the potential realizable value based on the 10-year term of the option at the time of grant utilizing a price of $17.00 per share as the current fair market value. The stock price appreciation of 5% and 10%, compounded annually from the date an option is granted to its expiration date, are hypothetical gains determined under rules promulgated by the Securities and Exchange Commission and does not represent our prediction of our stock price performance. The actual gain, if any, on the exercise of a stock option will depend on the future performance of our common stock, the option recipient’s continued employment through the date on which the options are exercised and the time at which the underlying shares are sold. For the NCI options, we used the Black-Scholes pricing model to estimate the present value of options at the date of grant, using the following assumptions options:

•	an expected stock price volatility of 51%;

•	a risk free interest rate of 5.06 — 6.09%;

•	an expected life of 5 years; and

•	an expected dividend yield of 0%.

						NII Options
						Potential Realized
						Value at Assumed
	Number of	Percent of				Annual Rates of Stock
	Securities	Total Options			NCI Options	Price Appreciation for
	Underlying	Granted to	Exercise or		Grant Date	Option Term ($)
	Options	Employees in	Base Price	Expiration	Present
	Granted(#)	Fiscal Year(%)	($/Shares)	Date	Value($)	5%	10%

Steven P. Dussek

NII options	1,800,000(1)	38.29	4.005	05/13/2009	—	38,101,474	60,670,230

NCI options	170,000(2)	0.93	15.280	02/18/2009	1,305,331	—	—

NCI options	50,000(3)	0.27	28.315	09/01/2009	740,302	—	—
Keith D. Grinstein

NII options	—	—	—	—	—	—	—

NCI options	100,000(2)	0.55	15.280	02/18/2009	767,842	—	—
Lo van Gemert

NII options	—	—	—	—	—	—	—

NCI options	150,000(2)	0.82	15.280	02/18/2009	1,151,763	—	—

NCI options	100,000(3)	0.55	28.315	09/01/2009	1,462,607	—	—
Byron R. Siliezar

NII options	300,000(1)	6.38	4.005	05/13/2009	—	6,350,246	10,111,705

NCI options	60,000(2)	0.33	15.280	02/18/2009	461,084	—	—
Jose Felipe

NII options	450,000(4)	9.57	4.005	05/13/2009	—	9,525,369	15,167,557

NCI options	80,000(2)	0.44	15.280	02/18/2009	614,274	—	—
Heng-Pin Kiang

NII options	—	—	—	—	—	—	—

NCI options	30,000(2)	0.16	15.280	02/18/2009	230,353	—	—

(1)	These NII options were granted on May 13, 1999 and vest over a four-year period on a monthly basis from the date of grant.

(2)	These NCI options were granted on February 18, 1999 and vest over a four-year period at a rate of 25% per year from the date of grant.

(3)	These NCI options were granted on September 1, 1999 and vest over a four-year period at a rate of 25% per year from the date of grant.

(4)	These NII options were granted on May 13, 1999; 25% of the options vested immediately and 75% of the options vest over a four-year period on a monthly basis from the date of grant.

  F.  Option Exercises in Fiscal Year 1999 and Year-End Option Values

      In the table below, we list information on the exercise of options during the year ended December 31, 1999 and unexercised option values as of December 31, 1999 for each of the named executive officers. The value of the in-the-money NCI options is based on the closing price of Nextel Communications’ class A common stock as reported by the Nasdaq Stock Market on December 31, 1999, which was $51.5625 per share, less the aggregate exercise price, times the aggregate number of shares issuable upon exercise of those options. The value of the in-the-

money NII options is based on $17.00, less the aggregate exercise price, times the aggregate number of shares issuable upon exercise of those options.

			Number of Securities
			Underlying Unexercised
			Options at Fiscal
	Shares		Year-End(#)
	Acquired on	Value
Name	Exercise(#)	Realized($)	Exercisable	Unexercisable

Steven P. Dussek

NII options	—	—	262,500	1,537,500

NCI options	242,500	7,937,735	—	587,500
Keith D. Grinstein

NII options	180,000	553,800	2,657,496	162,504

NCI options	115,000	2,626,093	55,000	230,000
Lo van Gemert

NII options	—	—	—	—

NCI options	102,500	1,792,109	—	392,500
Byron R. Siliezar

NII options	—	—	86,248	333,752

NCI options	—	—	1,500	64,500
Jose Felipe

NII options	—	—	321,090	578,910

NCI options	15,000	318,557	—	125,000
Heng-Pin Kiang

NII options	180,000	553,800	1,429,374	40,626

NCI options	59,500	840,903	12,500	66,000

[Additional columns below]

[Continued from above table, first column(s) repeated]

	Value of Unexercised
	In-the-Money Options at
	Fiscal Year-End($)

Name	Exercisable	Unexercisable

Steven P. Dussek

NII options	3,411,188	19,979,813

NCI options	—	22,513,895
Keith D. Grinstein

NII options	40,748,272	2,491,728

NCI options	2,245,938	8,833,438
Lo van Gemert

NII options	—	—

NCI options	—	13,385,078
Byron R. Siliezar

NII options	715,090	3,632,910

NCI options	54,094	2,339,156
Jose Felipe

NII options	2,954,198	5,336,802

NCI options	—	4,525,313
Heng-Pin Kiang

NII options	21,917,068	622,932

NCI options	546,875	2,552,344

  G.  Employment Agreements

      Nextel Communications executed on our behalf a letter agreement with Mr. Felipe in May 1999 providing for his employment effective April 1, 1999. The letter provides for base compensation of $250,000 per year, as well as eligibility for bonuses of $150,000 based on the achievement of specified performance objectives. Further, Mr. Felipe is paid a foreign services differential of $120,000 per year to compensate him for the higher cost of living in Argentina as compared to the United States, and an allowance to cover Mr. Felipe’s cost of rental housing.

      We do not have employment agreements with any of our other executive officers.

  H.  Compensation Committee Interlocks and Insider Participation

      Our board of directors does not currently have a compensation committee. Our full board of directors is responsible for executive compensation matters. Mr. Shindler serves on our board of directors and also serves as our chief executive officer. In addition, Mr. Grinstein serves on our board of directors and was our chief executive officer from January 1996 until August 1999, and Mr. Dussek serves on our board of directors and was our chief executive officer from September 1999 until March 2000 and our chief operating officer from March 1999 until September 1999.

  I.  Compensation of Directors

      Currently, our directors do not receive any compensation.

  J.  Equity Incentive Plans

      We currently have two equity incentive plans in effect. Awards under the plans that were outstanding on October 23, 2000 were made in respect of the class B common stock and awards granted after October 23, 2000 will be made in respect of the class A common stock. In this section, all references to common stock refer to the class A and class B common stock issuable under the respective award.

      1997 Stock Option Plan

      Our 1997 stock option plan was adopted by the board of directors in June 1997 and amended in July 1998 and May 1999. It provides for issuance of a maximum of 16,350,000 shares of common stock.

      The plan provides for the grant of incentive stock options intended to qualify under Section 422 of the Internal Revenue Code of 1986. It also provides for nonqualified stock option grants. These grants may be made to our employees, directors, officers, consultants, agents, advisors, and independent contractors or those of our subsidiaries. The plan provides that it will be administered by the board of directors or a committee consisting of at least two members of the board. Presently, the plan administration committee is serving in this role.

      The term of the stock options granted under the plan is ten years from the date of grant, subject to adjustment by the plan administrator, which may extend the period of an option. The exercise price of the options granted under the plan is determined by the plan administrator. The exercise price of options as incentive stock options granted under the plan may not be less than 100% of the fair market value on the date the option is granted. In accordance with the terms and requirements of the plan, independent appraisals of the market value of our common stock have been conducted from October 1998 through May 2000. The options vest on a monthly basis over a four-year period, unless provided otherwise in the option agreement evidencing the award. No option may be transferred by the optionee other than by will or the laws of descent and distribution, subject to exceptions with the permission of the plan administrator to the extent permitted by the Internal Revenue Code.

      An optionee whose relationship with us ceases for any reason other than termination for cause, as defined in the plan, may exercise the vested portion of options. Vested, nonforfeitable options of an optionee, other than an optionee whose relationship with us terminates because of total disability or death, may be immediately exercised for a period of 90 days following the termination of the relationship. For an optionee whose relationship with us terminates because of total disability or death, the right to exercise vested, nonforfeitable options extends to one year from the date of an optionee’s termination as a result of disability or death. If an optionee dies, the right to exercise passes to the optionee’s estate. All unvested options, all options of an optionee terminated for cause, and all options not exercised within the required period are forfeited upon these events.

      To the extent required for incentive stock option status under Section 422 of the Internal Revenue Code and to the extent the aggregate fair market value of the common stock with respect to which incentive stock options are granted under the plan and options granted under any other stock option plan in the year first exercisable during any calendar year exceeds $100,000, the excess over $100,000 will be treated as a nonqualified stock option. No incentive stock option may be granted under this plan or any other stock option plan to any person possessing more than 10% of the total combined voting power of all classes of our stock, unless the exercise price of that option is at least 110% of the fair market value of the stock subject to the option, and the option term does not exceed five years. The term of incentive stock options may not exceed ten years.

      Any shares of common stock that have been subject to an option and cease to be subject to the option, other than by reason of exercise, will be available for future awards under the plan.

      The plan provides that any shares of common stock issued under an option granted under the plan may not be sold or otherwise disposed of or transferred for value during a period of up to 180 days following the initial underwritten public offering of our equity securities without our prior written consent or that of the underwriters.

      As of September 30, 2000, options to purchase an aggregate of 14,667,180 shares of common stock were granted under the plan. An aggregate 1,682,820 of shares of common stock remained available for grant, although we do not intend to make further awards under the plan. Of the options granted, options to purchase 12,313,128 shares of common stock were outstanding, and options to purchase 2,354,052 shares of common stock had been exercised.

     Incentive Equity Plan

      Our incentive equity plan was approved by our plan administration committee in May 2000 and ratified by our board of directors in June 2000. It provides for awards of option rights, appreciation rights, restricted shares, deferred shares and performance shares to our nonaffiliate directors, officers, including officers who are members of our board of directors, and other key employees, consultants, and advisors or those of our subsidiaries with respect to 30,000,000 shares of common stock, except replacement option rights, which may not in the aggregate exceed five percent of the shares of common stock outstanding on January 1 of that year. The number of shares of common stock that may be issued or transferred as restricted shares under the plan may not in the aggregate exceed 1,200,000 shares. The number of performance units granted under the plan may not in the aggregate exceed 3,000,000. Notwithstanding anything to the contrary and subject to adjustments as provided in the plan, the aggregate number of shares of common stock actually issued or transferred upon the exercise of options intended to qualify as incentive stock options under Section 422 of the Internal Revenue Code may not exceed 30,000,000 shares. The plan is administered by the plan administration committee of our board of directors.

      Option Rights. The plan administrator may grant option rights that entitle the optionee to purchase shares of common stock at a price equal to or greater than market value on the date of grant. The option price of a replacement option right, however, may be less than the market value on the date of grant. Replacement option rights are otherwise subject to the same terms, conditions, and discretion as other option rights under the plan. A replacement option right is an option right that is granted in exchange for the surrender and cancellation of an option to purchase shares of another corporation that has been acquired by us or one of our subsidiaries.

      Option rights granted under the plan may be option rights that are intended to qualify as incentive stock options within the meaning of Section 422 of the Internal Revenue Code or nonqualified stock option rights.

      Each grant, unless otherwise determined by the plan administrator, becomes exercisable with respect to 50% of the shares of common stock covered by the grant on the second anniversary of the date of grant. The remainder of the shares of common stock covered by the grant become exercisable in equal parts on each of the third and fourth anniversaries of the date of grant. These vesting periods apply for so long as the option holder remains in our continuous employment. However, in the event of an initial public offering or a defined change of control before the first anniversary of the date of grant, 25% of the shares of common stock covered by the grant become exercisable on each of the first four anniversaries of the date of grant for so long as the optionee continues to be employed by us. In the event of an initial public offering or change of control on or after the first anniversary of the date of grant but before the second anniversary of the date of grant, 25% of the shares of common stock covered by the grant become exercisable on the first to occur of the initial public offering or change of control. The remaining shares of common stock covered by the grant become exercisable in equal parts on each of the second, third, and fourth anniversaries of the date of grant for so long as the optionee continues to be employed by us.

      Each grant also provides, unless otherwise expressly determined in a resolution duly adopted by the board of directors, that the option right will:

•	if the optionee is a nonaffiliate director, immediately become fully exercisable upon the occurrence of a defined change of control;

•	if the optionee is an employee, immediately become fully exercisable upon the termination of the optionee’s employment without cause, as defined under the plan, within one year of a defined change of control; and

•	if the optionee is an executive, as defined under the plan, immediately become fully exercisable upon the termination of the optionee’s employment by us without cause, as defined under the plan, or by the executive for good reason, as defined under the plan, in each case, within one year of a defined change of control;

      These change of control terms are deemed void if it should be determined that any of these terms would prevent a proposed merger or other business combination that is intended by the parties to be accounted for as a pooling of interests from qualifying for this intended accounting treatment. For purposes of the plan, a change of control generally includes, in respect of both us and Nextel Communications while Nextel Communications holds a majority of our combined voting power of outstanding securities, specified mergers, consolidations, reorganizations, the sale of substantially all of the assets or acquisitions of 50% or more of the voting securities.

      Appreciation Rights. Appreciation rights granted under the plan may be granted as pure appreciation rights or in tandem with other option rights. The difference is that tandem appreciation rights may only be exercised at a time when the related option is exercisable and when the difference between the market price of our common stock and the exercise price of the related option is a positive number. The exercise of a tandem appreciation right also requires surrender and cancellation of the related option. Pure appreciation rights have a base price that is at least equal to the market price of our common stock on the date of grant. When granted, pure appreciation rights must specify some minimum period of continuous service as a director, employee or consultant that is necessary before the right becomes exercisable, although the appreciation right may provide for earlier exercise in the event of some change of control events. Pure appreciation rights must also specify an outside date for exercise, which can be no greater than 10 years from the date of grant.

      An appreciation right, whether pure or tandem, represents the right to receive from us the difference, or spread, between either the option price, in the case of a tandem appreciation right, or the base price, in the case of a pure appreciation price, and the market price of our common stock on the date of exercise of the appreciation right. This amount may be payable in cash, shares of common stock or a combination of cash and common stock, as determined by the recipient or the plan administrator. Currently our plan administration committee is the plan administrator. Appreciation rights may also provide for the payment of dividend equivalents on the award in cash or in common stock.

      Restricted Shares. A grant of restricted shares involves the immediate transfer to the recipient of ownership of a specific number of shares of common stock in consideration of the performance of services. The recipient is entitled immediately to voting, dividend, and other ownership rights in the shares. The transfer may be made without additional consideration or for consideration in an amount that is less than the market value of the shares on the date of grant, as the plan administrator may determine. The plan administrator may condition a grant of restricted shares on the achievement of specified performance objectives.

      Restricted shares must be subject to a substantial risk of forfeiture within the meaning of Section 83 of the Internal Revenue Code for a period to be determined by the plan administrator. The plan administrator may provide for a shorter period during which the forfeiture provisions are to apply in the event of a change in control or other similar transaction or event.

      Deferred Shares. A grant of deferred shares constitutes our agreement to deliver shares of common stock to the recipient in the future in consideration of the performance of services, subject to the fulfillment of those conditions during a period of time specified by the plan administrator. During this deferral period, the recipient has no right to vote the shares of common stock covered by his or her grant of deferred shares and, except in limited circumstances, has no right to transfer any of his or her rights in the shares. The plan administrator may authorize the payment of dividend equivalents on a current, deferred, or contingent basis in either cash or additional shares of common stock. Grants of deferred shares may be made without additional consideration or for consideration in an amount that is less than the market value of the shares on the date of grant. The deferral period is subject to acceleration in the event of a defined change in control in the same manner and upon the terms as those set forth above regarding option rights.

      Performance Shares and Performance Units. A performance share is the equivalent of one share of common stock, and a performance unit is the equivalent of $1.00. A recipient of a grant of performance shares or performance units may be granted any number of performance shares or performance units. The recipient must be given one or more objectives to meet within a specified period. This period may be subject to earlier termination in the event of a defined change in control in the same manner and upon the terms as those set forth above regarding option rights. A minimum level of acceptable achievement will also be established by the plan administrator. If by the end of the performance period the recipient has achieved the specified objectives, he or she will be deemed to have fully earned the performance shares or performance units. If the recipient has not achieved the objectives but has attained or exceeded the predetermined minimum level of acceptable achievement, he or she will be deemed to have partly earned the performance shares or performance units in accordance with a predetermined formula. To the extent earned, the performance shares or performance units will be paid to the recipient in cash, shares of common stock, or any combination of cash and stock. The plan administrator may authorize the payment of dividend equivalents on a current, deferred, or contingent basis in either cash or additional shares of common stock.

      Transferability. Except as otherwise determined by the plan administrator, no option right, appreciation right, or other derivative security granted under the plan may be transferred by a participant other than by will or the laws of descent and distribution. Except as otherwise determined by the plan administrator, option rights and appreciation rights may be exercised during a participant’s lifetime only by the participant or his or her guardian or legal representative. Option rights other than incentive stock options, appreciation rights, restricted shares, deferred shares, performance shares, and performance units may be transferred by a participant, however, without payment of consideration by the transferee, to any one or more members of the participant’s immediate family or to related trusts, if the participant delivers to us reasonable prior notice of any that transfer and complies with any terms and conditions that we may impose on any transfer.

      As of September 30, 2000, options to purchase an aggregate of 10,437,750 shares of common stock were granted and were outstanding under the plan, none of which are currently exercisable. An aggregate of 19,562,250 shares of common stock remained available for grant.

IX.  Principal Stockholders

      There are currently no shares of our class A common stock outstanding. Nextel Communications controls us and beneficially owns 99% of the outstanding class B common stock.

      In the table below, we list, as of September 30, 2000, the amount and percentage of shares of our voting common stock that are deemed under the rules of the Securities and Exchange Commission to be beneficially owned by:

•	each of our directors;

•	each of the named executive officers who continued to serve as an executive officer as of that date;

•	all of our directors and officers as a group; and

•	each person or group, as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, known by us to be the beneficial owner of more than 5% of our outstanding voting common stock.

      The table below gives effect to the reclassification on October 23, 2000 of our existing shares of common stock into shares of our class B common stock. It also gives effect to the exchange by Nextel Communications of 5,503 shares of our series A exchangeable redeemable preferred stock, including the 3,353 shares issued in December 2000 into 32,806,268 shares of our class B common stock, if we complete an initial public offering. The actual number of shares to be issued in the exchange will be determined by dividing the actual accreted value of the series A preferred stock on the date of exchange by the actual initial public offering price per share of the class A common stock. Based on the accreted value of the series A preferred stock on September 30, 2000 of $557.7 million, adjusted for the issuance of 3,353 shares of series A preferred stock to Nextel Communications in the future, and assuming an initial public offering price of $17.00 per share, the preferred stock would have been exchangeable for 32,806,268 shares of class B common stock. Nextel Communications owns all of our outstanding series A exchangeable redeemable preferred stock. Beneficial ownership has been calculated in accordance with Rule 13d-3(d)(1) under the Securities Exchange Act of 1934. The amounts on the table below are comprised entirely of shares of our class B common stock or shares obtainable upon the exercise of options as of September 30, 2000 or within 60 days of that date by the named person or group.

      The address of each named person or group is 10700 Parkridge Boulevard, Suite 600, Reston, Virginia 20191, unless otherwise specified.

	Amount and
	Nature of	Approximate
	Beneficial	Equity and
Name of Beneficial Owner	Ownership	Voting %

Daniel F. Akerson	287,500	*

Keith D. Grinstein	2,974,996	1.1%

Timothy M. Donahue	142,500	*

C. James Judson	—	—

Steven M. Shindler	143,750	*

Dennis M. Weibling	—	—

Steven P. Dussek	787,499	*

Lo van Gemert	—	—

Jose Felipe	501,559	*

Byron R. Siliezar	182,498	*

All directors and executive officers as a group (10 persons)	5,020,302	1.8%

Nextel Communications, Inc.	301,504,100	99.3%
2001 Edmund Halley Drive
Reston, Virginia 20191

*	Less than one percent (1%).

X.  Certain Relationships and Related Transactions

  A.  Tax Sharing Agreement with Nextel Communications

      We entered into a tax sharing agreement with Nextel Communications dated as of January 1, 1997. Under that agreement, we must pay Nextel Communications an amount equal to what our federal income tax liability would have been had we filed a separate federal income tax return. The computation of our liability takes into account any carryovers and carrybacks of losses and credits that would be allowed if we had filed a separate federal income tax return. In making the computation for any taxable year, however, the liability will be determined at the highest corporate tax rate and without an exemption for purposes of calculating the alternative minimum tax and the environmental tax. The agreement further provides that we may be included in any consolidated, combined or unitary state or local income or franchise tax return or report, and our liability for these taxes will be computed in a manner consistent with the calculation of our federal income tax liability.

      In addition, the tax sharing agreement provides that Nextel Communications is entitled to utilize on behalf of the consolidated group of which we are a member all of our tax attributes. The attributes include items of income, gain, loss, deduction, expense, credit and similar treatments, which arise in the current taxable year or another taxable year or years and which properly may be carried back or carried forward to that taxable year. We are not entitled to receive any compensation utilization of these attributes or items by the Nextel Communications consolidated group in determining for any taxable year or years the consolidated taxable income and consolidated tax liability for that taxable year or years.

      Nextel Communications is not required to compensate us for the benefit of a loss or credit carryback from our separate filing to the consolidated group should we leave the Nextel Communications consolidated group. Further, under some circumstances we are required to compensate Nextel Communications for adjustments of tax attributes after we leave the group.

      Under the U.S. consolidated income tax rules, we and each other member of the Nextel Communications consolidated group of which we are a member will be jointly and severally liable for the U.S. tax liabilities of each other member of that group. This liability exists for each year we file a consolidated tax return with that group. This liability continues for these years even if we should leave the Nextel Communications consolidated group.

      We were not required to make any payments to Nextel Communications under the tax sharing agreement with respect to 1999 tax liabilities. However, we have a liability to Nextel Communications of about $85.3 million as a result of the taxable gain from our holdings of Clearnet Communications, Inc. resulting from the acquisition of Clearnet by BCT.TELUS Communications, Inc. This liability was repaid by the issuance of 853 shares of series A exchangeable redeemable preferred stock to Nextel Communications.

  B.  Overhead Services Agreement with Nextel Communications

      Under an overhead services agreement between us and Nextel Communications, Nextel Communications has agreed to provide services to us. These services relate to accounts payable, cash management, payroll, human resources, financial reporting and audit and legal, engineering and technical and marketing and sales assistance. The fee for services provided under the overhead services agreement is the actual cost incurred by Nextel Communications, without any markup or discount, which is billed monthly and payable in 45 days. Under the overhead services agreement, Nextel Communications has agreed to apportion the aggregate cost incurred by it to provide the services to us and its other subsidiaries on a basis that Nextel Communications determines in good faith, from time to time, represents the relative portion of the services provided by Nextel Communications and used by each subsidiary, including us, for the relevant period. We have the right to review Nextel Communications’ determination and to discuss with Nextel Communications adjustments that we consider appropriate in light of the services provided to us. Nextel Communications’ good faith determination after that consultation is final and binding. The overhead services agreement has a ten-year term, which commenced on March 3, 1997. With the consent of Nextel Communications, we may elect to discontinue a particular service or services provided by Nextel Communications or obtain any service from an independent third party. We incurred costs under the overhead services agreement of $1.2 million during 1999.

      Under the overhead services agreement, we have agreed that the legal counsel employed by Nextel Communications as part-time or full-time employees will provide legal services to us as well as to other subsidiaries of Nextel Communications. These services will also potentially be provided to other entities in which Nextel Communications holds an ownership interest. We have agreed that the legal counsel may represent us as well as Nextel Communications or any of its other subsidiaries.

  C.  Right of First Opportunity Agreement with Nextel Communications

      As a condition to the issuance of our 13.0% senior discount notes in March 1997, we entered into a right of first opportunity agreement with Nextel Communications dated as of March 6, 1997, as amended. Under this agreement, Nextel Communications has agreed that neither Nextel Communications nor any of its controlled affiliates other than our group, as defined in the agreement, will in the future participate in the ownership or management of two-way terrestrial-based mobile wireless communications systems anywhere other than in the United States unless the future wireless opportunities have first been presented to us. This restriction does not apply to, among other things, any commercial relationship with any wireless entity, including channel or frequency sharing, roaming, purchase or sale of goods or services, licensing of intellectual property or other intangible rights or similar business related arrangement, that does not involve the directing or participating in the management of that wireless entity. We have agreed that, without the consent of Nextel Communications, we, our restricted affiliates and our unrestricted affiliates, each as defined in the indentures governing our outstanding notes, will not participate in the ownership or management of any wireless communications service business in the United States. These restrictions terminate upon the earliest to occur of April 15, 2007 and a change of control, as defined in the indentures governing our outstanding notes.

      If Nextel Communications gives us notice of a future wireless opportunity, we will have 60 days to notify Nextel Communications that we intend to pursue the opportunity and how we intend to finance our participation. We must have secured a financing commitment within 90 days of the date of the notice and we must consummate the future wireless opportunity within nine months of the date of the notice. If we fail to respond to Nextel Communications within the 60 and 90 day time frames or fail to consummate the transaction within the nine-month period, Nextel Communications may pursue freely the future wireless opportunity.

      We have agreed with Nextel Communications not to make any amendment to the right of first opportunity agreement that is materially adverse to the holders of our 13.0% senior discount notes, 12.125% senior discount notes or 12.75% senior serial notes. We also agreed to provide those holders with written notice 30 days before any amendment.

  D.  Transactions with Nextel Communications

      On April 4, 2000, we received an advance of $77.7 million from Unrestricted Subsidiary Funding Company, a wholly owned subsidiary of Nextel Communications, in connection with our anticipated purchase of Motorola International’s equity interests in Nextel Brazil, Nextel Peru and three Chilean analog companies. On June 2, 2000, we issued 777 shares of our series A exchangeable redeemable preferred stock to Unrestricted Subsidiary Funding Company as repayment of this intercompany advance. Additionally, on April 7, 2000, we issued 1,500 shares of our series A exchangeable redeemable preferred stock to Unrestricted Subsidiary Funding Company in exchange for cash proceeds of $150.0 million. On June 12, 2000, all of the 5,266 then outstanding shares of our series A exchangeable redeemable preferred stock were exchanged for 49,682,088 shares of our common stock. On June 29, 2000, we issued 2,150 shares of our series A exchangeable redeemable preferred stock to Unrestricted Subsidiary Funding Company in exchange for cash proceeds of $215.0 million. In December 2000, we issued 2,500 additional shares of our series A exchangeable redeemable preferred stock to the same subsidiary of Nextel Communications in exchange for cash proceeds of $250.0 million.

  E.  Motorola Relationships

      Motorola, which beneficially owned about 14% of the outstanding stock of Nextel Communications at September 30, 2000 and has designated one director who serves on the board of Nextel Communications, provides equipment and vendor financing to our operating companies. For a description of the Motorola financing facilities, see “XII. Description of Other Indebtedness.” During 1999, we purchased about $155.4 million in digital infrastructure equipment, subscriber units and related services from Motorola and have continued these purchases in 2000. At December 31, 1999, we had accounts payable to Motorola of $15.8 million, had long-term debt to Motorola of $251.2 million and had guaranteed additional amounts outstanding of our Philippine operating company of $6.2 million.

      In May 2000, we purchased all of the equity interests of Motorola International Development Corporation in our Peruvian operating company and Nextel S.A., its parent company. We also purchased three Chilean analog companies from Motorola International. The aggregate purchase price for these acquisitions was about $77.7 million in cash. In connection with our purchase of the three Chilean analog companies, we entered into an agreement for Motorola International to manage these companies during a transition period. These services were terminated in mid-September 2000.

      On August 14, 2000, we and some of our operating companies entered into agreements with Motorola under which Motorola will provide us with infrastructure equipment and services, including installation, implementation and training. We and Motorola have also agreed to warranty and maintenance programs and specified indemnity arrangements. In addition, under some circumstances, we have agreed to purchase at least 50% of our infrastructure equipment from Motorola. These agreements also contain other minimum purchase commitments that, if not met, subject us to penalties based on a percentage of the commitment shortfall. We have met our commitment for 2000. The minimum commitments for the remaining three years of the term of the agreement, which expires December 31, 2003, are $230.0 million per year.

      For more information on our relationship with Motorola and its affiliates, see “XIII. Description of Other Indebtedness.”

XI.  The Exchange Offer

  A.  Purpose and Effect of the Exchange Offer

      On August 1, 2000, we sold $650,000,000 in principal amount of the outstanding notes in a private placement through Morgan Stanley & Co. Incorporated and other placement agents to a limited number of qualified institutional buyers, as defined under the Securities Act of 1933, and to limited persons outside the United States. In connection with the sale of the outstanding notes, we and the placement agents entered into a registration rights agreement, dated as of August 1, 2000. Under that agreement, we must, among other things, use our best efforts to file with the Securities and Exchange Commission a registration statement under the Securities Act of 1933 covering the exchange offer and to cause that registration statement to become effective under that act. Upon the effectiveness of that registration statement, we must also offer each holder of the outstanding notes the opportunity to exchange its securities for an equal principal amount of exchange notes. You are a holder with respect to the exchange offer if you are (1) a person in whose name any outstanding notes are registered on our books or (2) any other person who has obtained a properly completed assignment of outstanding notes from the registered holder.

      We are making the exchange offer to comply with our obligations under the registration rights agreement. A copy of the registration rights agreement has been filed as an exhibit, by incorporation by reference, to the registration statement of which this prospectus is a part.

      In order to participate in the exchange offer, you must represent to us, among other things, that:

•	the exchange notes being acquired in the exchange offer are being obtained in the ordinary course of business of the person receiving the exchange notes;

•	neither you nor any other person is engaging in or intends to engage in a distribution of those exchange notes;

•	neither you nor any other person has an arrangement or understanding with any third person to participate in the distribution of the exchange notes; and

•	neither you nor any other person is an affiliate of Nextel International. An affiliate is any person who “controls or is controlled by or is under common control with” Nextel International.

  B.  Resale of the Exchange Notes

      Based on a previous interpretation by the Staff of the Securities and Exchange Commission set forth in no-action letters issued to third parties, including Exxon Capital Holdings Corporation (available May 13, 1988), Morgan Stanley & Co. Incorporated (available June 5, 1991), Mary Kay Cosmetics, Inc. (available June 5, 1991), Warnaco, Inc. (available October 11, 1991), and K-III Communications Corp. (available May 14, 1993), we believe that the exchange notes issued in the exchange offer may be offered for resale, resold, and otherwise transferred by you, except if you are an affiliate of Nextel International, without compliance with the registration and prospectus delivery provisions of the Securities Act of 1933 if the representations described in “— A. Purpose and Effect of the Exchange Offer” apply to you.

      If you tender in the exchange offer with the intention of participating in a distribution of the exchange notes, you cannot rely on the interpretation by the Staff of the Securities and Exchange Commission as set forth in the Morgan Stanley & Co. Incorporated no-action letter and other similar letters, and you must comply with the registration and prospectus delivery requirements of the Securities Act of 1933 in connection with a secondary resale transaction. In the event that our belief regarding resale is inaccurate, if you transfer exchange notes in violation of the prospectus delivery provisions of the Securities Act of 1933 and without an exemption from registration under the federal securities laws, you may incur liability under these laws. We do not assume or indemnify you against this liability.

      The exchange offer is not being made to, nor will we accept surrenders for exchange from, holders of outstanding notes in any jurisdiction in which the exchange offer or the acceptance of the exchange offer would not be in compliance with the securities or blue sky laws of the particular jurisdiction. Each broker-dealer that receives exchange notes for its own account in exchange for outstanding notes, where the outstanding notes were acquired by that broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. In order to facilitate the disposition of exchange notes by broker-dealers participating in the exchange offer, we have agreed, subject to specific conditions, to make this prospectus, as it may be amended or supplemented from time to time, available for delivery by those broker-dealers to satisfy their prospectus delivery obligations under the Securities Act of 1933.

      We are obligated to deal with only one entity representing the broker-dealers participating in the exchange offer, which is Morgan Stanley & Co. Incorporated unless it elects not to act as the representative of the broker-dealers. Any holder that is a broker-dealer participating in the exchange offer must notify Morgan Stanley & Co. Incorporated at the telephone number listed in the enclosed letter of transmittal and must comply with the procedures for broker-dealers participating in the exchange offer. Among other things, Morgan Stanley & Co. Incorporated is required to confirm with us on a weekly basis that the prospectus is available. In addition, broker-dealers participating in the exchange offer will be required to confirm this availability with Morgan Stanley & Co. Incorporated on a weekly basis. Under the registration rights agreement, we are not required to amend or supplement the prospectus for a period exceeding 90 days after the expiration date of the exchange offer, except in limited circumstances where we suspend use of the registration statement. We have not entered into any arrangement or understanding with any person to distribute the exchange notes to be received in the exchange offer. See “XV. Plan of Distribution.”

  C.  Terms of the Exchange Offer

      Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, we will accept any and all outstanding notes validly tendered and not withdrawn before 5:00 p.m., Eastern time, on the day the exchange offer expires.

      As of the date of this prospectus, $650,000,000 in principal amount of the notes are outstanding. This prospectus and the letter of transmittal are being sent to all registered holders of the outstanding notes on this date. There will be no fixed record date for determining registered holders of the outstanding notes entitled to participate in the exchange offer; however, holders of the outstanding notes must tender their certificates or cause their outstanding notes to be tendered by book-entry transfer before the expiration date of the exchange offer to participate.

      The form and terms of the exchange notes will be the same as the form and terms of the outstanding notes, except that the exchange notes will be registered under the Securities Act of 1933 and therefore will not bear legends restricting their transfer. Following consummation of the exchange offer, all rights under the registration rights agreement accorded to holders of outstanding notes, including the right to receive additional incremental interest on the outstanding notes, to the extent and in the circumstances specified in the registration rights agreement, will terminate.

      We intend to conduct the exchange offer in accordance with the provisions of the registration rights agreement and applicable federal securities laws. Outstanding notes that are not tendered for exchange in the exchange offer will remain outstanding and will be entitled to the rights set forth in the related indenture. Any outstanding notes not tendered for exchange will not retain any rights under the registration rights agreement and will remain subject to transfer restrictions. See “— M. Consequences of Failure to Exchange.”

      We will be deemed to have accepted validly tendered outstanding notes when, as and if we will have given oral or written notice of our acceptance to the exchange agent. The exchange agent will act as agent for the tendering holders for the purposes of receiving the exchange notes from us. If any tendered outstanding notes are not accepted for exchange because of an invalid tender, the occurrence of other events set forth in this prospectus, or otherwise, certificates for any unaccepted outstanding notes will be returned, or, in the case of outstanding notes tendered by book-entry transfer, those unaccepted outstanding notes will be credited to an account maintained with The Depository Trust Company, without expense to the tendering holder of those outstanding notes, as promptly as practicable after the expiration date of the exchange offer. See “— F. Procedures for Tendering.”

      Holders who tender outstanding notes in the exchange offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange pursuant to the exchange offer. We will pay all charges and expenses, other than applicable taxes described elsewhere in this prospectus, in connection with the exchange offer. See “— L. Fees and Expenses.”

  D.  Expiration Date; Extensions; Amendments

      The expiration date is 5:00 p.m., Eastern time, on                , 2001, unless we, in our sole discretion, extend the exchange offer, in which case the expiration date will be the latest date and time to which the exchange offer is extended. We may, in our sole discretion, extend the expiration date of, or terminate, the exchange offer.

      To extend the exchange offer, we must notify the exchange agent by oral or written notice before 9:00 a.m., Eastern time, on the next business day after the previously scheduled expiration date and make a public announcement of the extension.

      We reserve the right:

•	to delay accepting any outstanding notes, to extend the exchange offer, or to terminate the exchange offer if any of the conditions set forth below under “— E. Conditions” are not satisfied by giving oral or written notice of the delay, extension, or termination to the exchange agent; or

•	to amend the terms of the exchange offer in any manner consistent with the registration rights agreement.

      Any delay in acceptances, extension, termination, or amendment will be followed as promptly as practicable by oral or written notice of the delay to the registered holders of the outstanding notes. If we amend the exchange offer in a manner that constitutes a material change, we will promptly disclose the amendment by means of a prospectus supplement that will be distributed to the registered holders of the outstanding notes, and we will extend the exchange offer for a period of five to ten business days, depending upon the significance of the amendment and the manner of disclosure to the registered holders of the outstanding notes, if the exchange offer would otherwise expire during this period.

      Without limiting the manner in which we may choose to make a public announcement of any delay, extension, amendment, or termination of the exchange offer, we will have no obligation to publish, advertise, or otherwise communicate that public announcement, other than by making a timely release to an appropriate news agency.

      Upon satisfaction or waiver of all the conditions to the exchange offer, we will accept, promptly after the expiration date of the exchange offer, all outstanding notes properly tendered and will issue the exchange notes promptly after acceptance of the outstanding notes. See “— E. Conditions” below. For purposes of the exchange offer, we will be deemed to have accepted properly tendered outstanding notes for exchange when, as and if we will have given oral or written notice of our acceptance to the exchange agent.

      In all cases, issuance of the exchange notes for outstanding notes that are accepted for exchange will be made only after timely receipt by the exchange agent of certificates for those outstanding notes or a timely confirmation of book-entry transfer of the outstanding notes into the exchange agent’s account at The Depository Trust Company, a properly completed and duly executed letter of transmittal, and all other required documents; provided, however, that we reserve the absolute right to waive any defects or irregularities in the tender of outstanding notes or in the satisfaction of conditions of the exchange offer by holders of the outstanding notes. If any tendered outstanding notes are not accepted for any reason set forth in the terms and conditions of the exchange offer, if the holder withdraws previously tendered outstanding notes, or if outstanding notes are submitted for a greater principal amount of outstanding notes than the holder desires to exchange, then the unaccepted, withdrawn or portion of non-exchanged outstanding notes, as appropriate, will be returned as promptly as practicable after the expiration or termination of the exchange offer, or, in the case of outstanding notes tendered by book-entry transfer, those unaccepted, withdrawn or portion of non-exchanged outstanding notes, as appropriate, will be credited to an account maintained with The Depository Trust Company, without expense to the tendering holder of those notes.

  E.  Conditions

      Without regard to other terms of the exchange offer, we will not be required to exchange any exchange notes for any outstanding notes, and may terminate the exchange offer before the acceptance of any outstanding notes for exchange, if:

•	any action or proceeding is instituted or threatened in any court or by or before any governmental agency with respect to the exchange offer which, in our reasonable judgment, might materially impair our ability to proceed with the exchange offer;

•	the Staff of the Securities and Exchange Commission proposes, adopts or enacts any law, statute, rule or regulation or issues any interpretation of any existing law, statute, rule or regulation, which, in our reasonable judgment, might materially impair our ability to proceed with the exchange offer; or

•	any governmental approval or approval by holders of the outstanding notes has not been obtained, which approval we will, in our reasonable judgment, deem necessary for the consummation of the exchange offer.

      If we determine that any of these conditions are not satisfied, we may:

•	refuse to accept any outstanding notes and return all tendered outstanding notes to the tendering holders, or, in the case of outstanding notes tendered by book-entry transfer, credit those outstanding notes to an account maintained with The Depository Trust Company;

•	extend the exchange offer and retain all outstanding notes tendered before the expiration of the exchange offer, subject to the rights of holders who tendered the outstanding notes to withdraw their tendered outstanding notes; or

•	subject to applicable law, waive unsatisfied conditions with respect to the exchange offer and accept all properly tendered outstanding notes that have not been withdrawn. If the waiver constitutes a material change to the exchange offer, we will promptly disclose the waiver by means of a prospectus supplement that will be distributed to the registered holders of the outstanding notes, and we will extend the exchange offer for a period of five to ten business days, depending upon the significance of the waiver and the manner of disclosure to the registered holders of the outstanding notes, if the exchange offer would otherwise expire during this period.

  F.  Procedures for Tendering

      To tender in the exchange offer, you must complete, sign and date an original or facsimile letter of transmittal, have the signatures on the letter of transmittal guaranteed if required by the letter of transmittal, and mail or otherwise deliver the letter of transmittal to the exchange agent before the expiration date of the exchange offer. In addition:

•	certificates for the outstanding notes must be received by the exchange agent, along with the letter of transmittal;

•	a timely confirmation of transfer by book-entry of those outstanding notes, if the book-entry procedure is available, into the exchange agent’s account at The Depository Trust Company, as set forth in the procedure for book-entry transfer described below, must be received by the exchange agent before the expiration date of the exchange offer; or

•	you must comply with the guaranteed delivery procedures described below.

      To be tendered effectively, the exchange agent must receive the letter of transmittal and other required documents at the address set forth below under “— K. Exchange Agent” before the expiration of the exchange offer.

      If you tender your outstanding notes and do not withdraw them before the expiration date of the exchange offer, you will be deemed to have an agreement with us in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal.

      The method of delivery of outstanding notes, the letter of transmittal, and all other required documents to the exchange agent is at your risk. Instead of delivery by mail, it is recommended that you use an overnight or hand delivery service, properly insured. In all cases, sufficient time should be allowed to assure delivery to the exchange agent before the expiration date of the exchange offer. No letter of transmittal or outstanding notes should be sent to Nextel International. You may request your respective brokers, dealers, commercial banks, trust companies, or nominees to effect the above transactions for you.

      Any beneficial owner whose outstanding notes are registered in the name of a broker, dealer, commercial bank, trust company, or other nominee and who wishes to tender its outstanding notes should contact the registered holder promptly and instruct that registered holder to tender the outstanding notes on the beneficial owner’s behalf. If the beneficial owner wishes to tender its outstanding notes on the owner’s own behalf, that owner must, before completing and executing the letter of transmittal and delivering its outstanding notes, either make appropriate arrangements to register ownership of the outstanding notes in that owner’s name or obtain a properly completed assignment from the registered holder. The transfer of registered ownership of outstanding notes may take considerable time.

      Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed by an eligible institution unless the outstanding notes tendered pursuant to that letter are tendered:

•	by a registered holder who has not completed the box entitled “Special Payment Instructions” or “Special Delivery Instructions” on the letter of transmittal; or

•	for the account of an eligible institution.

      In the event that signatures on a letter of transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, each of the following is deemed an eligible institution:

•	a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc.;

•	a commercial bank;

•	a trust company having an office or correspondent in the United States; or

•	an eligible guarantor institution as provided by Rule 17Ad-15 of the Securities Exchange Act of 1934.

      If the letter of transmittal is signed by a person other than the registered holder of any outstanding notes, the outstanding notes must be endorsed or accompanied by a properly completed bond power, signed by the registered holder as his, her or its name appears on the outstanding notes.

      If trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity sign the letter of transmittal or any outstanding notes or bond power, those persons should so indicate when signing, and evidence satisfactory to us of their authority to so act must be submitted with the letter of transmittal, unless we waive that requirement.

      We will determine all questions as to the validity, form, eligibility, including time of receipt, acceptance of tendered outstanding notes, and withdrawal of tendered outstanding notes, in our sole discretion. All of these determinations by us will be final and binding. We reserve the absolute right to reject any and all outstanding notes not properly tendered or any outstanding notes our acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to particular outstanding notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of outstanding notes must be cured within the time we determine. Although we intend to notify holders of outstanding notes of defects or irregularities with respect to tenders of outstanding notes, neither we nor the exchange agent, or any other person, will incur any liability for failure to give this notification. Tenders of outstanding notes will not be deemed to have been made until defects or irregularities have been cured or waived. Any outstanding notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the exchange agent to the tendering holders of outstanding notes, unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration date of the exchange offer.

      In addition, we reserve the right, in our sole discretion, to purchase or make offers for any outstanding notes that remain outstanding after the expiration date of the exchange offer or, as set forth above under “— E. Conditions,” to terminate the exchange offer and, to the extent permitted by applicable law and the terms of our agreements relating to our outstanding indebtedness, purchase outstanding notes in the open market, in privately negotiated transactions, or otherwise. The terms of any purchases or offers could differ from the terms of the exchange offer.

      If the holder of outstanding notes is a broker-dealer participating in the exchange offer that will receive exchange notes for its own account in exchange for outstanding notes that were acquired as a result of market-making activities or other trading activities, that broker-dealer will be required to acknowledge in the letter of transmittal that it will deliver a prospectus in connection with any resale of the exchange notes and otherwise agree to comply with the procedures described above under “— B. Resale of the Exchange Notes”; however, by so acknowledging and delivering a prospectus, that broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act of 1933.

      In all cases, issuance of exchange notes pursuant to the exchange offer will be made only after timely receipt by the exchange agent of certificates for the outstanding notes or a timely confirmation of book-entry transfer of outstanding notes into the exchange agent’s account at The Depository Trust Company, a properly completed and duly executed letter of transmittal, and all other required documents. If any tendered outstanding notes are not accepted for any reason set forth in the terms and conditions of the exchange offer or if outstanding notes are submitted for a greater principal amount of outstanding notes than the holder of outstanding notes desires to exchange, the unaccepted or portion of non-exchanged outstanding notes will be returned as promptly as practicable after the expiration or termination of the exchange offer, or, in the case of outstanding notes tendered by book-entry transfer into the exchange agent’s account at The Depository Trust Company pursuant to the book-entry transfer procedures described below, the unaccepted or portion of non-exchanged outstanding notes will be credited to an account maintained with The Depository Trust Company, without expense to the tendering holder of outstanding notes.

  G.  Book-Entry Transfer

      The exchange agent will make a request to establish an account with respect to the outstanding notes at The Depository Trust Company for the purposes of the exchange offer within two business days after the date of this prospectus, and any financial institution that is a participant in The Depository Trust Company’s systems may make book-entry delivery of outstanding notes by causing The Depository Trust Company to transfer the outstanding notes into the exchange agent’s account at The Depository Trust Company in accordance with The Depository Trust Company’s procedures for transfer. However, although delivery of outstanding notes may be effected through book-entry transfer at The Depository Trust Company, the letter of transmittal or facsimile of the letter, with any required signature guarantees or an agent’s message in the case of a book-entry transfer and any other required documents, must, in any case, be transmitted to and received by the exchange agent at the address set forth below under “— K. Exchange Agent” on or before the expiration date of the exchange offer, unless the holder complies with the guaranteed delivery procedures described below.

  H.  Guaranteed Delivery Procedures

      Holders who wish to tender their outstanding notes and (1) whose outstanding notes are not immediately available or (2) who cannot deliver their outstanding notes, the letter of transmittal, or any other required documents to the exchange agent before the expiration date, may effect a tender if:

•	the tender is made through an eligible institution;

•	before the expiration date of the exchange offer, the exchange agent receives from the eligible institution a properly completed and duly executed notice of guaranteed delivery, by facsimile transmission, mail or hand delivery, setting forth the name and address of the holder, the certificate number(s) of the outstanding notes and the principal amount of outstanding notes tendered and stating that the tender is being made by that notice and guaranteeing that, within three New York Stock Exchange trading days after the date of execution, the letter of transmittal, together with the certificate(s) representing the outstanding notes in proper form for transfer or a confirmation of book-entry transfer, as the case may be, and any other documents required by the letter of transmittal will be deposited by the eligible institution with the exchange agent; and

•	the exchange agent receives the properly completed and executed letter of transmittal, as well as the certificate(s) representing all tendered outstanding notes in proper form for transfer and other documents required by the letter of transmittal within three New York Stock Exchange trading days after the date of execution of the notice of guaranteed delivery.

      Upon request to the exchange agent, a notice of guaranteed delivery will be sent to holders who wish to tender their outstanding notes according to the guaranteed delivery procedures set forth above.

  I.  Withdrawal of Tenders

      Except as otherwise provided, tenders of outstanding notes may be withdrawn at any time before 5:00 p.m., Eastern time, on the expiration date of the exchange offer.

      To withdraw a tender of outstanding notes in the exchange offer, a written or facsimile transmission notice of withdrawal must be received by the exchange agent at its address set forth in this prospectus before 5:00 p.m., Eastern time, on the expiration date of the exchange offer. This notice of withdrawal must:

•	specify the name of the person having deposited the outstanding notes to be withdrawn;

•	identify the outstanding notes to be withdrawn;

•	be signed by the holder in the same manner as the original signature on the letter of transmittal by which the outstanding notes were tendered or be accompanied by documents of transfer sufficient to have the exchange agent register the transfer of the outstanding notes in the name of the person withdrawing the tender; and

•	specify the name in which any outstanding notes are to be registered, if different from that of the person who deposited the outstanding notes to be withdrawn.

      We will determine all questions as to the validity, form, and eligibility of the notices, which determination will be final and binding on all parties. Any outstanding notes so withdrawn will be deemed not to have been validly tendered for purposes of the exchange offer, and no exchange notes will be issued with respect to those outstanding notes unless the outstanding notes so withdrawn are validly re-tendered.

      Any outstanding notes that have been tendered but that are withdrawn or not accepted for payment will be returned to the holder of those outstanding notes, or in the case of outstanding notes tendered by book-entry transfer, will be credited to an account maintained with The Depository Trust Company, without cost to the holder as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn outstanding notes may be re-tendered by following one of the procedures described above under “— F. Procedures for Tendering” at any time before the expiration date of the exchange offer.

  J.  Termination of Registration Rights

      All rights given to holders of outstanding notes under the registration rights agreement will terminate upon the consummation of the exchange offer, except with respect to our duty:

•	to keep the registration statement effective until the closing of the exchange offer and for a period not to exceed 90 days after the expiration date of the exchange offer; and

•	to provide copies of the latest version of this prospectus to any broker-dealer that requests copies of this prospectus for use in connection with any resale by that broker-dealer of exchange notes received for its own account in the exchange offer in exchange for outstanding notes acquired for its own account as a result of market-making or other trading activities, subject to the conditions described above under “— B. Resale of the Exchange Notes.”

  K.  Exchange Agent

      The Bank of New York has been appointed exchange agent for the exchange offer. Questions and requests for assistance, requests for additional copies of this prospectus or the letter of transmittal, and requests for copies of the notice of guaranteed delivery with respect to the outstanding notes, should be addressed to the exchange agent as follows:

By Hand: The Bank of New York 101 Barclay Street New York, NY 10286 Ground Level Corporate Trust Services Window Attn: Reorganization Unit-7E	By Overnight Courier or Registered or Certified Mail: The Bank of New York 101 Barclay Street New York, NY 10286 Attn: Reorganization Unit-7E

By Facsimile (for eligible institutions only): (212) 815-6339
By Telephone (to confirm receipt of facsimile): (212) 815-6331

  L.  Fees and Expenses

      We will pay the expenses of soliciting tenders in connection with the exchange offer. The principal solicitation is being made by mail; however, additional solicitation may be made by telecopier, telephone, or in person by officers and regular employees of us and our affiliates.

      We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to broker-dealers or others soliciting acceptances of the exchange offer. We will, however, pay the exchange agent reasonable and customary fees for its services and will reimburse the exchange agent for its reasonable out-of-pocket expenses in connection with the exchange offer.

      We estimate that our cash expenses in connection with the exchange offer will be about $177,200. These expenses include registration fees, fees and expenses of the exchange agent, accounting and legal fees, and printing costs, among others.

      We will pay all transfer taxes, if any, applicable to the exchange of the outstanding notes for exchange notes. The tendering holder of outstanding notes, however, will pay applicable taxes if certificates representing outstanding notes not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered holder of outstanding notes tendered, or:

•	if tendered, the certificates representing outstanding notes are registered in the name of any person other than the person signing the letter of transmittal, or

•	if a transfer tax is imposed for any reason other than the exchange of the outstanding notes in the exchange offer.

      If satisfactory evidence of payment of the transfer taxes or exemption from payment of transfer taxes is not submitted with the letter of transmittal, the amount of the transfer taxes will be billed directly to the tendering holder and the exchange notes need not be delivered until the transfer taxes are paid.

  M.  Consequences of Failure to Exchange

      Participation in the exchange offer is voluntary. Holders of the outstanding notes are urged to consult their financial and tax advisors in making their own decisions on what action to take.

      Outstanding notes that are not exchanged for the exchange notes in the exchange offer will not retain any rights under the registration rights agreement and will remain restricted securities for purposes of the federal securities laws. Accordingly, the outstanding notes may not be offered, sold, pledged, or otherwise transferred except:

•	to us or any of our subsidiaries;

•	to a qualified institutional buyer, within the meaning of Rule 144A under the Securities Act of 1933, purchasing for its own account or for the account of a qualified institutional buyer in a transaction meeting the requirements of Rule 144A;

•	to an institutional accredited investor in a transaction exempt from the registration requirements of the Securities Act of 1933;

•	in a sale outside the United States within the meaning of Regulation S under the Securities Act of 1933;

•	pursuant to the exemption from registration provided by Rule 144 under the Securities Act of 1933; or

•	under an effective registration statement under the Securities Act of 1933.

and in each case, in accordance with all other applicable securities laws.

  N.  Accounting Treatment

      For accounting purposes, we will recognize no gain or loss as a result of the exchange offer. The exchange notes will be recorded at the same carrying value as the outstanding notes, as reflected in our accounting records on the date of the exchange. The expenses of the exchange offer will be amortized over the remaining term of the exchange notes.

XII.  Description Of The Notes

      The exchange notes will be, and the outstanding notes were, issued under an indenture, dated as of August 1, 2000, between Nextel International, as issuer, and The Bank of New York, as trustee. The terms of the notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939.

      The following is a summary of the material provisions of the indenture but does not restate the indenture in its entirety. We urge you to read the indenture because it, and not this description, defines your rights as holders of the notes. For purposes of this “Description of the Notes,” the term “Nextel International” means Nextel International, Inc. and its successors under the indenture, in each case excluding its subsidiaries.

  A.  Glossary

      Set forth below is a summary of some of the defined terms used in the covenants and other provisions of the indenture. Reference is made to the indenture for the full definition of all terms as well as any other capitalized terms used in this section for which no definition is provided.

      “Adjusted Consolidated Net Income” means, for any period, the aggregate net income or net loss of Nextel International and its Restricted Group Members for that period determined in conformity with GAAP; provided that the following items will be excluded in computing Adjusted Consolidated Net Income, without duplication:

(1)	the net income or net loss of any Unrestricted Subsidiary or Unrestricted Affiliate, except (x) with respect to net income, to the extent of the amount of dividends or other distributions actually paid to Nextel International or any Restricted Group Member by that Unrestricted Subsidiary or Unrestricted Affiliate during the period, and (y) with respect to net losses, to the extent of the amount of cash contributed by Nextel International or any Restricted Group Member to that Unrestricted Subsidiary or Unrestricted Affiliate during the period;

(2)	solely for the purposes of calculating the amount of Restricted Payments that may be made pursuant to clause (c) of the “Limitation on Restricted Payments” covenant, and in that case, except to the extent includable pursuant to clause (1) above, the net income or net loss of any person accrued before the date it becomes a Restricted Group Member or is merged into or consolidated with Nextel International or any Restricted Group Member or all or substantially all of the property and assets of the person are acquired by Nextel International or any Restricted Group Member;

(3)	the net income of any Restricted Group Member to the extent that the declaration or payment of dividends or similar distributions by that Restricted Group Member of that net income is not at the time permitted by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to the Restricted Group Member; provided, in the case of restrictions imposed in connection with outstanding Indebtedness, that the amount of net income excluded during any period may not exceed the aggregate amount of the Indebtedness that would need to be repaid to enable the Restricted Group Member to declare and pay dividends or similar distributions of the net income;

(4)	any gains or losses on an after-tax basis attributable to Asset Sales;

(5)	except for purposes of calculating the amount of Restricted Payments that may be made pursuant to clause (c) of the “Limitation on Restricted Payments” covenant, any amount paid or accrued as dividends on Preferred Stock of Nextel International or any Restricted Group Member owned by persons other than Nextel International and any Restricted Group Member;

(6)	all extraordinary gains and extraordinary losses; and

(7)	to the extent not otherwise excluded in accordance with GAAP, the net income or net loss of any Restricted Group Member in an amount that corresponds to the percentage ownership interest in the income of the Restricted Group Member not owned on the last day of the period, directly or indirectly, by Nextel International.

      “Adjusted Consolidated Net Tangible Assets” means the total amount of assets of Nextel International and its Restricted Group Members, less applicable depreciation, amortization and other valuation reserves, except to the extent resulting from write-ups of capital assets, excluding write-ups in connection with accounting for acquisitions in conformity with GAAP, after deducting:

(1)	all current liabilities of Nextel International and its Restricted Group Members, excluding intercompany items; and

(2)	all goodwill, tradenames, trademarks, patents, unamortized debt discount and expense and other like intangibles other than radio frequency licenses, all as set forth on the most recent quarterly or annual consolidated balance sheet of Nextel International and its Restricted Group Members, prepared in conformity with GAAP and filed with the Securities and Exchange Commission pursuant to the “Securities and Exchange Commission Reports and Reports to Holders” covenant;

provided that Adjusted Consolidated Net Tangible Assets will be reduced, to the extent not otherwise reduced in accordance with GAAP, by an amount that corresponds to the percentage ownership interest in the assets of each Restricted Group Member not owned on the date of determination, directly or indirectly, by Nextel International.

      “Affiliate” means, as applied to any person, any other person directly or indirectly controlling, controlled by, or under direct or indirect common control with, that person. For purposes of this definition, “control,” including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with,” as applied to any person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that person, whether through the ownership of voting securities, by contract or otherwise.

      “Asset Acquisition” means (1) an investment by Nextel International or any Restricted Group Member in any other person pursuant to which that person would become a Restricted Group Member or would be merged into or consolidated with Nextel International or any Restricted Group Member; provided that the person’s primary business is related, ancillary or complementary to the businesses of Nextel International and its Restricted Group Members on the date of the investment or (2) an acquisition by Nextel International or any Restricted Group Member of the property and assets of any person other than Nextel International or any Restricted Group Member that constitute substantially all of a division or line of business of that person; provided that the property and assets acquired are related, ancillary or complementary to the businesses of Nextel International and its Restricted Group Members on the date of the acquisition.

      “Asset Disposition” means the sale or other disposition by Nextel International or any Restricted Group Member, other than to Nextel International or another Restricted Group Member, of (1) all or substantially all of the Capital Stock of any Restricted Group Member or

(2) all or substantially all of the assets that constitute a division or line of business of Nextel International or any Restricted Group Member.

      “Asset Sale” means any sale, transfer or other disposition, including by way of merger, consolidation or sale-leaseback transaction, in one transaction or a series of related transactions by Nextel International or any Restricted Group Member to any person other than Nextel International or any Restricted Group Member of:

(1)	all or any of the Capital Stock of any Restricted Group Member;

(2)	all or substantially all of the property and assets of an operating unit or business of Nextel International or any Restricted Group Member; or

(3)	any other property and assets of Nextel International or any Restricted Group Member outside the ordinary course of business of Nextel International or the Restricted Group Member, and in the case of any of the foregoing clauses (1) through (3), that is not governed by the provisions of the indenture applicable to mergers, consolidations and sales of assets of Nextel International; provided that “Asset Sale” will not include:

(a)	sales or other dispositions of inventory, receivables and other current assets;

(b)	sales or other dispositions of assets for consideration at least equal to the fair market value of the assets sold or disposed of to the extent that the consideration received would satisfy clause (a)(y) of the “Limitation on Asset Sales” covenant;

(c)	sales or other dispositions of obsolete equipment;

(d)	sales or other dispositions of the Capital Stock of an Unrestricted Subsidiary or an Unrestricted Affiliate;

(e)	sales or other dispositions of the Capital Stock of a Restricted Affiliate by that Restricted Affiliate; or

(f)	sales or other distributions of assets with a fair market value, as certified in an officers’ certificate, not in excess of $2.0 million.

      “Average Life” means, at any date of determination with respect to any debt security, the quotient obtained by dividing (1) the sum of the products of (a) the number of years from the date of determination to the dates of each successive scheduled principal payment of that debt security and (b) the amount of the principal payment by (2) the sum of all the principal payments.

      “Capital Stock” means, with respect to any person, any and all shares, interests, participations or other equivalents, however designated, whether voting or non-voting, in equity of that person, whether outstanding on or issued after August 1, 2000, including, without limitation, all Common Stock and Preferred Stock.

      “Capitalized Lease” means, as applied to any person, any lease of any property, whether real, personal or mixed, of which the discounted present value of the rental obligations of that person as lessee, in conformity with GAAP, is required to be capitalized on that persons’ balance sheet.

      “Capitalized Lease Obligations” means the discounted present value of the rental obligations under a Capitalized Lease.

      “Change of Control” means the time when:

(1)	(a) before the occurrence of a Public Market, a “person” or “group,” within the meaning of Section 13(d) or 14(d)(2) of the Securities Exchange Act of 1934, becomes the ultimate “beneficial owner,” as defined in Rule 13d-3 of the Securities Exchange Act, of Voting Stock representing a greater percentage of the total voting power of the Voting Stock of Nextel International, on a fully diluted basis, than is held by the Existing Stockholders and their Affiliates on that date and (b) after the occurrence of a Public Market, a “person” or “group,” within the meaning of Sections 13(d) and 14(d)(2) of the Securities Exchange Act, becomes the ultimate “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of more than 50% of the total voting power of the Voting Stock of Nextel International on a fully diluted basis; provided that no Change of Control will be deemed to occur pursuant to this clause (1):

(x)	if the person is a corporation with outstanding debt securities having a maturity at original issuance of at least one year and if those debt securities are rated Investment Grade by S&P or Moody’s for a period of at least 90 consecutive days, beginning on the date of the event, which period will be extended up to 90 additional days for as long as the rating of those debt securities is under publicly announced consideration for possible downgrading by the applicable rating agency, or

(y)	if the person is a corporation (I) that on the date of the event does not have any outstanding debt securities that are rated by S&P, Moody’s or any other rating agency of national standing, provided that within 90 days after the event, which period will be extended up to an additional 90 days for as long as the rating agency has publicly announced that the debt or the notes will be rated, either (i) debt securities of that corporation having a maturity at original issuance of at least one year are rated Investment Grade by S&P or Moody’s or (ii) the notes are rated Investment Grade by S&P or Moody’s, and (II) that has, when determined as of the Trading Day immediately before and the Trading Day immediately after the date of the event, Total Common Equity of at least $10.0 billion; provided that, solely for the purpose of calculating Total Common Equity as of the later Trading Day, the average Closing Price of the Common Stock of that person will be deemed to equal the Closing Price of the Common Stock on that later Trading Day, subject to the last sentence of the definition of “Total Common Equity”; or

(2)	the individuals who on August 1, 2000 constitute the board of directors, together with any new directors whose election by the board of directors or whose nomination for election by Nextel International’s stockholders was approved by a vote of at least two-thirds of the members of the board of directors then in office who either were members of the board of directors on August 1, 2000 or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority of the members of the board of directors then in office.

      “Clearnet Transaction” means the transfer to Nextel International by Nextel Communications of securities representing a 15.7% equity interest in Clearnet Communications Inc. in exchange for shares of series A redeemable exchangeable preferred stock, par value $10.00 per share, of Nextel International, which transfer occurred on March 12, 1998.

      “Closing Price” on any Trading Day with respect to the per share price of any shares of Capital Stock means the last reported sale price regular way or, in case no such reported sale takes place on that day, the average of the reported closing bid and asked prices regular way, in either case on the New York Stock Exchange or, if the shares of Capital Stock are not listed or admitted to trading on that exchange, on the principal national securities exchange on which the shares are listed or admitted to trading or, if not listed or admitted to trading on any national securities exchange, on the Nasdaq Stock Market or, if the shares are not listed or admitted to trading on any national securities exchange or quoted on the Nasdaq Stock Market but the issuer is a Foreign Issuer, as defined in Rule 3b-4(b) under the Securities Exchange Act, and the principal securities exchange on which the shares are listed or admitted to trading is a Designated Offshore Securities Market, as defined in Rule 902(a) under the Securities Act, the average of the reported closing bid and asked prices regular way on the principal exchange, or, if the shares are not listed or admitted to trading on any national securities exchange or quoted on the Nasdaq Stock Market and the issuer and principal securities exchange do not meet the requirements, the average of the closing bid and asked prices in the over-the-counter market as furnished by any New York Stock Exchange member firm of national standing that is selected from time to time by Nextel International for that purpose.

      “Common Stock” means, with respect to any person, any and all shares, interests, participations or other equivalents, however designated, whether voting or non-voting, of that person’s common stock, whether now outstanding or issued after the date of the indenture, including, without limitation, all series and classes of common stock.

      “Consolidated EBITDA” means, for any period, the sum of the amounts for that period of:

(1)	Adjusted Consolidated Net Income;

(2)	Consolidated Interest Expense, to the extent deducted in calculating Adjusted Consolidated Net Income;

(3)	income taxes, to the extent deducted in calculating Adjusted Consolidated Net Income, other than income taxes, either positive or negative, attributable to extraordinary and non-recurring gains or losses or sales of assets;

(4)	depreciation expense as determined in conformity with GAAP, to the extent deducted in calculating Adjusted Consolidated Net Income;

(5)	amortization expense as determined in conformity with GAAP, to the extent deducted in calculating Adjusted Consolidated Net Income; and

(6)	all other non-cash items to the extent reducing Adjusted Consolidated Net Income, other than items that will require cash payments and for which an accrual or reserve is, or is required by GAAP to be, made, less all non-cash items to the extent increasing Adjusted Consolidated Net Income, as determined in conformity with GAAP.

      “Consolidated Interest Expense” means, for any period, the aggregate amount of interest in respect of Indebtedness, including, without limitation, amortization of original issue discount on any Indebtedness and the interest portion of any deferred payment obligation, calculated in accordance with the effective interest method of accounting; all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing; the net costs associated with Interest Rate Agreements; and interest in respect of any Indebtedness that is Guaranteed or secured by Nextel International or any Restricted Group Member, and all but the principal component of rentals in respect of Capitalized Lease Obligations paid, accrued or scheduled to be paid or to be accrued by Nextel International and its Restricted Group Members during the period; excluding, however, (1) any amount of the interest of any Restricted Group Member if the net income of the Restricted Group Member is excluded in the calculation of Adjusted Consolidated Net Income under clause (3) or (7) of its definition, but only in the same proportion as the net income of the Restricted Group Member is excluded from the calculation of Adjusted Consolidated Net Income under clause (3) or (7) of its definition, and (2) any premiums, fees and expenses, and any amortization of premiums, fees and expenses, payable in connection with the offering of the notes, all as determined, without taking into account Unrestricted Subsidiaries or Unrestricted Affiliates, in conformity with GAAP.

      “Consolidated Leverage Ratio” means, on any Transaction Date, the ratio of:

(1)	the aggregate amount, determined as set forth in the definition of “Indebtedness”, of Indebtedness of Nextel International and its Restricted Group Members as at that Transaction Date to

(2)	the aggregate amount of Consolidated EBITDA for the latest fiscal quarter for which financial statements of Nextel International have been filed with the Securities and Exchange Commission pursuant to the “Securities and Exchange Commission Reports and Reports to Holders” covenant described below, with that fiscal quarter referred to as the “One Quarter Period”, multiplied by four;

provided that:

(A)	pro forma effect will be given to (x) any Indebtedness Incurred from the beginning of the One Quarter Period through the Transaction Date, with that period referred to as the “Reference Period”, to the extent the Indebtedness is outstanding on the Transaction Date and (y) any Indebtedness that was outstanding during the Reference Period but that is not outstanding or is to be repaid on the Transaction Date;

(B)	pro forma effect will be given to Asset Dispositions and Asset Acquisitions, including giving pro forma effect to the application of proceeds of any Asset Disposition, that occur during that Reference Period, as if they had occurred and the proceeds had been applied on the first day of the Reference Period; and

(C)	pro forma effect will be given to asset dispositions and asset acquisitions, including giving pro forma effect to the application of proceeds of any asset disposition, that have been made by any person that has become a Restricted Group Member or has been merged with or into Nextel International or any Restricted Group Member during the Reference Period and that would have constituted Asset Dispositions or Asset Acquisitions had the transactions occurred when the person was a Restricted Group Member as if the asset dispositions or asset acquisitions were Asset Dispositions or Asset Acquisitions that occurred on the first day of the Reference Period;

provided that to the extent that clause (B) or (C) of this sentence requires that pro forma effect be given to an Asset Acquisition or Asset Disposition, that pro forma calculation will be based upon the full fiscal quarter immediately preceding the Transaction Date of the person, or division or line of business of the person, that is acquired or disposed of for which financial information is available, multiplied by four.

      “Consolidated Net Worth” means, at any date of determination, stockholders’ equity as set forth on the most recently available quarterly or annual consolidated balance sheet of Nextel International and its Restricted Group Members, which must be as of a date not more than 90 days before the date of the computation, and which must not take into account Unrestricted Subsidiaries or Unrestricted Affiliates, less any amounts attributable to Redeemable Stock or any equity security convertible into or exchangeable for Indebtedness, the cost of treasury stock and the principal amount of any promissory notes receivable from the sale of the Capital Stock of Nextel International or any Restricted Group Member, each item to be determined in conformity with GAAP.

      “Credit Facility” means a debt facility or commercial paper facility, in each case with one or more banks, vendors or other lenders, providing for revolving credit loans, term loans, receivables financing, including through the sale of receivables to the lenders or to special purpose entities formed to borrow from the lenders against the receivables, or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.

      “Currency Agreement” means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement.

      “Default” means any event that is, or after notice or passage of time or both would be, an Event of Default.

      “Existing Stockholders” means Craig O. McCaw and Nextel Communications, Inc.

      “Fair market value” means the price that would be paid in an arm’s-length transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy, as determined in good faith by the board of directors, whose determination will be conclusive if evidenced by a Board Resolution, as defined in the indenture; provided that for purposes of clause (8) of the “Limitation on Indebtedness” covenant:

(x)	the fair market value of any security registered under the Securities Exchange Act of 1934 will be the average of the closing prices, regular way, of the security for the 20 consecutive trading days immediately preceding the capital contribution or sale of Capital Stock; and

(y)	in the event the aggregate fair market value of any other property received by Nextel International exceeds $50.0 million, the fair market value of that property will be determined by a nationally recognized investment banking firm and set forth in their written opinion which will be delivered to the Trustee.

      “GAAP” means generally accepted accounting principles in the United States of America as in effect as of August 1, 2000, including, without limitation, those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in other statements by another entity as approved by a significant segment of the accounting profession. Except as specifically provided, all ratios and computations contained or referred to in the indenture will be computed in conformity with GAAP applied on a consistent basis, except that calculations made for purposes of determining compliance with the terms of the covenants and with other provisions of the indenture will be made without giving effect to the amortization of any expenses incurred in connection with the offering of the notes.

      “Guarantee” means any obligation, contingent or otherwise, of any person directly or indirectly guaranteeing any Indebtedness of any other person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of the person (1) to purchase or pay, or advance or supply funds for the purchase or payment of, the Indebtedness of the other person, whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, unless the purchase arrangements are on arm’s-length terms and are entered into in the ordinary course of the person’s business, to take-or-pay, or to maintain financial statement conditions or otherwise, or (2) entered into for purposes of assuring in any other manner the obligee of the Indebtedness of the payment of the Indebtedness or to protect the obligee against loss in respect of the Indebtedness in whole or in part; provided that the term “Guarantee” will not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning.

      “Incur” means, with respect to any Indebtedness, to incur, create, issue, assume, Guarantee or otherwise become liable for or with respect to, or become responsible for, the payment of, contingently or otherwise, that Indebtedness, including an “Incurrence” of Indebtedness by reason of a person becoming a Restricted Group Member; provided that neither the accrual of interest nor the accretion of original issue discount will be considered an Incurrence of Indebtedness.

      “Indebtedness” means, with respect to any person at any date of determination, without duplication:

(1)	all indebtedness of that person for borrowed money;

(2)	all obligations of that person evidenced by bonds, debentures, notes or other similar instruments;

(3)	all obligations of that person in respect of letters of credit or other similar instruments, including reimbursement obligations with respect to those instruments, but excluding obligations, including reimbursement obligations, with respect to (a) letters of credit, including trade letters of credit, securing obligations other than obligations described in (1) or (2) above or (5), (6) or (7) below entered into in the ordinary course of business of that person to the extent the letters of credit are not drawn upon or, if drawn upon, to the extent the drawing is reimbursed no later than the third Business Day following receipt by that person of a demand for reimbursement and (b) letters of credit to the extent secured by the cash collateral;

(4)	all obligations of that person to pay the deferred and unpaid purchase price of property or services, which purchase price is due more than six months after the date of placing the property in service or taking delivery and title to the property or the completion of those services, except Trade Payables;

(5)	all obligations of that person as lessee under Capitalized Leases;

(6)	all Indebtedness of other persons secured by a Lien on any asset of that person, whether or not the Indebtedness is assumed by the person; provided that the amount of the Indebtedness will be the lesser of (A) the fair market value of the asset at the date of determination and (B) the amount of the Indebtedness;

(7)	all Indebtedness of other persons Guaranteed by that person to the extent the Indebtedness is Guaranteed by that person; and

(8)	to the extent not otherwise included in this definition, obligations under Currency Agreements and Interest Rate Agreements.

The amount of Indebtedness of any person at any date will be the outstanding balance at that date of all unconditional obligations as described above and, with respect to contingent obligations, the maximum liability upon the occurrence of the contingency giving rise to the obligation, provided that (A) the amount outstanding at any time of any Indebtedness issued with original issue discount is the face amount of the Indebtedness less the unamortized portion of the original issue discount of the Indebtedness at the time of its issuance as determined in conformity with GAAP, (B) the amount of Indebtedness at any time of any Restricted Group Member will be reduced by an amount that corresponds to the percentage ownership interest in the assets of the Restricted Group Member not owned on the date of determination, directly or indirectly, by Nextel International, (C) money borrowed at the time of the Incurrence of any Indebtedness in order to pre-fund the payment of interest on the Indebtedness will be deemed not to be “Indebtedness” and (D) Indebtedness does not include any liability for federal, state, local or other taxes.

      “Interest Rate Agreement” means any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement or other similar agreement or arrangement.

      “Investment” in any person means any direct or indirect advance, loan or other extension of credit, including, without limitation, by way of Guarantee or similar arrangement; but excluding advances to customers in the ordinary course of business that are, in conformity with GAAP, recorded as accounts receivable on the balance sheet of Nextel International or its Restricted Group Members, or capital contribution to, by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others, or any purchase or acquisition of Capital Stock, bonds, notes, debentures or other similar instruments issued by, that person and includes:

(1)	the designation of a Restricted Subsidiary of Nextel International as an Unrestricted Subsidiary;

(2)	the designation of a Restricted Affiliate as an Unrestricted Affiliate; and

(3)	the fair market value of the Capital Stock or any other Investment, held by Nextel International or any Restricted Group Member, of, or in, any person that has ceased to be a Restricted Group Member, including without limitation, by reason of any transaction permitted by clause (3) or (4) of the “Limitation on the Issuance and Sale of Capital Stock of Restricted Group Members” covenant or an Investment ceasing to be a Permitted Investment pursuant to clause (2)(y) of the definition of “Permitted Investment”; provided that the fair market value of the Investment remaining in any person that has ceased to be a Restricted Group Member will not exceed (x) the value of the aggregate amount of Investments previously made in the person valued at the time those Investments were made less (y) the net reduction of those Investments.

      For purposes of the definition of “Unrestricted Affiliate” and “Unrestricted Subsidiary” and the “Limitation on Restricted Payments” covenant:

(1)	“Investment” includes the fair market value of the assets, net of liabilities other than liabilities to Nextel International or any of its Subsidiaries, of any Restricted Group Member at the time that the Restricted Group Member is designated an Unrestricted Subsidiary or Unrestricted Affiliate;

(2)	the fair market value of the assets, net of liabilities other than liabilities to Nextel International or any of its Subsidiaries, of any Unrestricted Subsidiary or Unrestricted Affiliate at the time that the Unrestricted Subsidiary or Unrestricted Affiliate is designated a Restricted Subsidiary or Restricted Affiliate will be considered a reduction in outstanding Investments; and

(3)	any property transferred to or from an Unrestricted Subsidiary or Unrestricted Affiliate will be valued at its fair market value at the time of the transfer; provided that the amount of any Investment made by a Restricted Group Member will be reduced by an amount that corresponds to the percentage ownership interest in the assets of the Restricted Group Member not owned on the date of determination, directly or indirectly, by Nextel International.

      “Investment Grade” means a rating of at least BBB-, in the case of S&P, or Baa3, in the case of Moody’s.

      “Involuntary Event” has the meaning specified in the definition of “Permitted Investments.”

      “Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind, including, without limitation, any conditional sale or other title retention agreement or lease in the nature of a pledge, security interest or other similar encumbrance or any agreement to give any security interest; provided that the amount of assets of a Restricted Group Member subject to a Lien will be reduced by an amount that corresponds to the percentage ownership interest in the assets of the Restricted Group Member not owned on the date of determination, directly or indirectly, by Nextel International.

      “Minority Owned Affiliate” of any specified person, means any other person in which an Investment in the Capital Stock of the person has been made by the specified person other than a direct or indirect Subsidiary of the specified person.

      “Moody’s” means Moody’s Investors Service, Inc. and its successors.

      “Net Cash Proceeds” means,

(1)	with respect to any Asset Sale, the proceeds of the Asset Sale in the form of cash or cash equivalents, including payments in respect of deferred payment obligations, to the extent corresponding to the principal, but not interest, component of the deferred payment obligations, when received in the form of cash or cash equivalents, except to the extent the obligations are financed or sold with recourse to Nextel International or any Restricted Group Member, and proceeds from the conversion of other property received when converted to cash or cash equivalents, net of:

(a)	brokerage commissions and other fees and expenses, including fees and expenses of counsel and investment bankers, related to the Asset Sale,

(b)	provisions for all taxes, whether or not the taxes will actually be paid or are payable, as a result of the Asset Sale without regard to the consolidated results of operations of Nextel International and its Restricted Group Members, taken as a whole,

(c)	payments made to repay Indebtedness or any other obligation outstanding at the time of the Asset Sale that either (x) is secured by a Lien on the property or assets sold or (y) is required to be paid as a result of the sale, and

(d)	appropriate amounts to be provided by Nextel International or any Restricted Group Member as a reserve against any liabilities associated with the Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with the Asset Sale, all as determined in conformity with GAAP;

provided that with respect to any Asset Sale by a Restricted Group Member, Net Cash Proceeds will be reduced by an amount that corresponds to the percentage ownership interest in the assets of that Restricted Group Member not owned on the date of the Asset Sale, directly or indirectly, by Nextel International; and

(2)	with respect to any capital contribution or issuance or sale of Capital Stock, the proceeds of the capital contribution or issuance or sale in the form of cash or cash equivalents, including payments in respect of deferred payment obligations, to the extent corresponding to the principal, but not interest, component of the deferred payment obligations, when received in the form of cash or cash equivalents, except to the extent the obligations are financed or sold with recourse to Nextel International or any Restricted Group Member, and proceeds from the conversion of other property received when converted to cash or cash equivalents, net of attorney’s fees, accountants’ fees, underwriters’ or placement agents’ fees, discounts or commissions and brokerage, consultant and other fees incurred in connection with the capital contribution or issuance or sale and net of taxes paid or payable as a result the issuance or sale of Capital Stock.

      “Offer to Purchase” means an offer to purchase notes by Nextel International from the holders of notes commenced by mailing a notice to the Trustee and each holder stating:

(1)	the covenant pursuant to which the offer is being made and that all notes validly tendered will be accepted for payment on a pro rata basis;

(2)	the purchase price and the date of purchase, which must be a Business Day no earlier than 30 days nor later than 60 days from the date the notice is mailed (the “Payment Date”);

(3)	that any note not tendered will continue to accrue interest pursuant to its terms;

(4)	that, unless Nextel International defaults in the payment of the purchase price, any note accepted for payment pursuant to the Offer to Purchase will cease to accrue interest on and after the Payment Date;

(5)	that holders electing to have a note purchased pursuant to the Offer to Purchase will be required to surrender the note, together with the form entitled “Option of the Holder to Elect Purchase” on the reverse side of the note completed, to the Paying Agent at the address specified in the notice before the close of business on the Business Day immediately preceding the Payment Date;

(6)	that holders will be entitled to withdraw their election if the Paying Agent receives, not later than the close of business on the third Business Day immediately preceding the Payment Date, a telegram, facsimile transmission or letter setting forth the name of the holder, the principal amount of notes delivered for purchase and a statement that the holder is withdrawing his election to have the notes purchased; and

(7)	that holders whose notes are being purchased only in part will be issued new notes equal in principal amount to the unpurchased portion of the notes surrendered; provided that each note purchased and each new note issued must be in a principal amount of $1,000 or integral multiples of $1,000.

On the Payment Date, Nextel International must:

(A)	accept for payment on a pro rata basis notes or portions of notes tendered pursuant to an Offer to Purchase;

(B)	deposit with the Paying Agent money sufficient to pay the purchase price of all notes or portions of notes so accepted; and

(C)	deliver, or cause to be delivered, to the Trustee all notes or portions of notes so accepted together with an Officers’ Certificate specifying the notes or portions of notes accepted for payment by Nextel International.

The Paying Agent must promptly mail to the holders of notes so accepted payment in an amount equal to the purchase price, and the Trustee must promptly authenticate and mail to those holders a new note equal in principal amount to any unpurchased portion of the note surrendered; provided that each note purchased and each new note issued must be in a principal amount of $1,000 or integral multiples of $1,000. Nextel International will publicly announce the results of an Offer to Purchase as soon as practicable after the Payment Date. The Trustee will act as the Paying Agent for an Offer to Purchase. Nextel International will comply with Rule 14e-1 under the Securities Exchange Act and any other securities laws and regulations under that act to the extent those laws and regulations are applicable, in the event that Nextel International is required to repurchase notes pursuant to an Offer to Purchase.

      “Overhead Services Agreement” means the Overhead Services Agreement, dated as of March 3, 1997, between Nextel International and Nextel Communications, Inc., and any amendment or successor agreement thereto.

      “Permitted Investment” means:

(1)	an Investment in Nextel International or a Restricted Subsidiary of Nextel International or a person which will, upon the making of the Investment, become a Restricted Subsidiary of Nextel International or be merged or consolidated with or into or transfer or convey all or substantially all its assets to, Nextel International or a Restricted Subsidiary of Nextel International; provided that the person’s primary business is related, ancillary or complementary to the businesses of Nextel International and its Restricted Subsidiaries on the date of the Investment;

(2)	an Investment by Nextel International or a Restricted Group Member in a Restricted Affiliate or a person which will, upon the making of the Investment, become a Restricted Affiliate or be merged or consolidated with or into or transfer or convey all or substantially all its assets to, a Restricted Affiliate; provided that (x) the person’s primary business is related, ancillary or complementary to the businesses of Nextel International and its Restricted Group Members on the date of the Investment and (y) that Investment will cease to be a Permitted Investment in the event the Restricted Affiliate ceases to be a Restricted Affiliate or ceases to observe any of the provisions of the covenants that are applicable to it; provided that in the event the Restricted Affiliate ceases to be a Restricted Affiliate or the Restricted Affiliate ceases to observe any of the provisions of the covenants applicable to it solely as a result of circumstances, developments or conditions beyond the control of Nextel International (the failure to be a Restricted Affiliate or failure to observe a covenant as a result of any of these circumstances, developments or conditions, being an “Involuntary Event”) any Investment previously made in that Restricted Affiliate will not cease to be a Permitted Investment unless the Involuntary Event continues for 90 days;

(3)	an Investment by a Restricted Affiliate in a Restricted Subsidiary of the Restricted Affiliate or a person which will, upon the making of the Investment, become a Restricted Subsidiary of the Restricted Affiliate or be merged or consolidated with or into or transfer or convey all or substantially all its assets to, the Restricted Affiliate or a Restricted Subsidiary of the Restricted Affiliate; provided that the person’s primary business is related, ancillary or complementary to the businesses of Nextel International and its Restricted Group Members on the date of the Investment;

(4)	Temporary Cash Investments;

(5)	payroll, travel and similar advances to cover matters that are expected at the time of the advances ultimately to be treated as expenses in accordance with GAAP; and

(6)	stock, obligations or securities received in satisfaction of judgments or as part of or in connection with the bankruptcy, winding up or liquidation of a person, except if the stock, obligations or securities are received in consideration for an Investment made in the person in connection with or anticipation of the bankruptcy, winding up or liquidation.

      “Permitted Liens” means:

(1)	Liens for taxes, assessments, governmental charges or claims that are being contested in good faith by appropriate legal proceedings promptly instituted and diligently conducted and for which a reserve or other appropriate provision, if any, as is required in conformity with GAAP must have been made;

(2)	statutory and common law Liens of landlords and carriers, warehousemen, mechanics, suppliers, materialmen, repairmen or other similar Liens arising in the ordinary course of business and with respect to amounts not yet delinquent or being contested in good faith by appropriate legal proceedings promptly instituted and diligently conducted and for which a reserve or other appropriate provision, if any, as is required in conformity with GAAP must have been made;

(3)	Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security;

(4)	Liens incurred or deposits made to secure the performance of tenders, bids, leases, statutory or regulatory obligations, bankers’ acceptances, surety and appeal bonds, government contracts, performance and return-of-money bonds and other obligations of a similar nature incurred in the ordinary course of business, exclusive of obligations for the payment of borrowed money;

(5)	easements, rights-of-way, municipal and zoning ordinances and similar charges, encumbrances, title defects or other irregularities that do not materially interfere with the ordinary course of business of Nextel International or any Restricted Group Member;

(6)	Liens, including extensions and renewals of Liens, upon real or personal property acquired after August 1, 2000; provided that:

(a)	the Lien is created solely for the purpose of securing Indebtedness Incurred, in accordance with the “Limitation on Indebtedness” covenant;

(x)	to finance the cost, including the cost of design, development, construction, improvement, installation or integration, of the item of property or assets subject to the Lien and the Lien is created before, at the time of or within six months after the later of the acquisition, the completion of construction or the commencement of full operation of the property; or

(y)	to refinance any Indebtedness previously so secured;

(b)	the principal amount of the Indebtedness secured by the Lien does not exceed 100% of the cost of that property; and

(c)	the Lien does not extend to or cover any property or assets other than the item of property or assets and any improvements on the item;

(7)	leases or subleases granted to others that do not materially interfere with the ordinary course of business of Nextel International and its Restricted Group Members, taken as a whole;

(8)	Liens encumbering property or assets under construction arising from progress or partial payments by a customer of Nextel International or its Restricted Group Members relating to the property or assets;

(9)	any interest or title of a lessor in the property subject to any Capitalized Lease or operating lease;

(10)	Liens arising from filing Uniform Commercial Code financing statements or substantially equivalent filings outside the United States of America regarding leases;

(11)	Liens on property of, or on shares of Capital Stock or Indebtedness of, any person existing at the time that person becomes, or becomes a part of, any Restricted Group Member; provided that the Liens do not extend to or cover any property or assets of Nextel International or any Restricted Group Member other than the property or assets acquired;

(12)	Liens in favor of Nextel International or any Restricted Group Member;

(13)	Liens arising from the rendering of a final judgment or order against Nextel International or any Restricted Group Member that does not give rise to an Event of Default;

(14)	Liens securing reimbursement obligations with respect to letters of credit that encumber documents and other property relating to the letters of credit and the products and proceeds of the letters of credit;

(15)	Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(16)	Liens encumbering customary initial deposits and margin deposits, and other Liens that are either within the general parameters customary in the industry and incurred in the ordinary course of business, in each case, securing Indebtedness under Interest Rate Agreements and Currency Agreements and forward contracts, options, future contracts, futures options or similar agreements or arrangements designed solely to protect Nextel International or any of its Restricted Group Members from fluctuations in interest rates, currencies or the price of commodities;

(17)	Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by Nextel International or any Restricted Group Member in the ordinary course of business in accordance with the past practices of Nextel International and its Restricted Group Members before August 1, 2000;

(18)	Liens on or sales of receivables;

(19)	Liens on the Capital Stock of Unrestricted Subsidiaries and Unrestricted Affiliates; and

(20)	Liens securing Indebtedness in an amount not to exceed at any one time outstanding 10% of Adjusted Consolidated Net Tangible Assets.

      “person” means an individual, a corporation, a partnership, a limited liability company, an association, a trust or any other entity or organization, including a government or political subdivision or an agency or instrumentality of a government or political subdivision.

      “Preferred Stock” means, with respect to any person, any and all shares, interests, participations or other equivalents, however designated, whether voting or non-voting, of the person’s preferred or preference stock, whether outstanding on or issued after the date of the indenture, including, without limitation, all series and classes of the preferred or preference stock.

      “Public Equity Offering” means an underwritten primary public offering of Common Stock of Nextel International pursuant to an effective registration statement under the Securities Act of 1933.

      A “Public Market” will be deemed to exist if (1) a Public Equity Offering has been consummated and (2) at least 15% of the total issued and outstanding Common Stock of Nextel International has been distributed by means of an effective registration statement under the Securities Act or sales pursuant to Rule 144 under the Securities Act.

      “Redeemable Stock” means any class or series of Capital Stock of any person that by its terms or otherwise is:

(1)	required to be redeemed before the Stated Maturity of the notes;

(2)	redeemable at the option of the holder of that class or series of Capital Stock at any time before the Stated Maturity of the notes; or

(3)	convertible into or exchangeable for Capital Stock referred to in clause (1) or (2) above or Indebtedness having a scheduled maturity before the Stated Maturity of the notes;

provided that any Capital Stock that would not constitute Redeemable Stock but for provisions giving holders of the Capital Stock the right to require the person to repurchase or redeem the Capital Stock upon the occurrence of an “asset sale” or “change of control” occurring before the Stated Maturity of the notes will not constitute Redeemable Stock if the “asset sale” or “change of control” provisions applicable to the Capital Stock are no more favorable to the holders of the Capital Stock than the provisions contained in the “Limitation on Asset Sales” and “Repurchase of Notes Upon a Change of Control” covenants and the Capital Stock specifically provides that that person will not repurchase or redeem any of that stock pursuant to that provision before Nextel International’s repurchase of the notes as are required to be repurchased pursuant to the “Limitation on Asset Sales” and “Repurchase of Notes Upon a Change of Control” covenants.

      “Required Consent” means, except as otherwise expressly provided in the indenture with respect to matters requiring the consent of each holder of notes affected by those matters:

(1)	the consent of holders of not less than a majority in aggregate principal amount at Stated Maturity of the outstanding notes for any action to (x) direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any power conferred upon the Trustee, or (y) consent to or waive, on behalf of the holders of all the notes, any past default and its consequences; and

(2)	with respect to all other actions requiring the consent of holders of the notes, the consent of either (x) a majority in aggregate principal amount at Stated Maturity of the outstanding notes or (y) a majority in aggregate principal amount at Stated Maturity of (I) the notes, (II) the 13% senior discount notes due 2007 issued by Nextel International under an indenture dated March 3, 1997, (III) the 12 1/8% senior discount notes due 2008 issued by Nextel International under an indenture dated March 12, 1998 and (IV) any other issue of unsubordinated, unsecured notes issued by Nextel International, if the notes or the indenture pursuant to which they were issued both (A) require the consent of the holders of the notes to the action and (B) provide that the holders of those notes will vote with the holders of the notes with respect to the action.

      “Restricted Affiliate” means any direct or indirect Minority Owned Affiliate of Nextel International or a Restricted Subsidiary of Nextel International that has been designated by the board of directors as a Restricted Affiliate based on a determination by the board of directors that Nextel International has, directly or indirectly, the requisite control over that Minority Owned Affiliate to prevent it from Incurring Indebtedness, or taking any other action at any time, in contravention of any of the provisions of the indenture that are applicable to Restricted Affiliates; provided that immediately after giving effect to the designation (x) the Liens and Indebtedness of the Minority Owned Affiliate outstanding immediately after the designation would, if Incurred at that time, have been permitted to be Incurred for all purposes of the indenture and (y) no Default or Event of Default would have occurred and be continuing. Nextel International will be required to deliver an Officers’ Certificate, as defined in the indenture, to the Trustee upon designating any Minority Owned Affiliate as a Restricted Affiliate.

      “Restricted Group Members” means collectively, each Restricted Subsidiary of Nextel International, each Restricted Affiliate and each Restricted Subsidiary of a Restricted Affiliate.

      “Restricted Subsidiary” means any Subsidiary other than an Unrestricted Subsidiary.

      “Significant Group Member” means, at any date of determination, any Restricted Group Member that, together with its Restricted Subsidiaries and Restricted Affiliates, (1) for the most recent fiscal year of Nextel International, accounted for more than 10% of the consolidated revenues of Nextel International and its Restricted Group Members or (2) as of the end of that fiscal year, was the owner of more than 10% of the consolidated assets of Nextel International and its Restricted Group Members, all as set forth on the most recently available consolidated financial statements of Nextel International for that fiscal year.

      “S&P” means Standard & Poor’s Ratings Services and its successors.

      “Stated Maturity” means, (1) with respect to any debt security, the date specified in that debt security as the fixed date on which the final installment of principal of that debt security is due and payable and (2) with respect to any scheduled installment of principal of or interest on any debt security, the date specified in that debt security as the fixed date on which the installment is due and payable.

      “Subsidiary” means, with respect to any person, any corporation, association or other business entity of which more than 50% of the voting power of the outstanding Voting Stock is owned, directly or indirectly, by that person and one or more other of its Subsidiaries.

      “Temporary Cash Investment” means any of the following:

(1)	direct obligations of the United States of America or any agency of the United States of America or obligations fully and unconditionally guaranteed by the United States of America or any agency of the United States of America;

(2)	time deposit accounts, certificates of deposit and money market deposits maturing within 180 days of the date of acquisition of these deposits issued by a bank or trust company which is organized under the laws of the United States of America, any state of the United States of America or any foreign country recognized by the United States, and which bank or trust company has capital, surplus and undivided profits aggregating in excess of $50.0 million, or the foreign currency equivalent of $50.0 million, and has outstanding debt which is rated “A” or a similar equivalent rating or higher by at least one nationally recognized statistical rating organization, as defined in Rule 436 under the Securities Act of 1933, or any money-market fund sponsored by a registered broker dealer or mutual fund distributor;

(3)	repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (1) above entered into with a bank meeting the qualifications described in clause (2) above;

(4)	commercial paper, maturing not more than 90 days after the date of acquisition, issued by a corporation other than an Affiliate of Nextel International organized and in existence under the laws of the United States of America, any state of the United States of America or any foreign country recognized by the United States of America with a rating at the time as of which any investment in that commercial paper is made of “P-1” or higher according to Moody’s or “A-1” or higher according to S&P; and

(5)	securities with maturities of six months or less from the date of acquisition issued or fully and unconditionally guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority of the United States of America, and rated at least “A” by S&P or Moody’s.

      “Total Common Equity” of any person means, as of any day of determination, and as modified for purposes of the definition of “Change of Control”, the product of (1) the aggregate number of outstanding primary shares of Common Stock of the person on that day, which will not include any options or warrants on, or securities convertible or exchangeable into, shares of Common Stock of that person, and (2) the average Closing Price of that Common Stock over the 20 consecutive Trading Days immediately preceding that day. If no Closing Price exists with respect to shares of the class, the value of those shares for purposes of clause (2) of the preceding sentence will be determined by the board of directors in good faith and evidenced by a Board Resolution, as defined in the indenture.

      “Total Market Value of Equity” of Nextel International means, as of any day of determination, the sum of (1) the product of (a) the aggregate number of outstanding primary shares of Common Stock of Nextel International on that day, which will not include any options or warrants on, or securities convertible or exchangeable into, shares of Common Stock of Nextel International, and (b) the average Closing Price of the Common Stock over the 20 consecutive Trading Days immediately preceding that day, plus (2) the liquidation value of any outstanding shares of Preferred Stock other than Redeemable Stock of Nextel International on that day.

      “Trade Payables” means, with respect to any person, any accounts payable or any other indebtedness or monetary obligation to trade creditors created, assumed or Guaranteed by that person or any of its Subsidiaries arising in the ordinary course of business in connection with the acquisition of goods or services, including by way of example and not limitation, the deferred and unpaid purchase price of subscriber units so long as the purchase price is due no later than 365 days after taking delivery and title thereto.

      “Trading Day” with respect to a securities exchange or automated quotation system means a day on which the exchange or system is open for a full day of trading.

      “Transaction Date” means, with respect to the Incurrence of any Indebtedness by Nextel International or any Restricted Group Member, the date the Indebtedness is to be Incurred and, with respect to any Restricted Payment, the date the Restricted Payment is to be made.

      “Trustee” means The Bank of New York until a successor replaces it in accordance with the provisions of the indenture, and after that date means the successor.

      “Unrestricted Affiliate” means any Minority Owned Affiliate of Nextel International other than a Restricted Affiliate. The board of directors may designate any Restricted Affiliate to be an Unrestricted Affiliate unless that Minority Owned Affiliate owns any Capital Stock of, or owns or holds any Lien on any property of, Nextel International or any Restricted Group Member; provided that:

(1)	any Guarantee by Nextel International or any Restricted Group Member of any Indebtedness of the Minority Owned Affiliate being so designated will be deemed an “Incurrence” of that Indebtedness and an “Investment” by Nextel International or that Restricted Group Member, or both, if applicable, at the time of the designation;

(2)	either (A) the Minority Owned Affiliate to be so designated has total assets of $1,000 or less or (B) if the Minority Owned Affiliate has assets greater than $1,000, the designation would be permitted under the “Limitation on Restricted Payments” covenant; and

(3)	if applicable, the Incurrence of Indebtedness and the Investment referred to in clause (1) of this proviso would be permitted under the “Limitation on Indebtedness” and “Limitation on Restricted Payments” covenants.

Any designation by the board of directors will be evidenced to the Trustee by promptly filing with the Trustee a copy of the Board Resolution giving effect to the designation and an Officers’ Certificate certifying that the designation complied with the foregoing provisions.

      “Unrestricted Subsidiary” means:

(1)	any Subsidiary of Nextel International that at the time of determination will be designated an Unrestricted Subsidiary by the board of directors in the manner provided below; and

(2)	any Subsidiary of an Unrestricted Subsidiary.

The board of directors may designate any Restricted Subsidiary, including any newly acquired or newly formed Subsidiary of Nextel International, to be an Unrestricted Subsidiary unless that Subsidiary owns any Capital Stock of, or owns or holds any Lien on any property of, Nextel International or any Restricted Subsidiary; provided that:

(A)	any Guarantee by Nextel International or any Restricted Subsidiary of any Indebtedness of the Subsidiary being so designated will be deemed an “Incurrence” of that Indebtedness and an “Investment” by Nextel International or the Restricted Subsidiary, or both, if applicable, at the time of the designation;

(B)	either (x) the Subsidiary to be so designated has total assets of $1,000 or less or (y) if the Subsidiary has assets greater than $1,000, the designation would be permitted under the “Limitation on Restricted Payments” covenant; and

(C)	if applicable, the Incurrence of Indebtedness and the Investment referred to in clause (A) of this proviso would be permitted under the “Limitation on Indebtedness” and “Limitation on Restricted Payments” covenants.

The board of directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that immediately after giving effect to the designation (x) the Liens and Indebtedness of the Unrestricted Subsidiary outstanding immediately after the designation would, if Incurred at that time, have been permitted to be Incurred for all purposes of the indenture and (y) no Default or Event of Default would have occurred and be continuing. Any designation by the board of directors will be evidenced to the Trustee by promptly filing with the Trustee a copy of the Board Resolution giving effect to the designation and an Officers’ Certificate certifying that the designation complied with the foregoing provisions.

      “Voting Stock” means, with respect to any person, Capital Stock of any class or kind ordinarily having the power to vote for the election of directors, managers or other voting members of the governing body of that person.

      “Wholly Owned” means, with respect to any Subsidiary of any person, the ownership of all of the outstanding Capital Stock of the Subsidiary, other than any director’s qualifying shares or Investments by foreign nationals mandated by applicable law, by the person or one or more Wholly Owned Subsidiaries of the person.

  B.  General

      The notes are unsecured unsubordinated obligations of Nextel International, will be initially limited in aggregate principal amount to $650.0 million, and will mature on August 1, 2010. Interest on the notes will be payable semi-annually at a rate of 12.75% per year on each February 1 and August 1, beginning on February 1, 2001, to holders of record of the notes on the close of business on the January 15 or July 15 immediately preceding the interest payment date. Interest will be computed on the basis of a 360-day year of twelve 30-day months.

      If by February 1, 2001, Nextel International has not consummated a registered exchange offer for the notes or caused a shelf registration statement with respect to resales of the notes to be declared effective, interest will accrue, at a rate of 0.5% per year from February 1, 2001 and be payable in cash, semi-annually in arrears, on each February 1 and August 1, beginning August 1, 2001 until the earliest of the date that (1) an exchange offer is consummated, (2) a shelf registration with respect to resales of the notes is declared effective or (3) the notes become freely tradable without registration under the Securities Act of 1933.

      Principal of, premium, if any, and interest on the notes will be payable, and the notes may be exchanged or transferred, at Nextel International’s office or agency in the Borough of Manhattan, the City of New York, which initially will be the corporate trust office of the Trustee at 101 Barclay Street, 21 West, New York, New York 10286; provided that, at Nextel International’s option, payment of interest may be made by check mailed to the address of the holder as the address appears in the Note Register.

      The notes will be issued only in fully registered form, without coupons, in denominations of $1,000 of principal amount and any integral multiple of $1,000. No service charge will be made for any registration of transfer or exchange or redemption of notes, but Nextel International may require holders of notes to pay a sum sufficient to cover any transfer tax or other similar governmental charge payable in connection with any registration of transfer or exchange or redemption of notes.

      Nextel International may, subject to the covenants described below under “— E. Covenants” and applicable law, issue additional notes under the indenture.

  C.  Optional Redemption

      The notes will be redeemable, at Nextel International’s option, in whole or in part, at any time or from time to time, on or after August 1, 2005 and before maturity, upon not less than 30 nor more than 60 days’ prior notice mailed by first class mail to each holder, at the following redemption prices, expressed as a percentage of principal amount, plus accrued and unpaid interest to the redemption date, subject to the right of holders of record on the relevant record date that is on or before the redemption date to receive interest due on an interest payment date, if redeemed during the 12-month period beginning August 1 of the years set forth below:

Redemption
Year	Price

2005	106.375%

2006	104.250

2007	102.125

2008 and after	100.000

      In addition, at any time before August 1, 2003, Nextel International may redeem up to 35% of the principal amount of the notes with the Net Cash Proceeds of one or more sales by Nextel International of its Capital Stock, other than Redeemable Stock, at any time as a whole or from time to time in part, at a redemption price of 112.750% of their principal amount, plus accrued and unpaid interest to the redemption date; provided that at least $422.5 million aggregate principal amount of notes remains outstanding after each redemption and notice of the redemption is mailed to holders of the notes within 60 days after the consummation of the sale or sales.

  D.  Ranking

      The indebtedness evidenced by the notes will rank equally in right of payment with all existing and future unsubordinated unsecured indebtedness of Nextel International and senior in right of payment to all existing and future indebtedness of Nextel International that by its terms is subordinated to the notes. As of September 30, 2000, we had about $2,447.6 million of long-term indebtedness outstanding, of which $495.0 million was secured indebtedness. In addition, all existing and future liabilities, including trade payables, of Nextel International’s subsidiaries will be effectively senior to the notes. At September 30, 2000, Nextel International’s consolidated subsidiaries had about $531.1 million of liabilities, excluding deferred taxes, of which $240.9 million was Indebtedness.

  E.  Covenants

Overview

      In the indenture, Nextel International has agreed to covenants that limit its and its Restricted Group Members’ ability, among other things, to:

•	incur additional debt;

•	pay dividends, acquire shares of its capital stock, make payments on subordinated debt or make investments;

•	place limitations on distributions from Restricted Group Members;

•	issue or sell capital stock of Restricted Group Members;

•	issue guarantees of indebtedness;

•	sell assets;

•	enter into transactions with shareholders and affiliates;

•	create liens; and

•	effect mergers.

      In addition, if a Change of Control occurs, each holder of notes will have the right to require Nextel International to repurchase all or a part of the holder’s notes at a price equal to 101% of their principal amount, plus any accrued interest to the date of repurchase.

Limitation on Indebtedness

      Nextel International will not, and will not permit any Restricted Group Member to, Incur any Indebtedness, other than the notes and Indebtedness existing on August 1, 2000; provided that Nextel International and any Restricted Group Member may Incur Indebtedness, if, after giving effect to the Incurrence of the Indebtedness and the receipt and application of the proceeds of that issuance, the Consolidated Leverage Ratio would be less than 7 to 1.

      Notwithstanding the foregoing, Nextel International and any Restricted Group Member, except as specified below, may Incur each and all of the following:

(1)	Indebtedness outstanding at any time in an aggregate principal amount not to exceed $300.0 million, less any amount of the Indebtedness permanently repaid as provided under the “Limitation on Asset Sales” covenant;

(2)	Indebtedness (1) to Nextel International evidenced by an unsubordinated promissory note or (2) to any Restricted Group Member; provided that any event which results in that Restricted Group Member ceasing to be a Restricted Group Member or any subsequent transfer of that Indebtedness, other than to Nextel International or another Restricted Group Member, will be deemed, in each case, to constitute an Incurrence of the Indebtedness not permitted by this clause (2);

(3)	Indebtedness issued in exchange for, or the net proceeds of which are used to refinance or refund, then outstanding Indebtedness, other than Indebtedness Incurred under clause (1), (2), (4), (5) or (9) of this paragraph, or any refinancings of that Indebtedness in an amount not to exceed the amount so refinanced or refunded, plus premiums, accrued interest, fees and expenses; provided that Indebtedness the proceeds of which are used to refinance or refund the notes or Indebtedness that is equal with, or subordinated in right of payment to, the notes will only be permitted under this clause (3) if (a) in case the notes are refinanced in part or the Indebtedness to be refinanced is equal with the notes, the new Indebtedness, by its terms or by the terms of any agreement or instrument pursuant to which the new Indebtedness is outstanding, is expressly made equal with, or subordinate in right of payment to, the remaining notes, (b) in case the Indebtedness to be refinanced is subordinated in right of payment to the notes, the new Indebtedness, by its terms or by the terms of any agreement or instrument pursuant to which the new Indebtedness is issued or remains outstanding, is expressly made subordinate in right of payment to the notes at least to the extent that the Indebtedness to be refinanced is subordinated to the notes and (c) the new Indebtedness, determined as of the date of Incurrence of the new Indebtedness, does not mature before the Stated Maturity of the Indebtedness to be refinanced or refunded, and the Average Life of the new Indebtedness is at least equal to the remaining Average Life of the Indebtedness to be refinanced or refunded; provided further that in no event may Indebtedness of Nextel International be refinanced by means of any Indebtedness of a Restricted Group Member pursuant to this clause (3);

(4)	Indebtedness (a) in respect of performance, surety or appeal bonds provided in the ordinary course of business, (b) under Currency Agreements and Interest Rate Agreements; provided that the agreements (x) are designed solely to protect Nextel International or its Restricted Group Members against fluctuations in foreign currency exchange rates or interest rates and (y) do not increase the Indebtedness of the obligor outstanding at any time other than as a result of fluctuations in foreign currency exchange rates or interest rates or by reason of fees, indemnities and compensation payable under the Indebtedness, and (c) arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, or from Guarantees or letters of credit, surety bonds or performance bonds securing any obligations of Nextel International or any Restricted Group Member pursuant to those agreements, in any case Incurred in connection with the disposition of any business, assets or Restricted Group Member, other than Guarantees of Indebtedness Incurred by any person acquiring all or any portion of the business, assets or Restricted Group Member for the purpose of financing the acquisition, in a principal amount not to exceed the gross proceeds actually received by Nextel International or any Restricted Group Member in connection with the disposition;

(5)	Indebtedness of Nextel International, to the extent the net proceeds of the Indebtedness are promptly (a) used to purchase notes tendered in an Offer to Purchase made as a result of a Change in Control or (b) deposited to defease the notes as described under “— H. Defeasance”;

(6)	Guarantees of the notes and Guarantees of Indebtedness of Nextel International by any Restricted Group Member provided the Guarantee of the Indebtedness is permitted by and made in accordance with the “Limitation on Issuance of Guarantees by Restricted Group Members” covenant;

(7)	Indebtedness Incurred to finance the cost, including the cost of design, development, construction, improvement, installation or integration and all import duties, of telecommunications network assets, equipment or inventory acquired by Nextel International or a Restricted Group Member after August 1, 2000;

(8)	Indebtedness of Nextel International not to exceed, at any one time outstanding, two times, or Indebtedness of a Restricted Group Member not to exceed, at any time outstanding, one times (x) the Net Cash Proceeds received by Nextel International after March 12, 1998 from contributions of capital or the issuance and sale of its Capital Stock other than Redeemable Stock to a person that is not a Subsidiary of Nextel International or a Restricted Affiliate, to the extent the Net Cash Proceeds have not been used pursuant to clause (c)(y) of the first paragraph, or clause (9) of the second paragraph, of the “Limitation on Restricted Payments” covenant to make a Restricted Payment plus (y) 80% of the fair market value of property other than cash received by Nextel International after March 12, 1998 from contributions of capital or the issuance and sale of its Capital Stock other than Redeemable Stock to a person that is not a Subsidiary of Nextel International or a Restricted Affiliate; and

(9)	Indebtedness of any Restricted Group Member arising from obligations to its shareholders; provided that the aggregate amount does not exceed $75.0 million at any time outstanding and the obligations are owed to all shareholders on a pro rata basis.

      Notwithstanding the foregoing, the securities transferred to Nextel International as part of the Clearnet Transaction will be deemed received by Nextel International after March 12, 1998.

      Notwithstanding any other provision of this “Limitation on Indebtedness” covenant, the maximum amount of Indebtedness that Nextel International or a Restricted Group Member may Incur pursuant to this “Limitation on Indebtedness” covenant will not be deemed to be exceeded, with respect to any outstanding Indebtedness due solely to the result of fluctuations in the exchange rates of currencies.

      For purposes of determining any particular amount of Indebtedness under this “Limitation on Indebtedness” covenant, (1) Guarantees of, Liens securing or obligations with respect to, letters of credit supporting Indebtedness otherwise included in the determination of the particular amount will not be included and (2) any Liens granted pursuant to the equal and ratable provisions referred to in the “Limitation on Liens” covenant will not be treated as Indebtedness. For purposes of determining compliance with this “Limitation on Indebtedness” covenant, if an item of Indebtedness meets the criteria of more than one of the types of Indebtedness described above, Nextel International, in its sole discretion, will classify that item of Indebtedness and only be required to include the amount and type of the Indebtedness in one of the clauses and may reclassify the Indebtedness from time to time.

Limitation on Restricted Payments

      Nextel International will not, and will not permit any Restricted Group Member to, directly or indirectly:

(1)	declare or pay any dividend or make any distribution on or with respect to its Capital Stock held by persons other than Nextel International or any Restricted Group Member, other than (x) dividends or distributions payable solely in shares of its Capital Stock, other than Redeemable Stock, or in options, warrants or other rights to acquire shares of Capital Stock, other than Redeemable Stock, and (y) pro rata dividends or distributions on Capital Stock of Restricted Group Members held by persons other than Nextel International or other Restricted Group Members; provided that Nextel International or any other Restricted Group Members holding shares of Capital Stock of the dividend or distribution paying Restricted Group Member will receive the pro rata dividends or distributions as may be due to the other Restricted Group Members or Nextel International at or before the payment of the pro rata dividends or distributions to the other persons;

(2)	purchase, redeem, retire or otherwise acquire for value any shares of Capital Stock of (a) Nextel International or an Unrestricted Subsidiary, including options, warrants or other rights to acquire shares of the Capital Stock, held by any person or (b) a Restricted Group Member, including options, warrants or other rights to acquire shares of the Capital Stock, held by any Affiliate of Nextel International, other than a Restricted Group Member, or any holder or any Affiliate of the holder of 5% or more of the Capital Stock of Nextel International;

(3)	make any voluntary or optional principal payment, or voluntary or optional redemption, repurchase, defeasance, or other acquisition or retirement for value, of Indebtedness of Nextel International that is subordinated in right of payment to the notes, other than the purchase, repurchase or the acquisition of Indebtedness in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in any case due within one year of the date of acquisition; or

(4)	make any Investment, other than a Permitted Investment, in any person (the payments or any other actions described in clauses (1) through (4) being collectively “Restricted Payments”),

if, at the time of, and after giving effect to, the proposed Restricted Payment:

(a)	a Default or Event of Default will have occurred and be continuing,

(b)	except with respect to Investments, Nextel International could not Incur at least $1.00 of Indebtedness under the first paragraph of the “Limitation on Indebtedness” covenant or

(c)	the aggregate amount of all Restricted Payments, the amount, if other than in cash, to be determined in good faith by the board of directors, whose determination will be conclusive and evidenced by a Board Resolution, made after March 12, 1998 would exceed the sum of (x) 50% of the aggregate amount of the Adjusted Consolidated Net Income or, if the Adjusted Consolidated Net Income is a loss, minus 100% of the amount of the loss, determined by excluding income resulting from transfers of assets by Nextel International or a Restricted Group Member to an Unrestricted Subsidiary or Unrestricted Affiliate, accrued on a cumulative basis during the period, taken as one accounting period, beginning on the first day of the fiscal quarter immediately following March 12, 1998 and ending on the last day of the last fiscal quarter preceding the Transaction Date for which reports have been filed pursuant to the “Securities and Exchange Commission Reports and Reports to Holders” covenant plus (y) the aggregate Net Cash Proceeds received by Nextel International after March 12, 1998 from the issuance and sale permitted by the indenture of its Capital Stock, other than Redeemable Stock, to a person who is not a Subsidiary or Restricted Affiliate of Nextel International, except to the extent the Net Cash Proceeds are used to Incur Indebtedness outstanding pursuant to clause (8) of the “Limitation on Indebtedness” covenant, or from the issuance to a person who is not a Subsidiary or Restricted Affiliate of Nextel International of any options, warrants or other rights to acquire Capital Stock of Nextel International, in each case, exclusive of any Redeemable Stock or any options, warrants or other rights that are redeemable at the option of the holder, or are required to be redeemed, before the Stated Maturity of the notes, plus (z) an amount equal to the net reduction in Investments, other than reductions in Permitted Investments or reductions in Investments made pursuant to clause (9) of the following paragraph, in any person resulting from payments of interest on Indebtedness, dividends, repayments of loans or advances, or other transfers of assets, in each case to Nextel International or any Restricted Group Member or from the Net Cash Proceeds from the sale of any of these Investments, except, in each case, to the extent any the payment or proceeds are included in Adjusted Consolidated Net Income, or from redesignations of Unrestricted Subsidiaries as Restricted Subsidiaries of Nextel International or a Restricted Affiliate or from redesignations of Unrestricted Affiliates as Restricted Affiliates, valued in each case as provided in the definition of “Investments”, not to exceed, in each case, the amount of Investments previously made by Nextel International or any Restricted Group Member in the person, Unrestricted Subsidiary or Unrestricted Affiliate.

      The foregoing provisions will not be violated by reason of:

(1)	the payment of any dividend within 60 days after the date of declaration of the dividend if, at said date of declaration, the payment would comply with the foregoing paragraph;

(2)	the redemption, repurchase, defeasance or other acquisition or retirement for value of Indebtedness that is subordinated in right of payment to the notes including premium, if any, and accrued and unpaid interest, with the proceeds of, or in exchange for, Indebtedness Incurred under clause (3) of the “Limitation on Indebtedness” covenant;

(3)	the repurchase, redemption or other acquisition of Capital Stock of Nextel International, or options, warrants or other rights to acquire the Capital Stock, in exchange for, or out of the proceeds of a substantially concurrent offering of, shares of the Capital Stock, other than Redeemable Stock, of Nextel International;

(4)	the making of any principal payment or the repurchase, redemption, retirement, defeasance or other acquisition for value of Indebtedness of Nextel International which is subordinated in right of payment to the notes in exchange for, or out of the proceeds of, a substantially concurrent offering of, shares of the Capital Stock of Nextel International, other than Redeemable Stock;

(5)	the declaration or payment of dividends on Capital Stock, other than Redeemable Stock, of Nextel International in an aggregate annual amount not to exceed 6% of the Net Cash Proceeds received by Nextel International after August 1, 2000 from the sale of the Capital Stock;

(6)	payments or distributions, to dissenting stockholders pursuant to applicable law, pursuant to or in connection with a consolidation, merger or transfer of assets that complies with the provisions of the indenture applicable to mergers, consolidations and transfers of all or substantially all of the property and assets of Nextel International;

(7)	Investments acquired as a capital contribution to Nextel International or in exchange for Capital Stock, other than Redeemable Stock, of Nextel International or Capital Stock of Nextel Communications, Inc. or any of its subsidiaries, other than Nextel International and its Subsidiaries;

(8)	the repurchase, redemption or other acquisition for value of Capital Stock of Nextel International to the extent necessary to prevent the loss or secure the renewal or reinstatement of any license or franchise held by Nextel International or any of its Subsidiaries from any governmental agency;

(9)	Investments in an aggregate amount not to exceed the greatest of (a) $100.0 million, (b) 2% of the Total Market Value of Equity of Nextel International as of the time or (c) the Net Cash Proceeds received by Nextel International after August 1, 2000 from the issuance and sale of its Capital Stock, other than Redeemable Stock, to a person who is not a Subsidiary or Restricted Affiliate of Nextel International, except to the extent the Net Cash Proceeds are used to Incur Indebtedness outstanding pursuant to clause (8) of the “Limitation on Indebtedness” covenant or to make a Restricted Payment under clause (c)(y) of the first paragraph of this “Limitation on Restricted Payments” covenant, plus reductions in the Investments, except to the extent the reduction is included in Adjusted Consolidated Net Income, not to exceed the amount of the Investments previously made;

(10)	Investments in a person which has ceased to be a Restricted Affiliate or ceases to observe any of the provisions of the covenants applicable to it as a result of an Involuntary Event; provided (x) the Investment is made with the proceeds of a substantially concurrent capital contribution to, or sale of Capital Stock other than Redeemable Stock of, Nextel International and (y) after the Investment the Involuntary Event will no longer continue and the person will be a Restricted Affiliate; or

(11)	repurchases of warrants pursuant to a repurchase offer under the Warrant Agreement, dated as of March 6, 1997, between Nextel International and The Bank of New York;

provided that, except in the case of clauses (1) and (3), no Default or Event of Default will have occurred and be continuing or occurs as a consequence of the actions or payments set forth in these clauses, other than, with respect to clause (10), a Default or Event of Default that will cease to exist substantially contemporaneously with the Investment.

      Each Restricted Payment permitted pursuant to the preceding paragraph, other than the Restricted Payment referred to in clause (2) of the preceding paragraph and an exchange of Capital Stock for Capital Stock or Indebtedness referred to in clause (3) or (4) of the preceding paragraph or Investments acquired as a capital contribution or in exchange for Capital Stock referred to in clause (7) of the preceding paragraph, and the Net Cash Proceeds from any issuance of Capital Stock referred to in clauses (3), (4) and (9), will be included in calculating whether the conditions of clause (c) of the first paragraph of this “Limitation on Restricted Payments” covenant have been met with respect to any subsequent Restricted Payments.

Limitation on Dividend and Other Payment Restrictions Affecting Restricted Group Members

      Nextel International will not, and will not permit any Restricted Group Member to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Restricted Group Member to:

(a)	pay dividends or make any other distributions permitted by applicable law on any Capital Stock of the Restricted Group Member owned by Nextel International or any other Restricted Group Member;

(b)	pay any Indebtedness owed to Nextel International or any other Restricted Group Member;

(c)	make loans or advances to Nextel International or any other Restricted Group Member; or

(d)	transfer any of its property or assets to Nextel International or any other Restricted Group Member.

      The foregoing provisions will not restrict any encumbrances or restrictions:

(1)	existing on August 1, 2000, in the indenture or in any other agreements in effect on August 1, 2000, and any extensions, refinancings, renewals or replacements of those agreements; provided that the encumbrances and restrictions in those extensions, refinancings, renewals or replacements are no less favorable in any material respect to the holders than those encumbrances or restrictions that are then in effect and that are being extended, refinanced, renewed or replaced;

(2)	existing under or by reason of applicable law;

(3)	existing with respect to any person or the property or assets of the person acquired by Nextel International or any Restricted Group Member, existing at the time of the acquisition and not incurred in contemplation of the acquisition, which encumbrances or restrictions are not applicable to any person or the property or assets of any person other than the person or the property or assets of the person so acquired;

(4)	in the case of clause (d) of the first paragraph of this “Limitation on Dividend and Other Payment Restrictions Affecting Restricted Group Members” covenant:

(x)	that restrict in a customary manner the subletting, assignment or transfer of any property or asset that is a lease, license, conveyance or contract or similar property or asset;

(y)	existing by virtue of any transfer of, agreement to transfer, option or right with respect to, or Lien on, any property or assets of Nextel International or any Restricted Group Member not otherwise prohibited by the indenture; or

(z)	arising or agreed to in the ordinary course of business, not relating to any Indebtedness, and that do not, individually or in the aggregate, detract from the value of property or assets of Nextel International or any Restricted Group Member in any manner material to Nextel International or any Restricted Group Member;

(5)	with respect to a Restricted Group Member and imposed pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock of, or property and assets of, the Restricted Group Member;

(6)	contained in the terms of any Indebtedness or any agreement pursuant to which the Indebtedness was issued if the encumbrance or restriction applies only in the event of a default with respect to a financial covenant contained in the Indebtedness or agreement, is not materially more disadvantageous to the holders of the notes than is customary in comparable financings, as determined by Nextel International, and Nextel International determines that the encumbrance or restriction will not materially affect Nextel International’s ability to make principal or interest payments on the notes;

(7)	contained in any stockholders or similar agreement, so long as the encumbrance or restriction is not materially more disadvantageous to holders of the notes than the encumbrances and restrictions contained in comparable agreements entered into in the past by Nextel International or a Restricted Group Member; or

(8)	contained in any agreement entered into after August 1, 2000, so long as the encumbrance or restriction is not materially more disadvantageous to the holders of the notes than the encumbrances and restrictions set forth in any Credit Facility existing on August 1, 2000.

      Nothing contained in this “Limitation on Dividend and Other Payment Restrictions Affecting Restricted Group Members” covenant will prevent Nextel International or any Restricted Group Member from:

(1)	creating, incurring, assuming or suffering to exist any Liens otherwise permitted in the “Limitation on Liens” covenant; or

(2)	restricting the sale or other disposition of property or assets of Nextel International or any Restricted Group Member that secure Indebtedness of Nextel International or any Restricted Group Member.

Limitation on the Issuance and Sale of Capital Stock of Restricted Group Members

      Nextel International will not sell, and will not permit any Restricted Group Member, directly or indirectly, to issue or sell, any shares of Capital Stock of a Restricted Group Member, including options, warrants or other rights to purchase shares of that Capital Stock, except:

(1)	to Nextel International or a Wholly Owned Restricted Subsidiary of Nextel International;

(2)	issuances of director’s qualifying shares or sales to foreign nationals of shares of Capital Stock of a foreign Restricted Group Member, to the extent required by applicable law;

(3)	if, immediately after giving effect to the issuance or sale, the Restricted Group Member would no longer constitute a Restricted Group Member, provided any Investment in the person remaining after giving effect to the issuance or sale would have been permitted to be made under the “Limitation on Restricted Payments” covenant, if made on the date of the issuance or sale; and

(4)	issuances or sales of Common Stock, including options, warrants or other rights to purchase Common Stock, of a Restricted Group Member, provided the Net Cash Proceeds, if any, of the sale are applied in accordance with the “Limitation on Asset Sales” covenant or the sales are excluded from the definition of “Asset Sale.”

Limitation on Issuances of Guarantees by Restricted Group Members

      Nextel International will not permit any Restricted Group Member, directly or indirectly, to Guarantee any Indebtedness of Nextel International which is equal with or subordinate in right of payment to the notes (“Guaranteed Indebtedness”), unless:

(1)	the Restricted Group Member simultaneously executes and delivers a supplemental indenture to the indenture providing for a Guarantee (a “Subsidiary Guarantee”) of payment of the notes by the Restricted Group Member; and

(2)	the Restricted Group Member waives and will not in any manner whatsoever claim or take the benefit or advantage of, any rights of reimbursement, indemnity or subrogation or any other rights against Nextel International or any other Restricted Group Member as a result of any payment by the Restricted Group Member under its Subsidiary Guarantee;

provided that this paragraph will not be applicable to (x) any Guarantee of any Restricted Group Member that existed at the time that person became a Restricted Group Member and was not Incurred in connection with, or in contemplation of, that person becoming a Restricted Group Member or (y) any Guarantee of any Restricted Group Member of Indebtedness Incurred (I) under a revolving credit, vendor financing, working capital facility or Credit Facility pursuant to clause (1) of the “Limitation on Indebtedness” covenant, or (II) pursuant to clause (7) of the “Limitation on Indebtedness” covenant. If the Guaranteed Indebtedness is (A) of the same rank as the notes, then the Guarantee of that Guaranteed Indebtedness will be of the same rank as, or subordinated to, the Subsidiary Guarantee or (B) subordinated to the notes, then the Guarantee of the Guaranteed Indebtedness will be subordinated to the Subsidiary Guarantee at least to the extent that the Guaranteed Indebtedness is subordinated to the notes.

      Notwithstanding the foregoing, any Subsidiary Guarantee by a Restricted Group Member may provide by its terms that it will be automatically and unconditionally released and discharged upon (1) any sale, exchange or transfer, to any person not an Affiliate of Nextel International, of all of Nextel International’s and each Restricted Group Member’s Capital Stock in, or all or substantially all the assets of, the Restricted Group Member, which sale, exchange or transfer is not prohibited by the indenture or (2) the release or discharge of the Guarantee which resulted in the creation of the Subsidiary Guarantee, except a discharge or release by or as a result of payment under the Guarantee.

Limitation on Transactions with Shareholders and Affiliates

      Nextel International will not, and will not permit any Restricted Group Member to, directly or indirectly, enter into, renew or extend any transaction, including, without limitation, the purchase, sale, lease or exchange of property or assets, or the rendering of any service, with any holder or any person known by Nextel International to be an Affiliate of the holder of 5% or more of any class of Capital Stock of Nextel International or with any Affiliate of Nextel International or any Restricted Group Member, except upon fair and reasonable terms no less favorable to Nextel International or the Restricted Group Member than could be obtained, at the time of the transaction or, if the transaction is pursuant to a written agreement, at the time of the execution of the agreement providing for the transaction, in a comparable arm’s-length transaction with a person that is not such a holder or an Affiliate.

      The foregoing limitation does not limit, and will not apply to:

(1)	transactions (a) approved by a majority of the disinterested members of the board of directors of Nextel International or (b) for which Nextel International or a Restricted Group Member delivers to the Trustee a written opinion of a nationally recognized investment banking firm stating that the transaction is fair to Nextel International or the Restricted Group Member from a financial point of view;

(2)	any transaction solely between Nextel International and any of its Wholly Owned Restricted Subsidiaries or solely between Wholly Owned Restricted Subsidiaries of Nextel International;

(3)	the payment of reasonable and customary regular fees to directors of Nextel International who are not employees of Nextel International;

(4)	any payments or other transactions pursuant to any tax-sharing agreement between Nextel International and any other person with which Nextel International files a consolidated tax return or with which Nextel International is part of a consolidated group for tax purposes;

(5)	any Restricted Payments not prohibited by the “Limitation on Restricted Payments” covenant;

(6)	any payments or other transactions pursuant to the Overhead Services Agreement as in effect on August 1, 2000;

(7)	any transaction between Nextel International or any Restricted Group Member and Nextel Communications, Inc; provided that the transaction is on an arm’s-length basis and in the ordinary course of business; or

(8)	any transaction or series of related transactions involving consideration or payments of less than $10.0 million.

      Notwithstanding the foregoing, any transaction covered by the first paragraph of this “Limitation on Transactions with Shareholders and Affiliates” covenant and not covered by clauses (2) through (8) of this paragraph, the aggregate amount of which exceeds $10.0 million in value, must be approved or determined to be fair in the manner provided for in clause (1)(a) or (b) above.

Limitation on Liens

      Nextel International will not, and will not permit any Restricted Group Member to, create, incur, assume or suffer to exist any Lien on any of its assets or properties of any character, or any shares of Capital Stock or Indebtedness of any Restricted Group Member, without making effective provision for all of the notes and all other amounts due under the indenture to be directly secured equally and ratably with, or before if the obligation or liability to be secured by the Lien is subordinated in right of payment to the notes, the obligation or liability secured by the Lien.

      The foregoing limitation does not apply to:

(1)	Liens existing on August 1, 2000;

(2)	Liens granted after August 1, 2000 on any assets or Capital Stock of Nextel International or its Restricted Group Members created in favor or for the benefit of the holders;

(3)	Liens with respect to the assets of a Restricted Group Member granted by the Restricted Group Member to Nextel International or another Restricted Group Member to secure Indebtedness owing to Nextel International or the other Restricted Group Member;

(4)	Liens securing Indebtedness which is Incurred to refinance secured Indebtedness which is permitted to be Incurred under clause (3) of the “Limitation on Indebtedness” covenant; provided that the Liens do not extend to or cover any property or assets of Nextel International or any Restricted Group Member other than the property or assets securing the Indebtedness being refinanced;

(5)	Liens securing Indebtedness Incurred under clause (1) or clause (7) of the “Limitation on Indebtedness” covenant; or

(6)	Permitted Liens.

Limitation on Sale-Leaseback Transactions

      Nextel International will not, and will not permit any Restricted Group Member to, enter into any sale-leaseback transaction involving any of its assets or properties whether owned at or after August 1, 2000, by which Nextel International or a Restricted Group Member sells or transfers the assets or properties and then or after the transaction leases the assets or properties or any part of the assets or properties or any other assets or properties which Nextel International or the Restricted Group Member, as the case may be, intends to use for substantially the same purpose or purposes as the assets or properties sold or transferred.

      The foregoing restriction does not apply to any sale-leaseback transaction if:

(1)	the lease is for a period, including renewal rights, of not in excess of three years;

(2)	the lease secures or relates to industrial revenue or pollution control bonds;

(3)	the transaction is solely between Nextel International and any Wholly Owned Restricted Subsidiary of Nextel International or solely between Wholly Owned Restricted Subsidiaries of Nextel International; or

(4)	Nextel International or the Restricted Group Member, within twelve months after the sale or transfer of any assets or properties is completed, applies an amount not less than the net proceeds received from the sale in accordance with the “Limitation on Asset Sales” covenant described below.

Limitation on Asset Sales

      Nextel International will not, and will not permit any Restricted Group Member to, consummate any Asset Sale, unless:

(1)	the consideration received by Nextel International or the Restricted Group Member is at least equal to the fair market value of the assets sold or disposed of; and

(2)	at least 75% of the consideration received consists of (x) cash or Temporary Cash Investments, or (y) the assumption of Indebtedness of Nextel International or any Restricted Group Member relating to the assets; provided that Nextel International or the Restricted Group Member is irrevocably released and discharged from the Indebtedness, or any combination of the types of consideration described in (x) and (y).

      In the event and to the extent that the Net Cash Proceeds received by Nextel International or any Restricted Group Member from one or more Asset Sales occurring on or after August 1, 2000 in any period of 12 consecutive months exceed $25.0 million, then Nextel International will or will cause the relevant Restricted Group Member to:

(a)	within twelve months after the date Net Cash Proceeds so received exceed $25.0 million (x) apply an amount equal to the excess Net Cash Proceeds to permanently repay unsubordinated Indebtedness of Nextel International or any other Restricted Group Member, in each case owing to a person other than Nextel International or any Restricted Group Member; provided that if Indebtedness of a Restricted Group Member is repaid, only Nextel International’s pro rata portion, determined as provided in the definition of “Indebtedness,” of the repaid Indebtedness will be deemed to have been repaid in accordance with this clause (x), or (y) invest an equal amount, or the amount not so applied pursuant to clause (x) or enter into a definitive agreement committing to so invest within twelve months after the date of the agreement, in property or assets other than current assets of a nature or type or that are used in a business or in a company having property and assets of a nature or type, or engaged in a business similar or related to the nature or type of the property and assets of, or the business of, Nextel International and its Restricted Group Members existing on the date of the investment; and

(b)	apply, no later than the end of the twelve-month period referred to in clause (a), the excess Net Cash Proceeds, to the extent not applied pursuant to clause (a), as provided in the last paragraph of this “Limitation on Asset Sales” covenant. The amount of the excess Net Cash Proceeds required to be applied or to be committed to be applied during the twelve-month period as set forth in clause (a) of the preceding sentence and not applied as so required by the end of the period will constitute “Excess Proceeds.”

      Notwithstanding the foregoing, to the extent that any or all of the Net Cash Proceeds of any Asset Sale of assets based outside the United States are prohibited or delayed by applicable local law from being repatriated to the United States and those Net Cash Proceeds are not actually applied in accordance with the foregoing paragraphs, Nextel International will not be required to apply the portion of the Net Cash Proceeds so affected but may permit the applicable Restricted Group Members to retain that portion of the Net Cash Proceeds so long, but only so long, as the applicable local law will not permit repatriation to the United States, Nextel International agreeing to cause the applicable Restricted Group Member to promptly take all actions required by the applicable local law to permit the repatriation, and once the repatriation of any of the affected Net Cash Proceeds is permitted under the applicable local law, the repatriation will be immediately effected and the repatriated Net Cash Proceeds will be applied in the manner set forth in this covenant as if the Asset Sale had occurred on that date; provided that to the extent that Nextel International has determined in good faith that repatriation of any or all of the Net Cash Proceeds of the Asset Sale would have a material adverse tax cost consequence, the Net Cash Proceeds so affected may be retained by the applicable Restricted Group Member for so long as the material adverse tax cost event would continue.

      If, as of the first day of any calendar month, the aggregate amount of Excess Proceeds not theretofore subject to an Offer to Purchase pursuant to this “Limitation on Asset Sales” covenant totals at least $25.0 million, Nextel International must commence, not later than the fifteenth Business Day of the month, and consummate an Offer to Purchase from the holders on a pro rata basis an aggregate principal amount of notes equal to the Excess Proceeds on the date, at a purchase price equal to 101% of the principal amount of the notes, plus, in each case, accrued interest to the Payment Date.

Repurchase of Notes upon a Change of Control

      Nextel International must commence, within 30 days of the occurrence of a Change of Control, and consummate an Offer to Purchase for all notes then outstanding, at a purchase price equal to 101% of the principal amount of the notes, plus accrued interest to the Payment Date.

      There can be no assurance that Nextel International will have sufficient funds available at the time of any Change of Control to make any debt payment, including repurchases of notes, required by the foregoing covenant as well as may be contained in other securities of Nextel International which might be outstanding at the time. The above covenant requiring Nextel International to repurchase the notes will, unless consents are obtained, require Nextel International to repay all indebtedness then outstanding which by its terms would prohibit the note repurchase, either before or concurrently with the note repurchase.

Securities and Exchange Commission Reports and Reports to Holders

      Whether or not Nextel International is required to file reports with the Securities and Exchange Commission, for so long as any notes are outstanding, Nextel International will file with the Securities and Exchange Commission all the reports and other information as it would be required to file with the Securities and Exchange Commission by Sections 13(a) or 15(d) under the Securities Exchange Act of 1934 if it were subject to that act. Nextel International will supply the Trustee and each holder or will supply to the Trustee for forwarding to each holder, without cost to the holder, copies of these reports and other information.

  F.  Events of Default

      The following events are defined as “Events of Default” in the indenture:

(a)	default in the payment of principal of or premium, if any, on any note when it becomes due and payable, upon acceleration, redemption or otherwise;

(b)	default in the payment of interest on any note when it becomes due and payable, and the default continues for a period of 30 days;

(c)	default in the performance or breach of the provisions of the indenture applicable to mergers, consolidations and transfers of all or substantially all of the assets of Nextel International or the failure to make or consummate an Offer to Purchase in accordance with the “Limitation on Asset Sales” or “Repurchase of Notes upon a Change of Control” covenant; provided that a default or breach of the “Limitation on Asset Sales” covenant arising from an Involuntary Event will not constitute an Event of Default unless the Involuntary Event continues for 90 days;

(d)	Nextel International defaults in the performance of or breaches any other covenant or agreement of Nextel International in the indenture or under the notes, other than a default specified in clause (a), (b) or (c) above, and the default or breach continues for a period of 60 consecutive days after written notice by the Trustee or the holders of 25% or more in aggregate principal amount of the notes, provided that a default or breach of a covenant or agreement arising from a Restricted Affiliate ceasing to observe any covenant applicable to it resulting from an Involuntary Event will not constitute an Event of Default unless the Involuntary Event continues for 90 days;

(e)	there occurs with respect to any issue or issues of Indebtedness of Nextel International or any Significant Group Member having an outstanding principal amount of $10.0 million or more in the aggregate for all issues of all these persons, whether the Indebtedness now exists or will be created in the future, (x) an event of default that has caused the holder of the Indebtedness to declare the Indebtedness to be due and payable before its Stated Maturity and the Indebtedness has not been discharged in full or the acceleration has not been rescinded or annulled within 30 days of the acceleration and/or (y) the failure to make a principal payment at the final, but not any interim, fixed maturity and the defaulted payment will not have been made, waived or extended within 30 days of the payment default; provided that an acceleration or payment default arising from an Involuntary Event will not constitute an Event of Default unless the Involuntary Event continues for 90 days;

(f)	any final judgment or order not covered by insurance for the payment of money in excess of $10.0 million in the aggregate for all the final judgments or orders against all the persons, treating any deductibles, self-insurance or retention as not so covered, is rendered against Nextel International or any Significant Group Member and is not paid or discharged, and there is any period of 30 consecutive days following entry of the final judgment or order that causes the aggregate amount for all the final judgments or orders outstanding and not paid or discharged against all the persons to exceed $10.0 million during which a stay of enforcement of the final judgment or order, by reason of a pending appeal or otherwise, is not in effect; provided that a final judgment or order arising from an Involuntary Event will not constitute an Event of Default unless it continues for 90 days;

(g)	a court having jurisdiction in the premises enters a decree or order for:

(x)	relief in respect of Nextel International or any Significant Group Member in an involuntary case under any applicable bankruptcy, insolvency or other similar law in effect now or in the future;

(y)	appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of Nextel International or any Significant Group Member or for all or substantially all of the property and assets of Nextel International or any Significant Group Member; or

(z)	the winding up or liquidation of the affairs of Nextel International or any Significant Group Member and, in each case, the decree or order will remain unstayed and in effect for a period of 60 consecutive days; or

(h)	Nextel International or any Significant Group Member

(x)	commences a voluntary case under any applicable bankruptcy, insolvency or other similar law in effect now or in the future, or consents to the entry of an order for relief in an involuntary case under these laws;

(y)	consents to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of Nextel International or any Significant Group Member or for all or substantially all of the property and assets of Nextel International or any Significant Group Member; or

(z)	effects any general assignment for the benefit of creditors.

      If an Event of Default, other than an Event of Default specified in clause (g) or (h) above that occurs with respect to Nextel International, occurs and is continuing under the indenture, the Trustee or the holders of at least 25% in aggregate principal amount of the notes then outstanding, by written notice to Nextel International, and to the Trustee if the notice is given by the holders, may, and the Trustee at the request of the holders will, declare the principal of, premium, if any, and accrued interest on the notes to be immediately due and payable. Upon a declaration of acceleration, the principal of, premium, if any, and accrued interest will be immediately due and payable. In the event of a declaration of acceleration because an Event of Default set forth in clause (e) above has occurred and is continuing, the declaration of acceleration will be automatically rescinded and annulled if the event of default triggering the Event of Default pursuant to clause (e) will be remedied or cured by Nextel International or the relevant Significant Group Member or waived by the holders of the relevant Indebtedness within 60 days after the declaration of acceleration with respect to the Event of Default. If an Event of Default specified in clause (g) or (h) above occurs with respect to Nextel International, the principal of, premium, if any, and accrued interest on the notes then outstanding will automatically become and be immediately due and payable without any declaration or other act on the part of the Trustee or any holder. The holders, by the Required Consent, by written notice to Nextel International and to the Trustee, may waive all past defaults and rescind and annul a declaration of acceleration and its consequences if (1) all existing Events of Default, other than the nonpayment of the principal of, premium, if any, and interest on the notes that have become due solely by the declaration of acceleration, have been cured or waived and (2) the rescission would not conflict with any judgment or decree of a court of competent jurisdiction.

      The holders, by the Required Consent, may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee. However, the Trustee may refuse to follow any direction that conflicts with law or the indenture, that may involve the Trustee in personal liability, or that the Trustee determines in good faith may be unduly prejudicial to the rights of holders of notes not joining in the giving of the direction and may take any other action it deems proper that is not inconsistent with any direction received from holders of notes. A holder may not pursue any remedy with respect to the indenture or the notes unless:

(1)	the holder gives the Trustee written notice of a continuing Event of Default;

(2)	the holders of at least 25% in aggregate principal amount of outstanding notes make a written request to the Trustee to pursue the remedy;

(3)	the holder or holders offer the Trustee indemnity satisfactory to the Trustee against any costs, liability or expense;

(4)	the Trustee does not comply with the request within 60 days after receipt of the request and the offer of indemnity; and

(5)	during the 60-day period, the holders of a majority in aggregate principal amount of the outstanding notes do not give the Trustee a direction that is inconsistent with the request.

      However, these limitations do not apply to the right of any holder of a note to receive payment of the principal of, premium, if any, or interest on, the note or to bring suit for the enforcement of any this payment, on or after the due date expressed in the notes, which right will not be impaired or affected without the consent of the holder.

      The indenture requires specified officers of Nextel International to certify, on or before a date not more than 90 days after the end of each fiscal year, that a review has been conducted of the activities of Nextel International and its Restricted Group Members and Nextel International’s and its Restricted Group Members’ performance under the indenture and that Nextel International has fulfilled all obligations under the indenture, or, if there has been a default in the fulfillment of any of these obligations, specifying each default and the nature and status of the defaults. Nextel International will also be obligated to notify the Trustee of any default or defaults in the performance of any covenants or agreements under the indenture.

  G.  Consolidation, Merger and Sale of Assets

      Nextel International will not consolidate with, merge with or into, or sell, convey, transfer, lease or otherwise dispose of all or substantially all of its property and assets as an entirety or substantially an entirety in one transaction or a series of related transactions to, any person or permit any person to merge with or into Nextel International unless:

(1)	Nextel International will be the continuing person, or the person, if other than Nextel International formed by the consolidation or into which Nextel International is merged or that acquired or leased the property and assets of Nextel International will expressly assume, by a supplemental indenture, executed and delivered to the Trustee, all of the obligations of Nextel International on all of the notes and under the indenture;

(2)	immediately after giving effect to the transaction, no Default or Event of Default will have occurred and be continuing;

(3)	immediately after giving effect to the transaction on a pro forma basis, Nextel International or any person becoming the successor obligor of the notes will have a Consolidated Net Worth equal to or greater than the Consolidated Net Worth of Nextel International immediately before the transaction;

(4)	immediately after giving effect to the transaction on a pro forma basis Nextel International, or any person becoming the successor obligor of the notes, as the case may be, will have a Consolidated Leverage Ratio not greater than 110% of the Consolidated Leverage Ratio of Nextel International immediately before the transaction; and

(5)	Nextel International delivers to the Trustee an Officers’ Certificate, attaching the arithmetic computations to demonstrate compliance with clauses (3) and (4), and Opinion of Counsel, in each case stating that the consolidation, merger or transfer and the supplemental indenture complies with this provision, that all conditions precedent provided for in the indenture relating to the transaction have been complied with and, in the event that the continuing person is organized under the laws of any jurisdiction other than the United States of America or any jurisdiction of the United States of America, that the indenture and the notes constitute legal, valid and binding obligations of the continuing person, enforceable in accordance with their terms;

provided however, that clauses (3) and (4) above do not apply if, in the good faith determination of the board of directors of Nextel International, whose determination will be evidenced by a Board Resolution, the principal purpose of the transaction is to change the state of incorporation of Nextel International; and provided further that any the transaction will not have as one of its purposes the evasion of the foregoing limitations.

  H.  Defeasance

Defeasance and Discharge

      The indenture provides that Nextel International will be deemed to have paid and will be discharged from any and all obligations in respect of the notes on the 123rd day after the deposit referred to below, and the provisions of the indenture will no longer be in effect with respect to the notes, except for, among other matters, specified obligations to register the transfer or exchange of the notes, to replace stolen, lost or mutilated notes, to maintain paying agencies and to hold monies for payment in trust, if, among other things:

(a)	Nextel International has deposited with the Trustee, in trust, money and/or U.S. Government Obligations that through the payment of interest and principal in respect of the notes in accordance with their terms will provide money in an amount sufficient to pay the principal of, premium, if any, and accrued interest on the notes on the Stated Maturity of the payments in accordance with the terms of the indenture and the notes;

(b)	Nextel International has delivered to the Trustee:

(x)	either (1) an Opinion of Counsel to the effect that holders will not recognize income, gain or loss for federal income tax purposes as a result of Nextel International’s exercise of its option under this “Defeasance” provision and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if the deposit, defeasance and discharge had not occurred, which Opinion of Counsel must be based upon and accompanied by a copy of a ruling of the Internal Revenue Service to the same effect unless there has been a change in applicable federal income tax law after August 1, 2000 such that a ruling is no longer required or (2) a ruling directed to the Trustee received from the Internal Revenue Service to the same effect as the aforementioned Opinion of Counsel; and

(y)	an Opinion of Counsel to the effect that the creation of the defeasance trust does not violate the Investment Company Act of 1940 and after the passage of 123 days following the deposit, the trust fund will not be subject to the effect of Section 547 of the United States Bankruptcy Code or Section 15 of the New York Debtor and Creditor Law;

(c)	immediately after giving effect to the deposit on a pro forma basis, no Event of Default, or event that after the giving of notice or lapse of time or both would become an Event of Default, will have occurred and be continuing on the date of the deposit or during the period ending on the 123rd day after the date of the deposit, and the deposit will not result in a breach or violation of, or constitute a default under, any other agreement or instrument to which Nextel International or any of its Subsidiaries is a party or by which Nextel International or any of its Subsidiaries is bound; and

(d)	if at the time the notes are listed on a national securities exchange, Nextel International has delivered to the Trustee an Opinion of Counsel to the effect that the notes will not be delisted as a result of the deposit, defeasance and discharge.

Defeasance of Specified Covenants and Specified Events of Default

      The indenture further provides that the provisions of the indenture will no longer be in effect with respect to clauses (3) and (4) under “Consolidation, Merger and Sale of Assets” and all the covenants described in this prospectus under “Covenants,” clauses (c) and (d) under “Events of Default” with respect to clauses (3) and (4) under “Consolidation, Merger and Sale of Assets” and those covenants and clauses (e) and (f) under “Events of Default” will be deemed not to be Events of Default, upon, among other things, the deposit with the Trustee, in trust, of money and/or U.S. Government Obligations that through the payment of interest and principal in respect of the U.S. Government Obligations in accordance with their terms will provide money in an amount sufficient to pay the principal of, premium, if any, and accrued interest on the notes on the Stated Maturity of the payments in accordance with the terms of the indenture and the notes, the satisfaction of the provisions described in clauses (b)(y), (c) and (d) of the preceding paragraph and the delivery by Nextel International to the Trustee of an Opinion of Counsel to the effect that, among other things, the holders will not recognize income, gain or loss for federal income tax purposes as a result of the deposit and defeasance of specified covenants and Events of Default and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if the deposit and defeasance had not occurred.

Defeasance and Specified Other Events of Default

      If Nextel International exercises its option to omit compliance with specified covenants and provisions of the indenture with respect to the notes as described in the immediately preceding paragraph and the notes are declared due and payable because of the occurrence of an Event of Default that remains applicable, the amount of money and/or U.S. Government Obligations on deposit with the Trustee would be sufficient to pay amounts due on the notes at the time of their Stated Maturity but may not be sufficient to pay amounts due on the notes at the time of the acceleration resulting from the Event of Default. In this case, Nextel International will remain liable for the payments.

  I.  Modification and Waiver

      Modifications and amendments of the indenture may be made by Nextel International and the Trustee with the Required Consent; provided however, that none of these modifications or amendments may, without the consent of each holder affected by the modification or amendment:

(1)	change the Stated Maturity of the principal of, or any installment of interest on, any note;

(2)	reduce the principal amount of, or premium, if any, or interest on, any note;

(3)	change the place or currency of payment of principal of, or premium, if any, or interest on, any note;

(4)	impair the right to institute suit for the enforcement of any payment on or after the Stated Maturity or, in the case of a redemption, on or after the Redemption Date, of any note;

(5)	reduce the above-stated percentage of outstanding notes the consent of whose holders is necessary to modify or amend the indenture;

(6)	waive a default in the payment of principal of, premium, if any, or interest on the notes; or

(7)	reduce the percentage or aggregate principal amount of outstanding notes, the consent of whose holders is necessary for waiver of compliance with specified provisions of the indenture or for waiver of specified defaults.

J.	No Personal Liability of Incorporators, Stockholders, Officers, Directors, or Employees

      The indenture provides that no recourse for the payment of the principal of, premium, if any, or interest on any of the notes or for any claim based on these payments or otherwise in respect of the notes, and no recourse under or upon any obligation, covenant or agreement of Nextel International in the indenture, or in any of the notes or because of the creation of any Indebtedness represented by the notes, will be had against any incorporator, stockholder, officer, director, employee or controlling person of Nextel International or of any successor person. Each holder, by accepting the notes, waives and releases all of these liabilities.

  K.  Concerning the Trustee

      The indenture provides that, except during the continuance of a Default, the Trustee will not be liable, except for the performance of the duties as are specifically set forth in the indenture. If an Event of Default has occurred and is continuing, the Trustee will use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of the person’s own affairs.

      The indenture and provisions of the Trust Indenture Act of 1939, as amended, incorporated by reference in the indenture, contain limitations on the rights of the Trustee, should it become a creditor of Nextel International, to obtain payment of claims in specified cases or to realize on specified property received by it in respect of any the claims, as security or otherwise. The Trustee is permitted to engage in other transactions; provided however, that if it acquires any conflicting interest, it must eliminate the conflict or resign.

  L.  Book-Entry; Delivery and Form

      The exchange notes will initially be issued in the form of global certificates. The global exchange note will be deposited on the date of consummation of the exchange offer with or on behalf of The Depository Trust Company, referred to as DTC, and registered in the name of DTC or persons who have accounts with DTC, referred to as participants.

      Ownership of beneficial interests in a global note will be limited to participants or persons who hold interests through participants. Ownership of beneficial interests in a global note will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee with respect to interests of participants and the records of participants with respect to interests of persons other than participants. So long as DTC, or its nominee, is the registered owner or holder of a global note, DTC or its nominee, as the case may be, will be considered the sole owner or holder of the notes represented by the global note for all purposes under the indenture and the notes. No beneficial owner of an interest in a global note will be able to transfer that interest except in accordance with applicable procedures of DTC, in addition to those provided for under the indenture.

      Payments of the principal of, and interest on, the global notes will be made to DTC or its nominee, as the case may be, as the registered owner of those notes. None of Nextel International, the Trustee or any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the global notes or for maintaining, supervising or reviewing any records relating to the beneficial ownership interests.

      Nextel International expects that DTC or its nominee, upon receipt of any payment of principal or interest in respect of a global note, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global note as shown on the records of DTC or its nominee. Nextel International also expects that payments by participants to owners of beneficial interests in the global note held through the participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in the names of nominees for the customers. The payments will be the responsibility of the participants.

      Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds. If a holder requires physical delivery of a certificated note for any reason, the holder must transfer its interest in the global note in accordance with DTC’s applicable procedures.

      Nextel International expects that DTC will take any action permitted to be taken by a holder of notes, including the presentation of notes for exchange as described below, only at the direction of one or more participants to whose account the DTC interests in the global notes is credited and only in respect of the portion of the aggregate principal amount of notes as to which the participant or participants has or have given the direction. However, if there is an Event of Default under the notes, DTC will exchange the applicable global notes for certificated notes which it will distribute to its participants.

      Nextel International understands that DTC is a limited-purpose trust company organized under the laws of the State of New York, a “banking organization” within the meaning of New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the Uniform Commercial Code and a “Clearing Agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act. DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, which eliminates the need for physical movement of certificates and specified other organizations. Indirect access to the DTC system is available to others the as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

      Although DTC is expected to follow the above procedures in order to facilitate transfers of interests in the global notes among participants of DTC, it is under no obligation to perform or continue to perform these procedures, and the procedures may be discontinued at any time. Neither Nextel International nor the Trustee will have any responsibility for the performance by DTC or its respective participants or indirect participants of their respective obligations under the rules and procedures governing its operations.

      If DTC is at any time unwilling or unable to continue as a depositary for the global notes and a successor depositary is not appointed by Nextel International within 90 days, Nextel International will issue certificated notes in exchange for the global notes. Holders of an interest in a global note may receive a certificated note, in accordance with the DTC’s rules and procedures and those provided for under the indenture.

XIII.  Description of Other Indebtedness

  A.  12.125% Senior Discount Notes

      In March 1998, we completed the sale of $730.0 million in principal amount at maturity of our 12.125% senior discount notes due 2008, generating about $387.0 million in net cash proceeds. Cash interest will not accrue before April 15, 2003, and will be payable semiannually beginning October 15, 2003 at a rate of 12.125% per year. We may choose to redeem some or all of these notes starting April 15, 2003 at an initial redemption price of 112.125% of their accreted value, plus accrued and unpaid interest. Before April 15, 2001, we may choose to redeem up to 35% of the aggregate accreted value of these notes using the proceeds of one or more sales of qualified equity securities, at a redemption price of 112.125% of their accreted value on the date of redemption, plus accrued interest. Upon a change of control, as defined in the indenture for these notes, and subject to specified conditions, we must make an offer to repurchase all the outstanding 12.125% senior discount notes at 101% of their accreted value on the date of purchase, plus accrued and unpaid interest, if any, to the date of purchase. The notes are senior unsecured indebtedness and rank equal in right of payment with all our other unsubordinated, unsecured indebtedness.

      The indenture under which the 12.125% senior discount notes were issued contains restrictive covenants and events of default similar to those contained in the indenture governing the 12.75% senior serial notes.

  B.  13.0% Senior Discount Notes

      In March 1997, we completed the sale of 951,463 units, generating $482.0 million in net proceeds. Each unit was comprised of a 13.0% senior discount note due 2007 with a principal amount due at maturity of $1,000 and one warrant to purchase about 2.3 shares of our class B common stock at an exercise price of $1.67 per share. Cash interest on the 13.0% senior discount notes does not accrue until April 15, 2002, and then is payable semiannually beginning October 15, 2002 at a rate of 13.0% per year. We may choose to redeem some or all of these notes, starting April 15, 2002 at an initial redemption price of 113% of their accreted value plus accrued and unpaid interest. Upon a change of control, as defined in the indenture for these notes, and subject to specified conditions, we must make an offer to repurchase all the outstanding 13.0% senior discount notes at 101% of their accreted value on the date of purchase, plus accrued and unpaid interest, if any, to the date of repurchase. The notes are senior unsecured indebtedness and rank equal in right of payment with all our other unsubordinated, unsecured indebtedness.

      The indenture under which the 13.0% senior discount notes were issued contains restrictive covenants and events of default similar to those contained in the indenture covering the 12.75% senior serial notes.

  C.  International Motorola Equipment Financing Facility

      On February 4, 1999, we entered into an equipment financing facility with Motorola Credit providing for $225.0 million of secured term loans. This facility includes up to $100.0 million in loans to reimburse us for payments we made to Motorola Credit since January 1, 1997 for the purchase of network equipment and related services, including ancillary products and services, by or for the benefit of our operating companies. The balance and any portion not used towards reimbursement loans may be used to finance the cost of qualifying future purchases of network equipment and related services. As permitted by this facility, we used a portion of the available funds to repay all outstanding long-term debt of our Philippine operating company. Our operating companies in Mexico, Peru, the Philippines and Japan are eligible borrowers under this facility. Advances are available under this facility until December 31, 2000. Amounts borrowed under this facility are payable in eight equal semiannual installments beginning June 30, 2001, mature

December 31, 2004, and bear interest at variable rates based upon either the U.S. prime rate or LIBOR. This facility is secured by, among other things, a pledge of our equity interests in the eligible borrowers and the related holding companies, as well as a pledge by some of the minority stockholders of their equity interests in our Philippine and Japanese operating companies.

      As of September 30, 2000, approximately $197.4 million had been borrowed under this facility. This amount includes the entire $100.0 million of reimbursement loans, with $27.6 million remaining available for borrowing. The availability of borrowings under this facility is subject to the satisfaction or waiver of applicable borrowing conditions.

      On December 22, 1999, we notified Motorola Credit of our anticipated noncompliance with financial covenants applicable to the fourth quarter of 1999. On December 27, 1999, Motorola Credit agreed to waive compliance with the financial covenants on the condition that the parties enter into an amendment to this financing facility during the first quarter of 2000. On March 22, 2000, we and Motorola Credit entered into the contemplated amendment. The amendment, among other things, eliminates the 1999 issues related to financial covenant compliance and addresses cure mechanisms for any future financial covenant compliance issues. This facility was also amended in July 2000 to permit the issuance of our 12.75% senior serial notes.

      This financing facility contains restrictive covenants that impose restrictions on our ability and the ability of our operating companies or eligible borrowers to:

•	create or incur indebtedness subject to certain exceptions;

•	assume or otherwise guarantee the indebtedness of others;

•	dispose of any material part of our or their assets;

•	create liens or other encumbrances on our or their assets or properties;

•	engage in merger or acquisition transactions, create subsidiaries or amend or modify in a material way our or their organizational documents;

•	declare or pay dividends or redeem stock;

•	make investments or loans;

•	enter into transactions with affiliates other than on terms at least as favorable to us or our operating companies except as we or they could obtain on an arm’s length basis; or

•	change the nature of our or their business.

In addition, this financing facility requires us to maintain, on a consolidated basis with our operating companies, specified financial ratios and meet other tests, including a minimum fixed charge coverage ratio, a maximum leverage ratio, minimum adjusted recurring revenues, minimum EBITDA, and minimum additional paid-in capital. No breach of the minimum EBITDA or the minimum adjusted EBITDA covenants will constitute an event of default under the agreement if, as of the end of the quarter in which the breach occurred, we exceed a pre-determined minimum number of subscribers.

      Events of default under this financing facility include:

•	a default by us in the payment when due of any principal of any loan under the financing facility;

•	a default by us in the payments when due of any interest or other amounts payable under the financing facility for five days after the due date of the payment;

•	our failure, or the failure of our operating companies, to comply with specified negative and affirmative covenants contained in the financing facility, subject in some instances to grace periods;

•	our failure, or the failure of our operating companies, to pay at maturity or upon acceleration any indebtedness in excess of $5,000,000, or the existence of any event which would permit the holders of the indebtedness to accelerate its maturity;

•	an admission by us or any of our operating subsidiaries of an inability to pay its debts as such debts become due;

•	specified events of bankruptcy, insolvency, reorganization, dissolution or winding up with respect to us or our operating companies;

•	specified events with respect to multi-employer plans under which we or our operating companies incur a liability to them which would have a material liability on us;

•	a change of control;

•	the occurrence of a condemnation or similar appropriation action by any governmental authority with respect to our assets or the assets of our operating companies;

•	our failure, or the failure of our operating companies to continue to operate our systems or exercise actual day to day control over the operations of our operating companies.

  D.  Incremental Term Loans for Nextel International

      On December 16, 1999, we entered into an agreement with Motorola Credit under which Motorola Credit committed to provide up to $56.6 million in incremental term loans to us. On January 6, 2000, we borrowed the full $56.6 million available under this facility to acquire infrastructure equipment and related services from Motorola. Loans under this facility mature December 31, 2001 and bear interest at variable rates based upon either the U.S. prime rate or LIBOR. Loans under this facility are secured by a pledge of all of our shares of stock of BCT.TELUS. This facility was amended in July 2000 to permit the offering of the 12.75% senior serial notes.

      This facility contains restrictive covenants similar to those contained in our equipment financing facility from Motorola Credit. In addition, this facility requires us to meet specified financial tests and ratios, including a maximum leverage ratio and minimum EBITDA. No breach of the minimum EBITDA or the minimum adjusted EBITDA covenants will constitute an event of default under the agreement if, as of the end of the quarter in which the breach occurred, we exceed a pre-determined minimum number of subscribers.

  E.  Brazil Motorola Equipment Financing

      In October 1997, McCaw International (Brazil), the holding company through which we hold our Brazilian operations, and Motorola Credit entered into an equipment financing agreement under which Motorola Credit agreed to provide up to $125.0 million in multi-draw term loans to McCaw International (Brazil). Loans made were used to acquire infrastructure equipment and related services from Motorola. The financing advanced under this agreement is repayable in U.S. dollars in semiannual installments over 42 months beginning June 30, 2000 and bears interest at an adjustable rate equal to either the prime rate plus 2.5% or LIBOR plus 4.625%. The loans made under this agreement are secured by a first priority lien on substantially all of McCaw International (Brazil)’s assets, a pledge of all of the stock of McCaw International (Brazil) and its subsidiaries and our guarantee of the obligations. The facility also requires McCaw International (Brazil) to meet and maintain specified financial and operating covenants. No breach of the minimum EBITDA or the minimum adjusted EBITDA covenants will constitute an event of default under the agreement if, as of the end of the quarter in which the breach occurred, McCaw International (Brazil) exceeds a pre-determined minimum number of subscribers. As of September 30, 2000, we had borrowed the entire $112.5 million available under this facility, net of scheduled repayments in the amount of $12.5 million. Amounts repaid are not available for future borrowings under this facility.

      In 1999, McCaw International (Brazil) notified Motorola Credit of its noncompliance with some of the financial covenants under this agreement. Motorola Credit agreed to waive compliance with those financial covenants on the condition that we agree to committed capital contributions and the parties enter into an amendment to this agreement during the first quarter of 2000. On March 24, 2000, McCaw International (Brazil) and Motorola Credit entered into this amendment, which, among other things, eliminates the 1999 issues with respect to financial covenant compliance and addresses cure mechanisms for any future financial covenant compliance issues.

      On April 28, 2000, the financing agreement was amended and restated to, among other things, permit McCaw International (Brazil) to make a final advance under this facility and apply the proceeds to finance the purchase by McCaw International (Brazil) of iDEN equipment and services in Brazil.

      This financing agreement contains restrictive covenants which impose restrictions on the ability of McCaw International (Brazil) to undertake activities similar to those restrictions described under “— C. International Motorola Equipment Financing Facility.” In addition to the foregoing, the financing agreement requires McCaw International (Brazil) to maintain specified financial ratios and meet other tests, including a minimum fixed charge coverage ratio, a maximum leverage ratio, minimum recurring revenues, minimum EBITDA, minimum subscribers and minimum additional paid-in capital.

      Events of default under the financing agreement include:

•	a default by McCaw International (Brazil) in the payment when due of any principal of any loan under the financing agreement;

•	a default by McCaw International (Brazil) in the payments when due of any interest or other amounts payable under the financing agreement for three days after the due date of the payment;

•	the failure of McCaw International (Brazil) or us to comply with specified negative and affirmative covenants contained in the financing agreement, subject in some instances to grace periods;

•	the failure of McCaw International (Brazil) to pay at maturity or upon acceleration any indebtedness in excess of $1,000,000, or our failure to pay at maturity or upon acceleration any indebtedness in excess of $10,000,000, or the existence of any event which would permit the holders of the indebtedness to accelerate its maturity;

•	an admission by us or McCaw International (Brazil) of an inability to pay its debts as they become due;

•	specified events of bankruptcy, insolvency, reorganization, dissolution or winding up;

•	specified events with respect to multi-employer plans under which we or our operating companies incur a liability to the plans which would have a material liability on us;

•	the occurrence of a condemnation or similar appropriation action by any governmental authority with respect to the assets of McCaw International (Brazil);

•	the revocation, termination or other loss of material licenses or concessions; or

•	the occurrence of an event which results in our owning less than 51% of McCaw International (Brazil) or our failing to exercise actual control of the operations of McCaw International (Brazil).

  F.  Argentina Credit Facility

      In February 1998, our Argentine operating company entered into a credit facility which, as amended, provides up to $100.0 million in term loans. Loans under this facility bear interest at a rate equal to, at our option, either the ABR plus 4.0%, where ABR is the highest of the U.S. prime rate, the base CD rate plus 1.0% or the federal funds rate plus 0.5%, or the Eurodollar rate plus 5.0%, where the Eurodollar rate is LIBOR multiplied by the statutory reserve rate. Loans under this facility are repayable in quarterly installments from September 30, 2000 through March 31, 2003. The first nine installments will be equal to 1/18 of the then-outstanding balance and the final installment will be in an amount equal to the then-outstanding balance. Borrowings under this facility are secured by a pledge of stock of, and a first priority lien on the assets of, our Argentine operating company. The facility also requires our Argentine operating company to meet financial and operating ratios.

      In March 1999, our Argentine operating company notified the administrative agent of the credit facility of its anticipated noncompliance with some of the financial covenants under the facility. It received a waiver from the lenders with regard to those covenants for the first quarter of 1999. Effective May 26, 1999, the credit facility was amended to modify several financial covenants.

      In November 1999, our Argentine operating company again notified the administrative agent of its anticipated noncompliance with some of the financial covenants under the credit facility applicable in the fourth quarter of 1999. Effective December 8, 1999, the credit facility was amended to modify several financial covenants applicable to the fourth quarter of 1999 and the first quarter of 2000.

      As contemplated in December 1999, on June 20, 2000, in conformity with our business plan, our Argentine operating company and the lenders under the credit facility amended the facility again to modify several financial covenants. As a condition to the effectiveness of those amendments, we amended the capital subscription agreement under which we contributed equity of $84.1 million to our Argentine operating company during 1999 and are now required to contribute equity of $134.5 million during 2000, $110.0 million during 2001 and $117.0 million during 2002, all subject to adjustment in case of specified events. As of September 30, 2000, we had contributed equity of $81.2 million of the $134.5 million required during 2000, and we contributed an additional $11.0 million through mid-November 2000.

      As of September 30, 2000, our Argentine operating company had borrowed the full $100.0 million available under the credit facility. Our Argentine operating company is in compliance with all financial covenants contained in the facility, as amended.

      The credit facility contains restrictive covenants which impose restrictions on the ability of our Argentine operating company to undertake activities similar to those restrictions described under “— C. International Motorola Equipment Financing Facility.” In addition to the foregoing, the credit facility requires our Argentine operating company to maintain specified financial ratios and meet other tests, including a minimum interest coverage ratio, maximum capital expenditures, a maximum leverage ratio, minimum revenues, minimum subscribers and minimum additional equity contributions.

      Events of default under the credit facility include:

•	a default by our Argentine operating company in the payment when due of any principal of any loan under the credit facility;

•	a default by our Argentine operating company in the payments when due of any interest or other amounts payable under the credit facility for five days after the due date of the payment;

•	the failure of our Argentine operating company or us to comply with specified negative and affirmative covenants contained in the credit facility, subject in some instances to grace periods;

•	the failure of our Argentine operating company or us to pay at maturity or upon acceleration any indebtedness in excess of $3,000,000, or the existence of any event which would permit the holders of the indebtedness to accelerate its maturity;

•	an admission by us or our Argentine operating company of an inability to pay its debt as they become due;

•	specified events of bankruptcy, insolvency, reorganization, dissolution or winding up;

•	specified events with respect to multi-employer plans under which we or our operating companies incur a liability to the plans which would have a material liability on us;

•	the occurrence of a condemnation or similar appropriation action by any governmental authority with respect to the assets of our Argentine operating company;

•	the revocation, termination or other loss of material licences or concessions;

•	the failure of our Argentine operating company to provide specified interconnection services in Argentina for a period of 45 days; or

•	a default by us in the performance of our obligations under the capital subscription agreements.

      Effective May 26, 1999, and concurrent with the then current modification of our Argentine operating company’s credit facility, Motorola Credit agreed to provide up to $50.0 million in loans to our Argentine operating company. These loans are provided as incremental term loans under the credit facility for purchasing from Motorola qualifying network equipment and related services. As of September 30, 2000, $26.9 million had been borrowed under this incremental facility. Loans under this facility bear interest at a rate equal to a rate that we may choose among two options. The first option is the ABR plus 4.0%, where ABR is the highest of the U.S. Prime rate, the base CD rate plus 1.0% or the federal funds rate plus 0.5%. Our other choice is the Eurodollar rate plus 5.0%, where the Eurodollar rate is LIBOR multiplied by the statutory reserve rate.

XIV.  United States Federal Tax Considerations

      This discussion sets forth the opinion of Jones, Day, Reavis & Pogue regarding specified United States federal income and estate tax matters. In the case of non-U.S. holders, as defined below, this discussion summarizes the principal United States federal income tax considerations of the exchange offer and of the purchase, ownership and disposition of the notes. In the case of U.S. holders, as defined below, this discussion addresses only the United States federal income tax consequences of the exchange offer. This summary is based on the Internal Revenue Code of 1986, existing and proposed Treasury Regulations promulgated under the Internal Revenue Code and administrative and judicial interpretations of the Internal Revenue Code, all as of the date of this prospectus and all of which are subject to change, possibly with retroactive effect. The Internal Revenue Service is referred to as the IRS in this summary.

      This summary discusses only the tax consequences to the initial investors who purchased the notes at the initial offering price and does not discuss the tax consequences applicable to subsequent purchasers of the notes. This summary deals only with notes held as capital assets within the meaning of Section 1221 of the Internal Revenue Code. It does not discuss all of the tax considerations that may be relevant to holders of the notes in light of their particular circumstances or to holders of the notes subject to special rules, such as banks, insurance companies, tax-exempt organizations, dealers in securities or foreign currencies, or persons holding the notes as part of a hedging or constructive sale transaction, “straddle,” conversion transaction or other integrated transaction. Persons considering the purchase of the notes should consult with their own tax advisors about the application of the United States federal tax laws to their particular situations as well as any tax considerations under the laws of any state, local or foreign jurisdiction.

      As used in this prospectus, the term “U.S. holder” means a beneficial owner of notes that is, for United States federal income tax purposes:

•	a citizen or individual resident of the United States;

•	a corporation, or other entity treated as a corporation, created in or under the laws of the United States or of any state;

•	an estate the income of which is subject to United States federal income taxation regardless of its source;

•	a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust, or a trust in existence on August 20, 1996 and treated as a United States person before this date that timely elected to continue to be treated as United States person; or

•	a partnership, or other entity treated as a partnership, created or organized in or under the laws of the United States or of any state, except as Treasury Regulations may provide.

      The term “non-U.S. holder” means any holder that is not a U.S. holder.

  A.  Exchange Offer

      The exchange of the outstanding notes for exchange notes should not be treated as a taxable transaction to U.S. holders or to non-U.S. holders for United States federal income tax purposes. Rather, the exchange notes received should be treated as a continuation of the outstanding notes surrendered in exchange. As a result, there should be no material United States federal income tax consequences to U.S. holders or non-U.S. holders exchanging outstanding notes for exchange notes.

  B.  Ownership and Disposition of Notes by Non-U.S. Holders

      Under present United States federal law, and subject to the discussion below concerning backup withholding:

      (a)  payments of principal, interest and premium, if any, on the notes by us or our paying agent to a non-U.S. holder will not be subject to 30% United States federal withholding tax, provided that, in the case of interest,

•	the holder does not own, actually or constructively, 10% or more of the total combined voting power of all classes of our stock entitled to vote and is not a controlled foreign corporation related, directly or indirectly, to us through stock ownership, and

•	the certification requirement set forth in Section 871(h) or Section 881(c) of the Internal Revenue Code has been fulfilled with respect to the beneficial owner, as discussed below;

      (b)  a non-U.S. holder of a note will not be subject to United States federal income tax on gain realized on the sale, exchange or other disposition of that note, unless:

•	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of the disposition and specific other conditions are met, or

•	the gain is effectively connected with the conduct by this non-U.S. holder of a trade or business in the United States; and

      (c)  under Section 2105(b) of the Internal Revenue Code with respect to United States federal estate tax law, a note held by an individual who is not, for United States estate tax purposes, a citizen or resident of the United States at the time of his death generally will not be subject to United States federal estate tax as a result of that individual’s death, provided that the individual does not own, actually or constructively, 10% or more of the total combined voting power of all classes of our stock entitled to vote and, at the time of that individual’s death, payments with respect to the note would not have been effectively connected with the conduct by that individual of a trade or business in the United States.

      The certification requirement referred to in the second bullet point of paragraph (a) generally will be fulfilled if the beneficial owner of a note certifies on a properly executed IRS Form W-8BEN or successor form, or other appropriate certification form, under penalties of perjury, that it is not a United States person and provides its name and address, and

•	that beneficial owner files the IRS form with the withholding agent, or

•	in the case of a note held by a securities clearing organization, bank or other financial institution holding customers’ securities in the ordinary course of its trade or business holding the note on behalf of the beneficial owner, that financial institution files with the withholding agent a statement that it has received the IRS form from the holder and furnishes the withholding agent with a copy of the form. With respect to notes held by a foreign partnership, under current law, the IRS form may be provided by the foreign partnership. However, for interest and disposition proceeds paid with respect to a note after December 31, 2000, unless the foreign partnership has entered into a withholding agreement with the IRS, a foreign partnership will be required, in addition to providing an intermediary IRS Form W-8IMY or successor form, to attach an appropriate certification by each partner.

Prospective investors, including foreign partnerships and their partners, should consult their tax advisers regarding possible additional reporting requirements.

      If a non-U.S. holder is engaged in a trade or business in the United States, and if interest on the note is effectively connected with the conduct of that trade or business, the non-U.S. holder, although exempt from the withholding tax discussed in the preceding paragraphs, will generally be subject to regular United States income tax on interest and on any gain realized on the sale, exchange or disposition of a note on a net income basis in the same manner as if it were a United States person. Instead of the certificate described in the preceding paragraph, such a holder will be required to provide to the withholding agent a properly executed IRS Form W-8ECI or successor form, or other appropriate certification form to claim an exemption from withholding tax. In addition, if the non-U.S. holder is a foreign corporation, it may be subject to a 30% branch profits tax for the taxable year, subject to adjustments. For purposes of the branch profits tax, interest or any gain recognized on the sale, exchange or other disposition of a note will be included in the effectively connected earnings and profits of the non-U.S. holder if the interest or gain, as the case may be, is effectively connected with the conduct by the non-U.S. holder of a trade or business in the United States.

  C.  Backup Withholding and Information Reporting

      We will, where required, report to non-U.S. holders of notes and to the IRS the amount of any interest paid on the notes. Under current United States federal income tax law, backup withholding tax of 31% will not apply to payments on a note if the certifications required by Sections 871(h) and 881(c) of the Internal Revenue Code are received, provided in each case that the payor, including a bank or its paying agent, as the case may be, does not have actual knowledge that the payee is a United States person.

      Under current Treasury Regulations, payments on the sale, exchange or other disposition of a note made to or through a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, if the broker is a United States person, a controlled foreign corporation for United States federal income tax purposes, a foreign person 50% or more of whose gross income is effectively connected with a United States trade or business for a specified three-year period or, in the case of payments made after December 31, 2000, a foreign partnership with specific connections to the United States, then information reporting will be required unless the broker has in its records documentary evidence that the beneficial owner otherwise establishes an exemption. Backup withholding may apply to any payment that the broker is required to report if the broker has actual knowledge that the payee is a United States person. Payments to or through the United States office of a broker will be subject to backup withholding and information reporting unless the holder certifies, under penalties of perjury, that it is not a United States person or otherwise establishes an exemption.

      Treasury Regulations recently issued by the IRS, which are generally effective for payments made after December 31, 2000, make modifications to the certification procedures applicable to non-U.S. holders. Non-U.S. holders of notes should consult their tax advisers regarding the application of information reporting and backup withholding in their particular situations, the availability of an exemption, and the procedure for obtaining that exemption, if available. Any amounts withheld from a payment to a non-U.S. holder under the backup withholding rules will be allowed as a credit against the holder’s United States federal income tax liability and may entitle the holder to a refund, provided that the required information is furnished to the IRS.

XV.  Plan Of Distribution

      Each broker-dealer that receives exchange notes for its own account in the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of those exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for outstanding notes where those outstanding notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period of 90 days after the expiration date of the exchange offer, subject to limited exceptions, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any of these resales.

      We will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account in the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of these methods of resale, at market prices prevailing at the time of resale, at prices related to those prevailing market prices, or at negotiated prices. Any of these resales may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from these broker-dealers or the purchasers of any exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account in the exchange offer and any broker or dealer that participates in a distribution of those exchange notes may be deemed to be an “underwriter” within the meaning of the Securities Act of 1933, and any profit on any of these resales of exchange notes and any commission or concessions received by any of these persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

      For a period of 90 days after the expiration of the exchange offer, subject to limited exceptions, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests them in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer, other than commissions or concessions of any broker-dealers. We will indemnify the holders of the notes, including any broker-dealers, against specified liabilities, including liabilities under the Securities Act of 1933.

XVI.  Legal Matters

      Jones, Day, Reavis & Pogue, Atlanta, Georgia will pass upon the validity of the exchange notes for Nextel International.

XVII.  Experts

      The financial statements as of December 31, 1999 and 1998, and for each of the three years in the period ended December 31, 1999 and the related financial statement schedules, included in this prospectus, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

XVIII.  Where You Can Find More Information

      We have filed with the Securities and Exchange Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, a registration statement on Form S-4 under the Securities Act of 1933 with respect to the exchange offer (file no. 333-          ). As permitted by the rules and regulations of the Securities and Exchange Commission, this prospectus, which forms part of the registration statement, does not contain all the information contained in the registration statement. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any exchange of notes. For further information about us, the notes and the material contracts and other documents described in this prospectus, you can read the registration statement and the exhibits and financial statement schedules filed with the registration statement.

      We are currently subject to some of the informational reporting requirements of the Securities Exchange Act of 1934, and we file periodic reports and other information with the Securities and Exchange Commission. You can inspect the registration statement and the exhibits and schedules to the registration statement, as well as the periodic reports and other information we file with the Securities and Exchange Commission, without charge, at the Public Reference Room of the Securities and Exchange Commission located at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. You can obtain copies of all or any portion of these filings from the Public Reference Room of the Securities and Exchange Commission upon payment of prescribed fees. You may obtain information on the operation of the Public Reference Room of the Securities and Exchange Commission by calling the Securities and Exchange Commission at 1-800-SEC-0330. Electronic filings made through the Electronic Data Gathering, Analysis, and Retrieval system are also publicly available through the Securities and Exchange Commission’s web site on the Internet at http://www.sec.gov.

NEXTEL INTERNATIONAL, INC. AND SUBSIDIARIES

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
AND FINANCIAL STATEMENT SCHEDULES

NEXTEL INTERNATIONAL, INC. AND SUBSIDIARIES

INDEPENDENT AUDITORS’ REPORT

To the Board of Directors of
Nextel International, Inc.

      We have audited the accompanying consolidated balance sheets of Nextel International, Inc. and subsidiaries (Nextel International), a substantially wholly owned subsidiary of Nextel Communications, Inc., as of December 31, 1999 and 1998, and the related consolidated statements of operations, changes in stockholders’ (deficit) equity and cash flows for each of the three years in the period ended December 31, 1999. Our audits also included the financial statement schedules listed on page F-1. These consolidated financial statements and financial statement schedules are the responsibility of Nextel International’s management. Our responsibility is to express an opinion on these consolidated financial statements and financial statement schedules based on our audits.

      We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Nextel International, Inc. and subsidiaries at December 31, 1999 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1999 in conformity with generally accepted accounting principles. Also, in our opinion, such financial statement schedules, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly in all material respects, the information set forth therein.

Deloitte & Touche LLP

McLean, Virginia

February 22, 2000 (March 24, 2000 as to Note 7
and the last paragraph of Note 3,
June 29, 2000 as to the first four paragraphs of Note 15,
August 4, 2000 as to the last six paragraphs of Note 15
and October 23, 2000 as to the fifth paragraph of Note 15)

NEXTEL INTERNATIONAL, INC. AND SUBSIDIARIES

(A Substantially Wholly Owned Subsidiary of Nextel Communications, Inc.)

CONSOLIDATED BALANCE SHEETS

As of December 31, 1999 and 1998
(in thousands, except share amounts)

	Pro forma
	Stockholders’
	Equity as of
	December 31,
	1999	1999	1998

	(unaudited)

ASSETS
Current assets

Cash and cash equivalents (of which $6,280 and $8,961, is restricted)		$100,028	$121,116

Accounts receivable, less allowance for doubtful accounts of $8,815 and $6,391		23,041	35,247

Subscriber unit and accessory inventory		16,185	31,914

Prepaid expenses and other		21,868	23,902

Total current assets		161,122	212,179

Property, plant and equipment, net		539,455	530,571

Investments in unconsolidated affiliates, less equity in net losses of $46,129 and $17,867		428,971	202,728

Intangible assets, net		454,657	552,419

Other assets		97,587	103,239

		$1,681,792	$1,601,136

LIABILITIES AND STOCKHOLDERS’ (DEFICIT) EQUITY
Current liabilities

Accounts payable		$63,224	$62,436

Accrued expenses and other		61,835	68,149

Accrued interest		11,800	—

Due to parent		8,847	—

Current portion of long-term debt		33,739	2,061

Total current liabilities		179,445	132,646

Long-term debt		1,514,757	1,254,882

Deferred income taxes		141,943	90,194

Total liabilities		1,836,145	1,477,722

Commitments and contingencies (Notes 2, 7, 9, 12 and 15)

Minority interest		25,237	27,516

Stockholders’ (deficit) equity

Series A exchangeable redeemable preferred stock, accreted liquidation preference of $335,656 and $109,940, 2,988.86 and 988.86 shares issued and outstanding	$—	298,886	98,886

Common stock, 220,339,854 and 219,142,074 shares issued and outstanding	—	399,401	396,574

Common stock, class A, 0 shares issued and outstanding	—	—	—

Common stock, class B, 240,084,317 shares issued and outstanding	240	—	—

Paid-in capital	698,047	—	—

Accumulated deficit	(859,970)	(859,970)	(339,824)

Accumulated other comprehensive loss	(17,907)	(17,907)	(59,738)

Total stockholders’ (deficit) equity	$(179,590)	(179,590)	95,898

		$1,681,792	$1,601,136

The accompanying notes are an integral part of these consolidated financial statements.

NEXTEL INTERNATIONAL, INC. AND SUBSIDIARIES

(A Substantially Wholly Owned Subsidiary of Nextel Communications, Inc.)

CONSOLIDATED STATEMENTS OF OPERATIONS

For the Years Ended December 31, 1999, 1998 and 1997
(in thousands, except share amounts)

	1999	1998	1997

Operating revenues	$104,528	$42,488	$13,015

Operating expenses

Cost of revenues	40,999	20,085	7,424

Selling, general and administrative	226,379	143,098	26,768

Depreciation and amortization	108,091	56,039	18,381

	375,469	219,222	52,573

Operating loss	(270,941)	(176,734)	(39,558)

Other income (expense)

Interest expense	(179,604)	(106,824)	(56,583)

Interest income	8,442	16,655	19,666

Equity in losses of unconsolidated affiliates	(31,469)	(12,193)	(11,401)

Foreign currency transaction (loss) gain and other, net	(65,905)	2,472	5,561

Minority interest in losses of subsidiaries	19,314	17,131	2,085

	(249,222)	(82,759)	(40,672)

Loss before income tax benefit	(520,163)	(259,493)	(80,230)

Income tax benefit	17	22,358	6,282

Net loss	$(520,146)	$(237,135)	$(73,948)

Net loss per common share, basic and diluted	$(2.37)	$(1.08)	$(0.34)

Weighted average number of common shares outstanding	219,359,316	219,020,526	219,000,000

The accompanying notes are an integral part of these consolidated financial statements.

NEXTEL INTERNATIONAL, INC. AND SUBSIDIARIES

(A Substantially Wholly Owned Subsidiary of Nextel Communications, Inc.)

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ (DEFICIT) EQUITY

For the Years Ended December 31, 1999, 1998 and 1997
(in thousands, except share amounts)

	Series A
	Preferred Stock		Common Stock
					Accumulated
	Shares	Amount	Shares	Amount	Deficit

Balance, January 1, 1997	—	$—	219,000,000	$65,043	$(28,741)

Net loss	—	—	—	—	(73,948)

Unrealized gain on available for sale securities, net of income taxes	—	—	—	—	—

Total comprehensive loss

Capital contributions from parent	—	—	—	315,585	—

Issuance of warrants in connection with private placement	—	—	—	14,800	—

Balance, December 31, 1997	—	—	219,000,000	395,428	(102,689)

Net loss	—	—	—	—	(237,135)

Unrealized loss on available for sale securities, net of income tax benefit	—	—	—	—	—

Foreign currency translation adjustment	—	—	—	—	—

Total comprehensive loss

Issuance of Series A preferred stock to parent	988.86	98,886	—	—	—

Issuance of common stock upon exercise of stock options and accrued compensation for compensatory options	—	—	142,074	1,146	—

Balance, December 31, 1998	988.86	98,886	219,142,074	396,574	(339,824)

Net loss	—	—	—	—	(520,146)

Unrealized gain on available for sale securities, net of income taxes	—	—	—	—	—

Foreign currency translation adjustment	—	—	—	—	—

Total comprehensive loss

Issuance of Series A preferred stock to parent	2,000.00	200,000	—	—	—

Issuance of common stock upon exercise of stock options and accrued compensation for compensatory options	—	—	1,197,780	2,827	—

Balance, December 31, 1999	2,988.86	$298,886	220,339,854	$399,401	$(859,970)

[Additional columns below]

[Continued from above table, first column(s) repeated]

	Accumulated Other
	Comprehensive
	Income (Loss)

	Unrealized	Cumulative
	Gain (Loss)	Translation
	on Investments	Adjustment	Total

Balance, January 1, 1997	$2,901	$—	$39,203

Net loss	—	—	(73,948)

Unrealized gain on available for sale securities, net of income taxes	389	—	389

Total comprehensive loss			(73,559)

Capital contributions from parent	—	—	315,585

Issuance of warrants in connection with private placement	—	—	14,800

Balance, December 31, 1997	3,290	—	296,029

Net loss			(237,135)

Unrealized loss on available for sale securities, net of income tax benefit	(38,978)	—	(38,978)

Foreign currency translation adjustment	—	(24,050)	(24,050)

Total comprehensive loss			(300,163)

Issuance of Series A preferred stock to parent	—	—	98,886

Issuance of common stock upon exercise of stock options and accrued compensation for compensatory options	—	—	1,146

Balance, December 31, 1998	(35,688)	(24,050)	95,898

Net loss	—	—	(520,146)

Unrealized gain on available for sale securities, net of income taxes	155,370		155,370

Foreign currency translation adjustment	—	(113,539)	(113,539)

Total comprehensive loss			(478,315)

Issuance of Series A preferred stock to parent	—	—	200,000

Issuance of common stock upon exercise of stock options and accrued compensation for compensatory options	—	—	2,827

Balance, December 31, 1999	$119,682	$(137,589)	$(179,590)

The accompanying notes are an integral part of these consolidated financial statements.

NEXTEL INTERNATIONAL, INC. AND SUBSIDIARIES

(A Substantially Wholly Owned Subsidiary of Nextel Communications, Inc.)

CONSOLIDATED STATEMENTS OF CASH FLOWS

For the Years Ended December 31, 1999, 1998 and 1997
(in thousands)

	1999	1998	1997

Cash flows from operating activities:

Net loss	$(520,146)	$(237,135)	$(73,948)

Adjustments to reconcile net loss to net cash used in operating activities:

Interest accretion on long-term debt, net of capitalization	139,811	100,069	53,681

Depreciation and amortization	108,091	56,039	18,381

Net foreign currency transaction loss (gain)	60,793	(9,506)	(5,561)

Provision for losses on accounts receivable	33,219	7,127	1,131

Equity in losses of unconsolidated affiliates	31,469	12,193	11,401

Minority interest in losses of subsidiaries	(19,314)	(17,131)	(2,085)

Deferred income tax benefit	(17)	(22,358)	(14,292)

Asset impairment charge	8,950	3,823	—

Other, net	(5,963)	—	—

Change in assets and liabilities:

Accounts receivable	(21,013)	(29,932)	1,374

Subscriber unit and accessory inventory	15,729	(27,081)	586

Prepaid expenses and other	2,034	(6,510)	(13,167)

Accounts payable, accrued expenses and other	8,200	54,571	8,052

Prepaid value-added taxes and other	(5,674)	(61,130)	(2,017)

Net cash used in operating activities	(163,831)	(176,961)	(16,464)

Cash flows from investing activities:

Capital expenditures	(144,976)	(371,223)	(101,892)

Investments in unconsolidated affiliates	(38,406)	(97,632)	(120,976)

Purchase of marketable securities	—	(93,997)	(227,957)

Proceeds from sale of marketable securities	—	221,225	100,729

Acquisition of additional equity interests in consolidated subsidiaries	—	(67,251)	(35,131)

Proceeds from sale of equity interest in subsidiary	—	5,976	—

Other	(1,933)	—	(3,926)

Net cash used in investing activities	(185,315)	(402,902)	(389,153)

Cash flows from financing activities:

Capital contributions from parent	200,000	—	6,366

Net proceeds from issuance of long-term debt and warrants	132,924	532,634	532,628

Repayment of long-term debt	(16,198)	(3,047)	(4,447)

Capital contributions from minority stockholders	17,035	12,401	1,387

Borrowings from (repayments to) parent, net	8,847	—	(23,556)

Proceeds from exercise of stock options	1,997	237	—

Net cash provided by financing activities	344,605	542,225	512,378

Effect of exchange rate changes on cash and cash equivalents	(16,547)	(1,036)	—

Net (decrease) increase in cash and cash equivalents	(21,088)	(38,674)	106,761

Cash and cash equivalents, beginning of year	121,116	159,790	53,029

Cash and cash equivalents, end of year	$100,028	$121,116	$159,790

Supplemental disclosure of cash flow information:

Cash paid during the year for interest	$19,510	$11,247	$1,993

Cash paid during the year for income taxes	$4,805	$1,773	$—

The accompanying notes are an integral part of these consolidated financial statements.

NEXTEL INTERNATIONAL, INC. AND SUBSIDIARIES

(A Substantially Wholly Owned Subsidiary of Nextel Communications, Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the Years Ended December 31, 1999, 1998 and 1997

1.  Summary of Operations and Significant Accounting Policies

      Operations. As used in these consolidated financial statements, references to “Nextel International,” “we,” “our” or “us” are intended to include Nextel International, Inc. and its consolidated subsidiaries. Nextel International is an indirect, substantially wholly owned subsidiary of Nextel Communications, Inc. Unless the context requires otherwise, references to Nextel Communications refers to Nextel Communications, Inc. and its consolidated subsidiaries.

      We offer a differentiated, integrated package of analog and digital wireless communications services under the “Nextel” brand name, primarily to customers in five of the largest cities in Latin America and three of the largest cities in Asia. Our digital mobile network uses iDEN, or integrated Digital Enhanced Network technology, developed by Motorola, Inc.

      A customer using our digital mobile network is able to access:

•	digital mobile telephone service;

•	digital two-way radio dispatch service, which provides instant conferencing capabilities and is marketed as “Nextel Direct Connect” service;

•	paging; and

•	short-messaging service.

      We refer to the handset device on which we deliver these services as a subscriber unit.

      Our primary business strategy is to serve the mobile wireless communications needs of business customers in various emerging international markets, with a particular emphasis on Latin America, where we currently own and operate mobile wireless service providers in Mexico, Brazil, Argentina and Peru. We also hold minority investor positions in wireless communications companies in Canada, Japan, and the Philippines, and have participated as a minority investor in a Chinese joint venture formed to construct and operate a Global System for Mobile Communications, referred to as GSM, cellular network in Shanghai, People’s Republic of China, referred to as the Shanghai GSM System.

      To execute our strategy, we are using our strong specialized mobile radio, referred to as SMR, channel positions in Latin America as well as Nextel Communications’ marketing expertise, product development skills and purchasing power to provide integrated digital wireless services to our growing subscriber base of business customers and to expand our digital mobile networks in our markets. Through our operating subsidiaries and affiliates, we launched commercial digital wireless services in São Paolo and Buenos Aires in the second quarter of 1998; Rio de Janeiro, Manila and Mexico City in the third quarter of 1998; Rosario in the second half of 1998; and Lima during the second quarter of 1999. Additionally, in the second half of 1998, our Japanese affiliate, NEXNET Co., Ltd., formerly known as J-Com Co., Ltd., introduced commercial digital services under the brand name “NEXNET” in the Kanto region of Japan, which includes Tokyo. We also provide analog SMR communications services, principally in those markets in Latin America where we have not yet deployed digital technology.

      Our 2000 business plan has been developed based on our strategy, and we will require a significant amount of cash for expansion and improvement of our digital mobile network coverage in our existing or targeted future markets, acquisition of additional spectrum, debt service obligations, and working capital requirements associated with our expanding operations. Based on our current estimate of our planned cash needs, we believe that we will be able to fully fund operations through calendar year 2000. We expect that our cash needs will be met through

NEXTEL INTERNATIONAL, INC. AND SUBSIDIARIES
(A Substantially Wholly Owned Subsidiary of Nextel Communications, Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

1.  Summary of Operations and Significant Accounting Policies — (Continued)

utilization of a variety of financing sources, including vendor and bank financing, potential private and/or public issuance of securities, and lastly, if required, potential issuance of additional preferred stock to a wholly owned subsidiary of Nextel Communications. To the extent that we are unable, for any reason, to utilize the financing sources described, we will revise our business plan to accommodate such reduced funding.

      Use of Estimates. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

      We are subject to the laws and regulations governing telecommunication services in effect in each of the countries in which we operate. These laws and regulations can have a significant influence on our results of operations and are subject to change by the responsible governmental agencies. The financial statements as presented reflect certain assumptions based on laws and regulations currently in effect in each of the countries. We cannot predict what future laws and regulations might be passed that could have a material effect on our results of operations. We assess the impact of significant changes in laws and regulations on a regular basis and update the assumptions used to prepare our financial statements accordingly.

      Principles of Consolidation. The consolidated financial statements include the accounts of Nextel International, Inc. and its majority owned subsidiaries. All significant intercompany transactions and balances have been eliminated in consolidation. Our majority owned subsidiaries consist of:

	Effective Ownership
	as of
	December 31,

	1999	1998

Comunicaciones Nextel de Mexico, S.A. de C.V.	100.0%	100.0%

Nextel Argentina S.R.L.	100.0%	100.0%

Nextel Telecomunicações Ltda. (Brazil)	87.7%	77.0%

Nextel del Peru, S.A.	63.5%	62.0%

      We use the equity method to account for unconsolidated investments in companies in which we exercise significant influence over operating and financial policies but do not have a controlling interest.

      The accounts of our consolidated foreign subsidiaries and foreign subsidiaries accounted for under the equity method are presented utilizing accounts as of a date one month earlier than the accounts of our U.S. subsidiaries to ensure timely reporting of consolidated results.

      We acquired a controlling interest in Comunicaciones Nextel de Mexico, S.A. de C.V., which we refer to as Nextel Mexico, on September 1, 1997, prior to which time we accounted for our investment under the equity method. We acquired a controlling interest in Nextel Argentina S.R.L. on January 30, 1998, prior to which time we accounted for our investment under the equity method, except for the period from January 1, 1997 through May 5, 1997, during which time Nextel Argentina was controlled by us and included in the consolidated financial statements. We

NEXTEL INTERNATIONAL, INC. AND SUBSIDIARIES
(A Substantially Wholly Owned Subsidiary of Nextel Communications, Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

1.  Summary of Operations and Significant Accounting Policies — (Continued)

acquired a controlling interest in Nextel del Peru, S.A., which we refer to as Nextel Peru, on February 1, 1998.

      Pro Forma Stockholders’ Equity. Effective October 23, 2000, we amended our articles of incorporation to authorize 2,160,037,500 shares of capital stock. The authorized capital stock consists of:

•	1,500,000,000 shares of class A common stock, par value $0.001 per share;

•	650,000,000 shares of class B common stock, par value $0.001 per share;

•	12,500 shares of series A exchangeable redeemable preferred stock, par value $10.00 per share;

•	25,000 shares of series B redeemable preferred stock, par value $10.00 per share; and

•	10,000,000 shares of undesignated preferred stock.

      The unaudited pro forma stockholders’ equity is adjusted to reflect the exchange of all outstanding shares of series A exchangeable redeemable preferred stock into shares of class B common stock and to reflect the reclassification of all outstanding shares of common stock into an equal number of shares of class B common stock.

      Foreign Currency. Results of operations for foreign subsidiaries are translated from the designated functional currency to the U.S. dollar using average exchange rates during the period, while assets and liabilities are translated at the exchange rate in effect at the reporting date. Resulting gains or losses from translating foreign currency financial statements are included in accumulated other comprehensive loss in stockholders’ (deficit) equity. The financial statements of the following foreign subsidiaries were prepared using the U.S. dollar as the functional currency due to economic environments in which they operate: McCaw International (Brazil), Ltd., which we refer to as McCaw Brazil, during 1997, Nextel Mexico during 1997 and 1998, and Nextel Peru during 1998 and 1999. As a result, during the specified years, the transactions of these operations that are denominated in the foreign currencies have been remeasured in U.S. dollars, and any resulting gains or losses are recorded in foreign currency transaction (loss) gain and other, net in the consolidated statements of operations.

      During 1999, there was a devaluation and significant fluctuations in the value of the Brazilian currency, the real, relative to the U.S. dollar. As a result of the devaluation, we recorded a pre-tax charge of about $57.0 million in our consolidated statement of operations for 1999, related to foreign currency transaction losses associated with our Brazilian operations. In addition, we recorded a negative translation adjustment as an other comprehensive loss in stockholders’ (deficit) equity of about $126.5 million based on the exchange rate as of the reporting period ending December 31, 1999.

      Cash and Cash Equivalents. We consider all highly liquid investments with an original maturity of three months or less at the time of purchase to be cash equivalents. Our Brazilian and Argentine operating companies held cash and cash equivalents of $6.3 million as of December 31, 1999 and $9.0 million as of December 31, 1998, which are not available to fund any of the cash needs of Nextel International or any of our other subsidiaries because of the restrictions contained in debt agreements.

NEXTEL INTERNATIONAL, INC. AND SUBSIDIARIES
(A Substantially Wholly Owned Subsidiary of Nextel Communications, Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

1.  Summary of Operations and Significant Accounting Policies — (Continued)

      Supplemental Cash Flow Information. We incurred capital expenditures of $173.4 million (including an increase of $28.5 million in amounts that were accrued and unpaid or financed) during 1999, $376.0 million (including an increase of $4.8 million in amounts that were accrued and unpaid or financed) during 1998, and $101.9 million during 1997. There were no amounts that were accrued and unpaid or financed during 1997.

      Total interest costs were $190.0 million during 1999 of which $10.4 million was capitalized, $130.6 million during 1998 of which $23.8 million was capitalized, and $59.1 million during 1997 of which $2.5 million was capitalized.

      Subscriber Unit and Accessory Inventory. Subscriber units and related accessories are valued at the lower of cost or market. Cost is determined using the first-in, first-out method. Cost for the related accessories is determined by the weighted average method.

      Property, Plant and Equipment. We record property, plant and equipment, including improvements that extend useful lives, at cost, while maintenance and repairs are charged to operations as incurred. We calculate depreciation and amortization using the straight-line method based on estimated useful lives of 3 to 10 years for network equipment and 3 to 5 years for office equipment, furniture and fixtures, and other. We amortize leasehold improvements over the shorter of the respective lives of the leases or the useful lives of the improvements.

      Construction in progress includes labor, materials, transmission and related equipment, engineering, site development, interest and other costs relating to the construction and development of the digital mobile network. Assets under construction are not depreciated until placed into service. We capitalize interest that is applicable to the construction of significant additions to network equipment.

      Intangible Assets. Intangible assets consist of licenses, goodwill and trademarks that are recorded at cost. In the countries in which we operate, licenses are customarily issued conditionally for specified periods of time. The licenses are generally renewable providing the licensee has complied with applicable rules and policies. In most instances, we believe we have complied and intend to comply with these standards; however, in some cases, we currently are not in compliance with applicable requirements and, where appropriate, we have filed requests for waivers and/or extensions with the appropriate government agency (See Note 9). We expect that such extension requests will be granted and that the resolution of this matter will not have a material adverse effect on our financial condition, results of operations or cash flows.

      We begin amortizing the cost of licenses upon commencement of commercial operations in each market over their estimated useful lives of 20 years. The excess of the purchase price paid over the fair value of net assets acquired (goodwill) is amortized using the straight-line method over an estimated useful life of 20 years. Trademarks are amortized over their respective estimated useful lives, generally 10 years.

      Investments. We report realized gains or losses, as determined on a specific identification basis, and declines in value, if any, judged to be other than temporary on available-for-sale securities in other income (expense). Because they do not have readily determinable fair values, we record investments in privately held companies at cost, adjusted for other-than-temporary declines in value, if any.

NEXTEL INTERNATIONAL, INC. AND SUBSIDIARIES
(A Substantially Wholly Owned Subsidiary of Nextel Communications, Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

1.  Summary of Operations and Significant Accounting Policies — (Continued)

      Revenue Recognition. We recognize revenue for airtime and other services over the service period, net of credits and adjustments for service discounts. We establish an allowance for doubtful accounts sufficient to cover probable losses.

      Digital Subscriber Unit and Accessory Sales and Related Costs. The loss generated from the sale of subscriber units used in the digital mobile network primarily results from our subsidy of digital subscriber units and accessories and represents marketing costs. Consolidated digital subscriber unit and accessory sales and the related cost of sales, which includes current period order fulfillment and installation related expenses and write downs of digital subscriber unit inventory and related accessories for shrinkage and obsolescence, are classified within selling, general and administrative expenses as follows:

	Year Ended December 31,

	1999	1998

	(in thousands)

Subscriber unit and accessory sales	$19,836	$25,415

Cost of subscriber unit and accessory sales	55,200	37,127

	$(35,364)	$(11,712)

      There were no sales of digital subscriber units for the year ended December 31, 1997.

      A portion of the digital subscriber units issued to customers are sold or leased with terms requiring up to 24 monthly payments. We have recorded such transactions as equipment sales at the time of delivery and recorded an allowance for estimated sales returns. As of December 31, 1999, accounts receivable includes $0.9 million and investments and other assets includes $1.0 million related to such sales, which are expected to be billed and collected over the next 24 months.

      We recognize sales of subscriber units and accessories when the subscriber units and accessories are delivered. Some of our subscriber unit sales are made through independent distributors under agreements allowing rights of return on merchandise unsold by distributors, and as a result, sales are recorded when distributors sell the merchandise.

      Stock-based Compensation. We account for stock-based compensation for employees in accordance with Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees,” and comply with the disclosure provisions of Statement of Financial Accounting Standards No. 123, “Accounting for Stock-Based Compensation.” Under APB No. 25, compensation expense is based on the difference, if any, on the measurement date, between the fair value of the common stock and the exercise price. We account for stock issued to non-employees in accordance with the provisions of SFAS No. 123 and other applicable accounting principles. Stock-based compensation expense of $0.8 million during 1999 and $1.0 million during 1998 has been charged to operations. There was no stock-based compensation expense during 1997.

      Advertising Costs. Costs related to advertising and other promotional expenditures are expensed as incurred. Advertising costs totaled approximately $23.3 million during 1999 and $20.5 million during 1998. No advertising costs were incurred during 1997.

      Income Taxes. Deferred tax assets and liabilities are determined based on the temporary difference between the financial reporting and tax bases of assets and liabilities, applying

NEXTEL INTERNATIONAL, INC. AND SUBSIDIARIES
(A Substantially Wholly Owned Subsidiary of Nextel Communications, Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

1.  Summary of Operations and Significant Accounting Policies — (Continued)

enacted statutory tax rates in effect for the year in which the differences are expected to reverse. Future tax benefits, such as net operating loss carryforwards, are recognized to the extent that realization of such benefits is considered to be more likely than not. Our financial results are included in the consolidated tax return of Nextel Communications; however, our income tax accounts are stated as if we filed a separate return, which is consistent with our tax sharing agreement with Nextel Communications.

      Loss per Share, Basic and Diluted. Basic loss per share includes no dilution and is computed by dividing net loss by the weighted average number of common shares outstanding for the period. Diluted loss per share reflects the potential dilution of securities that could share in the earnings of an entity. As presented, our basic and diluted net loss per share attributable to common stockholders is based on the weighted average number of common shares outstanding during the period and does not include other potential common shares (including shares issuable upon exercise of options, warrants or conversion rights) since their effect would be antidilutive.

      Reclassifications. Certain prior year amounts have been reclassified to conform to the current year presentation.

      Concentrations of Risk. Substantially all of our revenues are generated from our operations located in Brazil, Argentina, Mexico and Peru. Regulatory entities in each country regulate the licensing, construction, acquisition, ownership and operation of our digital mobile networks system, and certain other aspects of our business, including the rates we charge our customers. Changes in the current telecommunications statutes or regulations in any of these countries could adversely affect our business. In addition, as of December 31, 1999, about $1,143.2 million of our assets are located in Brazil, Argentina, Mexico and Peru (see Note 13) and another $141.1 million relates to our investments in unconsolidated subsidiaries located in Japan, China and the Philippines (See Notes 3 and 4). Political and economic developments in any of these countries could impact the recoverability of our assets.

      Motorola is currently our sole source for network and subscriber unit equipment we use throughout our markets. We expect to rely principally on Motorola for the manufacture of a substantial portion of the equipment necessary to construct, enhance and maintain our digital mobile network and subscriber unit equipment for the next several years. If Motorola does not provide the necessary equipment to us, we may not be able to service our existing customers or add new customers. We expect that for the next few years, Motorola and competing manufacturers who are licensed by Motorola will be the only manufacturers of subscriber unit equipment that is compatible with our digital mobile network.

      New Accounting Pronouncements. In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, “Accounting for Derivative Instruments and Hedging Activities,” which establishes accounting and reporting standards for derivative instruments (including some derivatives embedded in other contracts) and for hedging activities by requiring that all derivatives be recognized in the balance sheet and measured at fair value. In June 1999, the FASB issued SFAS No. 137, “Deferral of the Effective Date of FASB Statement No. 133 — an Amendment of FASB Statement No. 133,” which deferred the effective date for us until January 1, 2001. We are in the process of evaluating the potential impact of this standard on our financial position and results of operations.

      In March 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-1, “Accounting for the Costs of Computer Software Developed or Obtained for

NEXTEL INTERNATIONAL, INC. AND SUBSIDIARIES
(A Substantially Wholly Owned Subsidiary of Nextel Communications, Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

1.  Summary of Operations and Significant Accounting Policies — (Continued)

Internal Use.” This statement establishes accounting standards for costs incurred in the acquisition or development and implementation of computer software. These new standards require the capitalization of software implementation costs relating to software acquired or developed and implemented for internal use. The adoption of this statement, effective January 1, 1999, had no impact on our financial position or results of operations.

      In April 1998, the AICPA issued Statement of Position 98-5, “Reporting on the Costs of Start-Up Activities.” This statement requires costs of start-up activities and organization costs to be expensed as incurred. The adoption of this statement did not impact our financial position or result of operations.

      In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 101, “Revenue Recognition in Financial Statements,” which provides guidance on the recognition, presentation and disclosure of revenue in financial statements. The guidelines in SAB No. 101 must be adopted by the fourth quarter of 2000. Based on our current assessment and guidance provided to date by the Securities and Exchange Commission, we do not believe that SAB No. 101 will have a material impact on our financial position or results of operations.

      In March 2000, the Financial Accounting Standards Board issued Interpretation No. 44, “Accounting for Certain Transactions involving Stock Compensation, an Interpretation of APB Opinion No. 25,” which clarifies the application of Opinion 25 for certain issues including: (1) the definition of an employee for purposes of applying APB Opinion 25, (2) the criteria for determining whether a plan qualifies as a noncompensatory plan, (3) the accounting consequences of various modifications to the terms of a previously fixed stock option or award and (4) the accounting for an exchange of stock compensation awards in a business combination. Interpretation No. 44 is effective July 1, 2000, but certain conclusions cover specific events that occur either after December 15, 1998 or January 12, 2000. We do not expect that the adoption of this guidance on July 1, 2000 will have a material impact on our financial position or results of operations.

      In May 2000, the Emerging Issues Task Force reached a consensus on EITF Issue No. 00-14: “Accounting for Certain Sales Incentives,” which addresses the recognition, measurement and income classification for sales incentives offered voluntarily by vendors, without cost to consumers, as a result of a single exchange transaction. We are required to and will adopt EITF Issue No. 00-14 in the second quarter of 2001. We are in the process of evaluating the potential impact of this consensus on our financial position and results of operations.

2.  Significant Business Combinations and Investments

      Nextel Brazil. On January 30, 1997, we purchased 81.0% of the outstanding capital stock of McCaw Brazil from Telcom Ventures, LLC and various affiliated and unaffiliated investors which, collectively with Telcom Ventures, we refer to as the Founders Group. McCaw Brazil owns, through Nextel S.A., a 95.0% ownership interest in Nextel Telecomunicações Ltda., which we refer to as Nextel Brazil, our principal operating company in Brazil. Under a shareholders agreement among the shareholders of McCaw Brazil dated January 29, 1997, the Founders Group, acting through Telcom Ventures, had the right to defer until April 29, 1999 the contribution of its pro rata share of any capital contributions that we made to McCaw Brazil up to that date without suffering any dilution of the Founders Group’s ownership interest or right to receive

NEXTEL INTERNATIONAL, INC. AND SUBSIDIARIES
(A Substantially Wholly Owned Subsidiary of Nextel Communications, Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

2.  Significant Business Combinations and Investments — (Continued)

dividends and other cash or noncash distributions. The Founders Group ultimately did not make these capital contributions by April 29, 1999 in accordance with the relevant terms of this shareholders agreement, which has resulted in the proportionate dilution of its equity interest in McCaw Brazil. Consequently, our capital contributions to McCaw Brazil through April 29, 1999 have increased our ownership interest in McCaw Brazil to about 92.0% of contributed capital and have diluted the ownership interest of the Founders Group in McCaw Brazil to about 8.0% of contributed capital. The capital contributions, in turn, have increased our ownership in Nextel Brazil, through Nextel S.A., to about 88.0%. Telcom Ventures, in its individual capacity as a member of the Founders Group, is disputing the resulting reduction in its ownership interest in McCaw Brazil. (See Note 9 and Note 15.)

      The Founders Group has the right at any time between October 31, 2001 and November 1, 2003, or at any time after a change of control of McCaw Brazil, to require McCaw Brazil to redeem the Founders Group’s entire interest at its appraised fair market value at the time of exercise, as defined in the relevant documents. The redemption price is payable in cash, or, at McCaw Brazil’s election, publicly traded common stock of any entity owning 50.0% or more of McCaw Brazil or a combination thereof.

      Nextel Argentina. On January 30, 1998, we acquired a 50.0% interest in Nextel Argentina from Wireless Ventures of Argentina, L.L.C. for a purchase price of $46.0 million in cash. As a result of the purchase, our effective ownership interest in Nextel Argentina increased from 50.0% to 100.0%. We began consolidating the accounts of Nextel Argentina on February 1, 1998. From May 6, 1997 through January 30, 1998, we accounted for our 50.0% investment in Nextel Argentina under the equity method of accounting.

      Nextel Mexico. During the year ended December 31, 1997, through a series of transactions, we increased our equity interest in Nextel Mexico from 30.1% to 100.0% for consideration of approximately $132.2 million. As a result of such transactions, we began consolidating Nextel Mexico on September 1, 1997.

      Nextel Peru. On January 29, 1998, we acquired a 70.1% interest in Nextel Peru for $27.9 million. Motorola International Development Corporation, an indirect wholly owned subsidiary of Motorola, referred to as Motorola International, held a 19.9% interest in Nextel Peru.

      On October 30, 1998, we exercised an option to sell approximately 10.0% of our shares of Nextel Peru to Motorola International for about $6.0 million. Additionally, as a result of the decision of the other minority stockholder of Nextel Peru not to contribute its pro rata share of capital contributions to Nextel Peru during 1998 and 1999, such stockholder’s equity interest in Nextel Peru has been diluted, and ours and Motorola International’s equity interests in Nextel Peru have increased. Immediately following the closing of that transaction, and giving effect to the dilution of the equity interest of the other minority stockholder during 1998, we held about 62.1% and Motorola International held about 30.9%. As of December 31, 1999, and giving effect to the further dilution of the equity interest of the other minority shareholder during 1999, we and Motorola International held about 63.5% and 30.6%, respectively, of the outstanding shares of Nextel Peru.

      Motorola International has the right to cause Nextel Peru to acquire all shares of Nextel Peru held by Motorola International and its affiliates at the appraised fair market value if Nextel Peru

NEXTEL INTERNATIONAL, INC. AND SUBSIDIARIES
(A Substantially Wholly Owned Subsidiary of Nextel Communications, Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

2.  Significant Business Combinations and Investments — (Continued)

does not purchase network equipment from Motorola International, provided that the network equipment is technologically competitive and is offered to Nextel Peru on competitive terms.

      Pro forma Information. The following summarized pro forma (unaudited) information is for the year ended December 31, 1997 and assumes that the business combinations and transactions associated with Nextel Argentina, Nextel Mexico and McCaw Brazil had occurred on January 1, 1997, and reflects adjustments for the recognition of the minority ownership interests and the amortization of licenses and goodwill.

1997

(in thousands, except
per share amounts)

Revenues	$26,312

Net loss	$(89,717)

Net loss per share, basic and diluted	$(0.41)

Weighted average shares outstanding	219,000,000

      The pro forma information is not necessarily indicative of the results that would actually have occurred had the transactions been consummated on the date indicated, nor are they necessarily indicative of our future operating results.

3.  Investments in Unconsolidated Affiliates

      At December 31, 1999 and 1998, our investments in unconsolidated affiliates consist of:

	Effective
	Ownership
	December 31,

	1999	1998

Equity Method Investments

Nextel Communications Philippines, Inc.	38.0%	38.0%

NEXNET Co., Ltd.	21.0%	21.0%

Marketable Equity Securities

Clearnet Communications, Inc.	14.5%	15.4%

Nonmarketable Equity Securities

Shanghai CCT McCaw Telecommunications Systems Co., Ltd.	12.1%	12.1%

      For equity method investments, the percentage ownership represents the percentage of the investee’s earnings or losses recognized.

NEXTEL INTERNATIONAL, INC. AND SUBSIDIARIES
(A Substantially Wholly Owned Subsidiary of Nextel Communications, Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

3.  Investments in Unconsolidated Subsidiaries — (Continued)

      Summarized financial information for our investments in unconsolidated affiliates accounted for using the equity method, which include our investments in Nextel Philippines and NEXNET, is as follows:

	December 31,

	1999	1998

	(in thousands)

Assets	$218,539	$229,725

Liabilities	371,939	289,427

Operating loss	(52,502)	(26,257)

Net loss	(105,832)	(66,008)

      The excess of the cost of our equity method investments over the net assets acquired is being amortized over 20 years. Amortization of this excess totaled $0.8 million during 1999, $1.2 million during 1998 and $3.1 million during 1997, and is reflected in the accompanying consolidated statements of operations within equity in losses of unconsolidated affiliates.

      Nextel Philippines. In 1996, we acquired a 30.0% interest in Nextel Philippines, for $16.0 million. On August 21, 1998, Gamboa Holdings, Inc., which is 60.0% owned by ACCRA Investments Corporation, a corporation organized under the laws of the Philippines and owned by Philippine nationals, referred to as ACCRAIN, and 40.0% owned by one of our indirect subsidiaries, purchased 20.0% of Nextel Philippines for $9.0 million.

      Funds used by Gamboa Holdings to consummate the acquisition of the 20.0% of Nextel Philippines were derived from equity contributions by shareholders of Gamboa Holdings and proceeds of loans made by a lending institution. These loans to Gamboa Holdings and to ACCRAIN are secured by our cash collateral deposits in the amount of the loans and a pledge of Gamboa Holdings’ shares of Nextel Philippines. As a result of Gamboa Holdings’s acquisition of 20.0% of Nextel Philippines, our aggregate equity interest in Nextel Philippines, which includes our direct and indirect holdings, increased from 30.0% to 38.0%.

      ACCRAIN is a Philippine holding company with investments in a number of Philippine companies. Pursuant to an agreement, dated August 21, 1998 between our indirect wholly owned subsidiary and ACCRAIN, ACCRAIN granted us a call right on its shares in Gamboa Holdings, exercisable at any time, provided that we are the actual purchaser of the shares or a qualified purchaser in accordance with applicable Philippine foreign corporate ownership rules. Upon expiration of the agreement, ACCRAIN may put to us, or any of our qualified designees, its shares in Gamboa Holdings for approximately $8.0 million. The ACCRAIN Agreement has been extended until August 2000.

      Japan. In March 1998, we purchased a 21.0% equity interest in NEXNET, a wireless communications services provider in Japan, for a purchase price of $0.6 million. We also loaned NEXNET $31.5 million. DJSMR Business Partnership, a Japanese partnership in which an affiliate of Motorola is the majority partner, holds a 49.0% equity interest in NEXNET.

      Shanghai CCT McCaw. As of December 31, 1999 and 1998, we own a 30.0% interest in Shanghai CCT McCaw Telecommunications Systems Co., Ltd., a joint venture that currently participates in the Shanghai GSM System in Shanghai, China through a profit sharing arrangement with China United Telecommunications Corporation, referred to as Unicom, the owner of the Shanghai GSM System. Under the profit sharing agreement, Shanghai CCT McCaw

NEXTEL INTERNATIONAL, INC. AND SUBSIDIARIES
(A Substantially Wholly Owned Subsidiary of Nextel Communications, Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

3.  Investments in Unconsolidated Subsidiaries — (Continued)

has the right to receive about 40.0% of the profits, as defined, of the Shanghai GSM System. Through our interest in Shanghai CCT McCaw, we have the right to receive about 12.1% of those profits. Foreign entities or individuals are not permitted to directly own or operate telecommunications systems in China under current law. As a result, we do not have the right to influence the operations of the Shanghai GSM System and therefore, we account for this investment using the cost method. Our carrying value in our minority interest in Shanghai CCT McCaw is about $15.0 million at December 31, 1999 and about $15.7 million at December 31, 1998.

      In September 1999, Unicom advised Shanghai CCT McCaw and all similarly situated investors in Unicom, that under a new policy of the Chinese government, all existing arrangements between Unicom and joint ventures in which foreign companies had invested needed to be terminated. On March 17, 2000, Shanghai CCT McCaw and Unicom executed a termination agreement setting forth the terms and conditions for the termination of the cooperation agreement with Unicom.

4.  Fair Value of Financial Instruments

      We have determined the estimated fair value amounts using available market information and appropriate valuation methodologies. However, considerable judgment is required in interpreting market data to develop the estimates of fair value. Accordingly, the estimates presented below are not necessarily indicative of the amounts that we could realize in a current market exchange. The use of different market assumptions as well as estimation methodologies may have a material effect on the estimated fair value amounts.

	December 31,

	1999		1998

	Carrying	Estimated	Carrying	Estimated
	Amount	Fair Value	Amount	Fair Value

	(in thousands)

Marketable equity securities included within Investments in unconsolidated affiliates	$287,851	$287,851	$68,037	$68,037

Long-term debt	1,548,496	1,428,790	1,256,943	1,087,943

      Cash and Cash Equivalents, Accounts Receivable, Accounts Payable and Accrued Expenses. The carrying amounts of these items are a reasonable estimate of their fair value.

      Shanghai CCT McCaw. It is impracticable to estimate the fair value of our nonmarketable investment in Shanghai CCT McCaw, as there is no active market for this investment.

      Marketable Equity Securities. Included in investments in unconsolidated affiliates is our investment in Clearnet Communications, Inc., a wireless communications services provider in Canada, which is accounted for at fair value based on quoted market prices. The market value of Clearnet common stock at December 31, 1999 and 1998 was $34.375 and $8.125 per share,

NEXTEL INTERNATIONAL, INC. AND SUBSIDIARIES
(A Substantially Wholly Owned Subsidiary of Nextel Communications, Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

4.  Fair Value of Financial Instruments — (Continued)

respectively. At December 31, 1999 and 1998, marketable equity securities consist of the following:

			Gross Unrealized
	Cost	Fair Value	Gain (Loss)

	(in thousands)

1999

Available-for-sale:

Equity securities, included within Investments in unconsolidated affiliates	$103,725	$287,851	$184,126

1998

Available-for-sale:

Equity securities, included within Investments in unconsolidated affiliates	$103,725	$68,037	$(35,688)

      Long-Term Debt. The fair value of our long-term debt is based on quoted market prices for the senior discount notes. Carrying value approximates fair value for our bank and vendor credit facilities, as interest rates are reset periodically. (See Note 7).

5.  Property, Plant and Equipment

	December 31,

	1999	1998

	(in thousands)

Land	$1,583	$1,650

Leasehold improvements	14,483	13,599

Network equipment	442,013	243,519

Office equipment, furniture and fixtures, and other	92,003	27,921

Less accumulated depreciation and amortization	(95,449)	(25,773)

	454,633	260,916

Construction in progress	84,822	269,655

	$539,455	$530,571

6.  Intangible Assets

	December 31,

	1999	1998

	(in thousands)

Licenses	$415,050	$479,727

Goodwill	99,083	113,546

Trademarks and other	1,629	1,629

	515,762	594,902

Less accumulated amortization	(61,105)	(42,483)

	$454,657	$552,419

NEXTEL INTERNATIONAL, INC. AND SUBSIDIARIES
(A Substantially Wholly Owned Subsidiary of Nextel Communications, Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

7.  Long-term Debt

	December 31,

	1999	1998

	(in thousands)

13.0% Senior Redeemable Discount Notes due 2007, net of unamortized discount of $252,323 and $337,065	$699,140	$614,398

12.125% Senior Serial Redeemable Discount Notes due 2008, net of unamortized discount of $234,280 and $289,349	495,720	440,651

International Motorola Equipment Financing Facility, interest payable semiannually at 2.5% over on the U.S. prime rate or LIBOR (10.5% to 11% — 1999)	139,146	—

Brazil Motorola Equipment Financing, interest payable semiannually at 2.5% over on the U.S. prime rate or LIBOR (10.28% — 1999; 10.25% to 11% — 1998)	103,757	102,196

Argentina Credit Facility, interest payable quarterly at adjustable rates calculated either on the ABR or the Eurodollar rate (8.13% to 9.0% — 1999; 8.75% to 9.50% — 1998)	100,000	83,500

Motorola Argentina Incremental Facility, interest payable quarterly at adjusted rates calculated either on the ABR or the Eurodollar rate (10.5% to 12.25% — 1999)	8,330	—

Philippines Motorola Bridge Financing Agreement (10.25% — 1998)	—	8,575

Nextel Mexico Equipment Financing (10.4% to 16.5% — 1998)	—	7,623

Other	2,403	—

	1,548,496	1,256,943

Less current portion	(33,739)	(2,061)

	$1,514,757	$1,254,882

      13.0% Senior Redeemable Discount Notes. In March 1997, we completed the sale of 951,463 units, generating $482.0 million in net proceeds. Each unit is comprised of a 10-year senior discount note with a principal due at maturity of $1,000 and one warrant to purchase about 2.3 shares of our common stock at an exercise price of $1.67 per share at any time after March 6, 1998 and prior to March 6, 2007. The warrants entitle the holders to purchase an aggregate of about 2,212,050 shares of our common stock that approximates less than 1% of our outstanding common stock on a diluted basis and were valued at $14.8 million based on the difference between the gross proceeds and the present value of the accreted amount of the notes at time of first call including the call premium. Cash interest will not accrue prior to April 15, 2002, and will be payable semiannually beginning October 15, 2002 at a rate of 13.0% per year. These notes are redeemable in whole or in part, at our option, at any time on or after April 15, 2002 at specified redemption prices plus accrued and unpaid interest. Up to 35.0% of the aggregate accreted value of these outstanding senior notes may be redeemed (using the proceeds of one of more sales of qualified equity securities) prior to April 15, 2000, at our option under specified circumstances, at 113.0% of their accreted value on the date of redemption. The

NEXTEL INTERNATIONAL, INC. AND SUBSIDIARIES
(A Substantially Wholly Owned Subsidiary of Nextel Communications, Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

7.  Long-term Debt — (Continued)

notes are senior unsecured indebtedness of ours and rank equal in right of payment with all our other unsubordinated, unsecured indebtedness.

      12.125% Senior Serial Redeemable Discount Notes. In March 1998, we completed the sale of $730.0 million in principal amount at maturity of our 12.125% senior serial redeemable discount notes due 2008, generating $387.0 million in net cash proceeds. Cash interest will not accrue prior to April 15, 2003, and will be payable semiannually beginning October 15, 2003 at a rate of 12.125% per year. The 12.125% senior notes are redeemable in whole or in part, at our option, at any time on or after April 15, 2003 at specified redemption prices, plus accrued and unpaid interest. Up to 35.0% of the aggregate accreted value of these outstanding senior notes may be redeemed (using the proceeds of one or more sales of qualified equity securities) prior to April 15, 2001, at our option under specified circumstances, at 112.125% of their accreted value on the date of redemption. The notes are senior unsecured indebtedness of ours and rank equal in right of payment with all our other unsubordinated, unsecured indebtedness.

      International Motorola Equipment Financing Facility. On February 4, 1999, we entered into definitive agreements with Motorola Credit Corporation providing for $225.0 million of secured term loans. This facility includes (i) up to $100.0 million in loans to reimburse us for payments we made to Motorola Credit since January 1, 1997 for the purchase of network equipment and related services, including ancillary products and services, by or for the benefit of our operating subsidiaries, referred to as Reimbursement Loans, and (ii) up to $225.0 million in loans, less the amount of Reimbursement Loans advanced to (a) finance the cost of qualifying future purchases of network equipment and related services and (b) provide funds to: (1) repay the principal amounts outstanding under the existing financing facility between Motorola Credit and Nextel Philippines and (2) reimburse us for repaying the principal amounts outstanding under a bridge financing facility between us and Motorola Credit for the benefit of Nextel Philippines that was terminated in February 1999. We refer to this facility as the International Motorola Financing Facility. Our designated operating companies that are entitled to access amounts available under the International Motorola Equipment Financing Facility are Nextel Mexico, Nextel Peru, Nextel Philippines, NEXNET and other entities, if any, in which we hold an equity interest and that may be so designated by agreement between us and Motorola Credit. The amount borrowed under this facility is payable in eight equal semiannual installments beginning June 30, 2001, will mature December 31, 2004, and bears interest at variable rates based upon either the U.S. prime rate or the London Interbank Offered Rate, referred to as LIBOR. This facility is secured by, among other things, a pledge of the shares of stock of the designated operating companies held by specified third party shareholders.

      As of December 31, 1999, approximately $139.1 million had been borrowed under this facility, including the entire $100.0 million of reimbursement loans relating to the purchase of equipment and related services by or for the benefit of certain operating subsidiaries, with $85.9 million remaining available for borrowing. The availability of borrowings under this facility is subject to the satisfaction or waiver of applicable borrowing conditions.

      On December 22, 1999, we notified Motorola Credit of our anticipated noncompliance with financial covenants applicable to the fourth quarter of 1999. On December 27, 1999, Motorola Credit agreed to waive compliance with the financial covenants on the condition that the parties enter into an amendment to the International Motorola Equipment Financing Facility during the first quarter of 2000. On March 22, 2000, we and Motorola Credit entered into the contemplated amendment to the International Motorola Equipment Financing Facility, which, among other

NEXTEL INTERNATIONAL, INC. AND SUBSIDIARIES
(A Substantially Wholly Owned Subsidiary of Nextel Communications, Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

7.  Long-term Debt — (Continued)

things, eliminates the 1999 issues related to financial covenant compliance and addresses cure mechanisms for any future financial covenant compliance issues.

      Brazil Motorola Equipment Financing. In 1997, McCaw Brazil and Motorola Credit Corporation entered into an equipment financing agreement pursuant to which Motorola Credit agreed to provide up to $125.0 million in multi-draw term loans to McCaw Brazil to be used to acquire infrastructure equipment and related services from Motorola. The financing advanced under this agreement is repayable in U.S. dollars in semiannual installments over 42 months beginning June 30, 2000 and bears interest at an adjustable rate equal to either the prime rate plus 2.5% or LIBOR plus 4.625%. The loans made under this agreement are secured by a first priority lien on substantially all of McCaw Brazil’s assets, a pledge of all of the stock of McCaw Brazil and its subsidiaries, and guarantees by us of 94.0%, and by Motorola International Development Corporation of 6.0%, of McCaw Brazil’s obligations under this financing. The financing contains certain financial and operating covenants. In the event of noncompliance with certain financial covenants, McCaw Brazil may cure any such noncompliance by receiving additional equity contributions. The availability of borrowings under this facility, referred to as the Brazil Motorola Equipment Financing, is subject to the satisfaction or waiver of applicable borrowing conditions.

      In 1999, McCaw Brazil notified Motorola Credit of its noncompliance with some of the financial covenants under the Brazil Motorola Equipment Financing. Motorola Credit agreed to waive compliance with those financial covenants on the condition that we agree to committed capital contributions and the parties enter into an amendment to this agreement during the first quarter of 2000. On March 24, 2000, McCaw Brazil and Motorola Credit entered into this amendment to the Brazil Motorola Equipment Financing, which, among other things, eliminates the 1999 issues with respect to financial covenant compliance and addresses cure mechanisms for any future financial covenant compliance issues.

      Argentina Credit Facility. In February 1998, Nextel Argentina entered into a senior secured credit facility which, as amended, provides up to $100.0 million in term loans. Loans under this facility, referred to as the Argentina Credit Facility, bear interest at a rate equal to, at our option, either (1) the ABR plus 4.0% (ABR is the highest of the U.S. prime rate, the base CD rate plus 1.0% or the federal funds rate plus 0.5%) or (2) the Eurodollar rate plus 5.0% (the Eurodollar rate is LIBOR multiplied by the statutory reserve rate). Loans under this facility are repayable in quarterly installments beginning September 30, 2000 through March 31, 2003. The first nine installments will be equal to 1/18 of the then-outstanding balance and the final installment will be in an amount equal to the then-outstanding balance. Borrowings under this facility are secured by a pledge of stock of Nextel Argentina, has a first priority lien on the assets of Nextel Argentina, and requires Nextel Argentina to meet financial and operating ratios.

      In March 1999, Nextel Argentina notified the administrative agent of the Argentina Credit Facility of its anticipated noncompliance with some of the financial covenants under the facility. Nextel Argentina received a waiver from the lenders with regard to those covenants for the first quarter of 1999. Effective May 26, 1999, Nextel Argentina and the lenders under the Argentina Credit Facility amended the facility to modify several financial covenants. As a condition to the effectiveness of those amendments, we entered into capital subscription agreements under which we contributed equity of $84.1 million to Nextel Argentina during 1999 and are required to contribute additional equity of $83.5 million during 2000, $19.5 million during 2001 and $49.5 million during the first nine months of 2002.

NEXTEL INTERNATIONAL, INC. AND SUBSIDIARIES
(A Substantially Wholly Owned Subsidiary of Nextel Communications, Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

7.  Long-term Debt — (Continued)

      In November 1999, Nextel Argentina notified the administrative agent of its anticipated noncompliance with some of the financial covenants under the Argentina Credit Facility applicable in the fourth quarter of 1999. Effective December 8, 1999, Nextel Argentina and the lenders amended the Argentina Credit Facility to modify several financial covenants applicable to the fourth quarter of 1999 and the first quarter of 2000.

      As of December 31, 1999, Nextel Argentina had borrowed $100.0 million under the Argentina Credit Facility. Nextel Argentina is in compliance with all financial covenants contained in the facility, as amended.

      Motorola Argentina Incremental Facility. Effective May 26, 1999, and concurrent with the then current modification of the Argentina Credit Facility, Motorola Credit agreed to provide up to $50.0 million in loans to Nextel Argentina as incremental term loans under the Argentina Credit Facility for purchase from Motorola of qualifying network equipment and related services. As of December 31, 1999, $8.3 million had been borrowed under this incremental facility.

      Philippines Motorola Bridge Financing. On August 27, 1998, Motorola Credit agreed to provide up to $12.0 million in term loans to us to finance the cost of network equipment and related services purchased from Motorola by Nextel Philippines and to reimburse us for payments made by us to Motorola for the purchase of network equipment and related services for the benefit of Nextel Philippines. At December 31, 1998, the outstanding balance on the financing agreement was $8.6 million. During February 1999, the outstanding balance was repaid with proceeds from the International Motorola Financing Facility.

      Nextel Mexico Equipment Financing. At December 31, 1998, Nextel Mexico was a party to several secured financing agreements, with various payment terms and maturities through 2007. The term loans were secured by a first priority lien on substantially all of Nextel Mexico’s assets and were payable in U.S. dollars. In February 1999, in conjunction with the International Motorola Financing Facility, the principal and unpaid interest under these financing agreements were paid in full.

      International Motorola Incremental Equipment Financing Facility. On December 16, 1999, we entered into an agreement with Motorola Credit under which Motorola Credit committed to provide up to $56.6 million in incremental term loans to us to acquire intrastructure equipment and related services from Motorola. Loans under this facility mature December 31, 2001 and bear interest at variable rates based upon either the U.S. prime rate or LIBOR. Loans under this facility are secured by a pledge of all of our shares of stock of Clearnet. On January 6, 2000, we borrowed the full $56.6 million available under this facility.

NEXTEL INTERNATIONAL, INC. AND SUBSIDIARIES
(A Substantially Wholly Owned Subsidiary of Nextel Communications, Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

7.  Long-term Debt — (Continued)

      For the years subsequent to December 31, 1999, annual maturities of long-term obligations are as follows (in thousands):

2000	$33,739

2001	80,560

2002	90,487

2003	89,985

2004	58,865

Thereafter	1,681,463

2,035,099

Less unamortized discount	(486,603)

$1,548,496

8.  Income Taxes

      The components of the income tax benefit were as follows:

	Year ended December 31,

	1999	1998	1997

	(in thousands)

Current:

Foreign	$(3,247)	$—	$(1,745)

Deferred:

Foreign	3,264	22,358	8,027

Income tax benefit	$17	$22,358	$6,282

      The reconciliation of taxes computed at the statutory rate to the income tax benefit is as follows:

	Year ended December 31,

	1999	1998	1997

	(in thousands)

Income tax benefit at statutory rate	$182,057	$88,180	$27,095

Nonconsolidated subsidiary adjustments	(11,014)	(4,268)	(2,559)

High yield discount obligations	(3,486)	(2,912)	(1,621)

Increase in valuation allowance	(150,470)	(66,207)	(16,784)

Other	(17,070)	7,565	151

	$17	$22,358	$6,282

NEXTEL INTERNATIONAL, INC. AND SUBSIDIARIES
(A Substantially Wholly Owned Subsidiary of Nextel Communications, Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

8.  Income Taxes — (Continued)

      Deferred tax assets and liabilities consist of the following:

	December 31,

	1999	1998

	(in thousands)

Deferred tax assets:

Operating loss carryforwards	$157,863	$65,332

Deferred interest	82,533	54,104

Unrealized loss on investment	—	12,491

Other	18,969	11,220

	259,365	143,147

Valuation allowance	(243,228)	(119,352)

	16,137	23,795

Deferred tax liabilities:

Intangible assets	90,607	113,989

Unrealized gain on investment	64,444	—

Other	3,029	—

	158,080	113,989

Net deferred tax liability	$141,943	$90,194

      At December 31, 1999, we had about $52.8 million of net operating loss carryforwards for U.S. federal income tax purposes that expire beginning in 2018.

      At December 31, 1999, net operating loss carryforwards for our foreign subsidiaries are about $91.1 million for Mexican income tax purposes, $120.3 million for Argentine income tax purposes and $23.9 million for Peruvian income tax purposes. These carryforwards expire in various amounts through 2009. Additionally, our foreign subsidiaries had about $176.4 million of net operating loss carryforwards for Brazilian income tax purposes that have no expiration date and that can only be utilized up to the limit of 30% of taxable income for the year. Our foreign subsidiaries may be limited in their ability to use foreign tax net operating losses in any single year depending on their ability to generate sufficient taxable income.

9.  Commitments and Contingencies

      Operating Lease Commitments. We lease various cell sites and office facilities under operating leases with terms of one to five years which, in the case of the cell sites, are generally renewable, at our option, for additional terms. Total rent expense under operating leases was $13.0 million during 1999, $11.8 million during 1998 and $3.3 million during 1997.

NEXTEL INTERNATIONAL, INC. AND SUBSIDIARIES
(A Substantially Wholly Owned Subsidiary of Nextel Communications, Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

9.  Commitments and Contingencies — (Continued)

      For years subsequent to December 31, 1999, future minimum payments for all operating lease obligations that have initial noncancelable lease terms exceeding one year, net of rental income, are as follows (in thousands):

2000	$11,720

2001	10,981

2002	9,192

2003	5,139

2004	1,338

Thereafter	1,534

$39,904

      Nextel Brazil licenses. Nextel Brazil is required to meet installation and minimum loading requirements related to its analog channels. Failure to comply with such requirements may subject the licenses relating to such channels to revocation by the Brazil Ministry of Communications. At December 31, 1999, Nextel Brazil was not in compliance with applicable installation deadlines and minimum loading requirements with respect to licenses covering 1,885 channels, all of which are outside of São Paulo and Rio de Janiero. Nextel Brazil is currently conducting analog system installation with regard to a significant portion of such channels and has submitted an installation and loading plan and requests for extensions of the applicable deadlines (except for channels where the Brazilian operating companies failed to comply with applicable installation requirements due to television frequency interference, for which extensions were granted automatically by statute) to the Brazilian Ministry of Communications for its review. Nextel Brazil does not believe that any potential actions on the part of Anatel will have a material adverse effect on our financial condition, results of operations or cash flows.

      On December 16, 1999, the Brazilian Ministry of Communication’s board of directors published a proposal for a new regulation that would be applicable to our analog and digital specialized mobile radio operations in Brazil. The new regulation as proposed would eliminate most of the existing restrictions that are applicable to our analog and digital operations in Brazil, including among others, the limitations on interconnect traffic and subscriber units with interconnect numbers. It is generally expected that the proposed regulation will be enacted substantially in the form published before the end of 2000, although there may be strong opposition by current cellular operators, and there can be no assurance that this new regulation will indeed be approved.

      Nextel Philippines SEC Proceedings. Immediately prior to the Nextel Philippines annual shareholders meeting in July 1998, The Philippines Securities and Exchange Commission issued a temporary restraining order in favor of several Philippines shareholders. These shareholders requested nullification of previously adopted amendments of the bylaws of Nextel Philippines contemplated by the corporate governance provisions of the Nextel Philippines’ shareholders agreements. The temporary restraining order enjoined Nextel Philippines from implementing those bylaw amendments for a 72-hour period. The shareholders further requested that a preliminary injunction be issued with the same effect pending a trial on the merits with respect to the validity of those bylaw amendments. On July 15, 1998, pursuant to the agreement of Nextel Philippines and the shareholders, which agreement was confirmed by the Philippines Securities and Exchange Commission, the temporary restraining order was permitted to expire and, pending

NEXTEL INTERNATIONAL, INC. AND SUBSIDIARIES
(A Substantially Wholly Owned Subsidiary of Nextel Communications, Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

9.  Commitments and Contingencies — (Continued)

a trial on the merits as to the validity of the bylaw amendments (1) the petitioners agreed to withdraw their petition for a preliminary injunction and (2) Nextel Philippines agreed that the provisions of the bylaw amendments limiting veto rights in corporate government matters to a wholly-owned subsidiary of Nextel International would not be implemented. Although we cannot predict the outcome of this proceeding, we believe that the shareholders’ claims are without merit. Nextel Philippines intends to vigorously defend against those claims.

      Nextel Philippines Proceedings. In mid 1998, a number of the Philippine cellular mobile telephone companies filed proceedings, which have since been consolidated into one proceeding, with the Philippines National Telecommunications Commission asserting that (1) the extension to January 20, 1999 of Nextel Philippines’ provisional authority to operate its wireless communications network using its licensed frequencies in the Philippines improperly expanded Nextel Philippines’ authority to provide cellular mobile telephone services and (2) if Nextel Philippines was indeed authorized to operate cellular mobile telephone services, then Nextel Philippines should be required to meet the other obligations applicable to cellular mobile telephone services operators, including specified obligations to build out local exchange lines. Although we cannot predict the outcome of this proceeding, we believe that the claims against Nextel Philippines are without merit. Nextel Philippines intends to vigorously defend against them.

      The Philippines National Telecommunications Commission issued an order in February 1999 extending Nextel Philippines’ provisional authority to January 19, 2000. On December 7, 1999, Nextel Philippines filed a motion to further extend that provisional authority for one year. Based on Nextel Philippines’ past experience and the Philippines National Telecommunications Commission’s usual practice, this motion is expected to be resolved ex-parte in Nextel Philippines’ favor. Based on Nextel Philippines’ experience with the practice of the Philippines National Telecommunications Commission, Nextel Philippines believes that the issuance of the extension after the provisional authority’s expiration will not adversely affect Nextel Philippines’ continued operations.

      Nextel Philippines Arbitration. On October 30, 1998, under the dispute resolution provisions of the Philippines shareholders agreements, we commenced arbitration proceedings in Hong Kong against two of the local shareholders of Nextel Philippines, in which we assert that the shareholders have failed to perform their respective obligations under the Nextel Philippines agreements. We seek equitable and legal relief, including, but not limited to, compensatory damages and injunctive relief.

      McCaw Brazil. On August 16, 1999, we and McCaw Brazil filed a Motion for Judgment in the Circuit Court for the City of Alexandria, Virginia, against Telcom Ventures, seeking a declaration from the court that the Founders Group’s option to make its pro rata share of capital contributions was not properly exercised. As a result of having failed to make such payment, the Founders Group’s ownership interest in McCaw Brazil has fallen below 10% and they are no longer entitled to designate a director to serve on the McCaw Brazil board of directors. On September 15, 1999, Telcom Ventures filed its answer denying the material allegations made in the Motion for Judgment, and asserted a counterclaim alleging that we breached a fiduciary duty to Telcom Ventures and that McCaw Brazil breached a contract with Telcom Ventures by allegedly issuing shares for less than fair market value without the informed consent of the director designated by the Founders Group. Telcom Ventures’ counterclaim seeks damages in the amount of $100 million, plus punitive damages. We and McCaw Brazil have timely filed a denial of the material allegations made in the counterclaim. Although we cannot predict the

NEXTEL INTERNATIONAL, INC. AND SUBSIDIARIES
(A Substantially Wholly Owned Subsidiary of Nextel Communications, Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

9.  Commitments and Contingencies — (Continued)

outcome of this proceeding, we believe the claims against us are without merit. We intend to vigorously defend against these claims. (See Note 15.)

10.  Issuance of Preferred Stock

      Under our Articles of Incorporation, we have the authority to issue:

•	12,500 shares of series A exchangeable redeemable preferred stock, par value $10.00 per share;

•	25,000 shares of series B redeemable preferred stock, par value $10.00 per share; and

•	10,000,000 shares of undesignated preferred stock, par value $.001 per share.

      During 1999, 2,000 shares of our series A exchangeable redeemable preferred stock were issued to a wholly owned subsidiary of Nextel Communications in exchange for cash proceeds of $200.0 million. During 1998, 988.86 shares were issued to Nextel Communications in exchange for an investment in Clearnet and other consideration of $8.3 million.

      The series A exchangeable redeemable preferred stock was issued at an original liquidation preference of $100,000 per share and thereafter, the liquidation preference on the series A preferred stock accretes at an annual rate equal to 13.625%. At December 31, 1999, the accreted liquidation preference on the series A preferred stock was about $335.7 million. Except as required by law, the holders of the series A preferred stock are not entitled to receive dividends or other distributions. We have the right at any time to redeem the series A preferred stock in full (or with the consent of the holder of the affected shares of series A preferred stock, in part) at a redemption price equal to 100% of the accreted liquidation preference thereof on the redemption date and, under certain circumstances, the holders of the series A preferred stock have the right to exchange the series A preferred stock for shares of our series B redeemable preferred stock, par value $10.00 per share, having a liquidation preference equal to the accreted liquidation preference of the series A preferred stock so exchanged.

      The series B preferred stock to be issued in exchange for shares of series A preferred stock will have an initial annual dividend rate equal to 13.625%, increasing to 18.0% on March 13, 2010. The series B preferred stock will have terms substantially similar to those of the series A preferred stock, except that the series B preferred stock has the right to elect one director to the board of directors and to the accrual of cumulative dividends payable quarterly in cash. In addition, we may not issue shares of our series B preferred stock, except in exchange for shares of our series A preferred stock, without the consent of the holder of a majority of the outstanding shares of our series A preferred stock and our series B preferred stock, voting together as a class.

11.  Employee Stock and Benefit Plans

      Nextel Communications Employee Stock Option Plan. Some of our employees participate in the Nextel Communications, Inc. Incentive Equity Plan. Generally, non qualified stock options outstanding under this Plan:

•	are granted at prices equal to the market value of Nextel Communications’ stock on the grant date;

•	vest ratably over either a four or a five year service period; and

NEXTEL INTERNATIONAL, INC. AND SUBSIDIARIES
(A Substantially Wholly Owned Subsidiary of Nextel Communications, Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

11.  Employee Stock and Benefit Plans — (Continued)

•	expire ten years subsequent to the award date.

      A summary of the activity under the Nextel Communications, Inc. Incentive Equity Plan related to our employees is as follows:

		Option			Weighted Average
	Shares	Price Range			Exercise Price

Outstanding, January 1, 1997	272,200	$7.56	–	$9.19	$7.72

Granted	351,100	7.56	–	11.91	7.76

Outstanding, December 31, 1997	623,300	7.56	–	11.91	7.56

Granted	770,020	11.35	–	15.50	13.19

Transferred	(109,796)	7.56	–	13.28	10.75

Exercised	(41,326)	7.56	–	8.07	7.59

Canceled	(178,836)	7.56	–	13.28	9.86

Outstanding, December 31, 1998	1,063,362	7.56	–	15.50	11.01

Granted	1,226,990	15.28	–	43.50	18.52

Transferred	1,082,474	6.75	–	15.28	10.31

Exercised	(762,668)	6.75	–	15.50	9.15

Canceled	(413,416)	7.57	–	15.50	12.87

Outstanding, December 31, 1999	2,196,742	$6.75	–	$43.50	$15.04

Exercisable, December 31, 1999	139,040	$6.75	–	$15.50	$10.41

      Following is a summary of the status of employee stock options outstanding at December 31, 1999:

					Weighted Average
	Outstanding	Outstanding	Outstanding	Exercisable	Exercise Price of
Exercise	Number of	Weighted Life	Average	Number of	Exercisable
Price Range	Shares	Remaining	Exercise Price	Shares	Shares

$6.75 – $ 7.82	255,920	6.9 years	$7.58	61,710	$7.62
8.07 – 13.28	769,452	8.2 years	11.97	68,330	12.29
15.28 – 15.50	885,370	9.1 years	15.30	9,000	15.32
24.00 – 43.50	286,000	9.7 years	29.18	—	—

	2,196,742	8.6 years	15.04	139,040	10.41

      Nextel International Employee Stock Option Plan. In June 1997, our board of directors adopted the 1997 Nextel International Employee Stock Option Plan, under which eligible employees participate. Generally, options outstanding under this plan:

•	are granted at fair value, based on periodic valuations of Nextel International in accordance with the terms of the plan;

•	vest over a four year service period; and

•	expire ten years subsequent to the award date.

NEXTEL INTERNATIONAL, INC. AND SUBSIDIARIES
(A Substantially Wholly Owned Subsidiary of Nextel Communications, Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

11.  Employee Stock and Benefit Plans — (Continued)

      A summary of Nextel International Stock Option Plan activity is as follows:

		Option			Weighted Average
	Shares	Price Range			Exercise Price

Outstanding, January 1, 1997	—	$—		$—	$—

Granted	9,726,000	1.67	–	1.67	1.67

Exercised	(180,000)	1.67	–	1.67	1.67

Outstanding, December 31, 1997	9,546,000	1.67	–	1.67	1.67

Granted	2,175,000	1.67	–	10.96	10.47

Exercised	(142,074)	1.67	–	1.67	1.67

Canceled	(1,070,574)	1.67	–	10.96	3.40

Outstanding, December 31, 1998	10,508,352	1.67	–	10.96	3.31

Granted	4,701,000	1.67	–	4.01	3.99

Exercised	(1,197,780)	1.67	–	1.67	1.67

Canceled	(2,121,558)	1.67	–	10.96	5.26

Outstanding, December 31, 1999	11,890,014	$1.67	–	$10.96	$3.39

Exercisable, December 31, 1999	6,981,264	$1.67	–	$10.96	$2.51

      Following is a summary of the status of employee stock options outstanding at December 31, 1999:

				Weighted Average
	Outstanding	Outstanding	Exercisable	Exercise Price of
Exercise	Number of	Average	Number of	Exercisable
Price	Shares	Exercise Price	Shares	Shares

$1.67	6,255,024	$1.67	5,775,108	$1.67
4.01	4,576,374	4.01	761,820	4.01
10.96	1,058,616	10.96	444,336	10.96

	11,890,014	3.39	6,981,264	2.51

NEXTEL INTERNATIONAL, INC. AND SUBSIDIARIES
(A Substantially Wholly Owned Subsidiary of Nextel Communications, Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

11.  Employee Stock and Benefit Plans — (Continued)

      Consistent with the provisions of SFAS No. 123, had compensation costs been determined based on the fair value of the awards granted in 1999, 1998 and 1997, our loss and loss per common share attributable to common stockholders would have been as follows:

	1999	1998	1997

	(in thousands, except share amounts)

Net loss:

As reported	$(520,146)	$(237,135)	$(73,948)

Pro forma	$(529,920)	$(243,376)	$(76,024)

Loss per common share, basic and diluted:

As reported	$(2.37)	$(1.08)	$(0.34)

Pro forma	$(2.42)	$(1.11)	$(0.35)

Weighted average fair value of options granted	$2.04	$2.05	$1.10

Weighted average remaining contractual life	8.2 years	7.6 years	8.2 years

      The fair value of each Nextel International and Nextel Communications, Inc. option grant is estimated on the date of grant using the Black-Scholes option-pricing model as prescribed by SFAS No. 123 using the following: assumptions:

	1999	1998	1997

Expected stock price volatility	51%	51%	53%

Risk-free interest rate	5.67 – 5.93%	5.01 – 5.08%	6.6%

Expected life in years	5	8	8

Expected dividend yield	0.00%	0.00%	0.00%

      Our stock options are non transferable (except to family members or by will, as provided for in the Nextel International Employee Stock Option Plan), and the actual value of the stock options that an employee may realize, if any, will depend on the excess of the market price on the date of exercise over the exercise price. We have based our assumption for stock price volatility on the historical variance of weekly closing prices of Nextel Communications’ class A common stock.

      Stock Appreciation Rights. On November 1, 1996, we adopted a Stock Appreciation Rights Plan, whereby some of our employees and consultants of Nextel International were granted rights to share in the future appreciation in the value of Nextel International. Such rights do not represent an equity interest in Nextel International, only a right to compensation under the terms of the plan.

      In conjunction with adoption of the Nextel International Employee Stock Option Plan, our board of directors also approved a plan to terminate the Stock Appreciation Rights Plan. Each holder of previously granted stock appreciation rights was given the option to exchange their stock appreciation rights for stock options to be granted under the Nextel International Employee Stock Option Plan. As of December 31, 1998, 30,000 stock appreciation rights were outstanding. All outstanding stock appreciation rights had been exchanged for Nextel International options during 1999.

NEXTEL INTERNATIONAL, INC. AND SUBSIDIARIES
(A Substantially Wholly Owned Subsidiary of Nextel Communications, Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

11.  Employee Stock and Benefit Plans — (Continued)

      Employee Benefit Plan. Some of our officers and employees are eligible to participate in Nextel Communications’ defined contribution plan established pursuant to Section 401(k) of the Internal Revenue Code. We provide a matching contribution of 50% of the first 4% of salary contributed by the employee. Our contributions were about $49,000 during 1999, $41,000 during 1998 and $29,000 during 1997.

12.  Related Party Transactions

      Nextel Communications performs accounting, legal and other services for us under a service agreement. We reimburse Nextel Communications for costs incurred, which totaled $1.2 million during 1999, $0.4 million during 1998 and $0.3 million during 1997. We also reimburse Nextel Communications for some vendor payments made on our behalf. At December 31, 1999, amounts due to parent of $8.8 million consist primarily of reimbursement due to Nextel Communications for vendor payments made on our behalf during the fourth quarter of 1999.

      At December 31, 1999, Motorola beneficially owned approximately 15.0% of Nextel Communications’ outstanding common stock. We maintain various business relationships with Motorola, including purchases of infrastructure equipment and subscriber units, equipment financing agreements, and shareholder relationships and agreements. (See notes 2 and 7).

      We purchased approximately $155.4 million during 1999 and $162.6 million during 1998, in digital infrastructure equipment, subscriber units and related services from Motorola. As of December 31, 1999 and 1998, our consolidated balance sheets include amounts payable to Motorola related to such purchases of $15.8 million and $14.8 million, respectively, in accounts payable and $242.9 million and $102.2 million in long-term debt (see note 7).

      At various points during 1999, we entered into subscriber unit purchase agreements with Motorola which established payment terms for purchases of subscriber units and related accessories by our consolidated subsidiaries. Amounts outstanding under these subscriber unit purchase agreements total $15.8 million and are included in accounts payable at December 31, 1999, as noted above.

      Nextel Philippines also entered into a subscriber unit purchase agreement with terms substantially identical to those described above. Amounts outstanding under this agreement total $6.2 million at December 31, 1999, and are guaranteed by us.

13.  Segment Information

      For the years ended December 31, 1999 and December 31, 1998, we have four reportable operating segments: 1) Brazil, 2) Argentina, 3) Mexico, and 4) Peru. The operations of our corporate entities, which hold equity investments in the Philippines and Japan, are included in the Corporate and Other segment below. For the year ended December 31, 1997, we have two reportable operating segments: 1) Brazil, in which we obtained a controlling interest as of January 1997 and 2) Mexico, in which we obtained a controlling interest effective September 1997. During 1997, Corporate and Other includes equity method investments in Argentina and the Philippines.

      Our segments reflect our geographic focus and are defined as operating segments immediately subsequent to our obtaining a controlling interest in the entity. We evaluate performance based on losses before interest, taxes, depreciation and amortization and other

NEXTEL INTERNATIONAL, INC. AND SUBSIDIARIES
(A Substantially Wholly Owned Subsidiary of Nextel Communications, Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

13.  Segment Information — (Continued)

non-recurring charges, referred to as EBITDA. The accounting policies of these segments are the same as those described in the summary of significant accounting policies. Intercompany eliminations have been included in Corporate and Other.

					Corporate
	Brazil	Argentina	Mexico	Peru	and Other	Consolidated

	(in thousands)

1999

Operating revenues	$34,917	$40,767	$24,937	$3,907	$—	$104,528

EBITDA	(68,554)	(36,979)	(28,813)	(12,579)	(15,925)	(162,850)

Depreciation and amortization	(34,950)	(33,903)	(25,381)	(6,633)	(7,224)	(108,091)

Interest expense	(13,165)	(11,863)	(431)	(549)	(153,596)	(179,604)

Interest income	3,495	172	215	167	4,393	8,442

Equity in losses of unconsolidated subsidiaries	—	—	—	—	(31,469)	(31,469)

Foreign currency transaction (loss) gain and other, net	(59,899)	(1,194)	(417)	(866)	(3,529)	(65,905)

Minority interest	13,712	—	—	5,602	—	19,314

Loss before income tax benefit	$(159,361)	$(83,767)	$(54,827)	$(14,858)	$(207,350)	$(520,163)

Property, plant and equipment, net	$216,385	$130,428	$131,320	$54,956	$6,366	$539,455

Identifiable assets	$419,460	$248,959	$410,510	$80,444	$522,419	$1,681,792

Capital expenditures	$55,489	$55,423	$36,914	$17,966	$7,651	$173,443

1998

Operating revenues	$17,480	$10,662	$12,412	$1,934	$—	$42,488

EBITDA	(60,945)	(35,353)	(10,253)	(3,007)	(11,137)	(120,695)

Depreciation and amortization	(24,828)	(13,678)	(15,902)	(1,043)	(588)	(56,039)

Interest expense	4,920	388	3,572	1,587	(117,291)	(106,824)

Interest income	2,350	165	440	164	13,536	16,655

Equity in losses of unconsolidated affiliates	—	—	—	—	(12,193)	(12,193)

Foreign currency transaction (loss) gain and other, net	(7,299)	(4,138)	10,760	(379)	3,528	2,472

Minority interest	15,819	—	—	1,687	(375)	17,131

Loss before income tax benefit	$(69,983)	$(52,616)	$(11,383)	$(991)	$(124,520)	$(259,493)

Property, plant and equipment, net	$281,448	$109,284	$98,637	$40,825	$377	$530,571

Identifiable assets	$603,816	$237,542	$377,952	$62,434	$319,392	$1,601,136

Capital expenditures	$188,383	$77,983	$72,336	$33,780	$3,542	$376,024

NEXTEL INTERNATIONAL, INC. AND SUBSIDIARIES
(A Substantially Wholly Owned Subsidiary of Nextel Communications, Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

13.  Segment Information — (Continued)

			Corporate
	Brazil	Mexico	and Other	Consolidated

	(in thousands)

1997

Operating revenues	$9,605	$3,348	$62	$13,015

EBITDA	(12,145)	35	(9,067)	(21,177)

Depreciation and amortization	(9,403)	(3,499)	(5,479)	(18,381)

Interest expense	1,577	(548)	(57,612)	(56,583)

Interest income	363	128	19,175	19,666

Equity in losses of unconsolidated affiliates	—	—	(11,401)	(11,401)
Foreign currency transaction (loss) gain and other, net	(137)	1,968	3,730	5,561

Minority interest	1,710	—	375	2,085

Loss before income tax benefit	$(18,035)	$(1,916)	$(60,279)	$(80,230)

Property, plant and equipment, net	$113,769	$21,040	$1,401	$136,210

Identifiable assets	$420,242	$288,695	$414,101	$1,123,038

Capital expenditures	$87,370	$13,938	$584	$101,892

14.  Quarterly Financial Data (Unaudited)

	First	Second	Third	Fourth

	(in thousands, except per share amounts)

1999

Operating revenues	$19,861	$21,899	$27,345	$35,423

Operating loss	(69,404)	(75,012)	(64,480)	(62,045)

Net loss	(165,282)	(102,726)	(129,719)	(122,419)

Net loss per common share, basic and diluted	(0.75)	(0.47)	(0.59)	(0.56)

1998

Operating revenues	$8,558	$9,189	$8,850	$15,891

Operating loss	(19,413)	(29,730)	(60,454)	(67,137)

Net loss	(28,569)	(45,810)	(69,864)	(92,892)

Net loss per common share, basic and diluted	(0.13)	(0.21)	(0.32)	(0.43)

      The sum of the per share amounts do not equal the annual amounts due to changes in the number of weighted average number of common shares outstanding during the year.

15.  Subsequent Events

      Purchase of Minority Owner’s Investment in Nextel Peru. In May 2000, we purchased another shareholder’s interest in Nextel Peru for about $2.8 million in cash and increased our ownership from about 63% to about 69%.

      Purchase of Motorola International’s Common Equity Shares in Companies in Brazil, Peru and Chile. In May 2000, we purchased all of the equity interests of Motorola International in Nextel Peru, which increased our ownership interest from about 69% to 100%. At the same time, we purchased all of Motorola International’s equity interests in Nextel S.A., which increased our ownership of Nextel Brazil from about 88% to about 92%. We also purchased all of Motorola International’s equity interests in three Chilean analog SMR companies, which were wholly

NEXTEL INTERNATIONAL, INC. AND SUBSIDIARIES
(A Substantially Wholly Owned Subsidiary of Nextel Communications, Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

15.  Subsequent Events — (Continued)

owned by Motorola International. We have entered into an agreement with Motorola International to manage these three companies during a transition period. The aggregate purchase price for these acquisitions was about $77.7 million in cash.

      Capital Stock Issuances. On April 4, 2000, we received an advance of $77.7 million from a wholly owned subsidiary of Nextel Communications in connection with the anticipated purchase of Motorola International’s common equity shares in Nextel Brazil, Nextel Peru and three Chilean companies as discussed above. On June 2, 2000, we issued 777 shares of our series A exchangeable redeemable preferred stock to a wholly owned subsidiary of Nextel Communications as repayment of this intercompany advance. Additionally, on April 7, 2000, we issued 1,500 shares of our series A exchangeable redeemable preferred stock to a wholly owned subsidiary of Nextel Communications in exchange for cash proceeds of $150.0 million. On June 12, 2000, all of the 5,266 shares of series A exchangeable redeemable preferred stock outstanding at that time were exchanged for 49,682,088 shares of our common stock. On June 29, 2000, we issued 2,150 shares of our series A exchangeable redeemable preferred stock to a wholly owned subsidiary of Nextel Communications in exchange for cash proceeds of $215.0 million.

      Stock Options and Splits. On June 12, 2000, we increased the number of authorized shares of common stock without par value from 73,000,000 to 200,000,000, enabling us to complete a 4-for-1 stock split. At the same time, our board of directors approved a new incentive equity plan that was adopted by the plan administration committee on May 25, 2000. The plan provides for awards of option rights, appreciation rights, restricted shares, deferred shares and performance shares to our nonaffiliate directors, officers, including officers who are members of our board of directors, and other key employees, consultants and advisors with respect to 30,000,000 shares of common stock. Options to purchase shares of common stock may be at prices equal to or greater than market value on the date of grant. If an option holder’s employment is involuntarily terminated within one year after the effective date of a change of control of Nextel International, Inc., then that holder’s unvested options and other equity awards will immediately vest or otherwise become payable, subject to some limitations.

      On October 23, 2000, we increased our authorized shares of common stock and reclassified our no par value common stock into class A and class B common stock, each with a par value of $0.001 per share, enabling us to complete a 3-for-2 common stock split. Information presented throughout these financial statements and related notes has been adjusted to reflect both the 4-for-1 common stock split and the 3-for-2 common stock split.

      On May 25, 2000, we granted options to purchase 10,452,750 shares of common stock to employees and advisors at an exercise price of $11.83 per common share. The options granted expire ten years subsequent to award. Each grant becomes exercisable with respect to 50% of the shares of common stock covered by the grant on the second anniversary of the date of grant and with respect to 25% of the shares of common stock covered by the grant on each of the third and fourth anniversaries of the date of grant for so long as the optionee remains in our continuous employ. However, in the event of an initial public offering or change of control, as defined in the plan, prior to the first anniversary of the date of grant, 25% of the shares of common stock covered by the grant become exercisable on each of the first four anniversaries of the date of grant for so long as the optionee remains in our continuous employ. In the event of

NEXTEL INTERNATIONAL, INC. AND SUBSIDIARIES
(A Substantially Wholly Owned Subsidiary of Nextel Communications, Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

15.  Subsequent Events — (Continued)

an initial public offering or change of control, as defined in the plan, on or after the first anniversary of the date of grant but prior to the second anniversary of the date of grant, 25% of the shares of common stock covered by the grant become exercisable on the first to occur of the initial public offering or change of control, as defined in the plan, and 25% of the shares of common stock covered by the grant become exercisable on each of the second, third, and fourth anniversaries of the date of grant for so long as the optionee remains in our continuous employ.

      McCaw Brazil Ownership. We entered into a purchase, release and settlement agreement dated as of July 21, 2000 with the Founders Group, who collectively were the minority stockholders in McCaw Brazil, which indirectly owns 100% of Nextel Brazil. Under that agreement, on August 4, 2000, we (1) made a cash payment to members of the Founders Group totaling $146.0 million, (2) received all of the equity interests held by the Founders Group in McCaw Brazil and (3) exchanged mutual releases with all of the members of the Founders Group. In addition, all pending court disputes between us and Telcom Ventures, a member of the Founders Group, have been permanently dismissed. For a description of these disputes, see notes 2 and 9. As a result, all rights of the Founders Group as minority stockholders in McCaw Brazil, including their rights to put their equity interests to us beginning in October 2001, have terminated. We will account for this additional investment in McCaw Brazil using the purchase method.

      Credit Facility Amendments. On June 20, 2000, in conformity with our 2000 operating plan, Nextel Argentina and the lenders under the Argentina Credit Facility amended the facility to modify several financial covenants. As a condition to the effectiveness of those amendments, we amended the capital subscription agreement under which we contributed equity of $84.1 million to Nextel Argentina during 1999 and are now required to contribute equity of $134.5 million during 2000, $110.0 million during 2001 and $117.0 million during 2002, all subject to adjustment in case of certain events.

      Also in the second quarter of 2000, we amended and restated the $125.0 million equipment financing agreement between McCaw Brazil (International), Ltd., referred to as McCaw Brazil, and Motorola Credit Corporation to effect certain administrative changes.

      Debt Issuance. On August 1, 2000, we completed the issuance and sale in a private placement of an aggregate of $650.0 million in principal amount of our 12.75% senior serial notes due 2010, generating about $623.8 million in net cash proceeds.

      Nextel Philippines. On July 28, 2000, we increased our direct and indirect ownership interests in Nextel Communications Philippines, Inc., referred to as Nextel Philippines, from about 38% to about 51% through the purchase of some of the minority owners’ equity interests in Nextel Philippines for about $9.8 million.

NEXTEL INTERNATIONAL, INC. AND SUBSIDIARIES

(A Substantially Wholly Owned Subsidiary of Nextel Communications, Inc.)

CONDENSED CONSOLIDATED BALANCE SHEETS

As of September 30, 2000 and December 31, 1999
(in thousands)
Unaudited

	Pro forma
	Stockholders’
	Deficit as of
	September 30,
	2000	2000	1999

ASSETS

Current assets

Cash and cash equivalents, of which $16,723 and $6,280 is restricted		$478,566	$100,028

Short-term investments		123,424	—

Accounts receivable, less allowance for doubtful accounts of $20,098 and $8,815		53,658	23,041

Subscriber unit and accessory inventory		27,242	16,185

Prepaid expenses and other		58,101	21,868

Total current assets		740,991	161,122

Property, plant and equipment, net of accumulated depreciation of $164,162 and $95,449		928,213	539,455

Investments in unconsolidated affiliates, less equity in net losses of $24,737 and $46,129		395,876	428,971

Intangible assets, net of accumulated amortization of $76,755 and $61,105		769,077	454,657

Other assets		140,417	97,587

		$2,974,574	$1,681,792

LIABILITIES AND STOCKHOLDERS’ DEFICIT

Current liabilities

Accounts payable		$84,909	$44,210

Accrued expenses and other		133,538	61,448

Accrued interest		32,207	15,423

Due to related parties		120,076	24,625

Current portion of long-term debt		78,663	33,739

Total current liabilities		449,393	179,445

Long-term debt		2,368,915	1,514,757

Deferred income taxes		188,183	141,943

Total liabilities		3,006,491	1,836,145

Commitments and contingencies (notes 2, 3 and 5)

Minority interest		—	25,237

Stockholders’ deficit

Series A exchangeable redeemable preferred stock, 2 and 3 shares issued and outstanding, accreted liquidation preference of $222,408 and $335,656	$—	215,000	298,886

Common stock, 271,037 and 220,340 shares issued, 270,949 and 220,340 shares outstanding	—	932,470	399,401

Common stock, class A, 0 shares issued and outstanding	—	—	—

Common stock, class B, 284,120 shares issued, 284,032 shares outstanding	284	—	—

Accumulated deficit	(1,238,738)	(1,238,738)	(859,970)

Paid-in capital	1,147,186	—	—

Treasury stock, at cost, 88 shares	(453)	(453)	—

Deferred compensation, net	(3,752)	(3,752)	—

Accumulated other comprehensive income (loss)	63,556	63,556	(17,907)

Total stockholders’ deficit	$(31,917)	(31,917)	(179,590)

		$2,974,574	$1,681,792

The accompanying notes are an integral part of these condensed consolidated financial statements.

NEXTEL INTERNATIONAL, INC. AND SUBSIDIARIES

(A Substantially Wholly Owned Subsidiary of Nextel Communications, Inc.)

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

For the Nine and Three Months Ended September 30, 2000 and 1999
(in thousands, except per share amounts)
Unaudited

	Nine Months Ended		Three Months Ended
	September 30,		September 30,

	2000	1999	2000	1999

Operating revenues	$197,158	$69,105	$86,358	$27,345

Operating expenses

Cost of revenues	52,069	29,503	22,417	11,431

Selling, general and administrative	245,415	167,803	96,765	51,581

Depreciation and amortization	102,420	80,695	37,237	28,813

	399,904	278,001	156,419	91,825

Operating loss	(202,746)	(208,896)	(70,061)	(64,480)

Other (expense) income

Interest expense	(176,677)	(127,676)	(70,017)	(45,456)

Interest income	14,760	5,283	9,213	2,456

Equity in losses of unconsolidated affiliates	(30,573)	(20,819)	(13,289)	(9,299)

Foreign currency transaction gains (losses), net	8,598	(60,545)	2,676	(14,681)

Minority interest in losses of subsidiaries	6,504	16,561	—	3,262

Other, net	364	(1,411)	2,270	(1,736)

	(177,024)	(188,607)	(69,147)	(65,454)

Loss before income tax benefit (provision)	(379,770)	(397,503)	(139,208)	(129,934)

Income tax benefit (provision)	1,002	(224)	1,370	215

Net loss	(378,768)	(397,727)	(137,838)	(129,719)

Accretion of series A redeemable preferred stock to liquidation preference value (note 4)	(61,334)	—	—	—

Loss attributable to common stockholders	$(440,102)	$(397,727)	$(137,838)	$(129,719)

Loss per share attributable to common stockholders, basic and diluted	$(1.83)	$(1.81)	$(0.51)	$(0.59)

Weighted average number of common shares outstanding	240,868	219,219	271,007	219,268

Comprehensive loss, net of income tax

Net loss	$(378,768)	$(397,727)	$(137,838)	$(129,719)

Unrealized gain on available-for-sale securities	56,090	66,581	92,065	24,494

Foreign currency translation adjustment	25,373	(120,856)	17,455	(10,777)

	$(297,305)	$(452,002)	$(28,318)	$(116,002)

The accompanying notes are an integral part of these condensed consolidated financial statements.

NEXTEL INTERNATIONAL, INC. AND SUBSIDIARIES

(A Substantially Wholly Owned Subsidiary of Nextel Communications, Inc.)

CONDENSED CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’ DEFICIT

For the Nine Months Ended September 30, 2000
(in thousands)
Unaudited

	Series A
	Preferred Stock		Common Stock			Treasury Stock
					Accumulated			Deferred
	Shares	Amount	Shares	Amount	Deficit	Shares	Amount	Compensation

Balance, January 1, 2000	3	$298,886	220,340	$399,401	$(859,970)	—	$—	$—

Net loss					(378,768)

Unrealized gain on available-for-sale securities, net of income tax

Foreign currency translation adjustment

Issuance of series A exchangeable redeemable preferred stock to parent	4	442,685

Purchase of treasury stock						88	(453)

Issuance of common stock:

Conversion of series A exchangeable redeemable preferred stock at accreted liquidation preference value	(5)	(526,571)	49,682	526,571

Exercise of options and warrants			1,015	1,725

Deferred compensation				4,773				(3,752)

Balance, September 30, 2000	2	$215,000	271,037	$932,470	$(1,238,738)	88	$(453)	$(3,752)

[Additional columns below]

[Continued from above table, first column(s) repeated]

	Accumulated Other
	Comprehensive
	Income (Loss)

	Unrealized	Cumulative
	Gain on	Translation
	Investments	Adjustment	Total

Balance, January 1, 2000	$119,682	$(137,589)	$(179,590)

Net loss			(378,768)

Unrealized gain on available-for-sale securities, net of income tax	56,090		56,090

Foreign currency translation adjustment		25,373	25,373

Issuance of series A exchangeable redeemable preferred stock to parent			442,685

Purchase of treasury stock			(453)

Issuance of common stock:

Conversion of series A exchangeable redeemable preferred stock at accreted liquidation preference value			—

Exercise of options and warrants			1,725

Deferred compensation			1,021

Balance, September 30, 2000	$175,772	$(112,216)	$(31,917)

The accompanying notes are an integral part of these condensed consolidated financial statements.

NEXTEL INTERNATIONAL, INC. AND SUBSIDIARIES

(A Substantially Wholly Owned Subsidiary of Nextel Communications, Inc.)

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

For the Nine Months Ended September 30, 2000 and 1999
(in thousands)
Unaudited

	2000	1999

Cash flows from operating activities

Net loss	$(378,768)	$(397,727)

Adjustments to reconcile net loss to net cash used in operating activities:

Amortization of deferred financing costs and accretion of senior notes	108,579	105,570

Depreciation and amortization	102,420	80,695

Equity in losses of unconsolidated affiliates	30,573	20,819

Provision for losses on accounts receivable	11,691	30,306

Net foreign currency transaction (gains) losses	(8,598)	60,545

Minority interest in losses of subsidiaries	(6,504)	(16,561)

(Gain) loss on sale of assets, net	(5,329)	8,011

Deferred income tax (benefit) provision	(1,002)	224

Other, net	2,775	(6,015)

Change in assets and liabilities, net of effects from acquisitions:

Accounts receivable	(37,648)	(13,785)

Subscriber unit and accessory inventory	(10,495)	15,617

Other assets	(49,303)	3,102

Accounts payable, accrued expenses and other	149,489	(29,115)

Net cash used in operating activities	(92,120)	(138,314)

Cash flows from investing activities

Capital expenditures	(277,280)	(110,242)

Payments for investments in and advances to affiliates, net of cash acquired	(269,398)	(32,665)

Purchase of short-term investments	(152,071)	—

Proceeds from maturities and sales of short-term investments	30,000	—

Net cash used in investing activities	(668,749)	(142,907)

Cash flows from financing activities

Issuance of debt securities	641,043	—

Proceeds from issuance of series A exchangeable redeemable preferred stock to parent	442,685	100,000

Borrowings under long-term credit facilities	75,200	143,107

Repayments under long-term credit facilities	(13,420)	(16,198)

Capital contributions from minority stockholders	6,223	12,779

Borrowings from parent, net	3,665	15,147

Deferred financing costs	(16,785)	—

Exercise of stock options and warrants	1,725	444

Purchase of treasury stock	(453)	—

Net cash provided by financing activities	1,139,883	255,279

Effect of exchange rate changes on cash and cash equivalents	(476)	(17,148)

Net increase (decrease) in cash and cash equivalents	378,538	(43,090)

Cash and cash equivalents, beginning of period	100,028	121,116

Cash and cash equivalents, end of period	$478,566	$78,026

The accompanying notes are an integral part of these condensed consolidated financial statements.

NEXTEL INTERNATIONAL, INC. AND SUBSIDIARIES

(A Substantially Wholly Owned Subsidiary of Nextel Communications, Inc.)

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Unaudited

Note 1.  Basis of Presentation.

      Nextel International is an indirect, substantially wholly owned subsidiary of Nextel Communications, Inc. Our unaudited condensed consolidated financial statements have been prepared under the rules and regulations of the Securities and Exchange Commission and reflect all adjustments that are necessary for a fair presentation of the results for interim periods. All adjustments made were normal recurring accruals.

      You should read the condensed consolidated financial statements in conjunction with the consolidated financial statements and notes appearing elsewhere in this prospectus. You should not expect results of operations of interim periods to be an indication of the results for a full year.

      Restricted Cash and Cash Equivalents. Our Brazilian and Argentine operating companies held cash and cash equivalents of $16.7 million as of September 30, 2000 and $6.3 million as of December 31, 1999 that were not available to fund any of the cash needs of Nextel International or any of our other subsidiaries because of restrictions contained in debt agreements.

      Short-Term Investments. Short-term investments consist of commercial paper with original maturities of greater than three months and less than one year.

      Supplemental Cash Flow Information.

	Nine Months
	Ended
	September 30,

	2000	1999

	(in thousands)

Capital expenditures

Cash paid for capital expenditures	$277,280	$110,242

Change in capital expenditures accrued and unpaid or financed	115,577	12,167

	$392,857	$122,409

Interest costs

Interest expense	$176,677	$127,676

Interest capitalized	11,249	6,015

	$187,926	$133,691

Cash paid for interest	$51,314	$6,324

      Revenue Recognition. We recognize revenue for airtime and other services over the service period, net of credits and adjustments for service discounts. We establish an allowance for doubtful accounts sufficient to cover probable losses.

      Digital Subscriber Unit and Accessory Sales and Related Costs. We deliver our wireless services through handset devices, which we refer to as digital subscriber units. The loss generated from the sale of subscriber units used in our digital mobile networks primarily results from our subsidy of digital subscriber units and accessories and represents marketing costs. Consolidated digital subscriber unit and accessory sales and the related cost of sales, including current period order fulfillment and installation related expenses, as well as write downs of digital

NEXTEL INTERNATIONAL, INC. AND SUBSIDIARIES
(A Substantially Wholly Owned Subsidiary of Nextel Communications, Inc.)

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

subscriber unit inventory and related accessories for shrinkage and obsolescence, are classified within selling, general and administrative expenses as follows:

	Nine Months		Three Months
	Ended		Ended
	September 30,		September 30,

	2000	1999	2000	1999

	(in thousands)

Subscriber unit and accessory sales	$29,384	$14,382	$12,554	$3,994

Cost of subscriber unit and accessory sales	79,591	35,793	34,115	11,939

	$(50,207)	$(21,411)	$(21,561)	$(7,945)

      New Accounting Pronouncements. In June 1998, the Financial Accounting Standards Board, or FASB, issued Statement of Financial Accounting Standards No. 133, “Accounting for Derivative Instruments and Hedging Activities,” which, as amended by FASB Statement No. 138, establishes accounting and reporting standards for derivative instruments, including some derivative instruments embedded in other contracts, and for hedging activities. FASB Statement No. 133 requires that all derivatives be recognized on our balance sheet as either assets or liabilities and measured at fair value. Additionally, it requires that changes in the derivative instrument’s fair value be recognized in our statement of operations unless specific hedge accounting criteria are met. Effective January 1, 2001, we will apply FASB Statement No. 133 to derivative instruments embedded in other contracts to all contracts issued, acquired or substantively modified after December 31, 1998.

      We are in the process of quantifying the effects of adopting FASB Statement No. 133 on our financial position and results of operations. Based on our analysis to date, we do not believe we have any significant instruments or contracts that qualify as a derivative under FASB Statement No. 133. As we currently do not engage in hedging activities, we do not believe that the adoption of FASB Statement No. 133 will have a material impact on our financial position or results of operations.

      In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin, or SAB, No. 101, “Revenue Recognition in Financial Statements,” which provides guidance on the recognition, presentation and disclosure of revenue in financial statements. The guidelines in SAB No. 101 must be adopted by the fourth quarter of 2000. Based on our current assessment and guidance provided to date by the Securities and Exchange Commission, we do not believe that SAB No. 101 will have a material impact on our financial position or results of operations. However, some items addressed in SAB No. 101, such as multiple-element revenue arrangements, are currently under discussion, and consensus on the accounting treatment or the effective date has not been reached. Accordingly, we will continue to follow the discussions and evaluate the potential impact of the accounting guidance on our financial position and results of operations.

      In March 2000, the Financial Accounting Standards Board issued Interpretation No. 44, “Accounting for Certain Transactions Involving Stock Compensation, an Interpretation of the Accounting Principles Board Opinion No. 25,” which clarifies the application of APB Opinion No. 25 for some issues including:

•	the definition of an employee for purposes of applying APB Opinion No. 25;

•	the criteria for determining whether a plan qualifies as a noncompensatory plan;

NEXTEL INTERNATIONAL, INC. AND SUBSIDIARIES
(A Substantially Wholly Owned Subsidiary of Nextel Communications, Inc.)

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

•	the accounting consequences of various modifications to the terms of a previously fixed stock option or award; and

•	the accounting for an exchange of stock compensation awards in a business combination.

Interpretation No. 44 became effective July 1, 2000, but some of the conclusions cover specific events that occurred before its effectiveness. The adoption of this guidance on July 1, 2000 did not have a material impact on our financial position or results of operations.

      In May 2000, the Emerging Issues Task Force reached a consensus on Issue No. 00-14, “Accounting for Certain Sales Incentives,” which addresses the recognition, measurement and statement of operations classification for sales incentives offered voluntarily by vendors, without cost to consumers, as a result of a single exchange transaction. We are required to and will adopt EITF Issue No. 00-14 in the second quarter of 2001. Based on our analysis to date, we do not believe that implementation of this consensus will have a material impact on our financial position or results of operations.

      In July 2000, the Emerging Issues Task Force reached a consensus on Issue No. 99-19, “Reporting Revenue Gross as a Principal versus Net as an Agent,” which addresses whether a company should recognize revenue based on the gross amount billed to the customer because it has earned revenue from the sale of the goods or services or whether the company should recognize revenue based on the net amount retained because, in substance, it has earned a commission. We are required to and will adopt EITF Issue No. 99-19 in the fourth quarter of 2000. Based on our analysis to date, we do not believe that implementation of this consensus will have a material impact on our financial position or results of operations.

      In September 2000, the Emerging Issues Task Force reached a consensus on Issue No. 00-10, “Accounting for Shipping and Handling Fees and Costs,” which addresses the statement of operations classification of shipping and handling fees billed to customers and shipping and handling costs incurred by companies that sell goods. We are required to and will adopt EITF Issue No. 00-10 in the fourth quarter of 2000. Based on our analysis to date, we do not believe that implementation of this consensus will have a material impact on our financial position or results of operations.

      Reclassifications. We have reclassified some prior period amounts to conform to our current year presentation.

Note 2.  Significant Business Combinations and Investments.

      Japan. In March 2000, Nichimen Corporation declined to make a required capital contribution and, as a result, transferred some of its shares of NEXNET Co., Ltd., our Japanese affiliate, to the contributing stockholders, including us. Additionally, on March 30, 2000, we purchased from another stockholder additional shares for about $0.4 million in cash. We were also granted an option, exercisable at any time before March 31, 2001, to purchase any or all of the remaining shares of NEXNET stock owned by the same stockholder. As a result of these share acquisitions, our equity ownership interest in NEXNET has increased from about 21% to about 32%. If we exercise the option, our equity ownership interest would increase to about 44%.

      Peru, Brazil and Chile. As a result of the acquisitions described below, we own 100% of our operating companies in Latin America. Each of these acquisitions was accounted for under the purchase method. As the purchase price has currently been allocated on a preliminary basis, further adjustments may be necessary.

NEXTEL INTERNATIONAL, INC. AND SUBSIDIARIES
(A Substantially Wholly Owned Subsidiary of Nextel Communications, Inc.)

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      In May 2000, we purchased another stockholder’s interest in our Peruvian operating company for about $2.8 million in cash and increased our ownership interest from about 63% to about 69%.

      In May 2000, we purchased all of the equity interests of Motorola International Development Corporation in our Peruvian operating company. This purchase increased our ownership from about 69% to 100%. At the same time, we purchased all of Motorola International’s equity interests in McCaw International (Brazil), Ltd., the parent company of our primary Brazilian operating company. This purchase increased our ownership of our Brazilian operations from about 88% to about 92%. In May 2000, we also purchased three Chilean specialized mobile radio companies from Motorola International. We paid Motorola International an aggregate purchase price of about $77.7 million in cash for the acquisitions in Peru, Brazil and Chile.

      In July 2000, we entered into a purchase, release and settlement agreement with the minority stockholders in McCaw International (Brazil). Under that agreement, on August 4, 2000, we made a cash payment to the minority stockholders totaling $146.0 million, received all of the equity interests held by the minority stockholders in McCaw International (Brazil) and exchanged mutual releases with the minority stockholders. In addition, all pending court disputes between us and one of the minority stockholders were permanently dismissed. For a description of these disputes, see notes 2 and 9 in our 1999 Annual Report on Form 10-K. As a result, we increased our ownership interest in both our primary Brazilian operating company and its parent to 100%. Additionally, all rights of the minority stockholders in McCaw International (Brazil), including their rights to put their equity interests to us beginning in October 2001, were terminated.

      In August 2000, we purchased from Cordillera Communications Corporation all of its equity ownership in several specialized mobile radio companies in Chile and Peru. At closing, we paid $26.0 million of the total purchase price of about $66.5 million. The remaining $40.5 million will be paid within the next two years, subject to reduction by up to $14.0 million if we are unable to obtain, on or before August 2002, the regulatory relief necessary to provide integrated digital mobile services in Chile.

      In August 2000, we entered into an agreement with Gallyas S.A. and its affiliates to acquire specialized mobile radio channels in Chile. The purchase price for the acquisition is payable partially in cash of up to $8.1 million, of which $0.3 million has been paid, and partially in shares of a new Chilean company which will hold our Chilean operations. Upon completion of the acquisition, we will own 87% of this new company. Completion of the acquisition is subject to, among other things, receipt of the regulatory relief necessary for us to provide integrated digital mobile services in Chile and regulatory approval of the transfer of the channels to us.

      Mexico. In July 2000, our Mexican operating company entered into two license purchase agreements with two separate entities for an aggregate amount of about $19.0 million. The closing of these acquisitions is subject to conditions including regulatory approvals that may delay or prevent these acquisitions from taking place. In September 2000, our Mexican operating company acquired additional licenses from another entity for about $8.1 million. For information regarding additional acquisitions, see note 7.

      Philippines. In July 2000, we increased our direct and indirect ownership interests in our Philippine operating company from about 38% to about 51% by purchasing some of the minority owners’ equity interests for about $9.8 million. As a result of this transaction, we began consolidating our Philippine operating company late in the third quarter of 2000. This acquisition was accounted for under the purchase method. As the purchase price has currently been allocated on a preliminary basis, further adjustments may be necessary.

NEXTEL INTERNATIONAL, INC. AND SUBSIDIARIES
(A Substantially Wholly Owned Subsidiary of Nextel Communications, Inc.)

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Shanghai, People’s Republic of China. As a result of recent changes to the regulatory environment in China, a joint venture in which we owned a 30% interest terminated an agreement with China United Telecommunications Corporation. The joint venture is Shanghai CCT-McCaw Telecommunications Systems Co., Ltd. Under this agreement, we had the right to share in the profits of a cellular network in Shanghai. In consideration for entering into this termination agreement, Shanghai CCT-McCaw received about $61.3 million in cash, and we and the other joint venture participants received warrants to purchase shares of China United Telecommunications stock. We also received a reimbursement of $7.5 million for advances we previously made to Shanghai CCT-McCaw. On September 29, 2000, the joint venture was formally dissolved, and we received about $9.6 million in cash, representing our pro rata equity percentage interest in the joint venture. As a result, we recorded a gain of about $5.9 million in the third quarter of 2000, which is included in other, net in our statement of operations.

Note 3.  Long-term Debt.

	September 30,	December 31,
	2000	1999

	(in thousands)

13.0% senior redeemable discount notes due 2007, net of unamortized discount of $181,375 and $252,323	$770,088	$699,140

12.125% senior serial redeemable discount notes due 2008, net of unamortized discount of $188,582 and $234,280	541,418	495,720

12.75% senior serial redeemable notes due 2010, net of unamortized discount of $8,880	641,120	—

International Motorola Equipment Financing Facility	197,439	139,146

International Motorola Incremental Equipment Financing Facility	56,650	—

Brazil Motorola Equipment Financing Facility	112,500	103,757

Argentina Credit Facilities	126,880	108,330

Other	1,483	2,403

	2,447,578	1,548,496

Less current portion	(78,663)	(33,739)

	$2,368,915	$1,514,757

      International Motorola Incremental Equipment Financing Facility. On December 16, 1999, we entered into an agreement with Motorola Credit Corporation under which Motorola Credit committed to provide up to $56.6 million in incremental term loans to us. On January 6, 2000, we borrowed the full $56.6 million available under this facility to acquire infrastructure equipment and related services from Motorola. Loans under this facility mature December 31, 2001 and bear interest, payable semiannually, at variable rates based upon either the U.S. prime rate or LIBOR, the London Interbank Offered Rate. Loans under this facility are secured by a pledge of all of our shares of stock of BCT.TELUS Communications, Inc. (See note 7). This facility and our other international Motorola equipment financing facility were amended in July 2000 to permit the offering of the 12.75% senior serial redeemable notes.

      Credit Facility Amendments. In December 1999, our Argentine operating company and the lenders under the $100.0 million secured credit facility amended the facility to modify several financial covenants applicable to the fourth quarter of 1999 and the first quarter of 2000. Loans under this facility bear interest at a rate equal to, at our option, (1) the ABR, or the Adjusted Base Rate, plus 4.0%, where ABR is the highest of the U.S. prime rate, the base CD rate plus 1.0% or the federal funds rate plus 5.0%, or (2) the Eurodollar rate plus 5.0%, where the

NEXTEL INTERNATIONAL, INC. AND SUBSIDIARIES
(A Substantially Wholly Owned Subsidiary of Nextel Communications, Inc.)

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Eurodollar rate is LIBOR multiplied by the statutory rate. As contemplated in December 1999, on June 20, 2000, in conformity with our business plan, our Argentine operating company and the lenders under the credit facility amended the facility to modify several financial covenants. As a condition to the effectiveness of those amendments, we amended the capital subscription agreement under which we contributed equity of $84.1 million to our Argentine operating company during 1999 and are now required to contribute equity of $134.5 million during 2000, $110.0 million during 2001 and $117.0 million during 2002, all subject to adjustment in case of certain events. As of September 30, 2000, we had contributed equity of $81.2 million of the $134.5 million required during 2000, and we contributed an additional $11.0 million through early November 2000. Our Argentine operating company is in compliance with all financial covenants contained in the facility, as amended. As of September 30, 2000, we had borrowed the entire $100.0 million available under this facility.

      In the second quarter of 2000, we amended and restated the equipment financing agreement between McCaw International (Brazil) and Motorola Credit to, among other things, permit McCaw International (Brazil) to obtain a final advance under this facility and apply the proceeds to finance the purchase by McCaw International (Brazil) of Motorola equipment and services in Brazil. As of September 30, 2000, we had borrowed the entire $112.5 million available under this facility, representing the borrowing of the full $125.0 million available, net of scheduled repayments in the amount of $12.5 million. Amounts repaid are not available for future borrowings under this facility.

      12.75% Senior Serial Redeemable Notes due 2010. In August 2000, we completed the sale of $650.0 million aggregate principal amount of our 12.75% senior serial redeemable notes due 2010, generating about $623.8 million in net cash proceeds. Cash interest will be payable semiannually beginning February 1, 2001 at a rate of 12.75% per year. We may choose to redeem some or all of these notes starting August 1, 2005 at an initial redemption price of 112.75% of the aggregate principal amount of these notes, plus accrued and unpaid interest. Before August 1, 2003, we may choose to redeem up to 35% of the aggregate principal amount of the notes using the proceeds of one or more sales of qualified equity securities at 112.75% of the principal amount, plus accrued interest. Upon a change of control, as defined in the indenture for these notes, we must make an offer to repurchase all the outstanding 12.75% senior serial notes at 101% of their principal amount, plus accrued and unpaid interest to the date of repurchase. The notes are senior unsecured indebtedness and rank equal in right of payment with all our other unsubordinated unsecured indebtedness. Because these notes were issued in a private placement, they may not be offered or sold in the United States absent an effective registration statement or an applicable exemption from the registration requirements of the Securities Act of 1933. In the event that these notes are not registered with the Securities and Exchange Commission prior to February 1, 2001, additional incremental interest on the principal amount of these notes will accrue until they are registered or other requirements are met.

Note 4.  Capital Stock.

      Preferred Stock Issuance and Conversion. On April 4, 2000, we received an advance of $77.7 million from a wholly owned subsidiary of Nextel Communications. This advance was received in connection with our anticipated purchase of Motorola International’s equity interests in our Peruvian and primary Brazilian operating companies and the Chilean specialized mobile radio companies, as discussed in note 2. On June 2, 2000, we issued 777 shares of our series A exchangeable redeemable preferred stock to a wholly owned subsidiary of Nextel Communications as repayment of this intercompany advance. Additionally, on April 7, 2000, we

NEXTEL INTERNATIONAL, INC. AND SUBSIDIARIES
(A Substantially Wholly Owned Subsidiary of Nextel Communications, Inc.)

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

issued 1,500 shares of our series A exchangeable redeemable preferred stock to a wholly owned subsidiary of Nextel Communications in exchange for cash proceeds of $150.0 million. Under a stock exchange agreement between us and the preferred stockholder, on June 12, 2000, all of the 5,266 shares of series A exchangeable redeemable preferred stock outstanding at that time were exchanged for 49,682,088 shares of our common stock based on the accreted value of the series A preferred stock at that date of $587.9 million. Before June 12, 2000, the series A preferred stock was not exchangeable for common stock. On June 29, 2000, we issued an additional 2,150 shares of our series A exchangeable redeemable preferred stock to a wholly owned subsidiary of Nextel Communications in exchange for cash proceeds of $215.0 million.

      Stock Splits and Reclassification. On June 12, 2000, we increased the number of authorized shares of our no par value common stock from 73,000,000 to 200,000,000, enabling us to complete a 4-for-1 common stock split.

      On October 23, 2000, we amended our articles of incorporation to authorize 2,160,037,500 shares of capital stock, reclassified our no par value common stock into class A and class B common stock, par value $0.001 per share, and converted our outstanding common stock to class B common stock, enabling us to complete a 3-for-2 common stock split. Our authorized capital stock now consists of:

•	1,500,000,000 shares of class A common stock, par value $0.001 per share;

•	650,000,000 shares of class B common stock, par value $0.001 per share;

•	12,500 shares of series A exchangeable redeemable preferred stock, par value $10.00 per share;

•	25,000 shares of series B redeemable preferred stock, par value $10.00 per share; and

•	10,000,000 shares of undesignated preferred stock, par value $0.001 per share.

Information presented throughout these financial statements and related notes has been adjusted to reflect both the 4-for-1 common stock split and the 3-for-2 common stock split.

      The unaudited pro forma stockholders’ equity is adjusted to reflect the exchange of all outstanding shares of series A exchangeable redeemable preferred stock into shares of class B common stock and to reflect the reclassification of all outstanding shares of common stock into an equal number of shares of class B common stock.

      Employee Stock Option Plan. On May 25, 2000, we granted options to purchase 10,452,750 shares of common stock to employees and advisors at an exercise price of $11.83 per common share. The options granted expire ten years subsequent to award. Each grant becomes exercisable with respect to 50% of the shares of common stock covered by the grant on the second anniversary of the date of grant and with respect to 25% of the shares of common stock covered by the grant on each of the third and fourth anniversaries of the date of grant for so long as the optionee remains in our continuous employ. However, in the event of an initial public offering or change of control, as defined in the plan, prior to the first anniversary of the date of grant, 25% of the shares of common stock covered by the grant become exercisable on each of the first four anniversaries of the date of grant for so long as the optionee remains in our continuous employ. In the event of an initial public offering or change of control, as defined in the plan, on or after the first anniversary of the date of grant but prior to the second anniversary of the date of grant, 25% of the shares of common stock covered by the grant become exercisable on the first to occur of the initial public offering or change of control, as defined in the plan, and 25% of the shares of common stock covered by the grant become exercisable on

NEXTEL INTERNATIONAL, INC. AND SUBSIDIARIES
(A Substantially Wholly Owned Subsidiary of Nextel Communications, Inc.)

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

each of the second, third and fourth anniversaries of the date of grant for so long as the optionee remains in our continuous employ.

      On June 12, 2000, our board of directors approved the new incentive equity plan that was adopted by the plan administration committee on May 25, 2000. The plan provides for awards of option rights, appreciation rights, restricted shares, deferred shares and performance shares to our nonaffiliate directors, our officers, including officers who are members of our board of directors, and other key employees, consultants and advisors with respect to 30,000,000 shares of common stock. Options to purchase shares of common stock may be at prices equal to or greater than market price on the date of grant. If an option holder’s employment is involuntarily terminated within one year after the effective date of a change of control of Nextel International, then that holder’s unvested options and other equity awards will immediately vest or otherwise become payable, subject to some limitations.

      Initial Public Offering. On August 17, 2000, we filed a registration statement with the Securities and Exchange Commission for a proposed initial public offering of our class A common stock.

Note 5.  Commitments and Contingencies.

      On August 14, 2000, we and some of our operating companies entered into equipment purchase agreements with Motorola, Inc. Under these agreements, Motorola will provide us with infrastructure equipment and services. We and Motorola have also agreed to warranty and maintenance programs and specified indemnity arrangements. In addition, under some circumstances, we have agreed to purchase at least 50% of our infrastructure equipment from Motorola. These agreements also contain other minimum purchase commitments that, if not met, subject us to penalties based on a percentage of the commitment shortfall.

Note 6.  Segment Reporting.

      We operate in four reportable segments: (1) Brazil, (2) Mexico, (3) Argentina and (4) Peru. The operations of all other businesses that fall below the reporting thresholds are included in the “Corporate and Other” segment below, which include the Chilean companies purchased in May and August 2000, our Philippine operating company, which we began consolidating late in the third quarter of 2000, and the corporate entity which holds equity investments in Japan. We evaluate performance of these segments and allocate resources to them based on losses before interest, taxes, depreciation and amortization and other

NEXTEL INTERNATIONAL, INC. AND SUBSIDIARIES
(A Substantially Wholly Owned Subsidiary of Nextel Communications, Inc.)

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

nonoperating charges, referred to as segment losses. Intercompany eliminations have been included in Corporate and Other.

					Corporate
	Brazil	Mexico	Argentina	Peru	and Other	Consolidated

	(in thousands)

For the Nine Months Ended September 30, 2000

Operating revenues	$60,650	$66,045	$52,001	$16,510	$1,952	$197,158

Segment losses	$(31,484)	$(25,831)	$(12,010)	$(9,877)	$(21,124)	$(100,326)

Depreciation and amortization	(35,163)	(23,051)	(32,142)	(7,573)	(4,491)	(102,420)

Interest (expense) income, net	(11,650)	133	(10,489)	(1,587)	(138,324)	(161,917)

Equity in losses of unconsolidated affiliates	—	—	—	—	(30,573)	(30,573)

Foreign currency transaction gains (losses), net	7,073	2,215	(1)	21	(710)	8,598

Minority interest in losses of subsidiaries	3,721	—	—	2,783	—	6,504

Other, net	(2,633)	(1,262)	(842)	206	4,895	364

Loss before income tax provision	$(70,136)	$(47,796)	$(55,484)	$(16,027)	$(190,327)	$(379,770)

Capital expenditures	$163,768	$110,458	$68,949	$41,616	$8,066	$392,857

For the Nine Months Ended September 30, 1999

Operating revenues	$24,067	$15,342	$27,669	$2,027	$—	$69,105

Segment losses	$(54,879)	$(21,831)	$(30,484)	$(9,359)	$(11,648)	$(128,201)

Depreciation and amortization	(29,412)	(18,891)	(23,259)	(4,276)	(4,857)	(80,695)

Interest (expense) income, net	(3,729)	(295)	(8,367)	(182)	(109,820)	(122,393)

Equity in losses of unconsolidated affiliates	—	—	—	—	(20,819)	(20,819)

Foreign currency transaction losses, net	(57,086)	(294)	(8)	(532)	(2,625)	(60,545)

Minority interest in losses of subsidiaries	12,277	—	—	4,284	—	16,561

Other, net	(1,261)	870	(331)	40	(729)	(1,411)

Loss before income tax provision	$(134,090)	$(40,441)	$(62,449)	$(10,025)	$(150,498)	$(397,503)

Capital expenditures	$33,996	$22,628	$46,711	$14,289	$4,785	$122,409

NEXTEL INTERNATIONAL, INC. AND SUBSIDIARIES
(A Substantially Wholly Owned Subsidiary of Nextel Communications, Inc.)

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

					Corporate
	Brazil	Mexico	Argentina	Peru	and Other	Consolidated

	(in thousands)

For the Three Months Ended September 30, 2000

Operating revenues	$25,535	$30,105	$20,654	$8,267	$1,797	$86,358

Segment losses	$(10,397)	$(8,898)	$(4,402)	$(2,142)	$(6,985)	$(32,824)

Depreciation and amortization	(12,325)	(8,221)	(10,455)	(3,157)	(3,079)	(37,237)

Interest (expense) income, net	(3,346)	6	(3,717)	(718)	(53,029)	(60,804)

Equity in losses of unconsolidated affiliates	—	—	—	—	(13,289)	(13,289)

Foreign currency transaction gains (losses), net	1,087	2,150	(1)	131	(691)	2,676

Other, net	(1,949)	(1,232)	(205)	9	5,647	2,270

Loss before income tax provision	$(26,930)	$(16,195)	$(18,780)	$(5,877)	$(71,426)	$(139,208)

Capital expenditures	$49,720	$34,163	$30,656	$18,495	$7,139	$140,173

For the Three Months Ended September 30, 1999

Operating revenues	$8,024	$6,480	$11,795	$1,046	$—	$27,345

Segment losses	$(15,440)	$(6,794)	$(6,692)	$(2,858)	$(3,883)	$(35,667)

Depreciation and amortization	(7,434)	(6,578)	(9,876)	(2,141)	(2,784)	(28,813)

Interest (expense) income, net	(1,776)	86	(3,369)	(72)	(37,869)	(43,000)

Equity in losses of unconsolidated affiliates	—	—	—	—	(9,299)	(9,299)

Foreign currency transaction losses, net	(14,238)	(25)	(5)	(117)	(296)	(14,681)

Minority interest in losses of subsidiaries	1,389	—	—	1,873	—	3,262

Other, net	(1,095)	75	(451)	(30)	(235)	(1,736)

Loss before income tax benefit	$(38,594)	$(13,236)	$(20,393)	$(3,345)	$(54,366)	$(129,934)

Capital expenditures	$8,383	$8,192	$8,188	$3,937	$1,490	$30,190

As of September 30, 2000

Property, plant and equipment, net	$362,334	$235,859	$170,393	$89,789	$69,838	$928,213

Identifiable assets	$792,759	$555,088	$308,116	$142,561	$1,176,050	$2,974,574

As of December 31, 1999

Property, plant and equipment, net	$216,385	$131,320	$130,428	$54,956	$6,366	$539,455

Identifiable assets	$419,460	$410,510	$248,959	$80,444	$522,419	$1,681,792

Note 7.  Subsequent Events.

      Mexican Acquisitions. In October 2000, our Mexican operating company entered into an agreement with an entity in Mexico to purchase additional spectrum for a purchase price of about $5.5 million. The closing of this acquisition is subject to conditions, including regulatory approvals, that may delay or prevent it from taking place. In November 2000, our Mexican operating company purchased licenses and telecommunications assets from Infra Mobil, S.A. de C.V. for a purchase price of $110.5 million. These acquisitions are intended to help consolidate

NEXTEL INTERNATIONAL, INC. AND SUBSIDIARIES
(A Substantially Wholly Owned Subsidiary of Nextel Communications, Inc.)

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

and significantly expand our spectrum position in Mexico in key cities in which we currently operate, as well as in new service areas.

      Acquisition of Clearnet Communications, Inc. by BCT.TELUS Communications, Inc. In October 2000, BCT.TELUS acquired Clearnet, a publicly traded Canadian company in which we owned about a 14% equity interest, for cash and stock. BCT.TELUS is a telecommunications company that, prior to its acquisition of Clearnet, provided wireline, wireless data and internet communications services primarily in Western Canada. Under agreements among us, BCT.TELUS and Clearnet, we exchanged all of our Clearnet stock for non-voting shares of BCT.TELUS. We have entered into a lock-up agreement with BCT.TELUS under which we have agreed not to dispose of any of our BCT.TELUS shares until October 2001, subject to certain exceptions. In exchange for our 8.4 million shares of Clearnet, we received 13.7 million shares of BCT.TELUS, representing about 4.8% of the ownership interest in BCT.TELUS. In accordance with EITF Issue No. 91-5, “Nonmonetary Exchange of Cost Method Investments,” we will record a pre-tax gain of about $239.5 million in the fourth quarter of 2000 related to this transaction. In accordance with FASB Statement No. 115, the shares of BCT.TELUS will be recorded at their then current market value in our financial statements. In addition, as a result of this transaction and the terms of a tax sharing agreement that we entered into in 1997 with Nextel Communications, we have a liability to Nextel Communications of about $85.3 million. This liability will be repaid by the issuance of 853 shares of our series A exchangeable redeemable preferred stock to Nextel Communications.

      Preferred Stock Issuance. In December 2000, we issued 2,500 additional shares of our series A exchangeable redeemable preferred stock to a wholly owned subsidiary of Nextel Communications in exchange for cash proceeds of $250.0 million.

NEXTEL INTERNATIONAL, INC.

(Parent Only)

SCHEDULE I — CONDENSED FINANCIAL INFORMATION OF REGISTRANT

CONDENSED BALANCE SHEETS

As of December 31, 1999 and 1998
(in thousands, except per share amounts)

	Pro forma
	Stockholders’
	Equity as of
	December 31,
	1999	1999	1998

ASSETS
Current assets

Cash and cash equivalents		$21,952	$52,698

Accounts receivable, net		15	56

Prepaid expenses and other		352	13

Total current assets		22,319	52,767

Property, plant, and equipment, net		3,782	161

Investments in and advances to subsidiaries		884,582	1,011,148

Intangible assets		1,306	1,469

Investment and other assets		317,932	96,900

		$1,229,921	$1,162,445

LIABILITIES AND STOCKHOLDERS’ (DEFICIT) EQUITY

Current liabilities

Accounts payable		$1,625	$2,042

Accrued expenses and other		590	882

Due to parent		8,847	—

Total current liabilities		11,062	2,924

Deferred income taxes		64,444	—

Long-term debt		1,334,005	1,063,623

Stockholders’ (deficit) equity

Series A exchangeable redeemable preferred stock, accreted liquidation preference of $335,656 and $109,940, 2,988.86 and 988.86 shares issued and outstanding	$—	298,886	98,886

Common stock, 220,339,854 and 219,142,074 shares issued and outstanding	—	399,401	396,574

Common stock, class A, 0 shares issued and outstanding	—	—	—

Common stock, class B, 240,084,317 shares issued and outstanding	240	—	—

Paid-in capital	698,047	—	—

Accumulated deficit	(859,970)	(859,970)	(339,824)

Accumulated other comprehensive loss:

Unrealized gain (loss) on investment, net of tax	119,682	119,682	(35,688)

Cumulative translation adjustment	(137,589)	(137,589)	(24,050)

Accumulated other comprehensive loss	(17,907)	(17,907)	(59,738)

Total stockholders’ (deficit)equity	$(179,590)	(179,590)	95,898

		$1,229,921	$1,162,445

The accompanying notes are an integral part of these financial statements.

NEXTEL INTERNATIONAL, INC.
(Parent Only)

SCHEDULE I — CONDENSED FINANCIAL INFORMATION OF REGISTRANT — (Continued)

CONDENSED STATEMENTS OF OPERATIONS

For the Years Ended December 31, 1999, 1998 and 1997
(dollars in thousands)

	1999	1998	1997

Operating revenues	$—	$—	$3

Operating expenses

Selling, general and administrative	14,377	7,029	5,175

Depreciation and amortization	6,173	555	172

	20,550	7,584	5,347

Operating loss	(20,550)	(7,584)	(5,344)

Other income (expense):

Interest expense	(153,595)	(117,291)	(56,241)

Interest income	3,408	12,065	17,303

Equity in net losses of unconsolidated affiliates	(346,368)	(129,627)	(27,720)

Other, net	(3,034)	5,302	(15)

	(499,589)	(229,551)	(66,673)

Loss before income tax provision	(520,139)	(237,135)	(72,017)

Income tax provision	(7)	—	(1,931)

Net loss	$(520,146)	$(237,135)	$(73,948)

The accompanying notes are an integral part of these financial statements.

NEXTEL INTERNATIONAL, INC.
(Parent Only)

SCHEDULE I — CONDENSED FINANCIAL INFORMATION OF REGISTRANT — (Continued)

CONDENSED STATEMENTS OF CASH FLOWS

For the Years Ended December 31, 1999, 1998 and 1997
(in thousands)

	1999	1998	1997

Cash flows from operating activities:

Net loss	$(520,146)	$(237,135)	$(73,948)

Adjustments to reconcile net loss to net cash (used in) provided by operating activities:

Depreciation and amortization	6,173	555	172

Interest accretion on long-term debt, net of capitalization	139,811	100,069	56,241

Equity in net losses of unconsolidated affiliates	346,368	131,111	27,720

Change in current assets and liabilities:

Accounts receivable	41	(12)	339

Prepaid expenses and other	(50)	(3)	38

Investment and other assets	(6,618)	(9,004)	(2,221)

Accounts payable	121	(235)	1,477

Other	2,048	(2,983)	200

Net cash (used in) provided by operating activities	(32,252)	(17,637)	10,018

Cash flows from investing activities:

Capital expenditures	(4,231)	(78)	(152)

Purchase of marketable securities	—	(93,997)	(227,957)

Proceeds from sale of marketable securities	—	221,225	100,729

Investments in and advances to subsidiaries	(321,053)	(567,482)	(246,230)

Other	—	—	(624)

Net cash used in investing activities	(325,284)	(440,332)	(374,234)

Cash flows from financing activities:

Borrowings from (repayments to) parent, net	8,847	—	(23,556)

Capital contributions from parent	200,000	—	6,366

Proceeds from the issuance of warrants	—	—	14,800

Proceeds from the issuance of long-term debt	124,521	409,455	467,578

Repayment of long-term debt	(8,575)	—

Proceeds from exercise of stock options	1,997	237	—

Net cash provided by financing activities	326,790	409,692	465,188

(Decrease) Increase in cash and cash equivalents	(30,746)	(48,277)	100,972

Cash and cash equivalents, beginning of year	52,698	100,975	3

Cash and cash equivalents, end of year	$21,952	$52,698	$100,975

The accompanying notes are an integral part of these financial statements.

NEXTEL INTERNATIONAL, INC.
(Parent Only)

SCHEDULE I — CONDENSED FINANCIAL INFORMATION OF REGISTRANT — (Continued)

NOTES TO CONDENSED FINANCIAL STATEMENTS

1.	For accounting policies and other information, see the Notes to the Consolidated Financial Statements of Nextel International, Inc. and Subsidiaries included elsewhere herein.

2.	The parent company accounts for its investments in subsidiaries by the equity method of accounting.

NEXTEL INTERNATIONAL, INC. AND SUBSIDIARIES

(A Substantially Wholly Owned Subsidiary of Nextel Communications Inc.)

SCHEDULE II — VALUATION AND QUALIFYING ACCOUNTS

(in thousands)

	Balance at	Allowance of	Charged to		Balance at
	beginning of	acquired	costs and		End
	period	companies(1)	expenses	Deductions	of Period

Year Ended December 31, 1999

Allowance for Doubtful Accounts	$6,391	$—	$33,219	$(30,795)	$8,815

Reserve for inventory obsolescence	$2,593	$—	$3,732	$(1,957)	$4,368

Year Ended December 31, 1998

Allowance for Doubtful Accounts	$1,003	$604	$7,127	$(2,343)	$6,391

Reserve for inventory obsolescence	$1,334	$16	$3,475	$(2,232)	$2,593

Year Ended December 31, 1997

Allowance for Doubtful Accounts	$—	$3,241	$1,131	$(3,369)	$1,003

Reserve for inventory obsolescence	$—	$449	$885	$—	$1,334

(1)	Represents allowance of majority-owned subsidiaries acquired during the years ended December 31, 1998 and 1997.

PART II

Information Not Required In Prospectus

Item 20. Indemnification of Directors and Officers

      Article Six of the registrant’s Certificate of Incorporation, as amended (the “Certificate of Incorporation”), provides that each director or officer of the registrant shall be indemnified by the registrant to the full extent permitted by the Delaware General Corporation Law, referred to as the DGCL, or any other applicable laws as now or hereafter in effect. Article Six of the Certificate of Incorporation further provides that the registrant may enter into agreements with any person that provide for indemnification greater or different than that provided for in Article Six. No amendment or repeal of Article Six shall have any effect on a person’s right to indemnity for claims arising from acts or omissions occurring in whole or in part before the effective date of such amendment or repeal.

      Article Seven of the Certificate of Incorporation provides that, to the fullest extent permitted by the DGCL as it now exists or may hereafter be amended, a director of the registrant shall not be liable to the registrant or its stockholders for monetary damages for breach of fiduciary duty as a director. No amendment or repeal of Article Seven shall have any effect on the liability or alleged liability of any director of the registrant for any acts or omissions of the director occurring prior to such amendment or repeal.

      Section 7.1 of the registrant’s bylaws (the “Bylaws”) provides that each director and officer shall be indemnified by the registrant to the full extent permitted by the DGCL. Section 7.1 of the Bylaws further provides that the registrant may, but shall not be obligated to, maintain insurance at the registrant’s expense with respect to such indemnification, for its own benefit and that of any such person, whether or not the registrant would otherwise have the power to indemnify such person.

      Section 7.2 of the Bylaws provides that expenses incurred by a person in defending a civil or criminal proceeding for which that person may be entitled to indemnification under the Bylaws or Certificate of Incorporation shall be paid by the registrant in advance of the final disposition of the proceeding if the person provides an undertaking to repay the amounts so advanced in the event it is ultimately determined that he or she is not entitled to indemnification by the registrant under relevant Delaware law (statutory or nonstatutory). The registrant shall not be required to so advance expenses to an officer or director in connection with any action brought by the registrant and approved by a majority of the board of directors of the registrant if such action alleges willful misappropriation of corporate assets by such person, disclosure of confidential information in violation of such person’s fiduciary or contractual obligations to the registrant, or any other willful and deliberate breach in bad faith of such person’s duty to the registrant and its stockholders.

      Section 102 of the Delaware General Corporation Law, referred to as the DGCL, allows a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of the DGCL or obtained an improper personal benefit.

      Section 145 of the DGCL provides, among other things, that a company may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the company) by reason of the fact that the person is or was a director, officer, agent or employee of the company or is or was serving at the company’s request as a director, officer, agent, or employee of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding. The power to indemnify applies (a) if such person is successful on the merits or otherwise in defense of any action, suit or proceeding, or (b) if such person acted in good faith and in a manner he or she reasonably believed to be in the best interest, or not opposed to the best interest, of the company, and with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The power to indemnify applies to actions brought by or in the right of the company as well, but only to the extent of defense expenses (including attorneys’ fees but excluding amounts paid in settlement) actually and reasonably incurred and not to any satisfaction of judgment or settlement of the claim itself, and with the further limitation that in such actions no indemnification shall be made in the event of any adjudication of negligence or misconduct in the performance of his or her duties to the company, unless the court believes that in the light of all the circumstances indemnification should apply.

      Section 174 of the DGCL provides, among other things, that a director, who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption, may be held liable for such actions. A director who was either absent when the unlawful actions were approved or dissented at the time may avoid liability by causing his or her dissent to such actions to be entered in the books containing the minutes of the meetings of the board of directors at the time such action occurred or immediately after such absent director receives notice of the unlawful acts.

Item 21. Exhibits and Financial Statement Schedules

      (a)  Exhibits

Exhibit
Number	Description of Exhibits

3.1	Certificate of Incorporation of Nextel International, Inc. (filed as Exhibit 3.1 to Amendment No. 4 to the Registration Statement on Form S-1 (file no. 333-44060), filed on November 29, 2000 and incorporated herein by reference).
3.2	Amended and Restated Bylaws of Nextel International, Inc. (filed as Exhibit 3.2 to Amendment No. 4 to the Registration Statement on Form S-1 (file no. 333-44060), filed on November 29, 2000 and incorporated herein by reference).
4.1	Indenture, dated as of March 6, 1997, by and between McCaw International, Ltd. and The Bank of New York (including form of note) (filed as Exhibit 4.1 to the Registration Statement on Form S-4 (file no. 333-26649), as amended, filed on May 7, 1997 and incorporated herein by reference).
4.2	Warrant Agreement, dated as of March 6, 1997, by and between Nextel International, Inc., and The Bank of New York (filed on July 18, 1997 as Exhibit 4.4 to the Registration Statement on Form S-4 (file no. 333-26649), as amended, originally filed on May 7, 1997 and incorporated herein by reference).
4.3	Warrant Registration Rights Agreement, dated as of March 3, 1997, by and between Nextel International, Inc. and The Bank of New York (filed as Exhibit 4.3 to the Registration Statement on Form S-1 (file no. 333-44060), as amended, filed on August 17, 2000 and incorporated herein by reference).
4.4	Indenture, dated as of March 12, 1998, by and between Nextel International, Inc. and The Bank of New York (including form of note) (filed as Exhibit 4.1 to the Quarterly Report on Form 10-Q filed on May 14, 1998 for the quarter ended March 31, 1998 and incorporated herein by reference).
4.5	Indenture, dated as of August 1, 2000, by and between Nextel International, Inc. and The Bank of New York (including form of note) (filed as Exhibit 4.1 to the Current Report on Form 8-K filed on August 2, 2000 and incorporated herein by reference).
4.6	Registration Rights Agreement, dated as of August 1, 2000, by and among Nextel International Inc. and the Placement Agents named therein (filed as Exhibit 4.2 to the Current Report on Form 8-K filed on August 2, 2000 and incorporated herein by reference).

Exhibit
Number	Description of Exhibits

*4.7	First Supplemental Indenture, dated as of December 13, 2000, between Nextel International, Inc. and The Bank of New York, relating to the 13.0% senior discount notes due 2007.
*4.8	First Supplemental Indenture, dated as of December 13, 2000, between Nextel International, Inc. and The Bank of New York, relating to the 12.125% senior discount notes due 2008.
*4.9	First Supplemental Indenture, dated as of December 13, 2000, between Nextel International, Inc. and The Bank of New York, relating to the 12.75% senior serial notes due 2010.
*5.1	Form of Jones, Day, Reavis & Pogue opinion regarding validity.
*8.1	Form of Jones, Day, Reavis & Pogue opinion regarding certain tax matters.
10.1	Tax Sharing Agreement, dated January 1, 1997, by and between Nextel Communications, Inc. and its subsidiaries named therein (filed on July 18, 1997 as Exhibit 10.18 to the Registration Statement on Form S-4 (file no. 333-26649), as amended, originally filed on May 7, 1997 and incorporated herein by reference).
10.2	Overhead Services Agreement, dated March 3, 1997, by and between Nextel Communications, Inc. and Nextel International, Inc. (filed on July 18, 1997 as Exhibit 10.19 to the Registration Statement on Form S-4 (file no. 333-26649), as amended, originally filed on May 7, 1997 and incorporated herein by reference).
10.3	Indemnification Agreement, dated March 6, 1997, by and between Nextel Communications, Inc. and Nextel International, Inc. (filed on July 18, 1997 as Exhibit 10.21 to the Registration Statement on Form S-4 (file no. 333-26649), as amended, originally filed on May 7, 1997 and incorporated herein by reference).
10.4	Second Amended and Restated Right of First Opportunity Agreement, dated August 1, 2000, by and between Nextel Communications, Inc. and Nextel International, Inc. (filed as Exhibit 10.4 to the Quarterly Report on Form 10-Q filed on August 14, 2000 for the quarter ended June 30, 2000 and incorporated herein by reference).
10.5	Master Equipment Financing Agreement, dated as of February 4, 1999, by and among Nextel International, Inc., the Lenders named therein and Motorola Credit Corporation, as Administrative Agent and Collateral Agent (filed as Exhibit 99.1 to the Current Report on Form 8-K filed on February 19, 1999 and incorporated herein by reference).
10.6	Second Amendment to Master Equipment Financing Agreement, dated as of March 22, 2000, by and between Nextel International, Inc., the Lenders named therein and Motorola Credit Corporation, as Administrative Agent and Collateral Agent (filed as Exhibit 10.46 to the Annual Report on Form 10-K filed on March 30, 2000 for the year ended December 31, 1999 and incorporated herein by reference).
10.7	Third Amendment to Master Equipment Financing Agreement, dated as of July 26, 2000, by and between Nextel International, Inc. and Motorola Credit Corporation, as Administrative Agent and Collateral Agent (filed as Exhibit 10.1 to the Quarterly Report on Form 10-Q filed on August 14, 2000 for the quarter ended June 30, 2000 and incorporated herein by reference).
10.8	Guaranty, effective as of July 23, 1999, by Nextel International, Inc. in favor of Motorola, Inc. (filed as Exhibit 10.38 to the Annual Report on Form 10-K filed on March 30, 2000 for the year ended December 31, 1999 and incorporated herein by reference).
10.9	Guaranty, effective as of July 23, 1999, by Nextel International, Inc. in favor of Motorola, Inc. (filed as Exhibit 10.41 to the Annual Report on Form 10-K filed on March 30, 2000 for the year ended December 31, 1999 and incorporated herein by reference).
10.10	Guaranty, effective as of July 23, 1999, by Nextel International, Inc. in favor of Motorola, Inc. (filed as Exhibit 10.42 to the Annual Report on Form 10-K filed on March 30, 2000 for the year ended December 31, 1999 and incorporated herein by reference).
10.11	Secured Loan Agreement, dated December 16, 1999, by and between Nextel International, Inc., the Lenders named therein and Motorola Credit Corporation, as Administrative Agent and as Collateral Agent (filed as Exhibit 10.2 to the Quarterly Report on Form 10-Q filed on August 14, 2000 for the quarter ended June 30, 2000 and incorporated herein by reference).

Exhibit
Number	Description of Exhibits

10.12	Amendment No. 1 to Secured Loan Agreement, dated July 26, 2000, by and between Nextel International, Inc. the Lenders named therein and Motorola Credit Corporation, as Collateral Agent (filed as Exhibit 10.3 to the Quarterly Report on Form 10-Q filed on August 14, 2000 for the quarter ended June 30, 2000 and incorporated herein by reference).
10.13	Amended and Restated Equipment Financing Agreement, dated as of April 28, 2000, by and between McCaw International (Brazil), Ltd. and Motorola Credit Corporation (filed as Exhibit 10.6 to the Quarterly Report in Form 10-Q filed on August 14, 2000 for the quarter ended June 30, 2000 and incorporated herein by reference).
10.14	Credit Agreement, dated as of February 27, 1998, by and among Nextel Argentina S.R.L., the Lenders named therein and The Chase Manhattan Bank as Administrative Agent (filed as Exhibit 10.1 to the Quarterly Report on Form 10-Q filed on May 14, 1998 for the quarter ended March 31, 1998 and incorporated herein by reference).
10.15	Amendment No. 1 and Waiver, dated May 8, 1998, by and among Nextel Argentina S.R.L., the Lenders named therein and The Chase Manhattan Bank as Administrative Agent (filed as Exhibit 10.19 to the Registration Statement on Form S-4 (file no. 333-55877), as amended, originally filed on June 3, 1998 and incorporated herein by reference).
10.16	Amendment No. 2, dated September 30, 1998, by and among Nextel Argentina S.R.L., the Lenders named therein and The Chase Manhattan Bank as Administrative Agent (filed as Exhibit 10.1 to the Quarterly Report on Form 10-Q filed on November 16, 1998 for the quarter ended September 30, 1998 and incorporated herein by reference).
10.17	Amendment No. 3, dated May 12, 1999, by and among Nextel Argentina S.R.L., the Lenders named therein and The Chase Manhattan Bank as Administrative Agent (filed as Exhibit 99.1 to the Current Report on Form 8-K filed on June 11, 1999 and incorporated herein by reference).
10.18	Amendment No. 4, dated as of December 8, 1999, by and among Nextel Argentina S.R.L., and the Lenders named therein and The Chase Manhattan Bank as Administrative Agent (filed as Exhibit 10.36 to the Annual Report on Form 10-K filed on March 30, 2000 for the year ended December 31, 1999 and incorporated herein by reference).
10.19	Amendment No. 5, dated June 20, 2000, by and among Nextel Argentina S.R.L., the Lenders named therein and The Chase Manhattan Bank as Administrative Agent (filed as Exhibit 10.7 to the Quarterly Report on Form 10-Q filed on August 14, 2000 for the quarter ended June 30, 2000 and incorporated herein by reference).
10.20	Stockholders Agreement, dated June 21, 1996, by and among Infocom Communications Network, Inc and the stockholders of Infocom Communications Network, Inc. (filed on July 18, 1997 as Exhibit 10.11 to the Registration Statement on Form S-4 (file no. 333-26649), as amended, originally filed on May 7, 1997 and incorporated herein by reference).
10.21	Restructuring Agreement, dated as of April 2, 1998, by and among Foodcamp Industries and Marketing, Inc., Chan Chon Siong, Nextel International, Inc., Top Mega Enterprises Ltd. and Infocom Communications Network, Inc. (filed as Exhibit 10.26 to the Registration Statement on Form S-4 (file no. 333-55877), as amended, originally filed on June 3, 1998 and incorporated herein by reference).
10.22	Restructuring Agreement, dated as of April 2, 1998, by and among Jetcom Inc., Nextel International, Inc., Top Mega Enterprises, Ltd. and Infocom Communications Network, Inc. (filed as Exhibit 10.28 to the Registration Statement on Form S-4 (file no. 333-55877), as amended, originally filed on June 3, 1998 and incorporated herein by reference).
10.23	Pledge Agreement, dated as of April 2, 1998, by and among Infocom Communications Network, Inc., Nextel International, Inc. and Jetcom, Inc. (filed as Exhibit 10.29 to the Registration Statement on Form S-4 (file no. 333-55877), as amended, originally filed on June 3, 1998 and incorporated herein by reference).
10.24	Agreement, dated as of August 21, 1998, by and between ACCRA Investments Corporation and Top Mega Enterprises Ltd. (filed as Exhibit 10.2 to the Quarterly Report on Form 10-Q filed on November 16, 1998 for the quarter ended September 30, 1998 and incorporated herein by reference).

Exhibit
Number	Description of Exhibits

10.25	Borrowing Affiliate Note, dated June 18, 1999, by and between Infocom Communications Network, Inc., as Borrowing Affiliate, and Nextel International, Inc., as Lender (filed as Exhibit 10.35 to the Annual Report on Form 10-K filed on March 30, 2000 for the year ended December 31, 1999 and incorporated herein by reference).
10.26	Employment Agreement, dated May 7, 1999, by and between Nextel International, Inc. and Jose Felipe (filed as Exhibit 10.26 to the Registration Statement on Form S-1 (file no. 333-44060), as amended, filed on August 17, 2000 and incorporated herein by reference).
10.27	Nextel International, Inc. 1997 Stock Option Plan (filed as Exhibit 10.9 to the Annual Report on Form 10-K filed on March 30, 2000 for the year ended December 31, 1999 and incorporated herein by reference).
10.28	Nextel International, Inc. Incentive Equity Plan, dated as of May 25, 2000 (filed as Exhibit 10.5 to the Quarterly Report on Form 10-Q filed on August 14, 2000 for the quarter ended June 30, 2000 and incorporated herein by reference).
†10.29	Subscriber Unit Purchase Agreement, dated as of July 23, 1999, by and between Motorola, Inc. and Comunicaciones Nextel de Mexico S.A. de C.V. (filed as Exhibit 10.37 to the Annual Report on Form 10-K filed on March 30, 2000 for the year ended December 31, 1999 and incorporated herein by reference).
†10.30	Subscriber Unit Purchase Agreement, dated July 23, 1999, by and between Motorola, Inc. and Nextel del Peru, S.A. (filed as Exhibit 10.44 to the Annual Report on Form 10-K filed on March 30, 2000 for the year ended December 31, 1999 and incorporated herein by reference).
†10.31	Subscriber Unit Purchase Agreement, dated as of August 4, 1999, by and between Motorola, Inc. and Infocom Communications Network, Inc. (filed as Exhibit 10.43 to the Annual Report on Form 10-K filed on March 30, 2000 for the year ended December 31, 1999 and incorporated herein by reference).
†10.32	Subscriber Unit Purchase Agreement, dated as of September 7, 1999, by and between Motorola Industrial LTDA and Nextel International, Inc. (filed as Exhibit 10.39 to the Annual Report on Form 10-K for the year ended December 31, 1999 and incorporated herein by reference).
†10.33	Subscriber Unit Purchase Agreement, dated as of September 7, 1999, by and between Motorola, Inc. and Nextel International, Inc. (filed as Exhibit 10.40 to the Annual Report on Form 10-K filed on March 30, 2000 for the year ended December 31, 1999 and incorporated herein by reference).
10.34	Amended and Restated Capital Subscription Agreement, dated as of May 12, 1999, by and among Nextel Argentina S.R.L., Nextel International (Argentina), Ltd. and Nextel International, Inc. (filed as Exhibit 10.34 to the Annual Report on Form 10-K filed on March 30, 2000 for the year ended December 31, 1999 and incorporated herein by reference).
10.35	Amendment No. 1 to the Amended and Restated Capital Subscription Agreement, dated as of June 20, 2000, by and among Nextel Argentina S.R.L., Nextel International (Argentina), Ltd. and Nextel International, Inc. (filed as Exhibit 10.8 to the Quarterly Report on Form 10-Q filed on August 14, 2000 for the quarter ended June 30, 2000 and incorporated herein by reference).
†10.36	Form of iDEN Infrastructure Equipment Supply Agreement dated August 14, 2000 by and between Nextel International, Inc., Motorola, Inc. and each of Nextel Telecommunicacoes Ltda., Nextel Argentina S.R.L., Nextel de Mexico, S.A. de C.V., Nextel del Peru, S.A. and Nextel Communications Philippines, Inc. (filed as Exhibit 10.2 to the Current Report on Form 8-K filed on August 17, 2000 and incorporated herein by reference).
†10.37	Form of iDEN Installation Services Agreement, dated August 14, 2000 by and between Nextel International, Inc., Motorola, Inc. and each of Nextel Telecomunicações Ltda., Nextel Argentina S.R.L., Nextel de Mexico, S.A. de C.V., Nextel del Peru, S.A. and Nextel Communications Philippines, Inc. (filed as Exhibit 10.1 to the Current Report on Form 8-K filed on August 17, 2000 and incorporated herein by reference).

Exhibit
Number	Description of Exhibits

10.38	Form of Amendment 001 to iDEN Infrastructure Supply Agreement, dated as of December 1, 2000, between Nextel International, Inc., Motorola, Inc. and each of Nextel Telecommunicacoes Ltda., Nextel Argentina S.R.L., Nextel de Mexico, S.A. de C.V., Nextel del Peru, S.A. and Nextel Communications Philippines, Inc. (filed as Exhibit 10.3 to the Current Report on Form 8-K filed on December 13, 2000 and incorporated herein by reference).
*12.1	Statement regarding computation of earnings to fixed charges.
21.1	Subsidiaries of Nextel International, Inc. (filed as Exhibit 21.1 to the Registration Statement on Form S-1 (file no. 333-44060), as amended, filed on August 17, 2000 and incorporated herein by reference).
23.1	Consent of Jones, Day, Reavis & Pogue (included in Exhibits 5.1 and 8.1).
*23.2	Consent of Deloitte & Touche LLP.
*24.1	Powers of Attorney.
*25.1	Statement of eligibility under the Trust Indenture Act of 1939 on Form T-1.
*99.1	Letter of Transmittal.
*99.2	Notice of Guaranteed Delivery.

*	Filed herewith.

†	Portions of this exhibit have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

     (b)  Financial Statement Schedules

      A Schedule of Condensed Financial Information of the Registrant and a schedule of Valuation and Qualifying Accounts have been included in the prospectus beginning on page F-51.

     (c)  Not applicable.

Item 22. Undertakings

      (a)  The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment of the prospectus) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Sections 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment will be deemed to be a new registration statement relating to the securities offered in the post-effective amendment, and the offering of those securities at that time will be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Reston, State of Virginia, on December 14, 2000.

NEXTEL INTERNATIONAL, INC.

By:	/s/ ROBERT J. GILKER

Robert J. Gilker
Vice President and General Counsel

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on December 14, 2000.

Name	Title

* Timothy M. Donahue	Chairman of the Board and Director
* Steven M. Shindler	Chief Executive Officer and Director (Principal Executive Officer)
* Byron R. Siliezar	Vice President and Chief Financial Officer (Principal Financial Officer)
* J. Vicente Rios	Vice President and Controller (Principal Accounting Officer)
* Keith D. Grinstein	Vice Chairman of the Board and Director
Daniel F. Akerson	Director
* Steven P. Dussek	Director
C. James Judson	Director
Dennis M. Weibling	Director

*By:	/s/ ROBERT J. GILKER

Robert J. Gilker
Attorney-in-fact

EXHIBIT INDEX

Exhibit
Number	Description of Exhibits

*4.7	First Supplemental Indenture, dated as of December 13, 2000, between Nextel International, Inc. and The Bank of New York, relating to the 13.0% senior discount notes due 2007.
*4.8	First Supplemental Indenture, dated as of December 13, 2000, between Nextel International, Inc. and The Bank of New York, relating to the 12.125% senior discount notes due 2008.
*4.9	First Supplemental Indenture, dated as of December 13, 2000, between Nextel International, Inc. and The Bank of New York, relating to the 12.75% senior serial notes due 2010.
*5.1	Form of Jones, Day, Reavis & Pogue opinion regarding validity.
*8.1	Form of Jones, Day, Reavis & Pogue opinion regarding certain tax matters.
*12.1	Statement regarding computation of earnings to fixed charges.
23.1	Consent of Jones, Day, Reavis & Pogue (included in Exhibits 5.1 and 8.1).
*23.2	Consent of Deloitte & Touche LLP.
*24.1	Powers of Attorney.
*25.1	Statement of eligibility under the Trust Indenture Act of 1939 on Form T-1.
*99.1	Letter of Transmittal.
*99.2	Notice of Guaranteed Delivery.

*   Filed herewith.